As filed with the U.S. Securities and Exchange Commission on December 4, 2024.
Registration No. 333-281771

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDIROM HEALTHCARE TECHNOLOGIES INC.
(Exact name of Registrant as specified in its Charter)

Japan	8000	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
MEDIROM Healthcare Technologies Inc.
2-3-1 Daiba, Minato-ku
Tokyo 135-0091, Japan
Tel: +81-(0)3-6721-7364
Fax: +81-(0)3-6721-7365
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
Tel: (800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Kenji Taneda Skadden, Arps, Slate, Meagher & Flom LLP Izumi Garden Tower, 37th Floor 1-6-1, Roppongi, Minato-ku Tokyo, Japan 106-6037 Telephone: +81-3-3568-2600	Mitchell S. Nussbaum Norwood P. Beveridge John Stapleton Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Telephone: (212) 407-4000 Facsimile: (212) 407-4990

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging Growth Company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED DECEMBER 4, 2024
1,661,130 American Depositary Shares Representing
1,661,130 Common Shares
MEDIROM Healthcare Technologies Inc.

This is a firm commitment public offering of common shares of MEDIROM Healthcare Technologies Inc. represented by American Depositary Shares, or ADSs. Each ADS represents one common share, no par value, or Common Shares.
The ADSs are listed on The Nasdaq Capital Market under the symbol “MRM.” On November 26, 2024, the last reported sale price of the ADSs was US$3.01 per ADS on Nasdaq.
We are organized under the laws of Japan and are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, under applicable U.S. federal securities laws, and are eligible for reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”
Kouji Eguchi, our Chief Executive Officer and director, owns one Class A common share, or “golden share,” with key veto rights, which may limit a shareholder’s ability to influence our business and affairs, including, among others, amendments to our articles of incorporation and the issuance of additional common shares. See “Risk Factors” and “Description of Share Capital and Articles of Incorporation — Special Voting and Consent Rights — Class A Voting Rights.”
Investing in the ADSs involves a high degree of risk. See “Risk Factors” beginning on page 17.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per ADS	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)
Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to 249,170 additional ADSs, solely to cover over-allotments, if any.
The underwriters expect to deliver ADSs representing the common shares to purchasers on or about      , 2024.
ThinkEquity
The date of this prospectus is      , 2024

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us. Neither we nor the underwriters have authorized anyone to provide you with information that is different, and neither we nor the underwriters take any responsibility for, and provide any assurance as to the reliability of, any information, other than the information in this prospectus and any free writing prospectus prepared by us. We are offering to sell the ADSs, and seeking offers to buy the ADSs, only in jurisdictions where such offers and sales are permitted. This prospectus is not an offer to sell, or a solicitation of an offer to buy, the ADSs in any jurisdictions where, or under any circumstances under which, the offer, sale, or solicitation is not permitted. The information in this prospectus and in any free writing prospectus prepared by us is accurate only as of the date on its respective cover, regardless of the time of delivery of this prospectus or any free writing prospectus or the time of any sale of the ADSs. Our business, results of operations, financial condition, or prospects may have changed since those dates.
Before you invest in the ADSs, you should read the registration statement (including the exhibits thereto) of which this prospectus forms a part.
For investors outside the United States:   Neither we, nor the underwriters, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action

i

for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to the offering and the distribution of this prospectus.
Notice to prospective investors in Japan:   The ADSs have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the ADSs nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations, and ministerial guidelines of Japan in effect at the relevant time.

ABOUT THIS PROSPECTUS
As used in this prospectus, unless the context otherwise requires or otherwise states, references to “Medirom,” our “Company,” “we,” “us,” “our,” and similar references refer to MEDIROM Healthcare Technologies Inc., a joint stock corporation with limited liability organized under the laws of Japan, and its subsidiaries.
Our functional currency and reporting currency is the Japanese yen (which we refer to as “JPY” or “¥”). The terms “dollar,” “USD,” “US$” or “$” refer to U.S. dollars, the legal currency of the United States. Convenience translations included in this prospectus of Japanese yen into U.S. dollars have been made at the exchange rate of ¥ 160.88 = US$1.00, which was the foreign exchange rate on June 28, 2024 as reported by the Board of Governors of the Federal Reserve System (which we refer to as the “U.S. Federal Reserve”) in its weekly release on July 1, 2024. Historical and current exchange rate information may be found at www.federalreserve.gov/releases/h10/.
Our financial statements are prepared in accordance with U.S. generally accepted accounting principles (which we refer to as “U.S. GAAP”). Our fiscal year ends on December 31 of each year as does our reporting year. Therefore, any references to 2023, 2022 or 2021 are references to the fiscal and reporting years ended December 31, 2023, December 31, 2022 and December 31, 2021, respectively, and any references to 2024 are references to the fiscal and reporting year ending December 31, 2024. Our most recent fiscal year ended on December 31, 2023. See Note 1 to our audited consolidated financial statements as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 and Note 1 to our condensed consolidated financial statements as of June 30, 2024 and for the six months ended June 30, 2024 and 2023 included elsewhere in this prospectus for a discussion of the basis of presentation and translation of financial statements.
We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.
Non-GAAP Financial Measures
In addition to U.S. GAAP measures, we also use Adjusted EBITDA and Adjusted EBITDA Margin, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-U.S. GAAP Measures”, in various places in this prospectus. These financial measures are presented as supplemental disclosure and should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with U.S. GAAP, and should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus. Adjusted EBITDA and Adjusted EBITDA Margin may differ from similarly titled measures presented by other companies.
Please see “Selected Consolidated Financial Information and Operating Data” for a reconciliation of non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with U.S. GAAP.
Market and Industry Data
This prospectus contains references to market data and industry forecasts and projections, which were obtained or derived from publicly available information, reports of governmental agencies, market research reports, and industry publications and surveys. These sources generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe such information to be accurate, we have not independently verified the data from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties and risks regarding the other forward-looking statements in this prospectus due to a variety of factors, including those described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the forecasts and estimates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Various statements contained in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our possible or assumed future results of operations, financial condition, business strategies and plans, market opportunity, competitive position, industry environment, and potential growth opportunities. In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “believe”, “expect”, “could”, “intend”, “plan”, “anticipate”, “estimate”, “continue”, “predict”, “project”, “potential”, “target,” “goal” or other words that convey the uncertainty of future events or outcomes. You can also identify forward-looking statements by discussions of strategy, plans or intentions. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, because forward-looking statements relate to matters that have not yet occurred, they are inherently subject to significant business, competitive, economic, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including, among others, those discussed in this prospectus under the headings “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Business” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements in this prospectus. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements in this prospectus include:
•
our ability to achieve our development goals for our business and execute and evolve our growth strategies, priorities and initiatives;

•
our ability to sell certain of our owned salons to investors, and receive management fees from such sold salons, on acceptable terms;

•
changes in Japanese and global economic conditions and financial markets, including their effects on our expansion in Japan and certain overseas markets;

•
our ability to continue to grow our Digital Preventative Healthcare Segment and achieve and sustain its profitability;

•
the fluctuation of foreign exchange rates, which affects our expenses and liabilities payable in foreign currencies;

•
our ability to hire and train a sufficient number of therapists and place them at salons in need of additional staffing;

•
changes in demographic, unemployment, economic, regulatory or weather conditions affecting the Tokyo region of Japan, where our relaxation salon base is geographically concentrated;

•
any of our past and future acquisitions, minority investments, venture financings, joint ventures and strategic alliances failing to deliver the anticipated benefits or otherwise having an adverse effect on our businesses and results of operations;

•
any failure of our planned acquisition of Japan Gene Medicine Corporation to be completed on a timely basis, on our anticipated terms, or at all, and any uncertainties or risks to consummating the acquisition and integrating the acquired business;

•
our ability to maintain and enhance the value of our brands and to enforce and maintain our trademarks and protect our other intellectual property;

•
the financial performance of our franchisees and our limited control with respect to their operations;

•
our ability to raise additional capital on acceptable terms or at all;

•
our level of indebtedness and potential restrictions on us under our debt instruments;

•
changes in consumer preferences and our competitive environment;

•
our ability to respond to natural disasters, such as earthquakes and tsunamis, and to global pandemics, such as COVID-19; and

•
the regulatory environment in which we operate.

Given the foregoing risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements in this prospectus. The forward-looking statements contained in this prospectus are not guarantees of future performance and our actual results of operations and financial condition may differ materially from such forward-looking statements. In addition, even if our results of operations and financial condition are consistent with the forward-looking statements in this prospectus, they may not be predictive of results or developments in future periods.
Any forward-looking statement that we make in this prospectus speaks only as of the date of this prospectus. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise, after the date of this prospectus.

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PROSPECTUS SUMMARY
This summary highlights selected information presented in greater detail elsewhere in this prospectus. This summary does not include all the information you should consider before investing in the ADSs. You should read this summary together with the more detailed information appearing elsewhere in this prospectus, including our audited financial statements and related notes and the sections entitled “Risk Factors” on page 17 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus. Some of the statements in this summary and elsewhere in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-looking Statements.”
Business Overview
MEDIROM Healthcare Technologies Inc., which we refer to in this prospectus as Medirom or the Company, is one of the leading holistic health services providers in Japan. Medirom is a franchiser and operator of healthcare salons across Japan, an operator of luxury hair salons in select central Tokyo locations, a preferred platform partner for healthcare service providers and government entities to affect positive health outcomes, and a provider of healthcare technology platforms.
We operate three synergistic lines of businesses:   (1) Relaxation Salon Segment; (2) Luxury Beauty Segment; and (3) Digital Preventative Healthcare Segment (HealthTech). By combining brand strength and core retail competencies, including a broad physical footprint in population dense areas across the country, with proprietary technologies and partnerships, our business provides unique, value-added healthcare services to our customers with scale, customization, and cross-network effects that we believe few other companies in the industry can emulate. As of June 30, 2024, all of our principal business activities were focused on Japan.
As of June 30, 2024, the Relaxation Salon Segment had 308 locations across Japan, located within the country’s major cities, primarily in the Tokyo metropolitan area. We utilize our proprietarily customized customer relationship management system to record customer data, facilitate reservations and point-of-sale and business intelligence functions at the 285 salons integrated into such system as of June 30, 2024. Our salons are generally located in metro stations/subways, shopping malls, plazas and high-traffic streets. The Relaxation Salon Segment is our core business and accounted for ¥6,060 million (US$37.7 million), or approximately 88.8% of our total revenue, for the year ended December 31, 2023, ¥5,973 million (US$37.1 million), or approximately 85.9% of our total revenue, for the year ended December 31, 2022 and ¥3,139 million (US$19.5 million), or approximately 90.3% of our total revenue, for the six months ended June 30, 2024.
The Luxury Beauty Segment consists of ZACC, our high-end hair salon, which accounted for ¥568 million (US$3.5 million), or approximately 8.3% of our total revenue, for the year ended December 31, 2023, ¥595 million (US$3.7 million), or approximately 8.5% of our total revenue, for the year ended December 31, 2022 and ¥293 million (US$1.8 million), or approximately 8.4% of our total revenue, for the six months ended June 30, 2024.
The Digital Preventative Healthcare Segment consists of a government-sponsored Specific Health Guidance program, utilizing our internally-developed on-demand health monitoring smartphone application, Lav®; our MOTHER Bracelet® for fitness and health applications; and preventative healthcare services utilizing our experienced nutritionists and health nurses. The Digital Preventative Healthcare Segment accounted for ¥200 million (US$1.2 million), or approximately 2.9% of our total revenue, for the year ended December 31, 2023, ¥386 million (US$2.4 million), or approximately 5.6% of our total revenue, for the year ended December 31, 2022 and ¥44 million (US$0.3 million), or approximately 1.3% of our total revenue, for the six months ended June 30, 2024.
Consumers increasingly recognize the value of services in the relaxation sector after the COVID-19 pandemic. The relaxation sector continues to offer a service that we believe many consumers view as nearly non-discretionary. Bodily health, joint alignment, and therapeutic bodyworks impact the health and wellness of our customers and require physical contact—continuing to buoy our core relaxation salon business. We believe general interest among consumers in managing and maintaining personal health is also growing, especially with respect to balancing sleep, diet and exercise. With this growing interest in critical factors for health, we believe our services are viewed as a more necessary item of consumer spending that we expect will increase demand for our services given the strength of our brand. We also anticipate that our planned acquisition of 70% of the equity of Japan Gene Medicine Corporation will provide opportunities for us to grow our presence in the healthcare technology space and expand the portfolio of services we offer to our relaxation salon clients. See “Business—Planned Acquisition of Japan Gene Medicine Corporation.”
Our Growth Strategy
Our goal is not only to capture a significant market share for relaxation salons but also expand our Digital Preventative Healthcare business lines. We intend to achieve this growth by employing a variety of strategic initiatives, including increasing the number of directly-operated and franchised salons through new store openings and acquisitions.
Growth in the Japanese Market.   According to the 2022 Yano Report (the most recent version available as of the date hereof) issued by Yano Research Institute, a leading market research firm (the “2022 Yano Report”), in terms of the number of salons, we are one of the top three companies, on a consolidated basis, in the Kanto region (Tokyo, Kanagawa, Saitama, Chiba, Gunma, Ibaraki and Tochigi), and in the top four nationwide. The total number of relaxation salons under major brands in Japan, according to the 2022 Yano Report, was 2,944, with the largest operator having 613 salons. Our mid-term business plan goal is to operate 500 salons on a system-wide basis (regardless of whether such salons are company-owned, franchise-owned, or investor-owned) by the end of 2028.
Workforce Optimization to Significantly Improve Margins and Increase Revenue.   We currently employ therapists at a large majority of our directly-operated salons under permanent, fixed-term, or part-time employment contracts. A substantial majority of these therapists are paid wages at or close to the statutory minimum wage. From 2012 to 2023, the minimum wage in Tokyo increased by 29.4% from JPY850 (US$5.28) to JPY1,113 (US$6.92). We are required to pay certain social security expenses associated with them and must pay for their down time when they are not serving our customers. Alternatively, we typically pay contractor therapists a commission of 42-44% of sales they earn, regardless of how many hours they are present at our salons. Under these circumstances, the relative cost to serve a customer using a fixed-salary therapist has increased dramatically in recent years compared to that of a commission-based contractor therapist. Accordingly, we believe we can improve our margins at many of our salons by utilizing a greater proportion of such commission-based therapists.
In connection with this objective, our new mid-term business plan emphasizes the strategic reorganization of our salon workforce mix. Specifically, we plan to increase the proportion of contractor therapists at all of our salons, where they will work alongside a certain number of fixed-salary therapists under the supervision of store managers. Our goal is to adjust the workforce mix at each of our directly-operated salons to maximize profitability by considering a number of factors such as the salon’s fixed cost ratio as a percentage of store sales, operation ratio and fluctuations in customer demand.
In addition to cost saving, we also believe employing a larger proportion of commission-based therapists will increase our sales per salon by increasing bed occupancy. Because we must pay wages to our fixed-salary therapists when they are at our salons but are not serving customers, it is costly for us to maintain idle fixed salary therapists, and we must carefully hire and manage the shifts to meet customer demand. Therefore, a salon consisting only of fixed-salary therapists may not be able to utilize all of the available beds during times of high demand due to a lack of available therapists. Alternatively, with contract therapists, we will be able to maintain more idle therapists at any given time, allowing us to better respond to fluctuations in customer demand and increase bed occupancy.
In order to achieve this initiative and monitor store-by-store workforce optimization, cost-efficiencies, potential to improve profitability, as well as any potential need to shut down certain locations, we established a new division on July 1, 2024 that engages exclusively in store-level analyses and advising our management on these matters. With the insights provided by the new division, we believe that our management will be able to improve its oversight of store-by-store operations.
Expansion of Salons Located at Spa Facilities.   Compared to standalone salons and salons located in commercial properties, salons located within spa facilities incur no security deposits and require substantially lower capital expenditures. In addition, salons located at spas are more resilient to large fluctuations in customer visits because a majority of the therapists at such locations are contract therapists. Although our salons located within spas tend to have less monthly revenue compared to a similar standalone salon or a salon located in a commercial property, by focusing on salons located at spas, we aim to accelerate our new salon development and generate more stable profits while minimizing capital expenditures.
Consolidation via Targeted Acquisitions.   As the domestic Japanese relaxation sector faces structural changes that accelerate consolidation, we believe that we are positioned strategically to harness value, realize synergies, and maximize our pipeline of acquisition targets at bargain prices. Our corporate acquisitions team aims to buy businesses at relatively low multiples, leveraging our brand, the strong reputation of our CEO, and the halo effect of joining Japan’s first relaxation company to be publicly listed in the United States. We believe we have the competitive advantage and significant negotiating power to structure accretive deals, integrate both the culture and operations of target companies, and grow long-term value. As part of our robust utilization of such capabilities to originate and execute acquisitions in the domestic relaxation sector, we are continuously searching for opportunities to acquire salon brands that have at least 10 stores, and we may potentially seek opportunities to acquire a major competitor under the right circumstances.
Growing Salon Sales via Operation Outsourcing Model.   In the fourth quarter of 2021, we started an additional business model where we sell our directly-owned salons to investors and enter into service agreements to manage the operations on behalf of the investors. Under this model, we are entitled to a contingent fee equal to 80% to 90% of the amount of profit that exceeds a 6% to 8% investment yield on the purchase price of each acquired salon. Through this model, we aim to maximize the return on capital investment, accelerate salon openings by reinvesting the proceeds from the sales of salons, improve operational efficiency by further focusing on salon operations, and generate additional income from the salons that were sold to investors and are under our management. Since the inception of this model, we have gradually decreased the yield to investors of the salons that we sell, and we have repurchased certain salons we had previously sold at higher investment yields in order to later resell them at lower yields. As of June 30, 2024, 60 investor-owned salons were under our management, as compared to 35 salons as of June 30, 2023.
Increasing Sales through Marketing and Advertising.   We conduct most of our marketing and advertising through our website and through HOT PEPPER Beauty, a dominant web aggregator of salon businesses in Japan. In addition, our salons are strategically located in high density and foot traffic areas near train stations and shopping centers that are advertising and marketing drivers. Furthermore, we are working to enhance our digital marketing initiatives, including through our smart phone apps, to retain our repeat customers and improve the frequency of customer visits. The Re.Ra.Ku® application, which is a specialized app for our relaxation salons, was released in October 2022. The application had 162,681 cumulative downloads as of the end of June 2024, and 11.7% of all reservations at our relaxation salons were made through the application in the month of June 2024.
In addition, we intend to grow through our various loyalty marketing programs. We award customers a certain percentage of points when they pay with Re.Ra.Ku PAY in accordance with the customer’s loyalty status, which is either “Bronze”, “Silver”, “Gold”, “Platinum”, or “Diamond”. We also aim to promote marketing campaigns in which we award customers a certain percentage of points when they purchase points through Re.Ra.Ku PAY. By incentivizing customers to charge more using their Re.Ra.Ku PAY balances, which expire after 150 days, we believe we can induce such customers to visit our salons more frequently. Furthermore, we aim to expand the scope of possible uses of Re.Ra.Ku PAY points, which are currently limited to payment only for relaxation services and merchandise.
Continue Aggressive Investment and Expansion in the Digital Preventative Healthcare Segment.   We plan to invest in and grow the Digital Preventative Healthcare Segment and increase the segment’s profit margin. In order to increase revenue from the Specific Health Guidance Program, in addition to our continuous sales efforts to increase the number of contracts with corporate insurance associations, we are renegotiating with existing corporate insurance association clients to transition from initial discounted service prices to standard ones. We also intend to accelerate the production of our MOTHER Bracelet®. We intend to grow our existing sales forces and utilize external sales representatives to obtain larger purchase orders from businesses such as hospitals, nursing homes and medical facilities serving the elderly population, transportation, construction, and national security sectors. In order to accelerate our aggressive sales activities, we developed and commercially launched the MOTHER Gateway and REMONY®. Rather than promoting the MOTHER Bracelet® as a standalone product, we intend to emphasize how all these products and services can work as an integrated platform, with the MOTHER Bracelet® collecting health data from a large number of users and sending the data to REMONY® via Gateway, allowing business clients to monitor user health data. We intend to continuously invest in and improve the functionality of the MOTHER Bracelet® by developing algorithms to more accurately measure health data, expand the scope of available health data, improve the data connectivity between a larger number of MOTHER Bracelet® products and Gateway tools at the same time, and improve the user experience of REMONY® software. As part of this strategy, in October 2024, we issued convertible bonds in the aggregate principal amount of JPY300,000 thousand to an investor, and we intend to use a portion of the proceeds from this issuance for investment in our Digital Preventative Healthcare Segment. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Bonds.” From July 1, 2024 through October 31, 2024, we received purchase orders for an aggregate of over 25,000 MOTHER Bracelet® units from our business customers.
The HealthTech Business as a Standalone Startup.   In order to accelerate the growth of our HealthTech business, we transferred our Digital Preventative Healthcare business to our subsidiary MEDIROM MOTHER Labs Inc. (“MML”) in July 2023. We believe this spinoff will allow our Digital Preventative Healthcare business to fulfill its financing needs for its investments in inventory, software development, and marketing activities. In August 2024, MML entered into a capital and business alliance with NFES Technologies Inc. (“NFES”), under which NFES purchased 556 newly issued series A preferred shares of MML (approximately 1.1% of MML’s equity ownership immediately after NFES’s investment in MML, subject to change after participation of any other investors in the Series A equity financing) for JPY100,080 thousand (US$622 thousand) at a pre-money equity valuation of JPY9 billion (US$55.9 million) as the lead investor in the series A equity financing round of MML. The capital and business alliance agreement with NFES includes certain other commercial terms. In addition, in October 2024, MML and Elematec Corporation, a Japanese joint-stock corporation (“Elematec”), entered into a capital and business alliance agreement under which Elematec participated in MML’s series A financing round by purchasing 556 newly issued series A preferred shares of MML for a total price of JPY100,080,000. As of the date of this prospectus, the series A equity financing round is ongoing, and as of October 31, 2024, MML had entered into agreements with six investors for aggregate financing of JPY260,280 thousand (US$1,618 thousand). In addition, as of the date of this prospectus, we are engaged in negotiations with several other prospective investors who may participate in the series A equity financing round under the same economic terms and conditions as NFES and Elematec, though we cannot assure their participation in the financing. If MML’s series A financing round is fully subscribed, we anticipate that we would own 90.8% of MML’s outstanding capital stock immediately following the conclusion of the financing round. We continuously seek attractive financing opportunities for our Digital Preventative Healthcare business, and may seek to raise additional capital to aggressively expand the business, though we intend to continue to be the controlling shareholder of MML. For additional details regarding our capital and business alliance agreements, see “Business—Capital and Businesses Alliances of MEDIROM MOTHER Labs Inc.”
Our Competitive Strengths
Brand Value.   We believe our trademarks and other intellectual property create a strong competitive advantage in our Relaxation Salon Segment, Luxury Beauty Segment and Digital Preventative Healthcare Segment. With widespread recognition in the Kanto region and across Japan, our Company benefits from a loyal customer base and brand recognition that enables the growth of our businesses.
Employee Satisfaction.   High turn-over rates and difficulty in hiring skilled labor are challenges facing the relaxation industry. We have invested culturally and economically to create a career progression for our therapists so they will stay and grow with our Company. We believe that our employee satisfaction levels contribute to employees’ high morale. This is evidenced by us being awarded the Grand Prix for the relaxation sector’s top therapist and best salon award in Japan in 2019, as well as the Semi-Grand Prix for the individual therapist and the Grand Prix for the best salon award in 2021, which, as of September 30, 2024, is the most recent year these awards were provided due to the impact of COVID-19. This is particularly important as high turnover reduces or disrupts available investment in capital because of the costs associated with hiring and training new employees. We continue to optimize our working environment for therapists in an effort to improve morale and productivity and cultivate a long-term orientation among our therapists toward their work and status within the Company.

Re.Ra.Ku® College.   We believe that we own one of the largest in scale and best in-class education and training facilities for relaxation therapists in the Japanese relaxation industry. Re.Ra.Ku® College enables us to provide continuous training to our franchise owners and salon staff, as well as continuous direct access to a pool of newly trained and job-ready staff. We focus on providing continuous training and learning opportunities to all of our therapists to ensure the quality of our services is consistent throughout our salons. We require a certain level of relaxation therapist training before therapists are allowed to work with clients at our salons, and we believe the level of required training for our therapists is one of the highest among leading relaxation service providers in Japan. We find that this rigorous skill training system better prepares our therapists and has proven effective for our salons. We provide 54 hours of training programs. Each training module can be taken on demand, rather than in a series, for the trainee’s convenience. Moreover, we provide follow-up training courses based on how we evaluate and grade the practitioner’s skills.
Innovative Services Provided by Our Relaxation Salons.   Our relaxation salons’ services are innovative and differ from traditional shiatsu-style bodywork. For example, we created our unique wing stretch method, which focuses especially on the shoulder blades. This is important because the shoulder blades are a critical part of the body, as they connect and balance the bones from the neck to the lower back and support the body to ensure the body moves smoothly. Unlike other salons who provide traditional shiatsu-style bodywork and typically use body weight pressure on the muscles, which can cause damage, our relaxation therapists use stretch techniques on the muscles, thereby preventing damage. We believe our non-pressure method mitigates the risk of severe malpractice and other similar claims. Finally, our relaxation therapists are trained to converse with our customers, to ask them questions in order to tailor the therapy to their unique needs, and to promote self-care by communicating about their current body ailments and providing advice for future visits.
Strong Positioning for the Continued Growth of the Specific Health Guidance Program.   We have been engaged in the government-initiated Specific Health Guidance Program for the use of our on-demand health monitoring application, Lav®. Because this is a Ministry of Health, Labour and Welfare subsidized program, participating companies need to maintain quality controls. Partners and service providers are vetted and must adhere to standards that are established by each of the health insurance providers. We believe this business is currently entering a growth phase and that our developed systems and adherence to strict regulation and oversight provides us a competitive advantage in the business. As of June 30, 2024, we have entered into contracts with 77 corporate insurance associations for the use of Lav® in the Specific Health Guidance Program. We have begun to renegotiate these contracts to increase the unit price for our services with existing corporate insurance association clients, who contracted with us at deeply discounted prices, by showing our achievement of the participants’ program completion ratio. In addition, we continue to market and sell our Lav® solution to new potential clients.
Uniqueness of Our Lav® Application for Consumers.   We believe that the Lav® application is unique by providing comprehensive support and physician-supervised guidance and methods for not only nutrition but also exercise and sleep. We believe that we have a competitive advantage in securing a sufficient number of coaches as needed because we are able to recruit our existing therapists to become coaches.
Uniqueness of Our MOTHER Bracelet®.   We believe our MOTHER Bracelet® is the only fitness tracker that requires no electric charging by utilizing the innovative technology of the Gemini TEG (Thermoelectric Generator) and Mercury Boost Converter. These technologies enable the user’s body heat to generate electricity. As of September 30, 2024, we are not aware of any other wearable devices in the market with equivalent capabilities.
In addition, we believe we have a competitive advantage selling our MOTHER Bracelet® to businesses because of our open Software Development Kit (SDK) policy. By making the SDK publicly available, we allow and encourage software and hardware developers to customize the management of healthcare data for their own purposes.
Summary Risk Factors
There are a number of risks that you should carefully consider before making an investment decision regarding this offering. These risks are discussed more fully in the section entitled “Risk Factors” beginning on page 17 of this prospectus. You should read and carefully consider these risks and all of the other information in this prospectus, including the financial statements and the related notes thereto included in this prospectus, before deciding whether to invest in the ADSs. If any of these risks actually occur, our business, financial condition, operating results and cash flows could be materially adversely affected. In such case, the trading price of the ADSs would likely decline, and you may lose all or part of your investment. These risk factors include, but are not limited to:
Risks Related to Our Company and Our Business
Risks and uncertainties related to our Company and our business include, but are not limited to, the following:
•
We may not achieve our development goals, which could adversely affect our operations and financial results;

•
We are implementing new growth strategies, priorities and initiatives and any inability to execute and evolve our strategy over time could adversely impact our financial condition and results of operations;

•
Sales of our salons to investors could depend heavily on a number of factors, and as a result, our annual revenue from salon sales may vary from year to year;

•
We are actively expanding mainly in Japan and plan to increase our presence in overseas markets, and we may be adversely affected if Japanese and global economic conditions and financial markets deteriorate;

•
Our Digital Preventative Healthcare Segment may not continue to grow as we intend or achieve or sustain profitability;

•
Our MOTHER Bracelet® and Gateway incorporate various components, and component inflation may increase our cost of producing these products;

•
Our system-wide relaxation salon base is geographically concentrated in the Tokyo metropolitan area of Japan, and we could be negatively affected by conditions specific to that region;

•
Our past and future acquisitions, minority investments, venture financings, joint ventures and strategic alliances could fail to deliver the anticipated benefits or otherwise have an adverse effect on our businesses and results of operations; and

•
Our planned acquisition of Japan Gene Medicine Corporation may not be completed on a timely basis, on our anticipated terms, or at all, and there are uncertainties and risks to consummating the acquisition and integrating the acquired business.

Risks Related to Our Relationships with Franchisees
Risks and uncertainties related to our relationships with franchisees include, but are not limited to, the following:
•
The financial performance of our franchisees can negatively impact our business; and

•
We have limited control with respect to the operations of our franchisees, which could have a negative impact on our business.

Risks Related to Our Industry
Risks and uncertainties related to our industry include, but are not limited to, the following:
•
We are vulnerable to changes in consumer preferences and economic conditions that could harm our business, financial condition, results of operations and cash flow;

•
We may not be able to compete successfully with other relaxation salon businesses, which could materially and adversely affect our results of operations;

•
We face significant competition and continuous technological change; and

•
Information technology system failures or breaches of our network security could interrupt our operations and adversely affect our business.

Risks Related to Ownership of the ADSs
Risks and uncertainties related to our ownership of the American Depositary Shares (the “ADSs”) include, but are not limited to, the following:
•
We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common shares and ADSs may be less attractive to investors;

•
As a “foreign private issuer” we are permitted, and intend to continue, to follow certain home country corporate governance and other practices instead of otherwise applicable SEC and NASDAQ requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers;

•
ADSs representing our common shares are listed on the Nasdaq Capital Market. As such, we must meet the Nasdaq Capital Market’s continued listing requirements and other Nasdaq rules, or we may risk delisting. Delisting could negatively affect the price of our ADSs, which could make it more difficult for us to sell securities in a financing and for you to sell your ADSs;

•
We may be, and have in the past been, delayed in complying with our periodic reporting obligation under the Exchange Act;

•
Our Chief Executive Officer owns a “golden share” with key veto rights, thereby limiting a shareholder’s ability to influence our business and affairs; and

•
The requirements of being a U.S. public company may strain our resources and divert management’s attention.

Risks Related to Japan
Risks and uncertainties related to Japan include, but are not limited to, the following:
•
We are incorporated in Japan, and it may be more difficult to enforce judgments against us that are obtained in courts outside of Japan; and

•
Substantially all of our revenues are generated in Japan, but an increase of our international presence could expose us to fluctuations in foreign currency exchange rates, or a change in monetary policy may harm our financial results.

General Risk Factors
Other general risk factors include, but are not limited to, the following:
•
Third party claims with respect to intellectual property assets, if decided against us, may result in competing uses or require adoption of new, non-infringing intellectual property, which may in turn adversely affect sales and revenues.

See “Risk Factors” and other information included in this prospectus for a discussion of these and other risks and uncertainties that we face.
Implications of Being an Emerging Growth Company and a Foreign Private Issuer
We are an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (which we refer to as the “JOBS Act”). As such, we are eligible to take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to reporting companies that make filings with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). For so long as we remain an emerging growth company, we will not be required to, among other things:
•
have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (which we refer to as the “Sarbanes-Oxley Act”);

•
disclose certain executive compensation related items; and

•
seek shareholder non-binding advisory votes on certain executive compensation matters and golden parachute arrangements, to the extent applicable to our Company as a foreign private issuer.

The JOBS Act also permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates.
We will remain an emerging growth company until the earliest of (i) December 31, 2025, (ii) the last day of the fiscal year during which we have total annual gross revenue of at least $1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), which means the market value of our common shares that are held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, and (iv) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
In addition, we report in accordance with SEC rules and regulations applicable to a “foreign private issuer.” As a foreign private issuer, we will take advantage of certain provisions under the rules that allow us to follow the laws of Japan for certain corporate governance matters. Even when we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•
the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

•
Regulation Fair Disclosure (which we refer to as “Regulation FD”), which regulates selective disclosures of material information by issuers.

As a foreign private issuer, we have four months after the end of each fiscal year to file our annual report on Form 20-F with the SEC. In addition, our executive officers, directors, and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act.
Foreign private issuers, like emerging growth companies, are exempt from certain more stringent executive compensation disclosure rules. As such, even when we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are not a foreign private issuer.
We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies:
(i)
the majority of our executive officers or directors are U.S. citizens or residents;

(ii)
more than 50% of our assets are located in the United States; or

(iii)
our business is administered principally in the United States.

In this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
Corporate Information
We are a joint-stock corporation incorporated in Japan under the Companies Act. Our Company was originally incorporated in Japan on July 13, 2000 under the name “Kabushiki Kaisha Young Leaves.” In January 2017, we changed our name to “MEDIROM Inc.” In April 2018, we established three wholly-owned subsidiaries, Bell Epoc Wellness Inc., JOYHANDS WELLNESS Inc., and Medirom Human Resources Inc. In October 2018, we acquired our fourth wholly-owned subsidiary, Decollte Wellness Corporation. In March 2020, our Company’s English name was changed to “MEDIROM Healthcare Technologies Inc.” In December 2020, we listed the ADSs representing our common shares on The Nasdaq Capital Market (which we refer to as “NASDAQ”). In May 2021, we acquired SAWAN, our fifth wholly-owned subsidiary. In July 2021, in order to speed up decision-making process, improve business efficiency and maximize business value, we reorganized and re-designated certain of our wholly-owned subsidiaries by business functions. In January 2022, we completed the acquisition of ZACC Kabushiki Kaisha, a high-end hair salon company. On July 3, 2023, we effected a second reorganization where we transferred our Digital Preventative Healthcare business to MEDIROM MOTHER Labs Inc., a newly established subsidiary that we wholly owned at the time of establishment, which operates our entire Digital Preventative Healthcare business as of the date of this prospectus. As part of the second reorganization, we also transferred our existing salon development department, which is responsible for sourcing and setting up store spaces, and general corporate departments, which include accounting, legal, general affairs, human resources, IT and other corporate functions, and had Bell & Joy Power Partners Inc., an existing wholly-owned subsidiary, assume such operations going forward. On the same day, Bell & Joy Power Partners Inc. was renamed MEDIROM Shared Services Inc.
In September 2024, our board of directors approved a preliminary plan for an additional reorganization, which aims to integrate our relaxation salon business subsidiaries into a single entity for increased efficiency. On November 26, 2024, our board of directors approved the detailed reorganization plan, which consists of (i) an absorption-type company split, pursuant to which Wing Inc. will acquire the spa business of Joyhands Wellness Inc. and assume such operations going forward; and (ii) an absorption-type merger, pursuant to which Wing Inc. will merge with Medirom Human Resources Inc., with Wing Inc. being the surviving entity and changing its name to “MEDIROM Wellness Co.” or a similar name to be determined at a later time, in each case expected to become effective on January 1, 2025. Through this reorganization, we aim to allocate our therapist resources among our salons more smoothly, reduce the headcount at our headquarters, and improve the efficiency of inter-company administrative matters.
As of September 30, 2024, we had the following subsidiaries: JOYHANDS WELLNESS Inc., Wing Inc., MEDIROM Shared Services Inc. (formerly known as Bell & Joy Power Partners, Inc.), SAWAN, ZACC, MEDIROM MOTHER Labs Inc., Medirom Human Resources Inc and MEDIROM Rehab Solutions Inc. On June 30, 2024, we signed an agreement to acquire 70% of the issued and outstanding equity of Japan Gene Medicine Corporation and make it a subsidiary of the Company. See “Business—Planned Acquisition of Japan Gene Medicine Corporation.”
Please refer to “Business—History and Development of the Company” for details.
Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Our principal executive offices are located in 2-3-1 Daiba, Minato-ku, Tokyo 135-0091, Japan, and our main telephone number is +81(0)3-6721-7364. Our website is https://medirom.co.jp/en/. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus. You should not consider any information on our website to be a part of this prospectus. We have included our website address in this prospectus solely for informational purposes.
Trademarks
The names and marks, Re.Ra.Ku® and Lav®, appearing in this prospectus are the property of Medirom. CLP CARE LIFE PLANNER® is licensed by the Company from our CEO. Our standard character trademark application for MOTHER Bracelet™ was approved by the Japan Patent Office in February 2022. The use of the symbol ® in this prospectus denotes registration of the Company’s names and marks in Japan only, and Lav® denotes a registration of a combined trademark, including both letters and design marks. None of the Company’s names and marks appearing in this prospectus are currently registered in the United States. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend any use or display by us of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

THE OFFERING
Issuer
MEDIROM Healthcare Technologies Inc.
ADSs Offered by Us
1,661,130 ADSs.
Common Shares Outstanding Immediately Prior to this Offering(1)
5,041,950 common shares.
Common Shares Expected to Be Outstanding Immediately After this Offering(1)
6,703,080 common shares (or 6,952,250 common shares if the underwriters exercise in full their option to purchase additional ADSs representing our common shares), assuming no exercise of the representative’s warrants.
Option to Purchase Additional ADSs
We have granted to the underwriters an option to purchase up to additional 249,170 ADSs from us at the offering price less the underwriting discounts and commissions, to cover over-allotments, if any, for a period of 45 days from the date of this prospectus.
The ADSs
Each ADS represents one common share.
The depositary will be the holder of the common shares underlying the ADSs through its custodian in Japan, and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary, and owners and holders of ADSs from time to time.
Subject to compliance with applicable law and the terms of the deposit agreement, you may surrender your ADSs to the depositary for cancellation to withdraw the common shares underlying your ADSs. The depositary will charge you a fee for such cancellation.
We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be bound by the deposit agreement, as amended, if you continue to hold your ADSs.
To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, a form of which is an exhibit to the registration statement of which this prospectus forms a part.
Depositary
The Bank of New York Mellon
Use of Proceeds
We estimate that the net proceeds to us from this offering will be approximately $3.8 million (or $4.5 million if the underwriters exercise in full their option to purchase additional ADSs), based on an assumed public offering price of $3.01 per ADS, which was the last reported sale price of the ADSs on The Nasdaq Capital Market on November 26, 2024, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include investments, acquisitions, or strategic collaborations to expand our customer base, as well as the development and marketing of new services. See “Use of Proceeds.”

Lock-ups
We, our directors, executive officers and stockholders beneficially owning greater than five percent (5%) of our outstanding common shares, other than Kufu Company Inc. and Triple One Investment Partnership, which have not formally agreed to a lock-up arrangement as of the date of this prospectus, will enter into agreements with the underwriters pursuant to which we and they will not offer to sell, sell, pledge, contract to sell, purchase any option to sell, grant any option for the purchase of, lend, or otherwise dispose of, any of our securities for a period of (i) six months after the date of this prospectus in the case of officers and directors and (ii) three months after the date of this prospectus in the case of the Company and greater than 5% stockholders, subject to certain exceptions. See “Underwriting—Lock-Up Agreements” for more information and see “Principal Shareholders” for more information regarding Kufu Company’s and Triple One’s respective beneficial ownership of our common shares.
Listing
The ADSs representing our common shares are listed on The Nasdaq Capital Market under the symbol “MRM.”
Risk Factors
Investing in the ADSs is highly speculative and involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 17, and all other information contained in this prospectus, before deciding to invest in the ADSs.
Pre-emptive Rights
Pursuant to the Capital Alliance Agreement the Company entered into with Kufu Company Inc., a Japanese company, in December 2022, Kufu Company is entitled to an allotment of the Company’s common shares in the event that the Company issues or allots new common shares or share options for common shares, including common shares represented by ADSs. Because Kufu Company retains this pre-emptive right, it has a right to participate in this offering and future offerings on the same terms as other participating investors.

(1)
The number of common shares to be outstanding immediately prior to and after this offering does not include the following:

•
Up to an aggregate of 293,000 common shares issuable upon the exercise of stock options outstanding with a weighted average exercise price of JPY1,738 (US$10.80) per share as of October 31, 2024.

•
Up to an aggregate of 662,251 common shares issuable upon the exercise of stock acquisition rights that are incorporated into outstanding convertible bonds (bonds with stock acquisition rights) which mature on December 31, 2025 held by Kufu Company. The exercise price for the stock acquisition rights is JPY755 (US$4.69) per common share. If any of the stock acquisition rights are exercised, the corresponding portion of the bonds will be deemed to have been acquired by the Company as a capital contribution and will be extinguished (effectively, a conversion of the bonds into shares at the JPY755 (US$4.69) per common share exercise price). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Bonds” for additional information regarding the convertible bonds held by Kufu Company.

•
Up to an aggregate of 313,479 common shares issuable upon the exercise of stock acquisition rights that are incorporated into outstanding convertible bonds (bonds with stock acquisition rights) which mature on October 29, 2027 held by Triple One Investment Partnership. The exercise price for the stock acquisition rights is JPY957 (US$5.95) per common share. If any of the stock acquisition rights are exercised, the corresponding portion of the bonds will be deemed to have been acquired by the Company as a capital contribution and will be extinguished (effectively, a conversion of the bonds into shares at the JPY957 (US$5.95) per common share exercise price). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Bonds” for additional information regarding the convertible bonds held by Triple One.
•
83,056 common shares represented by ADSs issuable upon the exercise of the representative’s warrants, at an exercise price of 125% of the offering price of the ADSs in this offering.

Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional ADSs from us.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA
The following tables set forth our summary consolidated financial information and operating data as of December 31, 2023 and 2022 and June 30, 2024 and for the years ended December 31, 2023, 2022, and 2021 and the six months ended June 30, 2024 and 2023. You should read the following summary consolidated financial information and operating data in conjunction with, and it is qualified in its entirety by reference to, our audited consolidated financial statements and the related notes thereto, our unaudited condensed consolidated financial statements and the related notes thereto, and the sections entitled “Capitalization”, “Selected Consolidated Financial Information and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, each of which are included elsewhere in this prospectus.
Our summary consolidated statement of income information and operating data for the years ended December 31, 2023, 2022, and 2021, and our related summary consolidated balance sheet information as of December 31, 2023 and 2022, have been derived from our audited consolidated financial statements as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022, and 2021 prepared in accordance with U.S. GAAP, which are included elsewhere in this prospectus.
Our summary consolidated statement of income information and operating data for the six months ended June 30, 2024 and 2023, and our related summary consolidated balance sheet information as of June 30, 2024, have been derived from our unaudited condensed consolidated financial statements as of June 30, 2024 and for the six months ended June 30, 2024 and 2023, prepared in accordance with U.S. GAAP, which are included elsewhere in this prospectus.
Our historical results for the periods presented below are not necessarily indicative of the results to be expected for any future periods, and the results of the six months ended June 30, 2024 are not necessarily indicative of results to be expected for the full year or any other period.
(in thousands, except change % data and Adjusted EBITDA margin )	Six months ended June 30,			Year ended December 31,
Consolidated Statement of Operations:	2024($)	2024(¥)	2023(¥)	2023($)	2023(¥)	2022(¥)	2021(¥)
Revenues:
Relaxation Salon	$19,511	¥3,138,956	¥2,811,984	37,666	¥6,059,851	5,972,913	¥5,196,540
Luxury Beauty	1,819	292,631	276,076	3,529	567,695	594,761	169,320
Digital Preventative Healthcare	272	43,694	62,730	1,246	200,397	386,383	43,965
Total revenue	21,602	3,475,281	3,150,790	42,441	6,827,943	6,954,057	5,409,825
Cost of revenues and operating expenses:
Cost of revenues	18,018	2,898,717	2,540,614	32,689	5,259,075	5,051,600	3,994,414
Selling, general and administrative expenses	7,542	1,213,238	989,222	12,186	1,960,447	1,805,490	1,822,787
Impairment loss on long-lived assets	―	—	—	—	—	—	63,211
Total cost of revenues and operating expenses	25,560	4,111,955	3,529,836	44,875	7,219,522	6,857,090	5,880,412
Operating income (loss)	(3,958)	(636,674)	(379,046)	(2,434)	(391,579)	96,967	(470,587)
Other income (expenses):
Dividend income	—	2	2	—	2	2	2
Interest income	—	2	1	7	1,111	6,072	839
Interest expense	(128)	(20,631)	(16,859)	(229)	(36,868)	(9,800)	(11,950)
Gain from sales of salons	198	31,793	68,783	2,571	413,678	—	—
Other, net	253	40,738	(24,212)	213	34,278	86,533	67,215
Total other income	323	51,904	27,715	2,562	412,201	82,807	56,106
Income tax (benefit) expense	22	3,605	3,735	(587)	(94,427)	30,809	576,250
Net income (loss)	(3,657)	(588,375)	(355,066)	715	115,049	148,965	(990,731)
Less: Net loss (income) attributable to noncontrolling interests	(38)	(6,194)	—	—	—	—	—
Net income (loss) attributable to shareholders of the Company	(3,619)	(582,181)	(355,066)	—	—	—	—
Adjusted EBITDA(1)	$(2,512)	¥(404,112)	¥(207,239)	$1,903	¥306,324	380,464	¥(77,974)
Adjusted EBITDA margin(2)	(11.6)%	(11.6)%	(6.6)%	4.5%	4.5%	5.5%	(1.4)%

(1)
For a reconciliation of Adjusted EBITDA to net income (loss), the most comparable U.S. GAAP measure, see the following table.

(2)
Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for a period by total revenue for the same period.

Reconciliation of non-GAAP measures:	Six months ended June 30,		Year ended December 31,
(in thousands, except Adjusted EBITDA margin)	2024(¥)	2023(¥)	2023(¥)	2022(¥)	2021(¥)
Net income (loss)	(588,375)	(355,066)	115,049	148,965	(990,731)
Dividend income and interest income	(4)	(3)	(1,113)	(6,074)	(841)
Interest expense	20,631	16,859	36,868	9,800	11,950
Other, net	(40,738)	24,212	—	—	(67,215)
Income tax expense (benefit)	3,605	3,735	(94,427)	30,809	576,250
Depreciation and amortization	196,102	100,849	252,595	184,056	126,243
Losses on sales of directly-owned salons to franchisees	—	—	—	—	2,692
Losses on disposal of property and equipment, net and other intangible assets, net	4,667	2,175	(2,648)	12,908	3,614
Impairment loss on long-lived assets	―	―	—	—	63,211
Stock-based compensation expense	―	―	—	—	196,853
Adjusted EBITDA	$(404,112)	¥(207,239)	$306,324	¥380,464	¥(77,974)
Adjusted EBITDA margin	(11.6)%	(6.6)%	4.5%	5.5%	(1.4)%

*
The Company did not recognize stock-based compensation expense in the years ended December 31, 2023 and 2022, and in the six months ended June 30, 2024.

	Six months ended June 30,		Year ended December 31,
	2024	2023	2023	2022
Other Operating Data:
Number of Salons(3)	308	314	314	312
Number of Salons with Data(4)	285	287	290	231
Total Customers Served(5)	461,552	478,732	979,252	826,231
Sales per Customer(6)	¥7,099	¥6,676	¥6,852	¥6,627
Repeat Ratio(7)	76.40%	77.03%	76.80%	81.50%
Operation Ratio(8)	45.19%	47.13%	46.80%	49.20%

(3)
Defined as the number of relaxation salons, including both directly-operated relaxation salons and franchisees’ relaxation salons.

(4)
Defined as the number of relaxation salons for which comparable financial and customer data is available because they are integrated with our cloud-based customer relationship management, point of sale and reservation system, “PeakManager.” We refer to such salons as “Salons with Data.” When we expand our services to salons with existing operations, including through acquisitions, we seek to transition such salons to PeakManager when practicable. Accordingly, the proportion of Salons with Data has increased over time compared to the overall Number of Salons.

(5)
Defined as the number of customers served at Salons with Data, based on the total number of visits regardless of the customer’s identity.

(6)
Defined as total salon sales divided by Total Customers Served at Salons with Data.

(7)
Defined as the ratio of customers served who visited multiple times during the applicable month or other stated period to Total Customers Served in the applicable month or other stated period for Salons with Data.

(8)
Defined as the ratio of therapists’ in-service time to total therapists’ working hours (including stand-by time) for the applicable month or other stated period for Salons with Data.

	June 30, 2024(¥)	December 31,
(in thousands)		2023(¥)	2022(¥)
Consolidated Balance Sheet Information:
Total assets	¥5,827,041	¥6,849,189	¥6,747,346
Total liabilities	6,191,354	6,633,228	6,806,724
Shareholders’ equity (deficit)
Common stock, no par value; 19,899,999 shares authorized; 5,030,850 shares issued and 4,938,350 shares outstanding at June 30, 2024; 4,975,000 shares issued and 4,882,500 shares outstanding at December 31, 2023 and 2022	19,900	19,900	1,223,134
Class A common stock, no par value	100	100	100
Treasury stock, at cost−92,500 common shares at June 30, 2024, December 31, 2023 and 2022	(3,000)	(3,000)	(3,000)
Additional paid-in capital	121,703	113,602	1,265,456
Retained earnings (accumulated deficit)	(501,904)	80,277	(2,545,068)
Total equity (deficit) attributable to shareholders of the Company	(363,201)	210,879	(59,378)
Noncontrolling interests	(1,112)	5,082	—
Total equity (deficit)	(364,313)	215,961	(59,378)
Total Liabilities and shareholders’ equity (deficit)	¥5,827,041	¥6,849,189	¥6,747,346

RISK FACTORS
An investment in the ADSs is highly speculative and involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should carefully consider the factors described below, together with all of the other information contained in this prospectus, including the audited financial statements and the related notes included in this prospectus. These risk factors are not presented in the order of importance or probability of occurrence. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to Our Company and Our Business
We may not achieve our development goals, which could adversely affect our operations and financial results.
Our number of relaxation salons was 308 as of June 30, 2024, which decreased from 314 as of June 30, 2023. Going forward, we intend to increase our number of salons either through developing additional directly-operated salons or through new salon development by acquisition, both in existing markets and in new markets, particularly in Japan. Such development involves substantial risks, including the risk of:
•
the inability to identify suitable franchisees;

•
limited availability of financing for our Company and for franchisees at acceptable rates and terms;

•
development costs exceeding budgeted or contracted amounts;

•
delays in completion of construction;

•
the inability to identify, or the unavailability of, suitable sites at acceptable cost and other leasing or purchase terms;

•
developed properties not achieving desired revenue or cash flow levels once opened;

•
the negative impact of a new salon upon sales at nearby existing salons and vice versa;

•
the challenge of developing in areas where competitors are more established or have greater penetration or access to suitable development sites;

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incurring substantial unrecoverable costs in the event a development project is abandoned prior to completion;

•
impairment charges resulting from underperforming salons or decisions to curtail or cease investment in certain locations or markets;

•
in new geographic markets where we have limited or no existing locations, the inability to successfully expand or acquire critical market presence for our brands, acquire name recognition, successfully market our products or attract new customers;

•
operating cost levels that reduce the demand for, or raise the cost of, developing new salons;

•
the challenge of identifying, recruiting and training qualified salon management;

•
the inability to obtain all required permits;

•
changes in laws, regulations and interpretations; and

•
general economic and business conditions.

Although we manage our growth and development activities to help reduce such risks, we cannot provide assurance that our present or future growth and development activities will perform in accordance with our expectations. Our inability to expand in accordance with our plans or to manage the risks associated with our growth could have a material adverse effect on our results of operations and financial condition.

We are implementing new growth strategies, priorities and initiatives and any inability to execute and evolve our strategy over time could adversely impact our financial condition and results of operations.
We seek to accelerate the growth of our acquisition model while at the same time improve the performance of directly-operated salons. Our success also depends, in part, on our ability to grow our franchise model, including attracting and retaining qualified franchisees. Our ability to open new relaxation salons is dependent upon a number of factors, many of which are beyond our control, including our and our franchisees’ ability to:
•
identify available and suitable relaxation salon sites;

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successfully compete for relaxation salon sites;

•
reach acceptable agreements regarding the lease or purchase of locations;

•
obtain or have available the financing required to acquire and operate a relaxation salon, including construction and opening costs, which includes access to build-to-suit leases at favorable interest and capitalization rates;

•
respond to unforeseen engineering or environmental problems with leased premises;

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avoid the impact of inclement weather, natural disasters and other calamities;

•
hire, train and retain the skilled management and other employees or contractors necessary to meet staffing needs;

•
obtain, in a timely manner and for an acceptable cost, required licenses, permits and regulatory approvals and respond effectively to any changes in law and regulations that adversely affect our and our franchisees’ costs or ability to open new relaxation salons; and

•
control construction cost increases for new relaxation salons.

The growth of our acquisition model will take time to execute and may create additional costs, expose us to additional legal and compliance risks, cause disruption to our current business and impact our short-term operating results. Further, in order to enhance services to its franchisees, we may need to invest in certain new capabilities and/or services.
Our success also depends, in part, on our ability to improve sales, as well as both cost of service and product and operating margins at our directly-operated salons. Same-store sales are affected by average ticket and same-store guest visits. A variety of factors affect same-store guest visits, including the guest experience, salon locations, staffing and retention of therapists and salon leaders, price competition, current economic conditions, marketing programs and weather conditions. These factors may cause our same-store sales to differ materially from prior periods and from our expectations.
As part of our longer-term growth strategy, we may enter new geographical markets, including the United States and Southeast Asia, where we have little or no prior operating or franchising experience. The challenges of entering new markets include: difficulties in hiring experienced personnel; unfamiliarity with local real estate markets and demographics; consumer unfamiliarity with our brand; and different competitive and economic conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than in our existing markets. Consumer recognition of our brand has been important in the success of both directly-operated and franchised relaxation salons in our existing markets. Relaxation salons that we open in new markets may take longer to reach expected sales and profit levels and may have higher construction, occupancy and operating costs than existing relaxation salons, thereby negatively affecting our operating results. Any failure on our part to recognize or respond to these challenges may adversely affect the success of any new relaxation salons. Expanding our franchise system could require the implementation, expense and management of enhanced business support systems, management information systems and financial controls as well as additional staffing, franchise support and capital expenditures and working capital.
Sales of our salons to investors could depend heavily on a number of factors, and as a result, our annual revenue from sale of salons may vary from year to year.
Since December 2021, we have implemented our strategy of selling certain of our owned salons to investors and charging management fees from such sold salons. For the year ended December 31, 2023, the total transaction amount from such salon sales was JPY1,741 million (US$11 million), compared to JPY1,123 million (US$7 million) for the year ended December 31, 2022. For the six months ended June 30 2024, the total transaction amount from such salon sales was JPY815 million (US$5.1 million), compared to JPY748 million (US$4.6 million) for the six months ended June 30, 2023. Our salon sales activities will depend on a number of factors including the interest of potential investors, financial market conditions, available interest rates, and expected return of other comparable types of investments, none of which we will have control over. In addition, our management fees from the sold salons will depend on the actual contractual terms subject to our negotiation with potential investors in the future.
Furthermore, our ability to successfully implement this strategy will depend on our ability to maintain highly profitable salons, revitalize less profitable salons, and otherwise maintain an appropriate level of salon inventory. The failure to continue to implement this growth strategy will adversely affect our business, financial condition and results of operations.
We are working to actively expand in Japan and also plan to increase our presence in overseas markets, and we may be adversely affected if Japanese and global economic conditions and financial markets deteriorate.
While our operations outside of Japan are currently limited, we seek to proactively expand our business overseas in the future including into new regions for us, particularly the United States and Southeast Asia. We also intend to explore growth opportunities in other markets that we believe exhibit the following characteristics: low cost of entry, friendly franchising or partnership relationships and the existence of an economic staying power for our relaxation salon brand locally. We remain opportunistic on strategic mergers and acquisitions, joint ventures, and partnerships in these international markets. As a result, our financial condition and results of operations may be materially affected by general economic conditions and financial markets in Japan and foreign countries, which would be influenced by changes in various factors. These factors include fiscal and monetary policies, and laws, regulations and policies on financial markets. In the event of an economic downturn in Japan or the United States, consumer spending habits could be adversely affected, and we could experience lower than expected net sales, which could force us to delay or slow our growth strategy and have a material adverse effect on our business, financial condition, profitability and cash flows. In addition, we could be impacted by labor shortages in Japan or other markets. Increasing economic inflation in Japan and overseas may also increase our labor costs and other operating expenses, and we may be unable to adequately reflect such cost increases in our prices to customers. The deterioration of Japanese and global economic conditions, or financial market turmoil, could result in a worsening of our liquidity and capital conditions, an increase in our credit costs, and, as a result, adversely affect our business, financial condition and results of operations.
Our Digital Preventative Healthcare Segment businesses may not continue to grow as we intend or achieve or sustain profitability.
For the fiscal year ended December 31, 2023 and the six months ended June 30, 2024, 2.9% and 1.3% of our revenue, respectively, was derived from our Digital Preventative Healthcare Segment, which includes our Lav® application supporting the Specific Health Guidance Program and our MOTHER Bracelet®. By comparison, 89.4% and 90.3% of our revenue, respectively, was derived from our Relaxation Salon Segment, and 7.8% and 8.4%, respectively, from our Luxury Beauty Segment during the same periods. Our Digital Preventative Healthcare Segment generated a total revenue of JPY200,397 thousand (US$1,246 thousand) for the fiscal year ended December 31, 2023, as compared to a total revenue of JPY386,383 thousand (US$2,402 thousand) for the year ended December 31, 2022, a decrease that we believe was primarily due to a delay in the development and release of planned products and services. Our Digital Preventative Healthcare Segment generated a total revenue of JPY43,694 thousand (US$272 thousand) for the six months ended June 30, 2024, as compared to a total revenue of JPY62,730 thousand (US$390 thousand) for the six months ended June 30, 2023. This decrease was primarily due to temporary suspension of shipments of MOTHER Bracelet® and MOTHER Gateway devices caused by technological issues such as malfunctioning of MOTHER Bracelet® devices due to static electricity generated from friction with blankets in nursing homes in winter, and data connectivity issues between multiple MOTHER Bracelet® and multiple MOTHER Gateway devices. As of the date of this prospectus, the static electricity issue has nearly been resolved and the data connectivity issue has also been fully resolved. From July 1, 2024 through October 31, 2024, we received purchase orders for an aggregate of over 25,000 MOTHER Bracelet® units from our business customers, a certain portion of which are expected to be shipped and generate revenue by the end of 2024, while a majority of the orders are expected to be fulfilled in 2025. Of these purchase orders, orders for 20,000 units were placed by NFES Technologies Inc. Accordingly, any disputes with NFES or delays in manufacturing or delivery of the units ordered by NFES, or NFES’s inability to sell the units as anticipated, could affect our ability to fulfill the orders in full and receive full payment from NFES. We expect that we will begin to deliver MOTHER Bracelet® units to NFES during the first calendar quarter of 2025. While we aim to continue to grow our Digital Preventative Healthcare Segment as a proportion of our overall business, we cannot guarantee that we will not experience such development delays or other setbacks in the future, or that these businesses or any other businesses we develop or acquire in the segment will achieve or increase market acceptance. The degree of market acceptance of our businesses will depend on a number of factors, including the competitive landscape and the adequacy and success of distribution, sales and marketing efforts. Customers, third-party payors or advertisers in general may be unwilling to accept, utilize or recommend any of our businesses.
Furthermore, the manufacturing of our MOTHER Bracelet® involves a number of third parties and requires our use of a patent license, and we may be adversely affected by business relationships with such third parties or their financial soundness. In particular, the self-charging functionality of our MOTHER Bracelet® is derived from the core semiconductor provided by Matrix Industries, Inc. (“Matrix”), a startup based in California, United States. In addition, we currently rely on a third-party manufacturer in Japan to manufacture the MOTHER Bracelet®. If a natural disaster, a labor strike, or any other accident or incident were to occur at the manufacturer’s facilities or the manufacturer were to significantly increase the assembly price, our sales or profitability could be adversely affected. As a result, we are unable to predict the extent of future losses or the time required to achieve profitability in this business unit, if at all.
Our MOTHER Bracelet® and Gateway incorporate various components, and component inflation may increase our cost of producing these products.
Following the start of sales of our MOTHER Bracelet® in 2021, we released our “MOTHER Gateway” device in 2023 as well as our device-based monitoring system, “REMONY®”. These electronic devices utilize an array of components, a few of which we directly obtain from suppliers, while the others are indirectly purchased by our contracted assembly factory and shipped to our warehouse in the form of finished goods. Although most of the components other than the core semiconductor provided by Matrix are commodities, there exists the potential for the prices of these components to significantly increase in the future, influenced by foreign currency exchange rates, potential macroeconomic shifts, prospective supply chain disruptions, embargoes or any other trade restrictions resulting from geopolitical issues, and potential spikes in global demand. If such an upward trend in the cost of these crucial components were to materialize, it could place upward pressure on our production expenditures. This, in turn, may adversely affect our profit margins, especially if we are unable to pass on any such increased costs to our customers.
Our system-wide relaxation salon base is geographically concentrated in the Tokyo metropolitan area of Japan, and we could be negatively affected by conditions specific to that region.
Approximately 65.3% of our relaxation salons, including our directly-owned, franchised, and investor-owned salons, are located in the Tokyo metropolitan area of Japan as of June 30, 2024. Adverse changes in demographic, unemployment, economic, regulatory or weather conditions or natural disasters affecting the Kanto region of Japan have had, and may continue to have, material adverse effects on our business. As a result of our concentration in this market, we have been, and in the future may be, disproportionately affected by these adverse conditions compared to other chain relaxation salons with a greater national footprint.
In addition, our competitors could open additional relaxation salons in the Kanto region of Japan, which could result in reduced market share for us and may adversely impact our profitability.
We are also implementing a strategy of expanding our relaxation salons business in the Kansai region in western Japan. We opened six new salons in the Kansai region during fiscal year 2023, bringing the total number of our salons in the Kansai region to 15. However, there can be no assurance that our growth strategy to geographically expand the business will be successful.

Our past and future acquisitions, minority investments, venture financings, joint ventures and strategic alliances could fail to deliver the anticipated benefits or otherwise have an adverse effect on our businesses and results of operations.
As part of our business strategy, we actively engage in acquisitions, minority investments, joint ventures and other strategic alliances with third parties to expand our product and service offerings, enter into new business areas and geographies and acquire related technologies, with a primary focus on businesses operating in Japan. For example, on October 1, 2021, we acquired a 60% ownership interest in ZACC, a high-end hair salon company operating in Japan, and we acquired the remaining 40% interest in January 2022. In 2021, we also acquired a 100% ownership interest in SAWAN CO. LTD., which owns the “Ruam Ruam” brand luxury relaxation salons and also operates in Japan. In 2019 we acquired a minority interest in Matrix Industries, Inc., which is based in the United States and develops a thermoelectric generator and boost converter, and we purchased a convertible note from Matrix in February 2021 which subsequently converted into series A preferred stock in April 2023. In addition, our subsidiary MML commenced a series A financing round in August 2024 and entered into capital and business alliances with two Japanese companies in connection with the financing round.
We intend to continue to actively consider acquisitions and other strategic investments or alliances in the future as attractive opportunities emerge, particularly if we find attractive opportunities to enhance or supplement the capabilities or product offerings, expand the geographic reach of our salon business or our luxury brand portfolio, effectively acquire new customers, if we find businesses, technologies, sales forces, or other growth drivers that meet our criteria for investment in the Digital Preventative Healthcare Segment, or if we identify acquisitions that we believe can otherwise allow us to expand into new or related businesses.
As part of our acquisition strategy, we have in the past acquired and may in the future acquire or invest in unprofitable companies or businesses, or may make minority investments in early stage or emerging companies that hold or are developing technologies, intellectual property or capabilities that we believe are important for our own business development. Such prior or future acquisitions or minority investments may adversely affect our consolidated results of operations. In addition, we may have difficulty accurately assessing the future viability and growth trajectory of the acquired businesses, especially if the synergies we expect to realize in connection with the acquisitions or minority investments do not materialize in the amounts we expect or at all, or if we are unable to manage the acquired businesses in an effective manner. We may also face uncertainties when we acquire or invest in companies with limited operating capabilities or a management system that requires improvement, which is often the case for small privately owned businesses, including potential compliance issues or liabilities that were not identified in due diligence, poor management by the former owners, or any continuing management personnel who may lose motivation to meet our financial targets after monetizing their own equity interests in the acquired business. When a subsidiary of ours accepts venture capital or other investment from a third-party investor, there is a risk of future disagreements with the investor relating to strategic focus, long-term vision, corporate governance, future financing expectations, exit opportunities, or other matters.
Acquisitions, strategic investments and alliances entail a number of risks, including, among others:
•
expenses incurred and difficulties in integrating or assimilating the operations, technology, personnel and culture of acquired businesses;

•
the inability to realize the synergy effects, such as technological development, expansion of user or customer base or cost reductions, that were anticipated in connection with the transaction;

•
the potential disruption of, and the distraction of management from, our regular business operations;

•
the potential disruption of the acquired business caused by the acquisition process or the requirements that become applicable to it as a result of having a publicly listed parent company;

•
difficulties and substantial costs in connection with retaining the customers, key management or employees of an acquired company;

•
the failure to ensure that the companies we acquire operate in accordance with our regulatory compliance standards;

•
the possibility of overestimating the value of an acquired company, underestimating its legal or contingent liabilities, receiving insufficient indemnification for potential liabilities or being unable to recover such indemnification from the seller;

•
recording significant goodwill and intangible assets that could be subject to future impairment; and

•
incurrence of additional debt in connection with financing acquisitions and investments.

As a result of such risks, we may not be able to fully realize the benefits that we anticipate from any given transaction, including increased revenue and profits and other expected strategic benefits, within the expected timeframe or at all. Although we conduct due diligence reviews of acquisition targets, there can be no assurance that our due diligence process will disclose all relevant risks, legal, compliance or regulatory issues, losses and other liabilities or that our assessment of the target’s risks and liabilities will be accurate.
Our planned acquisition of Japan Gene Medicine Corporation may not be completed on a timely basis, on our anticipated terms, or at all, and there are uncertainties and risks to consummating the acquisition and integrating the acquired business.
As part our acquisition strategy, on June 30, 2024, we entered into a share transfer agreement for the purpose of acquiring 70% of the issued and outstanding common shares of Japan Gene Medicine Corporation (“JGMC”) and making JGMC our subsidiary (the “Initial Acquisition”). The purchase price under the Initial Acquisition is ¥2,000,000 thousand and will be paid in cash. The Initial Acquisition is expected to be consummated in the second half of 2024. In addition, we entered into a binding Memorandum of Understanding (the “MOU” and together with the share transfer agreement, the “Acquisition Agreements”) under which we were granted an option to purchase the remaining 30% of the issued and outstanding shares of JGMC that we will not acquire as part of the Initial Acquisition (the “Remaining Shares”). Notice of our intention to exercise such option must be provided by June 30, 2027. If we exercise the purchase option, the purchase price for the Remaining Shares will be paid in cash and will be based on a multiple of JGMC’s operating results for the year ending December 31, 2026, as described in more detail in the MOU and under “Business—Planned Acquisition of Japan Gene Medicine Corporation”.
Under the Acquisition Agreements, the consummation of the Initial Acquisition is conditioned on, among other factors, our obtaining a letter of commitment from a bank to provide us with financing in an amount exceeding 70% of the purchase price under the Initial Acquisition. We may be unable to consummate the planned Initial Acquisition, or the Initial Acquisition may be delayed for a significant period of time, if any one of the conditions to consummation fails to be satisfied or waived, or for other reasons, including those beyond our control.
We face risks and uncertainties due to the planned Initial Acquisition, including:
•
failure to consummate the planned Initial Acquisition could result in negative reactions from the financial markets or in the investment community, including negative impacts on the market price of the ADSs;

•
we will remain liable for significant transaction costs, including legal, financial advisory, accounting and other costs relating to the planned Initial Acquisition even if it is not consummated; and

•
the planned Initial Acquisition could have an adverse impact on the acquiree’s relationships with its employees, customers and suppliers, and prospective customers or other third parties may delay or decline entering into agreements with us as a result of the announcement of the planned Initial Acquisition.

Furthermore, even if the planned Initial Acquisition is consummated, the Acquisition would remain subject to the risks described above in “—Our past and future acquisitions, minority investments, venture financings, joint ventures and strategic alliances could fail to deliver the anticipated benefits or otherwise have an adverse effect on our businesses and results of operations.”
In particular, even if the planned Initial Acquisition is completed, our ability to realize the anticipated benefits of the Acquisition will depend, to a large extent, on our ability to integrate JGMC into our business.

The combination of two independent businesses is a complex, costly and time-consuming process and there can be no assurance that we will be able to successfully integrate JGMC into our business, or if such integration is successfully accomplished, that such integration will not be more costly or take longer than presently contemplated. If we cannot successfully integrate and manage JGMC within a reasonable time following the Acquisition, we may not be able to realize the potential and anticipated benefits of the Acquisition, which could have a material adverse effect on our share price, business, cash flows, results of operations and financial position.
Additionally, we currently intend to fund a majority of the purchase price of the Initial Acquisition through bank loans and may issue a significant amount of equity or equity-linked securities in the future to repay a portion of such bank loans. A significant increase in our indebtedness could adversely affect our business, financial position and results of operations, and the issuance of additional equity or equity-linked securities may dilute our current shareholders’ ownership in us and could also result in a decrease in the market price of the ADSs. See “—Our level of indebtedness could materially and adversely affect our business, financial condition and results of operations.” and “—We may need to raise additional capital to meet our business requirements in the future, and such capital raising may be costly or difficult to obtain and could dilute current shareholders’ ownership interests.”
Our success depends substantially on the value of our brands.
Our success is dependent, in large part, upon our ability to maintain and enhance the value of our brands, our customers’ connection to our brands, and a positive relationship with our franchisees. Brand value can be severely damaged even by isolated incidents, particularly if the incidents receive considerable negative publicity, including via social media, or result in litigation. Some of these incidents may relate to the way we manage our relationship with our franchisees, our growth strategies, our development efforts, or the ordinary course of our, or our franchisees’, business. Other incidents may arise from events that are or may be beyond our ability to control and may damage our brands, such as actions taken (or not taken) by one or more franchisees or their employees relating to health, safety, welfare, or otherwise; litigation and claims; security breaches or other fraudulent activities associated with our payment systems; and illegal activity targeted at us or others. Consumer demand for our products and services and our brands’ value could diminish significantly if any such incidents or other matters erode consumer confidence in us or our products or services, which would likely result in lower sales and, ultimately, lower royalty income, which in turn could materially and adversely affect our business and operating results.
The failure to enforce and maintain our trademarks and protect our other intellectual property could materially adversely affect our business, including our ability to establish and maintain brand awareness.
We regard our trademarks, trade secrets, know-how, and similar intellectual property as critical to our success. As of June 30, 2024, we had registered 47 trademarks, including the names and logos used by our Company, of which 44 were registered with the Japan Patent Office, two of which are registered with the U.S. Patent and Trademark Office and one of which is registered with the China National Intellectual Property Administration. Our principal intellectual property rights include the trademark “Re.Ra.Ku®”, which is our core brand, and “MOTHER Bracelet®”, “Lav®”, and “REMONY®”, which are key brands in our Digital Preventative Healthcare Segment, copyrights in our website and software assets, rights to our domain names, https://medirom.co.jp, https://reraku.jp, and https://mother-bracelet.com, trade secrets and know-how with respect to our training, servicing, sales and marketing and other aspects of our business, and our digital innovations such as the MOTHER application, REMONY® software, Gateway device, and Lav® application. The success of our business strategy depends on our continued ability to use our existing intellectual property in order to increase brand awareness and develop our branded services. If our efforts to protect our intellectual property are not adequate, or if any third party misappropriates or infringes on our intellectual property, whether in print, on the Internet or through other media, the value of our brands may be harmed, which could have a material adverse effect on our business, including the failure of our brands and branded services to achieve and maintain market acceptance. There can be no assurance that the steps we have taken to protect our intellectual property in Japan or outside Japan in relevant foreign countries will be adequate. In addition, in light of our intention to expand internationally, the laws of some foreign countries may not protect intellectual property rights to the same extent as do the laws of Japan. If any of our trademarks, trade secrets or other intellectual property are infringed, our business, financial condition and results of operations could be materially adversely affected.
We may need to raise additional capital to meet our business requirements in the future, and such capital raising may be costly or difficult to obtain and could dilute current shareholders’ ownership interests.
We expect that our cash and cash equivalents as of December 31, 2023 of JPY106,347 thousand (US$661 thousand) will not be sufficient to fund our operating expenses, capital expenditure requirements, and debt service obligations for the 12 months following the issuance date of the audit opinion for the financial statements contained in this prospectus and that we will require additional capital. These conditions, among others, raise substantial doubt about our ability to continue as a going concern. In the short term, we intend to address this in part by generating cash through the sales of certain of our owned salons. However, such sales may not successfully raise sufficient capital, and are subject to other risks as described in “—Sales of our salons to investors could depend heavily on a number of factors, and as a result, our annual revenue from sale of salons may vary from year to year” for risks related to sale of our owned salons. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Going Concern.” Accordingly, we may need to raise additional capital to meet our business requirements. As of June 30, 2024, we had cash and cash equivalents of JPY144,648 thousand (US$899 thousand).
Our future capital requirements will depend on many factors, including the speed and geographic area of relaxation salon and other business growth, progress and results of our businesses, the number and development requirements of other business that we pursue, including acquisition costs for our planned acquisition of 70% of JGMC and future costs to develop its business, and the costs of commercialization activities, including marketing and sales. Because of the numerous risks and uncertainties associated with the development and commercialization of our businesses, we are unable to reasonably estimate the amounts of increased capital outlays and operating expenditures that our business will require. It is likely that we will need to raise additional funds through public or private debt or equity financings to meet various objectives including, but not limited to:
•
pursuing growth opportunities;

•
acquiring complementary businesses;

•
making capital improvements to our infrastructure;

•
hiring qualified management and key employees;

•
responding to competitive pressures;

•
complying with regulatory requirements; and

•
maintaining compliance with applicable laws.

Any additional capital raised through the sale of equity or equity-linked securities may dilute our current shareholders’ ownership in us and could also result in a decrease in the market price of the ADSs. The terms of those securities issued by us in future capital transactions may be more favorable to new investors and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of the ADSs.
Furthermore, any debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business, and we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.
We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs.

We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition. Thus, holders of the ADSs bear the risk that our future offerings may reduce the market price of the ADSs and dilute their shareholdings in us.
If we fail to obtain necessary funds for our operations, we will be unable to maintain and improve our services, other businesses, and technology, and we will be unable to develop and commercialize our services, other businesses, and technologies.
Our present and future capital requirements depend on many factors, including:
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future revenues and profits generated from the expected launch of new services;

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the level of research and development investment required to develop our services, and maintain and improve our technology positions;

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our ability and willingness to enter into new agreements with strategic partners and the terms of these agreements;

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the costs of recruiting and retaining qualified personnel;

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the time and costs involved in obtaining regulatory approvals should such be required; and

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the costs of filing, prosecuting, defending, and enforcing trademark, patent claims and other intellectual property rights.

If we are unable to obtain the funds necessary for our operations, we will be unable to develop and commercialize our services and technologies, which would materially and adversely affect our business, liquidity and results of operations.
Our level of indebtedness could materially and adversely affect our business, financial condition and results of operations.
Our total indebtedness as of June 30, 2024 was JPY1,604,197 thousand (US$9,971 thousand) on a consolidated basis, including the corporate convertible bonds in the aggregate amount of JPY500,000 thousand (US$3,108 thousand) issued to Kufu Company Inc., a Japanese company, in December 2022, the terms of which we amended on November 1, 2024. In addition, we issued a convertible bond in October 2024 in the aggregate amount of JPY300,000 thousand (US$1,865 thousand) to Triple One Investment Partnership, a Japanese limited liability investment partnership. We intend to take on additional indebtedness in the principal amount of at least JPY1,400,000 thousand (US$8,702 thousand) to partially finance our planned acquisition of 70% of JGMC, although the amount and terms of such indebtedness are subject to further negotiation as of the date of this prospectus and may change. We may enter into additional financing arrangements, and may also take on additional indebtedness, in connection with the Initial Acquisition, our potential purchase of Remaining Shares of JGMC, and any other existing or future acquisitions or investment transactions, depending on the terms and conditions offered by financial institutions. Our indebtedness could have significant effects on our business, such as:
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limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy and other purposes;

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requiring us to dedicate a substantial portion of our cash flow from operations to pay principal and interest on our debt, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our growth strategy and other general corporate purposes;

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making us more vulnerable to adverse changes in general economic, industry and competitive conditions, in government regulation and in our business by limiting our ability to plan for and react to changing conditions;

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diluting the economic and voting rights of our existing shareholders, or reducing the market price of the ADSs or both upon conversion of the convertible bonds; and

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placing us at a competitive disadvantage compared with our competitors that have less debt.

In addition, we may not be able to generate sufficient cash flow from our operations to repay our indebtedness when it becomes due and to meet our other cash needs. If we are not able to pay our debts as they become due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all, and if we must sell our assets, it may negatively affect our ability to generate revenues.
Moreover, the Bank of Japan raised its overnight interest rate from -0.1% to 0-0.1% in March 2024 and further increased such rate to 0.25% in July 2024. Long-term interest rates in Japan have been steadily increasing in recent years in connection with the Bank of Japan scaling back and then, in March 2024, eliminating most of its measures to control long-term government bond yields. In July 2024, the Bank of Japan also decided to tighten monetary policy by gradually reducing its monthly purchases of Japanese government bonds, which may cause long-term interest rates to rise further. Interest rates in Japan could further increase in the future due to changes in the interest rate policy pursued by the Bank of Japan or otherwise. An increase in Japanese interest rates will increase the interest expense associated with our current floating rate debt obligations and any floating or fixed rate debt obligations that we may incur in the future, including debt that we incur to refinance our existing borrowings. A rapid and significant rise in Japanese interest rates may increase our borrowing costs and adversely affect our financial condition and results of operations. For information regarding our sensitivity to interest rates, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure About Market Risk—Interest Rate Risk.”
Furthermore, we issued corporate convertible bonds in the aggregate amount of JPY500,000 thousand (US$3,108 thousand) to Kufu Company Inc., a Japanese company, in December 2022, the terms of which we amended on November 1, 2024. The bonds are unsecured, accrue interest at a rate of 5.0% per annum, payable on June 30, 2023 and semi-annually thereafter, and will mature on December 31, 2025, unless earlier converted. At any time between the six-month anniversary date of December 28, 2022 and before the close of business on December 30, 2025, Kufu Company Inc. may exercise the stock acquisition right that is incorporated into each bond, which are issued in denominations of JPY12,500 thousand, at an exercise price of JPY755 (US$4.69) per common share, in which case the corresponding portion of the bonds will be deemed to have been acquired by the Company as a capital contribution and will be extinguished (effectively, a conversion of the bonds into shares at the JPY755 (US$4.69) per common share exercise price). Our obligations in respect of such bonds and their associated stock acquisition rights shall, in principle, be extinguished or cease to be exercisable simultaneously, and such bonds and their associated stock acquisition rights may not be transferred or dealt with separately from each other. The exercise price for the stock acquisition rights is subject to reasonable adjustment under certain circumstances, including the Company’s issuance of shares at a price lower than the exercise price. Kufu Company has agreed to waive any rights to adjust the exercise price in respect of the Company’s capital raises through December 31, 2025. If Kufu Company Inc. elects to exercise the stock acquisition rights incorporated into the bonds, the price of the ADSs could be materially adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Bonds” for additional information regarding the convertible bonds held by Kufu Company.
We issued corporate convertible bonds in the amount of JPY300,000 thousand (US$1,865 thousand) to Triple One Investment Limited Partnership, a Japanese limited liability investment partnership, in October 2024. The bonds are unsecured, accrue interest at a rate of 2.0% per annum, payable on June 30, 2025 and semi-annually thereafter, and will mature on October 29, 2027. At any time between October 25, 2024 and October 29, 2027, Triple One may exercise the stock acquisition right that is incorporated into each bond, which are issued in denominations of JPY100,000 thousand, at an exercise price of JPY957 (US$5.95) per common share, in which case the corresponding portion of the bonds will be deemed to have been acquired by the Company as a capital contribution and will be extinguished (effectively, a conversion of the bonds into shares at the JPY957 (US$5.95) per common share exercise price). Our obligations in respect of such bonds and their associated stock acquisition rights shall, in principle, be extinguished or cease to be exercisable simultaneously, and such bonds and their associated stock acquisition rights may not be transferred or dealt with separately from each other. In addition, there are certain conditions under the bond indenture, such as our failure to timely pay interest and remedy the nonpayment within a cure period, upon the occurrence of which Triple One is entitled to demand immediate repayment of the bonds. If Triple One elects to exercise the stock acquisition rights incorporated into the bonds or demand immediate repayment of the bond prior to the maturity date based on a default, our cash flows, financial condition, and the price of our common shares and ADSs could be materially adversely affected. For additional information regarding the Triple One convertible bonds, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Bonds.”
Our outstanding debt agreements may limit our flexibility in operating and expanding our business.
As of June 30, 2024, we had a total of 17 loans with seven Japanese financial institutions for an aggregate principal amount of JPY1,104,197 thousand (US$6,863 thousand) on a consolidated basis. None of the loan agreements contain any material financial covenants, although certain of the government-sponsored loans set a limit on the total loan amount we may borrow from other government-sponsored lenders. However, five of the loan agreements have our Chief Executive Officer as a personal guarantor of such debt obligations of our Company. In addition, Kazuyoshi Takahashi, the representative director of ZACC Kabushiki Kaisha (“ZACC”), is also a guarantor with respect to three out of five corporate loans of ZACC. If we release our Chief Executive Officer or Mr. Takahashi from such guarantor obligations, the relevant lenders may request that we provide them with alternative collateral and/or seek additional negative covenants under the existing loan agreements. This could limit our discretion to invest, utilize, and/or dispose of our assets.
As of the date of this prospectus, we are in negotiations with a bank to obtain a loan in the principal amount of at least JPY1,400,000 thousand (US$8,702 thousand) to partially finance our planned acquisition of 70% of the equity of JGMC. The amount and terms of this loan are subject to change, and we may seek additional acquisition financing arrangements going forward. Furthermore, we may take on additional indebtedness for the purchase of Remaining Shares of JGCM in the future, or to finance other transactions. The restrictive covenants contained in any future loan agreements may restrict our access to future debt financing, on which our business operations and expansion plans, in part, depend. If our revenues decrease materially or we experience a significant increase in our interest expenses, we may not have enough available cash or be able to raise additional funds on satisfactory terms, if at all, through equity or debt financings to make any required prepayment or repay such indebtedness at the time any such event of default occurs. In such an event, we may be required to delay, limit, reduce or terminate our business development or expansion efforts. Our business, financial condition and results of operations could be materially adversely affected as a result.
We depend on key members of our management and advisory team and will need to add and retain additional leading experts.
We are highly dependent on our executive officers, including our Chief Executive Officer, Mr. Kouji Eguchi, our Chief Financial Officer, Mr. Fumitoshi Fujiwara, and other key management and technical personnel. We do not have employment agreements with either Mr. Kouji Eguchi or Mr. Fumitoshi Fujiwara.
Furthermore, our ability to manage our salon expansion will require us to continue to train, motivate, and manage our associates. We will need to attract, motivate, and retain additional qualified executive, managerial, and merchandising personnel and salon associates. Competition for this type of personnel is intense, and we may not be successful in attracting, assimilating, and retaining the personnel required to grow and operate our business profitably. We presently maintain a “key person” life insurance policy only for our Chief Executive Officer. There can be no assurance that we will be able to retain our existing personnel, including our Chief Executive Officer, Chief Financial Officer and other key management personnel, or attract additional qualified employees. The loss of key personnel or the inability to hire and retain additional qualified personnel in the future could have a material adverse effect on our business, financial condition and results of operation.
We may suffer losses from litigation or other claims, including if our services cause harm to customers.
From time-to-time we may be involved in a variety of claims or litigation. Such proceedings may initially be viewed as immaterial but may develop to become significant. Litigation is inherently unpredictable and there is a possibility of unexpectedly large damage awards. Given the inherent uncertainties in litigation, even when we can reasonably estimate the amount of possible loss or range of loss, the actual outcome may differ significantly from our estimates. In addition, such claims or litigation could involve significant expense and diversion of management’s attention and resources from other matters.
In particular, although we screen our customers for major illnesses and injury, our services could potentially cause harm or injury to customers. Unexpected and undesirable side effects caused by our services for which we have not provided sufficient warnings, which may have been performed negligently, could result in the discontinuance of our relaxation services or prevent us from achieving or maintaining market acceptance of our services. Such side effects or injury incidents could also expose us to liability lawsuits. We currently maintain a comprehensive general liability policy; however, if any general liability lawsuits or claims are successfully brought against us, we could suffer from increased insurance premiums. Moreover, if damages exceed our policy limits, we may incur substantial financial losses. These claims could cause negative publicity regarding our Company, or brand, which could in turn harm our reputation and net revenue, which could have a material adverse effect on our business, financial condition, profitability, and cash flows.
Our prepaid cards are heavily regulated under Japanese law and violations of the relevant law could subject us to sanctions.
We began issuing prepaid cards called “Re.Ra.Ku® Cards” to relaxation salon customers on December 1, 2008. Re.Ra.Ku® Card users can continuously use and also replenish their cards at most of our Company’s relaxation salons. Prepaid cards are generally considered “prepaid payment methods” (which we refer to as “PPMs”) under the Act on Settlement of Funds (Act No. 59 of 2009) (which we refer to as the “Settlement Act”). PPMs are regulated under the Settlement Act so long as there is a possibility that the cards could be valid for a period of more than six months. The Re.Ra.Ku® Cards do not have expiration dates and therefore are regulated under the Settlement Act. Moreover, the Re.Ra.Ku® Cards can be used at salons operated by franchisees, and because the franchisees are considered third parties for the purposes of the Settlement Act, we fall under the category of a Public Use PPM Provider.
A Public Use PPM Provider must be registered with the relevant Local Financial Bureau and follow detailed deposit procedures to assure that there are adequate funds for the individuals who are effectively loaning their money to the Public Use PPM Provider, including an obligation to deposit half of the prepaid balance to the Legal Affairs Bureau. As of December 31, 2023, the total amount we had deposited with the Legal Affairs Bureau in connection with Re.Ra.Ku Card balances was JPY357,335 thousand (US$2,221 thousand). If we fail to comply with these procedures, we may be assessed a monetary fine, and in certain circumstances, a member of our Company could face a criminal penalty of imprisonment, which could adversely impact our financial results as well as our brand image.
Furthermore, one of the requirements for issuers of prepaid cards under the Settlement Act is to maintain net assets of not less than JPY100 million based on Japanese GAAP. While our net assets fell below JPY100 million based on Japanese GAAP on a standalone basis as of December 31, 2022, we regained compliance by meeting such standard as of December 31, 2023.
Given the heavy burden imposed on us as a Public Use PPM Provider, we decided to introduce a new payment system and developed “Re.Ra.Ku PAY”, a proprietary payment app which works on customers’ smart phones. The most important difference between the Re.Ra.Ku Card and Re.Ra.Ku PAY is that balances on Re.Ra.Ku PAY have an expiration period of 150 days, while Re.Ra.Ku Card balances do not have an expiration date. The Settlement Act regulates only prepaid cards with balances that remain effective for more than six months. Hence, by limiting the expiration period to less than six months, we believe Re.Ra.Ku PAY can be exempted from the regulations and requirements under the Settlement Act, including the net assets requirement and the Legal Affairs Bureau deposit obligation.
We disallowed further balance deposits on Re.Ra.Ku Cards beginning on February 1, 2024. Accordingly, we expect the total balance of funds on Re.Ra.Ku Cards to decrease, as customers can only use their Re.Ra.Ku Cards for payment, and the amounts deposited to the Legal Affairs Bureau will be refunded to us over time as the total balance of funds on Re.Ra.Ku Cards decreases.
However, even after introducing Re.Ra.Ku PAY, we continue to be regulated as a Public Use PPM Provider in connection with Re.Ra.Ku Cards, and there is no assurance that we will be able to continue satisfying the minimum net asset requirement. If we fail to meet this requirement, there is a risk that our registration as an issuer of the prepaid cards (that is, Re.Ra.Ku Cards) may be revoked. While we believe such a revocation would not affect our ability to offer Re.Ra.Ku PAY, we would be required to immediately repay the remaining balances of Re.Ra.Ku Cards. As of June 30, 2024, the total amount of remaining Re.Ra.Ku Card balances was JPY263,787 thousand (US$1,640 thousand).
If we or our franchisees face labor shortages or increased labor costs, our results of operations and our growth could be adversely affected.
Labor is a primary component in the cost of operating our directly-operated and franchised relaxation salons. As of June 30, 2024, we had 430 employees on a full-time basis, 561 employees on a part-time basis, and 95 employees on a fixed-term basis. Most of our employees are therapists who provide services at our directly-operated salons and franchised salons. If we or our franchisees face labor shortages or increased labor costs because of increased competition for employees, higher employee-turnover rates, or increases in the relevant minimum wage, change in employment status standards, or other employee benefits costs (including costs associated with health insurance coverage or workers’ compensation insurance), our and our franchisees’ operating expenses could increase, and our growth could be adversely affected.
If such events occur, we may be unable to increase our prices in order to pass future increased labor costs on to our customers, in which case our margins would be negatively affected. Also, reduced margins of franchisees could make it more difficult to sell franchises. If prices are increased by us and our franchisees to cover increased labor costs, the higher prices could adversely affect transactions which could lower sales and thereby reduce our margins and the royalties that we receive from franchisees.
In addition, our success depends in part upon our and our franchisees’ ability to attract, motivate and retain a sufficient number of well-qualified relaxation salon operators, management personnel and other employees, including relaxation therapists. Qualified individuals needed to fill these positions can be in short supply in some geographic areas. In addition, relaxation salons have traditionally experienced relatively high employee turnover rates. Our and our franchisees’ ability to recruit and retain such individuals may delay the planned openings of new relaxation salons or result in higher employee turnover in existing relaxation salons, which could increase our and our franchisees’ labor costs and have a material adverse effect on our business, financial condition, results of operations or cash flows. If we or our franchisees are unable to recruit and retain sufficiently qualified individuals, our business and our growth could be adversely affected. Competition for these employees could require us or our franchisees to pay higher wages, which would also result in higher labor costs and adversely affect our results of operation.
We are subject to the risks associated with leasing space subject to long-term non-cancelable leases.
We generally lease the spaces in which our and our franchisees’ relaxation salons operate, and in the case of our franchisees’ salons, we sublease the space to our franchisees. Payments under leases account for a significant portion of our operating expenses and we expect the new salons we operate or franchise in the future will similarly be leased. Our leases generally have terms of three or five years. We enter into one of two types of lease agreements depending on the lessor: regular lease agreements or term lease agreements, both of which are common in Japan. Regular leases can be cancelled by the lessee subject to notice periods defined in the lease agreement. However, in principle, term leases cannot be cancelled by the lessee. If we or a franchisee decide to close a relaxation salon subject to a term lease, including due to a lack of profitability, we may nonetheless be committed to perform our payment obligations under the applicable term lease. For franchised salons subject to term leases, if the salon is subleased by us to the franchisee, we are exposed to such risk while primarily depending upon the franchisee’s capabilities to maintain the profitable operation of the salon. In addition, as each of our leases expires, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to pay increased occupancy costs or to close salons in desirable locations. If we fail to negotiate renewals, we may have to dispose of assets at such salon locations and incur closure costs as well as impairment of property and equipment. Furthermore, if we fail to negotiate renewals, we may incur additional costs associated with moving transferable fixtures and equipment. These potential costs, as well as closures of salons, could materially adversely affect our business, financial condition or results of operations.

Macroeconomic conditions, including economic downturns, may cause landlords of our leases to be unable to obtain financing or remain in good standing under their existing financing arrangements, resulting in failure to perform their lease obligations to us. In addition, other tenants at the shopping centers and commercial areas in which our and our franchisees’ salons are located may fail to operate or may cease operations during an economic slowdown. Decreases in total tenant occupancy in these areas may affect traffic at and around our and our franchisees’ salons. All of these factors could have a material adverse impact on our business, financial condition or results of operations.
We are exposed to the risk of natural disasters, unusual weather conditions, pandemic outbreaks such as COVID-19, political events, war and terrorism that could disrupt business and result in lower sales, increased operating costs and capital expenditures.
Our headquarters, directly-operated and franchised relaxation salon locations and other businesses, as well as certain of our vendors and customers, are located in areas which have been and could be subject to natural disasters such as floods, typhoons, tsunamis, tornadoes, fires or earthquakes, as well as global pandemics such as COVID-19. Adverse weather conditions or other extreme changes in weather, including resulting electrical and technological failures and even nuclear leaks, in areas where our relaxation salons are concentrated, may disrupt our and our franchisees’ businesses and may adversely affect our and our franchisees’ ability to offer services. Such disruptions could influence customer trends and purchases and negatively impact our and our franchisees’ revenues, properties or operations.
In addition, if we experience the effects of other events, such as natural or other disasters, we could suffer physical damage to one or more of our or our franchisees’ properties, the temporary closure of some or all of our directly-operated relaxation salons and franchised relaxation salons, the temporary lack of an adequate work force in a market, temporary or long-term disruption in the transport of goods, delay in the delivery of goods and supplies to our directly-operated and franchised relaxation salons, disruption of our technology support or information systems, or fuel or electricity shortages or dramatic increases in fuel or electricity prices, all of which would increase the cost of doing business. These events also could have indirect consequences such as increases in the costs of insurance or taxes if they result in significant loss of property or other insurable damage. Any of these factors, or any combination thereof, could adversely affect our operations and our financial results.
As we expand our businesses internationally, we will become subject to foreign laws and regulations, and we could be adversely affected by violations of these laws as well as the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws.
As we expand our business in Japan and other parts of the world, including in the United States in the future, we become subject to risks customarily associated with such global operations, including the complexity of laws, regulations, and markets in the countries in which we operate; the uncertainty of enforcement of remedies in certain jurisdictions; the effect of currency exchange rate fluctuations; export control laws; the impact of foreign labor laws and disputes; the ability to attract and retain key personnel; the economic, tax, and regulatory policies of local governments; compliance with applicable anti-money laundering, anti-bribery, and anti-corruption laws, including the Foreign Corrupt Practices Act and other anti-corruption laws that generally prohibit persons and companies and their agents from offering, promising, authorizing, or making improper payments to foreign government officials for the purpose of obtaining or retaining business; and compliance with applicable sanctions regimes regarding dealings with certain persons or countries. Certain of these laws also contain provisions that require accurate recordkeeping and further require companies to devise and maintain an adequate system of internal accounting controls. We cannot assure you that we will be successful in preventing our franchisees or other agents from taking actions in violation of these foreign laws or regulations. Such violations, or allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations and cash flows.
There is a risk that we will be a passive foreign investment company (which we refer to as “PFIC”) for the current or any future taxable year, which could result in material adverse U.S. federal income tax consequences if you are a U.S. holder.
A non-U.S. corporation, such as our Company, is classified as a PFIC for any taxable year in which, after applying relevant look-through rules with respect to the income and assets of its subsidiaries, either:

(i) 50% or more of the value of the corporation’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets; or (ii) at least 75% of the corporation’s gross income is passive income. “Passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. In determining the value and composition of our assets, cash, including cash we raise in this offering, will generally be considered to be held for the production of passive income and thus will be considered a passive asset.
The determination of whether a corporation is a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules that are subject to differing interpretations. In addition, the determination of whether a corporation will be a PFIC for any taxable year can only be made after the close of such taxable year. Our PFIC status will depend, in part, on the amount of cash that we raise in this offering and how quickly we utilize the cash in our business. Furthermore, because we may value our goodwill based on the market price of the ADSs, a decrease in the market price of the ADSs may also cause us to be classified as a PFIC for the current or any future taxable year. Based upon the foregoing, we do not believe that we were a PFIC for the taxable year ended December 31, 2023. However, as of the date of this prospectus, in light of recent declines in the market price of the ADSs, our risk of becoming a PFIC has increased. The market price of the ADSs may continue to fluctuate considerably and, consequently, we cannot assure you of our PFIC status for the current or any future taxable year.
If we are a PFIC for any taxable year during which a U.S. holder (as defined below) owns common shares or ADSs, certain adverse U.S. federal income tax consequences could apply to such U.S. holder. We have not determined, if we were to be classified as a PFIC for a taxable year, whether we will provide information necessary for a U.S. holder to make a “qualified electing fund” election which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs. Accordingly, U.S. holders should assume that they will not be able to make a qualified electing fund election with respect to the common shares or ADSs. The PFIC rules are complex, and each U.S. holder should consult its own tax advisor regarding the PFIC rules, the elections which may be available to it, and how the PFIC rules may affect the U.S. federal income tax consequences relating to the ownership and disposition of our common shares or ADSs.
Risks Related to Our Relationships with Franchisees
The financial performance of our franchisees can negatively impact our business.
Approximately 30.2% of our relaxation salons were franchised locations as of June 30, 2024. We derive revenues associated with our franchised locations from royalty fees and other fees to franchised locations. Our financial results are therefore dependent in part upon the operational and financial success of our franchisees. We have established operational standards and guidelines for our franchisees; however, we have limited control over how our franchisees’ businesses are run. While we are responsible for ensuring the success of our entire system of relaxation salons and for taking a longer-term view with respect to system improvements, our franchisees have individual business strategies and objectives, which might conflict with our interests. Our franchisees may not be able to secure adequate financing to continue operating their relaxation salons. If they incur too much debt or if economic or sales trends deteriorate such that they are unable to repay existing debt, our franchisees could experience financial distress or even bankruptcy. If a significant number of franchisees become financially distressed, it could harm our operating results through reduced royalty revenues, and the impact on our profitability could be greater than the percentage decrease in the royalty revenues. Closure of franchised relaxation salons would reduce our royalty revenues and could negatively impact margins, because we may not be able to reduce fixed costs which we continue to incur.
We have limited control with respect to the operations of our franchisees, which could have a negative impact on our business.
Franchisees are independent business operators and are not our employees. Though we have established operational standards and guidelines, they own, operate and oversee the daily operations of their salon locations. We provide training and support to franchisees and set and monitor operational standards, but the quality of franchised relaxation salons may be diminished by any number of factors beyond our control.

Consequently, franchisees may not successfully operate relaxation salons in a manner consistent with our standards and requirements or may not hire and train qualified managers and other relaxation salon personnel, including relaxation therapists. If franchisees do not operate to our expectations, our image and reputation, and the image and reputation of other franchisees, may suffer materially, and franchise-wide sales could decline significantly, which would reduce our royalty revenues, and the impact on profitability could be greater than the percentage decrease in royalties and fees.
In addition, our franchisees are subject to the same general economic risks as our Company, and their results are influenced by competition for both guests and therapists, market trends, price competition and disruptions in their markets due to severe weather and other external events. Like us, they rely on external vendors for some critical functions and to protect their company data. They may also be limited in their ability to open new locations by an inability to secure adequate financing, especially since many of them are small businesses with much more limited access to financing than our Company, or by the limited supply of favorable real estate for new salon locations. They may experience financial distress as a result of over-leveraging, which could negatively affect our operating results as a result of delayed payments to us.
We rely on franchise agreements that could be breached and may be difficult to enforce, which could result in franchisees improperly managing relaxation salons.
Although we believe that we take reasonable steps to protect the quality of services provided at our franchised locations, including the use of franchise agreements with detailed and rigorous obligations on the part of franchisees, the agreements can be difficult and costly to enforce. Although we seek to require strict adherence to properly structured franchise agreements, disputes may arise related to revenue, financing, or intellectual property rights associated with our franchise. If a dispute arises, a court may determine that a third party’s rights were infringed. In addition, enforcement of our rights can be costly and unpredictable. We also rely on trade secrets and proprietary know-how that we seek to protect in part by confidentiality agreements with our franchisees, employees, contractors, consultants, advisors or others. Despite the protective measures we employ, we still face the risks that:
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these agreements may be breached;

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these agreements may not provide adequate remedies for the applicable type of breach;

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our trade secrets or proprietary know-how will otherwise become known; and

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our competitors will independently develop similar technology or proprietary information.

We rely in part on the financial health of our franchisees. If we do not screen and monitor them appropriately, it could adversely affect our operations and financial results if they experience financial hardship.
We rely in part on our franchisees and the manner in which they operate their locations to develop and promote our business. It is possible that some franchisees could under-report sales, file for bankruptcy or become delinquent in their payments to us, which could have a significant adverse impact on our business due to loss or delay in payments of royalties and other fees. Bankruptcies by our franchisees could negatively impact our market share and operating results as we may have fewer well-performing relaxation salons, and adversely impact our ability to attract new franchisees.
Although we have developed criteria to evaluate and screen prospective franchisees, we cannot be certain that the franchisees we select will have the business acumen or financial resources necessary to open and sustainably operate successful franchises in their franchise areas, and Japanese contract laws may limit our ability to terminate or modify these franchise arrangements. Moreover, franchisees may not hire qualified managers or may not successfully operate relaxation salons in a manner consistent with our standards and requirements. The failure of developers and franchisees to open and operate franchises successfully could have a material adverse effect on us, our reputation, our brand and our ability to attract prospective franchisees and could materially adversely affect our business, financial condition, results of operations and cash flows.
Franchisees may not have access to the financial or management resources that they need to open the relaxation salons contemplated by their agreements with us. Franchisees may not be able to negotiate acceptable lease or purchase terms for relaxation salon sites, obtain the necessary permits and government approvals or meet construction schedules. Any of these problems could slow our growth and reduce our franchise revenues. Additionally, our franchisees typically depend on financing from banks and other financial institutions, which may not always be available to them, in order to construct and open new relaxation salons. For these reasons, franchisees may not be able to meet the new relaxation salon opening dates required under franchise agreements.
Franchisee turnover could affect our ability to recruit new franchisees.
Although we make great efforts with the aid of our franchise support team to help franchisees who run into difficulties, we may suffer from low franchisee retention. Low franchisee retention could harm our image and deter prospective franchisees. If franchisee turnover increases and we begin to struggle to recruit new franchisees to take over relinquished salon locations or establish new ones, such an occurrence could harm our financial results.
Premature termination of franchise agreements can cause losses.
Our franchise agreements may be subject to premature termination in certain circumstances, such as failure of a franchisee to cure a monetary default or abandonment of the franchise. If terminations occur for this or other reasons, we may need to enforce our right to damages for breach of contract and related claims, which may cause us to incur significant legal fees and expenses and/or to take back and operate such salons as directly-operated. Any damages we ultimately collect could be less than the projected future value of the fees and other amounts we would have otherwise collected under the franchise agreement. In addition, with many of our brands, we remain liable under the lease and, therefore, will be obligated to pay rent or enter into a settlement with the landlord, and we may not be made whole by the franchisee. A significant loss of franchise agreements due to premature terminations could hurt our financial performance or our ability to grow our business.
The interests of our franchisees may conflict with ours in the future and we could face liability from our franchisees or related to our relationship with our franchisees.
Franchisees, as independent business operators, may from time to time disagree with us and our strategies regarding the business or our interpretation of our respective rights and obligations under the respective franchise agreements and the terms and conditions of the franchisee/franchisor relationship. This may lead to disputes with our franchisees, and we expect such disputes to occur from time to time in the future as we continue to offer franchises. Such disputes may result in legal action against us. To the extent we have such disputes, the attention, time and financial resources of our management and our franchisees will be diverted from our relaxation salons and other businesses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows even if we have a successful outcome in the dispute.
We are subject to various Japanese laws that may affect our relationship with our franchisees.
Various Japanese laws govern our relationship with our franchisees and our potential sale of a franchise. A franchisee and/or a government agency may bring legal action against us based on the franchisee/franchisor relationships that could result in the award of damages to franchisees and/or the imposition of fines or other penalties against us.
The Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of 1947, as amended) (which we refer to as the “Antimonopoly Act”) prohibits any activities that inappropriately induce or mislead customers to enter into a business relationship by demonstrating seemingly preferable trade terms and conditions that could create a false impression over other competitor franchisors. The Japan Fair Trade Commission (which we refer to as the “JFTC”), which enforces the Antimonopoly Act and other Japanese antitrust laws, set forth “Guidelines Concerning the Franchise System Under the Antimonopoly Act” which suggest that a franchisor adequately disclose and explain material trade terms to a potential franchisee (willing to join the franchise relationship) to prevent any material terms and conditions inappropriately inducing or misleading such potential franchisee. In addition, when a franchisor markets its franchise, in the event a franchisor provides a prospective franchisee with an estimate of the revenue or profit that might possibly be earned upon becoming a franchisee, such estimated revenue or profit must be based on a reasonable method of calculation and established facts, such as the results of an existing franchise operating in a similar environment. The franchisor is required to present to the prospective franchisee such methods and facts. The guidelines also suggest that, in explaining business hours and temporary closures, a franchisor should provide to a prospective franchisee then-known information that may adversely impact management of the franchise, such as the occurrence of a shortage of human resources during specified business hours or a rapid increase in personnel costs. If the JFTC finds that any of our activities violate the Antimonopoly Act, including any “deceptive customer inducement” and “abuse of superior bargaining positions”, then the JFTC may order us to cease and desist from engaging in such unlawful activities, delete any relevant unlawful clauses from the franchise contract, or carry out any other measures necessary to eliminate such unlawful activities.
In the event the JFTC suspects any violation of the Antimonopoly Act or alleges our Company has misled or wrongly induced based on any particular trade terms, our Company could be exposed to risks including governmental action against our Company.
Risks Related to Our Industry
We are vulnerable to changes in consumer preferences and economic conditions that could harm our business, financial condition, results of operations and cash flow.
Relaxation salon businesses depend on discretionary consumer spending and are often affected by changes in consumer tastes, national, regional and local economic conditions, and demographic trends. Factors such as traffic patterns, weather, local demographics, and the type, number and locations of competing salons may adversely affect the performance of individual locations. In addition, economic downturns, rapid inflation, tight labor market conditions and the resulting increase of general wage levels and increases in salon lease expenses could harm the relaxation industry in general and our relaxation salon locations in particular. Adverse changes in any of these factors could reduce consumer traffic or impose practical limits on pricing that could harm our business, financial condition, results of operations and cash flow. There can be no assurance that consumers will continue to regard our brand of relaxation salons favorably or that we will be able to develop new services that appeal to consumer preferences. Our business, financial condition and results of operations depend in part on our ability to anticipate, identify and respond to changing consumer preferences and economic conditions. If we are unable to adapt to changes in consumer preferences and trends, we may lose customers and our revenues may decline.
We may not be able to compete successfully with other relaxation salon businesses, which could materially and adversely affect our results of operations.
We may not be able to compete successfully with other relaxation salon businesses. Intense competition in the relaxation industry could make it more difficult to expand our business and could also have a negative impact on our operating results if customers favor our competitors, or if we are forced to change our pricing and other marketing strategies.
The relaxation industry, particularly in Japan, is intensely competitive. In addition, the Tokyo metropolitan area (consisting of Tokyo, Kanagawa, Saitama, and Chiba) of Japan, the primary market in which we compete, contains what we believe to be the most competitive relaxation services market in Japan. We expect competition in this market to continue to be intense because relaxation salons are comparatively inexpensive to start and operate, and new competitors are regularly entering the market due to the low barrier to entry. Competition in our industry is primarily based on price, convenience, quality of service, brand recognition, and location of the relaxation salons. If our directly-operated and franchised relaxation salons cannot compete successfully with other relaxation salon companies in new and existing markets, we could lose customers and our revenues could decline. Our directly-operated and franchised relaxation salons compete with national and regional relaxation salon chains for customers, relaxation salon locations and qualified management and other staff, including licensed relaxation therapists. Some of our competitors may have substantially greater financial and other resources, may have been in business longer, may have greater brand recognition, or may be better established in the markets where our relaxation salons are located or are planned to be located. Any of these competitive factors may materially adversely affect our business, financial condition or results of operations.

We face significant competition and continuous technological change.
In our Digital Preventative Healthcare Segment, if our competitors develop and commercialize services faster than we do or develop and commercialize services that are superior to ours, our commercial opportunities will be reduced or eliminated. The extent to which any of our services achieve market acceptance will depend on competitive factors, many of which are beyond our control. Competition in the relaxation and health technology industries is intense. Our main competitors in the Specific Health Guidance Program, promoted by the Ministry of Health, Labor and Welfare of Japan, include SOMPO Health Support Inc., Benefit One Inc., and FitsPlus Inc.
Information technology system failures or breaches of our network security could interrupt our operations and adversely affect our business.
We and our franchisees rely on our computer systems and network infrastructure across our operations, including point-of-sale processing at our relaxation salons. In addition, our Lav® application and the platform under which we collect data from our MOTHER Bracelets® are heavily dependent on information technology systems. We also use Amazon Web Services Microsoft Azure and Google Cloud Platform as our cloud service providers. Our and our franchisees’ operations depend upon our and our franchisees’ ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, worms and other disruptive problems. Any damage or failure of our computer systems, network infrastructure, or cloud servers that cause an interruption in our operations could have a material adverse effect on our business and subject us to litigation or actions by regulatory authorities. The failure of these systems to operate effectively, maintenance problems, upgrading or transitioning to new platforms, or a material network breach in security of these systems as a result of cyber-attack or any other failure to maintain a continuous and secure cyber network could further result in substantial harm, or in delays in customer service and reduce efficiency in our and our franchisees’ operations. This could include the theft of our intellectual property or trade secrets, or the improper use of personal information or other “identity theft.” While we utilize our personnel, as well as a variety of hardware and software, to monitor our systems, controls, firewalls and encryption and intend to maintain and upgrade our security technology and operational procedures to prevent damage, breaches or other disruptive problems, there can be no assurance that these security measures will be successful. Any such claim, proceeding or action by a regulatory authority, or any adverse publicity resulting from these allegations, could adversely affect our business and results of operations.
Cybersecurity breaches and other disruptions could compromise our information, result in the unauthorized disclosure of confidential guest, employee, Company and/or business partners’ information, damage our reputation, and expose us to liability, which could negatively impact our business.
In the ordinary course of our business, we collect and process sensitive and confidential data, including our proprietary business information and that of our guests, users, suppliers and business partners, and personally identifiable information of our guests, users and employees, in our data centers and on our networks. For example, our customers are asked to complete a survey, often digitally on iPads, prior to first receiving services at our relaxation salons. The surveys contain questions requesting private health-related information of our relaxation salon patrons. In connection with credit and debit card sales, we and our franchisees transmit confidential credit and debit card information by way of secure private retail networks. In addition, we collect a large amount of health-related information from users of our Lav® smartphone application and our MOTHER Bracelet®.
The secure processing, maintenance, and transmission of this information is critical to our operations. We rely on commercially available systems, software, tools, and monitoring to provide security for processing, transmission, and storage of confidential information. Despite the security measures we have in place and continual vigilance in regard to the protection of sensitive information, our systems and those of our third-party service providers may be vulnerable to security breaches, attacks by hackers, acts of vandalism, computer viruses, misplaced or lost data, human errors, or other similar events. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost, or stolen. Any such access, disclosure, or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt our operations, damage our reputation, and cause a loss of confidence in our business, products, and services, which could adversely affect our business, financial condition, profitability, and cash flows.
Furthermore, although we currently carry cyber liability insurance, such insurance has limited coverage to cover liabilities incurred by breaches of our customers’ data caused by security breaches, attacks by hackers, acts of vandalism, computer viruses, misplaced or lost data, human errors, or other similar events. A significant claim not covered by our insurance, in full or in part, may result in significant expenditures by us. Moreover, we may not be able to maintain insurance policies in the future at reasonable costs or on acceptable terms, which may adversely affect our business and the trading price of the ADSs.
Negative publicity could reduce sales at some or all of our relaxation salons.
Although we actively screen all personnel and staff members, including relaxation therapists, who interact with customers, we cannot guarantee that our staff or customers will not engage in illegal or inappropriate behavior that could have a negative effect on our brand image, as well as the health and well-being of our customers or staff, as the case may be. In addition, negative publicity may adversely affect us, regardless of whether the allegations are valid or whether we are held to be responsible. Any such negative impact of adverse publicity relating to one relaxation salon may extend far beyond the relaxation salon involved, especially due to the high geographic concentration of many of our relaxation salons, to affect some or all of our other relaxation salons, including our franchised relaxation salons. The risk of negative publicity is particularly great with respect to our franchised relaxation salons because we are limited in the manner in which we can regulate them, especially on a real-time basis, and negative publicity from our franchised relaxation salons may also significantly impact directly-operated relaxation salons. In addition, the relaxation industry can often be held under legal and legislative scrutiny as a result of some fringe relaxation businesses that engage in illegal or anti-social activities.
Employee claims against us based on, among other things, wage and hour violations, discrimination, harassment, wrongful termination, or similar claims may also create not only legal and financial liability but negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. Certain of these types of employee claims, such as tort claims, could be asserted against us by employees of our franchisees. A significant increase in the number of these claims or an increase in the number of successful claims could materially adversely affect our business, financial condition, results of operations and cash flows.
We are potentially subject to government regulations, and we may experience delays in obtaining required regulatory approvals, if required, to market our proposed businesses.
Various aspects of our operations are or may become subject to Japanese law or the laws of another relevant country or jurisdiction, any of which may change from time to time. Costs arising out of any regulatory developments could be time-consuming, expensive and could divert management resources and attention and, consequently, could adversely affect our business operations and financial performance.
Delays in regulatory clearance, approval, limitations in regulatory approval and withdrawals of regulatory approval, if any are required, may have a negative impact on our results. If we experience significant delays in obtaining any regulatory approvals, our business development costs will increase and or our ability to commercialize future businesses will be adversely affected.
Risks Related to Ownership of the ADSs
We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common shares and ADSs may be less attractive to investors.
We are an “emerging growth company,” as defined in the U.S. Jumpstart Our Business Startups Act of 2012 (which we refer to as the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act of 2002 (which we refer to as the “Sarbanes-Oxley Act”), reduced disclosure about executive compensation arrangements, no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements, and not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements. We have elected to adopt these reduced disclosure requirements.
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement declared effective under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised financial accounting standards. An emerging growth company can, therefore, delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates.
We would cease to be an “emerging growth company” upon the earliest of (i) December 31, 2025, (ii) the last day of the fiscal year during which our annual gross revenues are US$1.235 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt securities, and (iv) as of the end of any fiscal year in which the market value of our common shares held by non-affiliates exceeded US$700 million as of the end of the second quarter of that fiscal year (and we have been a public company for at least 12 months and have filed at least one annual report on Form 20-F).
We cannot predict if investors will find the ADSs less attractive as a result of our taking advantage of these exemptions. If some investors find the ADSs less attractive as a result of our choices, there may be a less active trading market for the ADSs and our stock price may be more volatile.
As a “foreign private issuer” we are permitted, and intend to continue, to follow certain home country corporate governance and other practices instead of otherwise applicable SEC and NASDAQ requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.
Our status as a foreign private issuer exempts us from compliance with certain SEC laws and regulations and certain regulations of The Nasdaq Capital Market (which we refer to as “NASDAQ”), including certain governance requirements such as independent director oversight of the nomination of directors and executive compensation. Further, consistent with corporate governance practices in Japan, we do not have a standalone compensation committee or nomination and corporate governance committee under our board. In addition, we are not required under the Exchange Act to file current reports and financial statements with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and we are generally exempt from filing quarterly reports with the SEC. Also, we are not required to provide the same executive compensation disclosures regarding the annual compensation of our five most highly compensated senior executives on an individual basis as are required of U.S. domestic issuers. As a foreign private issuer, we are permitted to disclose executive compensation on an aggregate basis and need not supply a Compensation Discussion & Analysis, as is required for domestic companies. Furthermore, as a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and accommodations will reduce the frequency and scope of information and protections to which you are entitled as an investor.

ADSs representing our common shares are listed on the Nasdaq Capital Market. As such, we must meet the Nasdaq Capital Market’s continued listing requirements and other Nasdaq rules, or we may risk delisting. Delisting could negatively affect the price of the ADSs, which could make it more difficult for us to sell securities in a financing and for you to sell your ADSs.
ADSs representing our common shares are listed on the Nasdaq Capital Market. As such, we are required to meet the continued listing requirements of the Nasdaq Capital Market and other Nasdaq rules, including those regarding director independence and independent committee requirements, minimum shareholders’ equity, minimum share price and certain other corporate governance requirements. In particular, we are required to satisfy the listing standards set forth in Nasdaq Listing Rule 5550(b), which sets forth minimum standards for stockholders’ equity, the market value of listed securities and net income, at least one of which must be satisfied.
As previously disclosed in reports on Form 6-K filed with the SEC and in our report on Form 20-F filed on May 30, 2023, we were not in compliance with the $35 million market value of listed securities requirement set forth in Nasdaq Listing Rule 5550(b)(2) as of December 27, 2022. After the hearing before a Nasdaq Hearings Panel (the “Panel”) for continued listing on Nasdaq, we regained compliance on June 1, 2023 based on the net income standard set forth in Nasdaq Listing Rule 5550(b)(3), which requires a minimum net income from continuing operations of $500,000 in the most recently completed fiscal year or two of the last three most recently completed fiscal years. As of the date of this prospectus, the total market value of our listed securities is significantly below the $35 million requirement, and as a result, we continue to rely on the net income standard under Nasdaq Listing Rule 5550(b)(3) to maintain the listing of the ADSs on the NASDAQ Capital Market. Depending on the proceeds we receive from this offering, there is a possibility that we may be able reach the minimum stockholders’ equity level of $2,500,000 required to satisfy the continued listing standard set forth in Nasdaq Listing Rule 5550(b)(1), making it unnecessary for us to satisfy the market value standard or net income standard to maintain the listing of our common shares on the Nasdaq Capital Market, provided that we are able to maintain the minimum required stockholders’ equity. However, there is no guarantee we will be able to raise sufficient proceeds and allocate the required amount to stockholders’ equity to achieve this minimum required level. While we are currently in compliance with the Nasdaq listing standards, there is no assurance that we will remain in compliance with these standards in the future. In particular, our ability to generate the minimum net income required under Nasdaq Listing Rule 5550(b)(3) on which we are currently relying is subject to the risk factors described in this prospectus, many of which are beyond our control, including the risk that our net income may be negatively impacted by interest accruing on borrowings we expect to incur to finance our proposed acquisition of JGMC. We cannot guarantee that any actions we take to prevent future non-compliance or to regain compliance with Nasdaq’s listing requirements in the future will be successful.
If we do not meet these continued listing requirements, the ADSs could be delisted. Delisting of the ADSs from the Nasdaq Capital Market would cause us to pursue eligibility for trading on other markets or exchanges, including over-the-counter (“OTC”) markets. In such case, our shareholders’ ability to trade, or obtain quotations of the market value of, the ADSs would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities. There can be no assurance that the ADSs, if delisted from the Nasdaq Capital Market in the future, would be listed on a national securities exchange, a national quotation service or the OTC markets. Delisting from the Nasdaq Capital Market, or even the issuance of a notice of potential delisting, would also result in negative publicity, make it more difficult for us to raise additional capital, adversely affect the market liquidity of our common shares, reduce security analysts’ coverage of us and diminish investor, supplier and employee confidence. Additionally, the threat of delisting or a delisting of the ADSs from the Nasdaq Capital Market could reduce the number of investors willing to hold or acquire our common shares, thereby further restricting our ability to obtain equity financing, and it could reduce our ability to retain, attract and motivate our directors, officers and employees. In addition, as a consequence of any such delisting, our share price could be negatively affected and our shareholders would likely find it more difficult to sell, or to obtain accurate quotations as to the prices of, the ADSs.
We may be, and have in the past been, delayed in complying with our periodic reporting obligations under the Exchange Act.
We are subject to the periodic reporting obligations under the Exchange Act. In particular, as our fiscal year ends December 31 of each year, the prescribed due date for us to file our annual report on Form 20-F is, in principle, April 30 of each year. However, we did not file our annual report for the fiscal year ended December 31, 2023 until June 18, 2024 due to delays in completing the audit of our consolidated financial statements for the year ended December 31, 2023. In addition, for the fiscal year ended December 31, 2022, we did not file our annual report until May 30, 2023, and we experienced delays with respect to prior fiscal years as well. While we believe we have made certain improvements to our internal controls over financial reporting, material weaknesses in such internal controls remain, and we may be delayed in complying with our periodic reporting obligations in the future. See “—We have identified material weaknesses in our internal control over financial reporting. If we fail to maintain an effective system of internal control to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.”
Further, any failure by us to comply with our SEC reporting obligations in the future may materially and adversely affect investors’ investment in the ADSs. For instance, in the event that we fail to timely file any periodic reports or current reports, investors in the ADSs may not receive up-to-date disclosure of matters affecting their investment decisions, and the ADSs may be considered riskier than those of other issuers as a result. Additionally, under Nasdaq Listing Rule 5250(c)(1), a foreign private issuer listed on Nasdaq is required to timely file all required periodic financial reports with the SEC, and noncompliance creates a risk that the ADSs could be delisted. In the event that the ADSs are delisted from Nasdaq, the value and liquidity of investors’ investment in the ADSs would be materially and adversely affected. See also “—ADSs representing our common shares are listed on the Nasdaq Capital Market. As such, we must meet the Nasdaq Capital Market’s continued listing requirements and other Nasdaq rules, or we may risk delisting. Delisting could negatively affect the price of the ADSs, which could make it more difficult for us to sell securities in a financing and for you to sell your ADSs.”
Our Chief Executive Officer owns a “golden share” with key veto rights, thereby limiting a shareholder’s ability to influence our business and affairs.
Kouji Eguchi, our Chief Executive Officer and director, is the sole holder of our Class A common share, which we refer to as a “golden share,” entitling him to certain veto rights on key matters presented to our shareholders. Consequently, Mr. Eguchi is able to control key corporate decisions, thus limiting the ability of the holders of the ADSs to influence matters affecting our Company. As a shareholder, Mr. Eguchi may be able to influence the outcome of matters submitted to shareholders for approval, including amendments of our organizational documents, issuance of additional common shares, approval of any merger, sale of assets, or other major corporate transactions. This may prevent or discourage unsolicited acquisition proposals or offers for our common shares or ADSs that you may feel are in your best interest as one of our shareholders. Circumstances may occur in which the interests of our Chief Executive Officer could be in conflict with your interests or the interests of other shareholders. Accordingly, a shareholder’s ability to fully influence our business and affairs through voting its common shares may be limited.
The requirements of being a U.S. public company may strain our resources and divert management’s attention.
As a public company with ADSs listed on NASDAQ, we incur significant legal, accounting, and other expenses that we did not incur as a private company. The reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and the listing standards of NASDAQ as applicable to a foreign private issuer, which are different in some material respects from those required for a U.S. public company, impose various requirements on the corporate governance practices of public companies. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” Further, these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which could make it more difficult for us to attract and retain qualified members of our board of directors.
Pursuant to Section 404 of the Sarbanes-Oxley Act, once we are no longer an emerging growth company, we may be required to furnish an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of complying with Section 404 of the Sarbanes-Oxley Act will significantly increase, and management’s attention may be diverted from other business concerns, which could adversely affect our business and results of operations. We may need to hire more employees in the future or engage outside consultants to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, which will further increase our cost and expense. In addition, enhanced legal and regulatory regimes and heightened standards relating to corporate governance and disclosure for public companies result in increased legal and financial compliance costs and make some activities more time-consuming.
As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors, shareholders or third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, financial condition and results of operations.
We have identified material weaknesses in our internal control over financial reporting. If we fail to maintain an effective system of internal control to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.
In connection with the preparation of our financial statements for the fiscal year ended December 31, 2023, we have identified several material weaknesses and other control deficiencies including significant deficiencies in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, or PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. As of and for the fiscal year ended December 31, 2023, we have identified material weaknesses in our financial reporting related to the following:
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Insufficiency of effective processes to ensure that all journal entries were properly reviewed and approved prior to posting to the general ledger;

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Insufficient management review controls over key financial information including lack of evidence of review and approval of financial information; and

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Internal controls not being updated in a timely manner due to rapid changes in our new business operations and environment.

We have already taken some steps and have continued to implement measures to remediate the material weaknesses identified, including but not limited to, (i) developing and implementing sufficient review and approval processes for the journal entries with the support of professionals, (ii) enhancing, recording, and retaining sufficient evidence of internal controls, including review and approval by the appropriate level of personnel, (iii) assigning appropriate personnel to be in charge of accounting and internal control to update and improve the business process and the design of internal controls in a timely manner.
Section 404 of the Sarbanes-Oxley Act (which we refer to as “Section 404”), requires that as a U.S. public company, we assess the effectiveness of our internal control over financial reporting at the end of each fiscal year. In addition, once we cease to be an “emerging growth company” as defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal control or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.
We cannot assure you that our remedial measures will successfully remediate the material weaknesses identified so far, or that other material weaknesses will not be discovered in the future. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of the ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from NASDAQ, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements for prior periods.
We cannot assure you that the ADSs will remain liquid or that they will remain listed on NASDAQ.
Our ADSs representing our common shares are listed on The Nasdaq Capital Market; however, we cannot assure you that we will be able to maintain such listing. See “—ADSs representing our common shares are listed on the Nasdaq Capital Market. As such, we must meet the Nasdaq Capital Market’s continued listing requirements and other Nasdaq rules, or we may risk delisting. Delisting could negatively affect the price of the ADSs, which could make it more difficult for us to sell securities in a financing and for you to sell your ADSs.” In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling ADSs representing our common shares, which may further affect the liquidity of the ADSs. This would also make it more difficult for us to raise additional capital or attract qualified employees or partners.
Although the ADSs are currently listed on NASDAQ under the symbol “MRM”, an active trading market for the ADSs may never develop or be sustained. If an active trading market does not develop or is not sustained, you may have difficulty selling your ADSs at an attractive price, or at all. An inactive market may also impair our ability to raise capital by selling our common shares or ADSs, and it may impair our ability to attract and motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using our common shares or ADSs as consideration.
Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of the ADSs. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our businesses and cause the price of the ADSs to decline.
The price of the ADSs may fluctuate substantially.
The price for the ADSs in this offering will be determined by us and representatives of the underwriters, and it may not be indicative of prices that will prevail in the open market following this offering. You may not be able to sell your ADSs at or above the offering price or at any other price or at the time that you would like to sell. You should consider an investment in the ADSs to be risky, and you should invest in the ADSs only if you can withstand a total loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of the ADSs to fluctuate, in addition to the other risks mentioned in this section of the prospectus, are:
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any failure to meet or exceed revenue and financial projections we provide to the public;

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actual or anticipated variations in our half-yearly financial condition and operating results or those of other companies in our industry;

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our failure to meet or exceed the estimates and projections of the investment community;

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announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

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additions or departures of our key management personnel;

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issuances by us of debt or equity securities;

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litigation involving our Company, including shareholder litigation; investigations or audits by regulators into the operations of our Company; or proceedings initiated by our competitors, franchisees, or customers;

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changes in the market valuations of similar companies;

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ADS price and volume fluctuations attributable to inconsistent trading volume levels of the ADSs;

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significant sales of the ADSs or common shares by our insiders or our shareholders in the future;

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the trading volume of the ADSs in the United States; and

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general economic and market conditions.

These and other market and industry factors may cause the market price and demand for the ADSs to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their ADSs and may otherwise negatively affect the liquidity of the ADSs. Future market fluctuations may also materially adversely affect the market price of the ADSs.
In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class action litigation against that company. Any such class action suit or other securities litigation would divert the attention of our senior management, require us to incur significant expense and, whether or not adversely determined, could materially adversely affect our business, financial condition, results of operations and prospects.
If you purchase ADSs in this offering, you will experience immediate dilution.
If you purchase ADSs in this offering, you will experience immediate dilution of $3.94 per ADS in the net tangible book value of your ADSs after giving effect to this offering at an assumed public offering price of $3.01 per ADS because the price that you pay will be substantially greater than the net tangible book value per ADS that you acquire. For a further description of the dilution that you will experience immediately after this offering, see the section of this prospectus titled “Dilution.”
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price of the ADSs and trading volume could decline.
The trading market for the ADSs depends in part on the research and reports that securities or industry analysts publish about us or our business. If few or no securities or industry analysts cover us, the trading price for the ADSs would be negatively impacted. If one or more of the analysts who covers us downgrades the ADSs, publishes incorrect or unfavorable research about our business, ceases coverage of our Company, or fails to publish reports on us regularly, demand for the ADSs could decrease, which could cause the price of the ADSs or trading volume to decline.
We do not currently intend to pay dividends on our common shares for the foreseeable future.
We currently do not intend to pay any dividends to holders of our common shares for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Any determination to pay dividends in the future will be at the discretion of our board of directors and subject to limitations under applicable law. Therefore, you are not likely to receive any dividends on your ADSs for the foreseeable future, and the success of an investment in the ADSs will depend upon any future appreciation in its value. Moreover, any ability to pay may be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or our subsidiaries. Consequently, investors may need to sell all or part of their holdings of our common shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment. There is no guarantee that the ADSs will appreciate in value or even maintain the price at which our shareholders have purchased the ADSs.
Sales of a substantial number of our common shares or ADSs in the public markets by our existing shareholders in the future could cause the price of the ADSs to fall.
Sales of a substantial number of our common shares or ADSs in the public market in the future or the perception that these sales might occur, could depress the market price of the ADSs and could impair our ability to raise capital through the sale of additional equity securities from time to time. We are unable to predict the effect that any such sales may have on the prevailing market price of the ADSs.
The future issuance of additional common shares in connection with our stock option plan, convertible bonds, acquisitions or otherwise may adversely affect the market of the ADSs.
As of December 31, 2023, there were an aggregate of 589,500 of our common shares issuable upon exercise of outstanding stock options, at a weighted average exercise price of JPY866 (US$5.38) per share. During the period from January 1 to September 30, 2024, of those issuable common shares, 3,500 shares have been issued pursuant to the exercise of options that are part of our fifth series of stock acquisition rights for common shares and 155,950 shares have been issued pursuant to the exercise of stock options that are part of our ninth series of stock acquisition rights for common shares. As a result, 159,450 shares of our common stock were issued upon exercise of stock options during the period from January 1 to September 30, 2024. During the same period, stock options exercisable for 1,850 common shares have been forfeited due to resignation of the option holders from the Company, and those exercisable for 135,200 common shares have also been forfeited due to expiration of exercise period of the ninth series of stock acquisition rights. As of October 31, 2024, there are an aggregate of 293,000 of our common shares issuable upon exercise of outstanding stock options, at a weighted average exercise price of JPY1,738 (US$10.80) per share. If and when more options are exercised for our common shares, the number of common shares outstanding will increase. Such an increase in our outstanding securities, and any sales of such shares, could have a material adverse effect on the market for the ADSs, and the market price of the ADSs.
On March 8, 2024, our board of directors adopted the MEDIROM Healthcare Technologies Inc. 2024 Equity Incentive Compensation Plan (the “2024 Equity Incentive Plan”), which was approved at our annual meeting of the shareholders held on March 29, 2024. Under the 2024 Equity Incentive Plan, we may grant stock options, stock appreciation rights, restricted stock, restricted stock units and performance share awards to our Company’s directors, internal corporate auditors, officers, employees and consultants. A total of 497,500 shares of common stock are authorized for issuance under the 2024 Equity Incentive Plan. We currently plan to continue granting stock options and other incentives so that we can continue to secure talented personnel in the future. We may issue all of these common shares without any further action or approval by our shareholders, subject to certain exceptions. Any common shares issued in connection with our stock option plan, the exercise of outstanding stock options, or otherwise, would dilute your ownership interest.
In addition, we have used in the past, and may in the future use, convertible bonds in our financing activities. For example, we issued corporate convertible bonds in the aggregate amount of JPY500,000 thousand (US$3,108 thousand) to Kufu Company Inc., a Japanese company, in December 2022, the terms of which we amended on November 1, 2024. The bonds are unsecured, accrue interest at a rate of 5.0% per annum, payable on June 30, 2023 and semi-annually thereafter, and will mature on December 31, 2025, unless earlier converted. At any time between the six-month anniversary date of December 28, 2022 and before the close of business on December 30, 2025, Kufu Company Inc., as the bond holder, may exercise the stock acquisition right that is incorporated into each bond, in which case the corresponding portion of the bonds will be deemed to have been acquired by the Company as a capital contribution and will be extinguished (effectively, a conversion of the bonds into shares at the JPY755 (US$4.69) per common share exercise price).
In addition, we issued corporate convertible bonds in the amount of JPY300,000 thousand (US$1,865 thousand) to Triple One Investment Limited Partnership, a Japanese limited liability investment partnership, in October 2024. The bonds are unsecured, accrue interest at a rate of 2.0% per annum, payable on June 30, 2025 and semi-annually thereafter, and will mature on October 29, 2027. At any time between October 25, 2024 and October 29, 2027, Triple One may exercise the stock acquisition right that is incorporated into each bond, in which case the corresponding portion of the bonds will be deemed to have been acquired by the Company as a capital contribution and will be extinguished (effectively, a conversion of the bonds into shares at the JPY957 (US$5.95) per common share exercise price).
We may also issue stock to provide consideration in connection with future acquisitions or other corporate transactions. The conversion of any convertible bonds into our capital stock, or the issuance of our capital stock in connection with corporate transactions, would dilute your ownership interest.

The right of holders of ADSs to participate in any future rights offerings may be limited, especially with respect to offerings other than distributions of cash, which may cause dilution to their holdings and holders of ADSs may not receive cash dividends if it is impractical to make them available to them.
We may, from time to time, distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make any such rights available to the ADS holders in the United States unless we register such rights and the securities to which such rights relate under the Securities Act or an exemption from the registration requirements is available. In addition, the deposit agreement provides that the depositary bank will not make rights available to ADS holders unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act.
The depositary has agreed to pay ADS holders the cash dividends or other distributions it or the custodian receives on our common shares or other deposited securities after deducting its fees and expenses. However, because of these deductions, ADS holders may receive less, on a per share basis with respect to their ADSs than they would if they owned the number of shares or other deposited securities directly. ADSs holders will receive these distributions in proportion to the number of common shares the ADSs represent. In addition, the depositary may, at its discretion, decide that it is not lawful or practical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and ADS holders will not receive such distribution.
Holders of ADSs may be subject to limitations on transfer of their ADSs.
ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.
We may amend the deposit agreement without consent from holders of ADSs and, if such holders disagree with our amendments, their choices will be limited to selling the ADSs or withdrawing the underlying common shares.
We may agree with the depositary to amend the deposit agreement without consent from holders of ADSs. If an amendment increases fees to be charged to ADS holders or prejudices a material right of ADS holders, it will not become effective until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, ADS holders are considered, by continuing to hold their ADSs, to have agreed to the amendment and to be bound by the amended deposit agreement. If holders of ADSs do not agree with an amendment to the deposit agreement, their choices will be limited to selling the ADSs or cancelling the ADSs and withdrawing the underlying common shares. No assurance can be given that a sale of ADSs could be made at a price satisfactory to the holder in such circumstances.
Holders of ADSs may not receive distributions on our common shares or any value for them if it is illegal or impractical to make them available to such holders.
The depositary of ADSs has agreed to pay holders of ADSs the cash dividends or other distributions it or the custodian for the ADSs receives on common shares or other deposited securities after deducting its fees and expenses. Holders of ADSs will receive these distributions in proportion to the number of our common shares that such ADSs represent. However, the depositary is not responsible for making such payments or distributions if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act, but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration required for such distribution cannot be obtained after reasonable efforts made by the depositary. We have no obligation to take any other action to permit distributions on our common shares to holders of ADSs. This means that holders of ADSs may not receive the distributions we make on our common shares if it is illegal or impractical to make them available to such holders. These restrictions may materially reduce the value of the ADSs.
ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.
The deposit agreement governing the ADSs representing our common shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial for any claim they may have against us or the depositary arising out of or relating to our common shares, the ADSs or the deposit agreement, which may include any claim under the U.S. federal securities laws.
If we or the depositary were to oppose a jury trial based on this waiver, the court would have to determine whether the waiver was enforceable based on the facts and circumstances of the case in accordance with applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, or by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this would be the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.
If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including outcomes that could be less favorable to the plaintiff(s) in any such action. Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or the ADSs serves as a waiver by any holder or beneficial owner of ADSs (including purchasers of the ADSs in the secondary market) or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.
Risks Related to Japan
We are incorporated in Japan, and it may be more difficult to enforce judgments against us that are obtained in courts outside of Japan.
We are incorporated in Japan as a joint stock corporation (kabushiki kaisha) with limited liability. All of our directors are non-U.S. residents, and a substantial portion of our assets and the personal assets of our directors are located outside the United States. As a result, when compared to a U.S. company, it may be more difficult for investors to effect service of process upon us in the United States, or to enforce against us, or our directors or executive officers, judgments obtained in U.S. courts predicated upon civil liability provisions of U.S. federal or state securities laws or similar judgments obtained in other courts outside of Japan. There is doubt as to the enforceability in Japanese courts, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon U.S. federal and state securities laws.

Substantially all of our revenues are generated in Japan, but an increase of our international presence could expose us to fluctuations in foreign currency exchange rates, or a change in monetary policy may harm our financial results.
Our functional currency and reporting currency is the Japanese yen. Substantially all of our revenues are generated in Japan, but an increase in our international presence could expose us to fluctuations in foreign currency exchange rates. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies which, among other factors, may be influenced by governmental policies and domestic and international economic and political developments. If our non-Japanese revenues increase substantially in the future, any significant change in the value of the currencies of the countries in which we do business against the Japanese yen could adversely affect our financial condition and results of operations due to translational and transactional differences in exchange rates.
We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the amount of our revenues that will be generated in other countries, the variability of currency exposures, and the potential volatility of currency exchange rates. We do not take actions to manage our foreign currency exposure, such as entering into hedging transactions.
We have business relationships with enterprises and professionals located outside of Japan and we may make payment to such parties in foreign currency, which exposes us to market risk associated with exchange rate movements of the Japanese yen against the U.S. dollar and other foreign currencies.
Our Japanese yen expenses consist principally of compensation, subcontractor expenses, and rent. While many of our business partners are Japanese domestic enterprises, we also have relationships with foreign enterprises and professionals to which our expenses may be paid in foreign currency. As our business expands overseas, our foreign currency exposure gives rise to more market risk associated with exchange rate movements of the Japanese yen mainly against the U.S. dollar, because most of our revenues are denominated in Japanese yen, while such expansion efforts outside Japan will cause us to incur more expenses in foreign currencies. Going forward, we anticipate that a certain portion of our expenses will continue to be denominated in foreign currencies. If such expansion efforts outside Japan are successful, however, a substantial amount of revenue could also be denominated in foreign currencies, particularly if we are able to develop and expand sales of MOTHER Bracelet® to markets outside Japan in the future. Our financial position, results of operations and cash flow are subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in such exchange rates.
To date, we have not engaged in hedging our foreign currency exchange risk. In the future, we may enter into formal currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from the adverse effects of such fluctuations.
Rights of shareholders under Japanese law may be different from rights of shareholders in other jurisdictions.
Our articles of incorporation and the Companies Act of Japan (which we refer to as the “Companies Act”) govern our corporate affairs. Legal principles relating to matters such as the validity of corporate procedures, directors’ fiduciary duties and obligations, and shareholders’ rights under Japanese law may be different from, or less clearly defined than, those that would apply to a company incorporated in any other jurisdiction. Shareholders’ rights under Japanese law may not be as extensive as shareholders’ rights under the laws of other countries. For example, under the Companies Act, only holders of 3% or more of our total voting rights or our outstanding shares are entitled to examine our accounting books and records. Furthermore, there is a degree of uncertainty as to what duties the directors of a Japanese joint stock corporation may have in response to an unsolicited takeover bid, and such uncertainty may be more pronounced than that in other jurisdictions.
Holders of ADSs have fewer rights than shareholders under Japanese law, and their voting rights are limited by the terms of the deposit agreement.
The rights of shareholders under Japanese law to take actions, including with respect to voting their shares, receiving dividends and distributions, bringing derivative actions, examining our accounting books and records, and exercising appraisal rights, are available only to shareholders of record. Because the depositary, through its custodian agents, is the record holder of our common shares underlying the ADSs, only the depositary can exercise those rights in connection with the deposited common shares. ADS holders will not be able to bring a derivative action, examine our accounting books and records, or exercise appraisal rights through the depositary.
Holders of ADSs may exercise their voting rights only in accordance with the provisions of the deposit agreement. Upon receipt of voting instructions from the ADS holders in the manner set forth in the deposit agreement, the depositary will make efforts to vote the common shares underlying the ADSs in accordance with the instructions of the ADS holders. The depositary and its agents may not be able to send voting instructions to ADS holders or carry out their voting instructions in a timely manner. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast, or for the effect of any such vote. As a result, holders of ADSs may not be able to exercise their right to vote.
Under the deposit agreement, if you do not vote, the depositary may give us a discretionary proxy to vote the common shares underlying the ADSs at shareholders’ meetings if we have timely provided the depositary with notice of the meeting and related voting materials and (i) we have instructed the depositary that we wish a discretionary proxy to be given, (ii) we have informed the depositary that there is no substantial opposition as to a matter to be voted on at the meeting, and (iii) a matter to be voted on at the meeting would not have a material adverse impact on shareholders. The effect of this discretionary proxy is that you cannot prevent the underlying common shares represented by the ADSs from being voted, except under the circumstances described above. This may make it more difficult for ADS holders to influence the management of the company. Holders of common shares are not subject to this discretionary proxy.
Direct acquisition of our common shares, in lieu of ADSs, is subject to a prior filing requirement under recent amendments to the Japanese Foreign Exchange and Foreign Trade Act and related regulations.
Under recent amendments in 2019 to the Japanese Foreign Exchange and Foreign Trade Act and related regulations (which we refer to as “FEFTA”), direct acquisition of our common shares, in lieu of ADSs, by a Foreign Investor (as defined herein under “Description of Share Capital and Articles of Incorporation—Exchange Controls”) could be subject to the prior filing requirement under FEFTA. A Foreign Investor wishing to acquire direct ownership of our common shares, rather than ADSs, will be required to make a prior filing with the relevant governmental authorities through the Bank of Japan and wait until clearance for the acquisition is granted by the applicable governmental authorities, which approval may take up to 30 days and could be subject to further extension.
A prior filing requirement as set forth above is not triggered for acquiring or trading the ADSs because the depositary received clearance for the acquisition of our common shares underlying the ADS. Without such clearance, the Foreign Investor will not be permitted to acquire our common shares directly. As such, prior to accepting our common shares for deposit, the depositary obtained such pre-clearance from the applicable Japanese governmental authority. In addition, any Foreign Investor expecting to receive delivery of our common shares upon surrender of ADSs must also obtain pre-clearance from the applicable Japanese governmental authority prior to accepting delivery, which approval may take up to 30 days and could be subject to further extension. Although such prior filing requirement is not triggered for trading the ADSs once the depositary receives clearance for the deposit of the underlying common shares, we cannot assure you that there will not be delays for additional Foreign Investors who wish to acquire our common shares or for holders of the ADSs who are Foreign Investors and who wish to surrender their ADSs and acquire the underlying common shares. In addition, we cannot assure you that the applicable Japanese governmental authorities will grant such clearance in a timely manner or at all. See “Description of Share Capital and Articles of Incorporation—Exchange Controls” and “Description of American Depositary Shares.”
Dividend payments and the amount you may realize upon a sale of ADSs that you hold will be affected by fluctuations in the exchange rate between the U.S. dollar and the Japanese yen.
Cash dividends, if any, in respect of our common shares represented by the ADSs will be paid to the depositary in Japanese yen and then converted by the depositary into U.S. dollars, subject to certain conditions. Accordingly, fluctuations in the exchange rate between the Japanese yen and the U.S. dollar will affect, among other things, the amounts a holder of ADSs will receive from the depositary in respect of dividends, the U.S. dollar value of the proceeds that a holder of ADSs would receive upon sale in Japan of our common shares obtained upon surrender of ADSs, and the secondary market price of ADSs. Such fluctuations will also affect the U.S. dollar value of dividends and sales proceeds received by holders of common shares.
General Risk Factors
Third party claims with respect to intellectual property assets, if decided against us, may result in competing uses or require adoption of new, non-infringing intellectual property, which may in turn adversely affect sales and revenues.
There can be no assurance that third parties will not assert infringement or misappropriation claims against us, or assert claims that our rights in our trademarks, patents and other intellectual property assets are invalid or unenforceable. Any such claims could have a material adverse effect on us or our franchisees if such claims were to be decided against us. If our rights in any intellectual property were invalidated or deemed unenforceable, it could permit competing uses of intellectual property which, in turn, could lead to a decline in relaxation salon, Digital Preventative Healthcare business, and other revenues. If the intellectual property became subject to third party infringement, misappropriation or other claims, and such claims were decided against us, we may be forced to pay damages, be required to develop or adopt non-infringing intellectual property or be obligated to acquire a license to the intellectual property that is the subject of the asserted claim. There could be significant expenses associated with the defense of any infringement, misappropriation, or other third-party claims.
Changes in regulatory requirements, or in application of current regulatory requirements, may have an adverse effect on our business and results of operations.
Relaxation salons such as ours are not currently regulated by the Japanese government. The main law in Japan governing the massage industry is the Act on Practitioners of Massage, Acupressure, Acupuncture and Moxibustion, and etc. (Act No. 217 of 1947) (which we refer to as the “Massage Act”). However, our Company does not market or provide massage, acupressure, acupuncture, moxibustion or other services regulated under the Massage Act, and this information is clearly provided to all customers prior to receiving our services, as well as all franchisees to prevent unauthorized services. Moreover, all of our customers are required to sign a waiver acknowledging this prior to receiving our services. Nevertheless, the Japanese government could later include our industry within the meaning of the Massage Act, or enact a separate law to regulate our industry. If such an occurrence were to happen, our costs associated with licensing and training staff, as well as any additional wages required for hiring licensed staff, as necessary, could add to our expenses and harm our results of operation.
Matters relating to employment and labor law may adversely affect our business.
Various Japanese labor laws govern our relationships with our employees and affect operating costs. These laws include employment classifications of employee, independent contractor, or contract worker; minimum wage requirements; employer contributions to social security, unemployment insurance, and workers’ accident compensation insurance, and other wage and benefit requirements. Significant additional government regulations and new laws, including mandating increases in minimum wages, changes in employment status requirements, or other labor law changes could materially affect our business, financial condition, operating results or cash flow. Additionally, if our or our franchisees’ employees unionize, it could materially affect our business, financial condition, operating results or cash flow.
We are also subject in the ordinary course of business to employee claims against us based, among other things, on discrimination, harassment, wrongful termination, or violation of labor laws. Such claims could also be asserted against us by employees of our franchisees. These claims may divert our financial and management resources that would otherwise be used to benefit our operations. The ongoing expense of any resulting lawsuits, and any substantial settlement payment or damage award against us, could adversely affect our business, brand image, employee recruitment, financial condition, operating results or cash flows.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price of the ADSs and trading volume could decline.
The trading market for the ADSs depends in part on the research and reports that securities or industry analysts publish about us or our business. We are not currently aware of coverage by any such securities or industry analysts. If few or no securities or industry analysts cover us, the trading price for the ADSs could be negatively impacted. In the future, if one or more of the analysts who covers us downgrades the ADSs, publishes incorrect or unfavorable research about our business, ceases coverage of our Company, or fails to publish reports on us regularly, demand for the ADSs could decrease, which could cause the price of the ADSs or trading volume to decline.
Sales of a substantial number of our common shares or ADSs in the public markets by our existing shareholders in the future could cause the price of the ADSs to fall.
Sales of a substantial number of our common shares or ADSs in the public market in the future or the perception that these sales might occur, could depress the market price of the ADSs and could impair our ability to raise capital through the sale of additional equity securities from time to time. We are unable to predict the effect that any such sales may have on the prevailing market price of the ADSs.

USE OF PROCEEDS
We estimate that we will receive approximately $3.8 million in net proceeds from the assumed sale of 1,661,130 ADSs offered by us in this offering (or approximately $4.5 million if the underwriters exercise in full their option to purchase up to 249,170 additional ADSs from us), based on an assumed public offering price of $3.01 per ADS, which was the last reported sale price of the ADSs on The Nasdaq Capital Market on November 26, 2024, after deducting estimated underwriting discounts and commissions and offering expenses of approximately $0.8 million payable by us.
We intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include investments, acquisitions, or strategic collaborations to expand our business and/or our customer base, as well as the development and marketing of new services. Although we recovered from our capital deficit as of December 31, 2023, our total equity as of such date was JPY215,961 thousand (US$1,342 thousand) and was JPY(364,313) thousand (US$(2,265) thousand) as of June 30, 2024, and we believe it is important for us to supplement this amount. We expect that increasing our total equity will, among other benefits, improve our creditworthiness as we negotiate for a loan to finance our proposed acquisition of JGMC. In addition, our growth heavily depends on our ability to consummate opportunistic investments and business acquisitions, develop our own branded salons, and acquire salons (franchised, investor-owned, or third-party branded). For information regarding our growth strategies, see “Business—Our Growth Strategy.” Following this offering, we also intend to utilize our stronger net asset position and improved working capital position when we negotiate with existing or potential lenders for additional loans or better borrowing terms, when we negotiate terms for future business acquisitions, and when we negotiate with existing or potential vendors or business partners for more favorable payment terms based on our improved creditworthiness.
We are not subject to any agreements or commitments for use of the net proceeds from this offering, and our management will have discretion in allocating the proceeds. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our expansion and development efforts, whether or not we enter into strategic transactions, our general operating costs and expenditures, and the changing needs of our businesses. We may decide to use the proceeds from this offering, or a portion thereof, for payment of consideration in our existing or potential future acquisition transactions. As of the date of this prospectus, we are still in negotiations for the financing for our proposed acquisition of 70% of the equity of JGMC. We have no committed acquisition financing from any financial institution as of the date of this prospectus, and we may seek further financing arrangements in connection with the JGMC transaction.
Each $1.00 increase (decrease) in the assumed public offering price of $3.01 per ADS would increase (decrease) the net proceeds to us from this offering by approximately $1.5 million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions payable by us. We may also increase or decrease the number of ADSs we are selling in this offering. An increase (decrease) of 100,000 in the number of ADSs offered by us in this offering, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $0.3 million, assuming the assumed public offering price of $3.01 per ADS remains the same, and after deducting the underwriting discounts and commissions payable by us. Any increase or decrease in the estimated proceeds from the offering is not expected to have a material effect on our operations given the discretion we will have in the application and use thereof.
We believe that our funds and the net proceeds from this offering will be sufficient to continue our businesses and operations as currently conducted through 2024; however, changing circumstances may cause us to consume capital significantly faster than we currently anticipate.

DIVIDEND POLICY
We currently intend to retain any future earnings to finance the development and expansion of our businesses and, therefore, do not intend to pay any cash dividends in the foreseeable future. Since our inception, we have not declared or paid any cash dividends on our common shares. Any decision to pay dividends in the future will be subject to a number of factors, including our financial condition, results of operations, the level of our retained earnings, capital demands, general business conditions, and other factors our board of directors may deem relevant. Accordingly, we cannot give any assurance that any dividends may be declared and paid in the future.
If declared, holders of outstanding common shares on a dividend record date will be entitled to the full dividend declared without regard to the date of issuance of the common shares or any transfer of the common shares subsequent to the dividend payment date. Payment of declared annual dividends in respect of a particular year, if any, will be made in the following year after approval by our shareholders at the annual general meeting of shareholders, subject to certain provisions of our articles of incorporation. See “Description of Share Capital and Articles of Incorporation—Dividend Rights.” Any dividend we declare will be paid by the depositary bank to the holders of ADSs, subject to the terms of the deposit agreement, to the extent permitted by applicable law and regulations, less the fees and expenses payable under the deposit agreement. See “Description of American Depositary Shares—Dividends and Other Distributions.”

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2024:
•
on an actual basis; and

•
on an as adjusted basis to give effect to (i) the assumed issuance of 1,661,130 ADSs in this offering at an assumed public offering price of $3.01 per ADS, which was the last reported sale price of the ADSs on The Nasdaq Capital Market on November 26, 2024, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, as set forth in this prospectus, and (ii) the issuance of corporate convertible bonds in the principal aggregate amount of JPY300,000 thousand (US$1,865 thousand) to Triple One Investment Partnership, a Japanese limited liability investment partnership, in October 2024 and (iii) the issuance of 103,600 of our common shares pursuant to the exercise of stock options held by current and former managers and employees of ours on September 30, 2024.

You should read the following table in conjunction with the sections entitled “Use of Proceeds”, “Selected Consolidated Financial Information and Operating Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Management—Employee Stock Options”, and our financial statements and the related notes thereto included elsewhere in this prospectus.
(in thousands, except share amounts)	Actual (¥)	As adjusted (¥)(1)(2)	Actual ($)	As adjusted ($)(1)(2)
Cash and cash equivalents	¥144,648	¥1,058,663	$899	$6,580
Total Debt	¥1,604,197	¥1,904,197	$9,971	$11,836
Shareholders’ equity:
Common stock, no par value; 19,899,999 shares authorized; 5,030,850 shares issued and 4,938,350 shares outstanding, actual; 19,899,999 shares authorized; 6,795,580 shares issued and 6,703,080 shares outstanding, as adjusted	19,900	326,908	124	2,032
Class A Shares, no par value−1 share authorized, 1 share issued and outstanding, actual; 1 share authorized; 1 share issued and outstanding, as-adjusted	100	100	1	1
Treasury stock, at cost−92,500 common shares	(3,000)	(3,000)	(19)	(19)
Additional paid-in capital	121,703	428,711	756	2,665
Retained earnings	(501,904)	(501,904)	(3,120)	(3,120)
Total equity (deficit) attributable to shareholders of the Company	(363,201)	250,814	(2,258)	1,559
Noncontrolling interests	(1,112)	(1,112)	(7)	(7)
Total shareholders’ equity	(364,313)	249,702	(2,265)	1,552
Total capitalization(3)(4)	¥1,239,884	¥2,153,899	$7,707	$13,388

(1)
The as adjusted information above is illustrative only and will be further adjusted based on the actual public offering price and other terms of this offering determined at pricing. The number of common shares to be outstanding immediately after this offering does not include the following:

•
Up to an aggregate of 293,000 common shares issuable upon the exercise of stock options outstanding with a weighted average exercise price of JPY1,738 (US$10.80) per share as of October 31, 2024.

•
Up to an aggregate of 662,251 common shares issuable upon the exercise of stock acquisition rights that are incorporated into outstanding convertible bonds (bonds with stock acquisition rights) which mature on December 31, 2025 held by Kufu Company. The exercise price for the stock acquisition rights is JPY755 (US$4.69) per common share. If any of the stock acquisition rights are exercised, the corresponding portion of the bonds will be deemed to have been acquired by the Company as a capital contribution and will be extinguished (effectively, a conversion of the bonds into shares at the JPY755 (US$4.69) per common share exercise price). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Bonds” for additional information regarding the convertible bonds held by Kufu Company.

•
Up to an aggregate of 313,479 common shares issuable upon the exercise of stock acquisition rights that are incorporated into outstanding convertible bonds (bonds with stock acquisition rights) which mature on October 29, 2027 held by Triple One Investment Partnership. The exercise price for the stock acquisition rights is JPY957 (US$5.95) per common share. If any of the stock acquisition rights are exercised, the corresponding portion of the bonds will be deemed to have been acquired by the Company as a capital contribution and will be extinguished (effectively, a conversion of the bonds into shares at the JPY957 (US$5.95) per common share exercise price). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Bonds” for additional information regarding the convertible bonds held by Triple One.

•
83,056 common shares represented by ADSs issuable upon the exercise of the representative’s warrants, at an exercise price of 125% of the offering price of the ADSs in this offering.

In addition, the as adjusted information does not reflect the payment to us of JPY13,261 thousand ($82 thousand) for the exercise of stock options which took place on September 30, 2024.
(2)
The “As adjusted for the offering” columns do not reflect the impact of our proposed acquisition of JGMC. See “Business—Planned Acquisition of Japan Gene Medicine Corporation”.

(3)
We define capitalization as total debt and shareholders’ equity.

(4)
A $1.00 increase (decrease) in the assumed public offering price of $3.01 per ADS would increase (decrease) as adjusted total capitalization by approximately ¥244,527 thousand ($1,520 thousand), after deducting the estimated underwriting discounts and commissions payable by us.

DILUTION
Purchasers of ADSs in this offering will experience immediate and substantial dilution to the extent of the difference between the offering price per ADS paid by the purchasers of the ADSs in this offering and the as adjusted net tangible book value per ADS immediately after, and giving effect to, this offering. Dilution results from the fact that the offering price per ADS in this offering is substantially in excess of the net tangible book value per ADS attributable to our existing shareholders for our presently outstanding common shares.
Our historical net tangible book value per common share is determined by dividing our net tangible book value, which is the book value of our total assets less the book value of our goodwill, intangible assets and total liabilities, by the number of outstanding common shares. As of June 30, 2024, the historical net tangible book value (deficit) of our common shares was negative $10,056 thousand, or negative $1.99 per common share, net of treasury stocks and including one Class A share.
After giving effect to the (i) assumed sale by us of 1,661,130 ADSs in this offering at an assumed public offering price of $3.01 per ADS, which was the last reported sale price of the ADSs on The Nasdaq Capital Market on November 26, 2024, (ii) the issuance of 103,600 of our common shares pursuant to the exercise of stock options held by current and former managers and employees of ours on September 30, 2024 and (iii) receipt by us of the net proceeds of this offering, after deduction of the underwriting discounts and commissions and the estimated offering expenses payable by us, our as-adjusted net tangible book value as of June 30, 2024 would have been negative $6,240 thousand, or negative $0.93 per common share. The as-adjusted net tangible book value per common share immediately after the offering is calculated by dividing the as-adjusted net tangible book value of negative $6,240 thousand by 6,703,080 common shares (which is the as-adjusted common shares outstanding as of June 30, 2024). The difference between the offering price per ADS and the as-adjusted net tangible book value per ADS represents an immediate increase in net tangible book value of $1.06 per ADS to our existing shareholders, and an immediate dilution in net tangible book value of $3.94 per ADS to purchasers of ADSs in this offering.
The following table illustrates this dilution to purchasers in this offering on a per ADS basis (in thousands, except per ADS data):
Assumed public offering price per ADS	$3.01
Net tangible book value per common share before this offering (as of June 30, 2024)(1)	$(1.99)
Increase in net tangible book value per ADS attributable to purchasers in this offering(1)	$1.06
As-adjusted net tangible book value per ADS immediately after this offering(1)	$(0.93)
Dilution in as-adjusted net tangible book value per ADS to purchasers in this offering(1)	$3.94

(1)
Does not reflect the payment to us of JPY13,261 thousand ($82 thousand) for the exercise of stock options on September 30, 2024.

Each $1.00 increase (decrease) in the assumed public offering price of $3.01 per ADS would increase (decrease) the as-adjusted net tangible book value per ADS immediately after this offering by $0.23, and the dilution in as-adjusted net tangible book value per ADS to purchasers in this offering by $0.77, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions payable by us.
We may also increase or decrease the number of ADSs we are selling in this offering. An increase (decrease) of 100,000 in the number of ADSs offered by us in this offering, as set forth on the cover page of this prospectus, would increase (decrease) the as-adjusted net tangible book value per ADS immediately after this offering by $0.05, and the dilution in as-adjusted net tangible book value per ADS to purchasers in this offering by $0.05, assuming the assumed public offering price of $3.01 per ADS remains the same, and after deducting the underwriting discounts and commissions payable by us.
The table and information above assume no exercise by the underwriters of their option to purchase additional ADSs in this offering. If the underwriters exercise in full their option to purchase 249,170 additional ADSs from us based upon an assumed offer and sale of 1,661,130 ADSs, the as-adjusted net tangible book value per ADS immediately after this offering would be $(0.80) per ADS, and the dilution in as-adjusted net tangible book value per ADS to purchasers in this offering would be $3.81 per ADS, in each case assuming an assumed public offering price of $3.01 per ADS, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
The foregoing tables and calculations are based on the number of common shares that will be outstanding immediately following the offering, and exclude the following:
•
up to an aggregate of 293,000 common shares issuable upon the exercise of stock options outstanding as of October 31, 2024.

•
up to an aggregate of 662,251 common shares issuable upon the exercise of stock acquisition rights that are incorporated into outstanding convertible bonds (bonds with stock acquisition rights) which mature on December 31, 2025 held by Kufu Company. The exercise price for the stock acquisition rights is JPY755 (US$4.69) per common share. If any of the stock acquisition rights are exercised, the corresponding portion of the bonds will be deemed to have been acquired by the Company as a capital contribution and will be extinguished (effectively, a conversion of the bonds into shares at the JPY755 (US$4.69) per common share exercise price). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Bonds” for additional information regarding the convertible bonds held by Kufu Company.

•
Up to an aggregate of 313,479 common shares issuable upon the exercise of stock acquisition rights that are incorporated into outstanding convertible bonds (bonds with stock acquisition rights) which mature on October 29, 2027 held by Triple One Investment Partnership. The exercise price for the stock acquisition rights is JPY957 (US$5.95) per common share. If any of the stock acquisition rights are exercised, the corresponding portion of the bonds will be deemed to have been acquired by the Company as a capital contribution and will be extinguished (effectively, a conversion of the bonds into shares at the JPY957 (US$5.95) per common share exercise price). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Bonds” for additional information regarding the convertible bonds held by Triple One.

•
83,056 common shares represented by ADSs issuable upon the exercise of the representative’s warrants, at an exercise price of 125% of the offering price of the ADSs in this offering.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA
The following tables set forth our selected consolidated financial information and operating data as of December 31, 2023 and 2022 and June 30, 2024 and for the years ended December 31, 2023, 2022 and 2021 and the six months ended June 30, 2024 and 2023. You should read the following selected consolidated financial information and operating data in conjunction with, and it is qualified in its entirety by reference to, our audited consolidated financial statements and the related notes thereto, our unaudited condensed consolidated financial statements and the related notes thereto and the sections entitled “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, each of which are included elsewhere in this prospectus.
Our selected consolidated statement of income information and operating data for the years ended December 31, 2023, 2022 and 2021, and our related selected consolidated balance sheet information as of December 31, 2023 and 2022, have been derived from our audited consolidated financial statements as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021, prepared in accordance with U.S. GAAP, which are included elsewhere in this prospectus.
Our selected consolidated statement of income information and operating data for the six months ended June 30, 2024 and 2023, and our related selected consolidated balance sheet information as of June 30, 2024, have been derived from our unaudited condensed consolidated financial statements as of June 30, 2024 and for the six months ended June 30, 2024 and 2023, prepared in accordance with U.S. GAAP, which are included elsewhere in this prospectus.
Our historical results for the periods presented below are not necessarily indicative of the results to be expected for any future periods, and the results of the six months ended June 30, 2024 are not necessarily indicative of results to be expected for the full year or any other period.
(in thousands, except change % data and Adjusted EBITDA margin)	Six months ended June 30,			Year ended December 31,
	2024($)	2024(¥)	2023(¥)	2023($)	2023(¥)	2022(¥)	2021(¥)
Consolidated Statement of Operations:
Revenues:
Relaxation Salon	$19,511	¥3,138,956	¥2,811,984	37,666	¥6,059,851	¥5,972,913	¥5,196,540
Luxury Beauty	1,819	292,631	276,076	3,529	567,695	594,761	169,320
Digital Preventative Healthcare	272	43,694	62,730	1,246	200,397	386,383	43,965
Total revenue	21,602	3,475,281	3,150,790	42,441	6,827,943	6,954,057	5,409,825
Cost of revenues and operating expenses:
Cost of revenues	18,018	2,898,717	2,540,614	32,689	5,259,075	5,051,600	3,994,414
Selling, general and administrative expenses	7,542	1,213,238	989,222	12,186	1,960,447	1,805,490	1,822,787
Impairment loss on long-lived assets	—	—	—	—	—	—	63,211
Total cost of revenues and operating expenses	25,560	4,111,955	3,529,836	44,875	7,219,522	6,857,090	5,880,412
Operating income (loss)	(3,958)	(636,674)	(379,046)	(2,434)	(391,579)	96,967	(470,587)
Other income (expenses):
Dividend income	—	2	2	—	2	2	2
Interest income	—	2	1	7	1,111	6,072	839
Interest expense	(128)	(20,631)	(16,859)	(229)	(36,868)	(9,800)	(11,950)
Gain from sales of salons	198	31,793	68,783	2,571	413,678	—	—
Other, net	253	40,738	(24,212)	213	34,278	86,533	67,215
Total other income	323	51,904	27,715	2,562	412,201	82,807	56,106
Income tax (benefit) expense	22	3,605	3,735	(587)	(94,427)	30,809	576,250
Net income (loss)	(3,657)	(588,375)	(355,066)	715	115,049	148,965	(990,731)
Less: Net loss (income) attributable to noncontrolling interests	(38)	(6,194)	—	—	—	—	—

(in thousands, except change % data and Adjusted EBITDA margin)	Six months ended June 30,			Year ended December 31,
	2024($)	2024(¥)	2023(¥)	2023($)	2023(¥)	2022(¥)	2021(¥)
Net income (loss) attributable to shareholders of the Company	(3,619)	(582,181)	(355,066)	—	—	—	—
Adjusted EBITDA(1)	$(2,512)	¥(404,112)	¥(207,239)	$1,903	¥306,324	¥380,464	¥(77,974)
Adjusted EBITDA margin(2)	(11.6)%	(11.6)%	(6.6)%	4.5%	4.5%	5.5%	(1.4)%

(1)
For a reconciliation of Adjusted EBITDA to net income (loss), the most comparable U.S. GAAP measure, see the following table.

(2)
Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for a period by total revenue for the same period.

Reconciliation of non-GAAP measures:
(in thousands, except Adjusted EBITDA margin)	Six months ended June 30,		Year ended December 31,
	2024(¥)	2023(¥)	2023(¥)	2022(¥)	2021(¥)
Net income (loss)	(588,375)	(355,066)	115,049	148,965	(990,731)
Dividend income and interest income	(4)	(3)	(1,113)	(6,074)	(841)
Interest expense	20,631	16,859	36,868	9,800	11,950
Other, net	(40,738)	24,212	—	—	(67,215)
Income tax expense (benefit)	3,605	3,735	(94,427)	30,809	576,250
Depreciation and amortization	196,102	100,849	252,595	184,056	126,243
Losses on sales of directly-owned salons to franchisees	—	—	—	—	2,692
Losses on disposal of property and equipment, net and other intangible assets, net	4,667	2,175	(2,648)	12,908	3,614
Impairment loss on long-lived assets	―	―	—	—	63,211
Stock-based compensation expense	―	―	—	—	196,853
Adjusted EBITDA	$(404,112)	¥(207,239)	$306,324	¥380,464	¥(77,974)
Adjusted EBITDA margin	(11.6)%	(6.6)%	4.5%	5.5%	(1.4)%

*
The Company did not recognize stock-based compensation expense in the years ended December 31, 2023 and 2022, and in the six months ended June 30, 2024.

	Six months ended June 30,		Year ended December 31,
	2024	2023	2023	2022
Other Operating Data:
Number of Salons(3)	308	314	314	312
Number of Salons with Data(4)	285	287	290	231
Total Customers Served(5)	461,552	478,732	979,252	826,231
Sales per Customer(6)	¥7,099	¥6,676	¥6,852	¥6,627
Repeat Ratio(7)	76.40%	77.03%	76.80%	81.50%
Operation Ratio(8)	45.19%	47.13%	46.80%	49.20%

(3)
Defined as the number of relaxation salons, including both directly-operated relaxation salons and franchisees’ relaxation salons.

(4)
Defined as the number of relaxation salons for which comparable financial and customer data is available because they are integrated with our cloud-based customer relationship management, point of sale and reservation system, “PeakManager.” We refer to such salons as “Salons with Data.” When we expand our services to salons with existing operations, including through acquisitions, we seek to transition such salons to PeakManager when practicable. Accordingly, the proportion of Salons with Data has increased over time compared to the overall Number of Salons.

(5)
Defined as the number of customers served at Salons with Data, based on the total number of visits regardless of the customer’s identity.

(6)
Defined as total salon sales divided by Total Customers Served at Salons with Data.

(7)
Defined as the ratio of customers served who visited multiple times during the applicable month or other stated period to Total Customers Served in the applicable month or other stated period for Salons with Data.

(8)
Defined as the ratio of therapists’ in-service time to total therapists’ working hours (including stand-by time) for the applicable month or other stated period for Salons with Data.

	June 30,	December 31,
(in thousands)	2024(¥)	2023(¥)	2022(¥)
Consolidated Balance Sheet Information:
Total assets	¥5,827,041	¥6,849,189	¥6,747,346
Total liabilities	6,191,354	6,633,228	6,806,724
Shareholders’ equity (deficit)
Common stock, no par value; 19,899,999 shares authorized; 5,030,850 shares issued and 4,938,350 shares outstanding at June 30, 2024; 4,975,000 shares issued and 4,882,500 shares outstanding at December 31, 2023 and 2022	19,900	19,900	1,223,134
Class A common stock, no par value	100	100	100
Treasury stock, at cost – 92,500 common shares at June 30, 2024, December 31, 2023 and 2022	(3,000)	(3,000)	(3,000)
Additional paid-in capital	121,703	113,602	1,265,456
Retained earnings (accumulated deficit)	(501,904)	80,277	(2,545,068)
Total equity (deficit) attributable to shareholders of the Company	(363,201)	210,879	(59,378)
Noncontrolling interests	(1,112)	5,082	—
Total equity (deficit)	(364,313)	215,961	(59,378)
Total Liabilities and shareholders’ equity (deficit)	¥5,827,041	¥6,849,189	¥6,747,346

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections of this prospectus entitled “Selected Consolidated Financial Information and Operating Data” and “Business”, and our consolidated financial statements and related notes thereto, included elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our current plans, expectations, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Overview
Our principal business is to own, develop, operate, manage, and support relaxation salons through franchising, through direct ownership of such salons, or through selling salons to investors and managing such salon operations on behalf of the investors, throughout Japan. We seek to be the leading provider of relaxation and bodywork services in the markets we serve and to become the most recognized brand in our industry through the steady and focused expansion of relaxation salons in key markets throughout Japan and potentially abroad.
As of June 30, 2024, we and our franchisees operated 308 salons, of which 155 were operated as Company-owned salons, 93 were operated by our franchisees, and 60 were investor-owned salons which the Company operated on their behalf. We consider both Company-owned salons and investor-owned salons which are managed by us as “directly-operated salons”.
Our current strategy is to grow our business through development of additional franchises, and to continue to expand the number of our directly-operated salons in a deliberate and measured manner. In addition, we believe that we can continue the development of, and revenue generation from, directly-operated salons through further selective acquisition of existing franchised salons and the opening of greenfield units. We will seek to acquire existing franchised salons that meet our criteria for demographics, site attractiveness, proximity to other salons, and other suitability factors.
Key Financial Definitions
Revenue.   Revenue consists of the following items: revenue from directly-operated salons, franchise revenue, and other revenues.
Cost of Revenue.   The total cost of delivering services to customers consists of the following items: cost of goods sold, subcontract expenses, cost of franchise royalty and affiliation revenue, salon operating cost, salaries for therapists, legal and welfare expenses, provision for paid annual leave, travelling expenses, salon rent, depreciation and amortization, gain/loss from asset retirement obligation, interest expenses for asset retirement obligation, business consignment expenses, and others.
Selling, General and Administrative Expenses.   Selling, general and administrative expenses, or SG&A, includes the costs to sell and deliver services and the costs to manage the company as follows: directors’ compensations, salaries and allowances, bonuses, legal welfare expenses, provision for paid annual leave, recruiting expenses, travel expenses, advertising expenses, rent, taxes and duties, commission fees, compensations, depreciation and amortization, provision for doubtful accounts, and others.
Impairment Loss on Long-lived Assets.   Long-lived assets include property and equipment, right-of-use lease assets, internal use software, and definite-lived intangible assets. The Company reviews the carrying value of long-lived assets for impairment whenever events or circumstances occur that indicate that the carrying value of the assets may not be recoverable. If the assets are not deemed to be recoverable, an impairment is recorded if the fair value of the asset grouping is less than the carrying value.

Non-U.S. GAAP Measures
Adjusted EBITDA.   We define Adjusted EBITDA as net income (loss), adjusted to exclude: (i) dividend and interest income, (ii) interest expense, (iii) gain from bargain purchases, (iv) income tax expense, (v) depreciation and amortization, (vi) losses on sales of directly-owned salons to franchisees, (vii) gains (losses) on disposal of property and equipment, and other intangible assets (viii) impairment loss on long-lived assets and (ix) stock-based compensation expense. Management considers Adjusted EBITDA to be a measurement of performance which provides useful information to both management and investors. Adjusted EBITDA should not be considered an alternative to net income or other measurements under GAAP. Adjusted EBITDA is not calculated identically by all companies and, therefore, our measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
We use Adjusted EBITDA to enhance our understanding of our operating performance, which represents our views concerning our performance in the ordinary, ongoing and customary course of our operations. We historically have found it helpful, and believe that investors have found it helpful, to consider an operating measure that excludes certain expenses relating to transactions not reflective of our core operations. Stock-based compensation expense represents non-cash charges related to equity awards granted by us. We recognized stock-based compensation expense in 2021. Our management believes the measurement of these amounts can vary considerably from period to period and depend substantially on factors that are not direct consequences of the performance of our Company and are not within our management’s control. Therefore, our management believes that excluding these expenses facilitates comparisons of our operational results and financial performances in different periods, as well as comparisons against similarly determined non-GAAP financial measures of comparable companies.
The information about our operating performance provided by this financial measure is used by our management for a variety of purposes. We regularly communicate Adjusted EBITDA results to our board of directors and we discuss with the board our interpretation of such results. We also compare our Adjusted EBITDA performance against internal targets as a key factor in evaluating our periodic operating performance at each salon level, segment level, and consolidated level, largely because we believe that this measure is indicative of how the fundamental business is performing and is being managed.
Adjusted EBITDA Margin.   Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for a period by total revenue for the same period.
Key Performance Indicators
In assessing the performance of our relaxation business, we consider several key performance indicators used by management. We receive monthly performance reports from our system and our relaxation salons which include key performance indicators per salon including sales, number of customers, number of newly-acquired customers, number of repeat customers, sales per customer, and operation ratio. We believe these indicators provide us with useful data with which to measure our performance and to measure the performance of our own and our franchisees’ relaxation salons.
These key indicators include:
•
Number of Salons.   The number of relaxation salons, including both directly-operated relaxation salons and franchisees’ relaxation salons.

•
Number of Salons with Data.   The number of relaxation salons for which comparable financial and customer data is available because they are integrated with our cloud-based customer relationship management, point of sale and reservation system, “PeakManager.” We refer to such salons as “Salons with Data.” When we expand our services to salons with existing operations, including through acquisitions, we seek to transition such salons to PeakManager when practicable. Accordingly, the proportion of Salons with Data has increased over time compared to the overall Number of Salons.

•
Total Customers Served.   The number of customers served at Salons with Data, based on the total number of visits regardless of the customer’s identity.

•
Sales Per Customer.   Total salon sales divided by total customer served at Salons with Data.

•
Repeat Ratio.   The ratio of customers served who visited multiple times during the applicable month or other stated period to Total Customers Served in the applicable month or other stated period for Salons with Data.

•
Operation Ratio.   The ratio of therapists’ in-service time to total therapists’ working hours (including stand-by time) for the applicable month or other stated period for Salons with Data.

•
Sales of store operating rights.   The number of specific salon locations for which operating rights have been sold to third-party investors during the applicable period as well as the aggregate gross contractual value from such sales. The sale of store operating rights does not involve the succession or assignment of leases or real estate contracts. After selling the right to operate a salon location, the Company group remains the lessor and the actual operator of the salon, making the operation of the salon equivalent to that of a directly managed operation. Store operating rights are sold to prospective investors, but the Company group is entrusted with operating the stores and returns a portion of the profits earned from them to investors as a yield. The number of salon locations sold and the gross contractual value from these sales include locations that we sold to certain investors, subsequently repurchased, and then resold to other investors, and the gross contractual value from these transactions. We believe this metric is useful because it helps track our progress in transitioning to a more asset-light business model, a strategy we began to implement in late 2021, and indicates the aggregate value of sales contracts we have executed in the applicable period in connection with this transition.

The following table sets forth certain of the above key performance indicators for the periods presented:
	Number of Salons	Salons with Data	Total Customers Served	Sales Per Customer	Repeat Ratio	Operation Ratio
October 2022	313	234	72,252	JPY6,630	81.8%	50.0%
November 2022	312	232	65,724	JPY6,717	82.6%	48.8%
December 2022	312	231	68,571	JPY6,913	82.8%	50.1%
January 2023	312	266	77,657	JPY6,624	77.9%	48.3%
February 2023	312	266	71,707	JPY6,612	78.5%	47.3%
March 2023	311	273	78,063	JPY6,680	77.4%	45.8%
April 2023	313	284	83,130	JPY6,669	77.0%	47.2%
May 2023	314	284	86,895	JPY6,660	75.7%	47.5%
June 2023	314	287	81,280	JPY6,801	76.0%	46.7%
July 2023	315	290	88,240	JPY6,985	76.0%	48.1%
August 2023	316	291	87,224	JPY6,946	74.6%	48.0%
September 2023	315	290	84,393	JPY6,991	76.7%	47.0%
October 2023	315	291	82,249	JPY6,891	77.4%	45.4%
November 2023	313	289	75,290	JPY7,045	77.5%	43.9%
December 2023	314	290	83,124	JPY7,271	77.7%	46.7%
January 2024	311	287	74,533	JPY7,147	76.8%	44.7%
February 2024	311	287	71,376	JPY7,099	77.6%	44.9%
March 2024	312	288	77,854	JPY7,190	77.9%	45.7%
April 2024	308	285	74,621	JPY7,143	75.9%	43.5%
May 2024	307	284	80,512	JPY6,964	74.8%	44.9%
June 2024	308	285	82,656	JPY7,061	75.6%	47.4%
July 2024	309	286	81,580	JPY7,060	75.0%	46.6%
August 2024	307	283	83,770	JPY7,144	75.1%	47.3%
September 2024	308	284	82,401	JPY7,158	75.8%	48.0%
October 2024	307	282	79,571	JPY6,923	76.6%	45.5%

The following table sets forth sales of store operating rights for the periods presented.
	Number of Locations for Which Store Operating Rights Sold	Gross Contractual Value from Sales of Store Operating Rights (in thousands)
October 2022	5	JPY233,000
November 2022	4	JPY230,000
December 2022	4	JPY261,000
January 2023	1	JPY48,000
February 2023	1	JPY22,000
March 2023	3	JPY231,000
April 2023	1	JPY80,000
May 2023	5	JPY265,000
June 2023	3	JPY102,000
July 2023	0	JPY0
August 2023	0	JPY0
September 2023	5	JPY107,273
October 2023	1	JPY48,000
November 2023	2	JPY42,727
December 2023	15	JPY794,500

	Number of Locations for Which Store Operating Rights Sold	Gross Contractual Value from Sales of Store Operating Rights (in thousands)
January 2024	0	JPY0
February 2024	3	JPY200,000
March 2024	8	JPY306,000
April 2024	2	JPY135,450
May 2024	6	JPY133,695
June 2024	2	JPY40,000
July 2024	1	JPY64,545
August 2024	3	JPY115,000
September 2024	4	JPY160,250
October 2024	1	JPY32,727
Our Number of Salons was 308 as of June 30, 2024, compared to 314 as of June 30, 2023.
The number of Salons with Data was 285 as of June 30, 2024, compared to 287 as of June 30, 2023.
Total Customers Served was 461,552 for the half year ended June 30, 2024, compared to 478,732 in the half year ended June 30, 2023. We believe this decrease was primarily due to our new pricing introduced in May 2023.
Sales per Customer were JPY7,099 (US$44.1) in the half year ended June 30, 2024, an increase from JPY6,676 (US$41.5) in the half year ended June 30, 2023. We believe the increase is primarily attributable to our new pricing introduced in May 2023 and the promotion of value-added services.
Our Repeat Ratio was 76.4% in the half year ended June 30, 2024, a slight decrease from 77.0% in the half year ended June 30, 2023. We believe the primary reason for this decrease was our expansion in the Kansai region, as salons in the Kansai region have so far had significantly lower Repeat Ratios compared to the average Repeat Ratio of salons in other regions.
Our Operation Ratio was 45.2% in the half year ended June 30, 2024, a slight decrease from 47.1% in the half year ended June 30, 2023. We believe the decrease is primarily attributable to our new salon developments in the Kansai region.
The total number of salon locations for which we sold operating rights was 21, and the gross contractual value from such sales totaled JPY815,145 thousand (US$5,067 thousand) in the six months ended June 30, 2024, as compared to 14 stores, with the gross contractual value of JPY748,000 thousand (US$4,649 thousand), during the six months ended June 30, 2023. We believe this increase in locations sold and revenue is primarily attributable to increased demand from investors, which is evidenced by a decrease in the investors’ expected investment yields from purchased salon location operating rights from the range of 6.5% to 7% during the six months ended June 30, 2023 to the range of 5% to 6% during the six months ended June 30, 2024.
Factors Impacting our Operating Results
We expect that our results of operations will be affected by a number of factors and will primarily depend on the global economy, general market conditions, customer preference, and the competitive environment.
Our revenues, operating results and financial performance are impacted by a multitude of factors, including, but not limited to:
Business Environment.   According to the 2022 Yano Report, the relaxation market continues to see industry consolidation and notable category entrants from athletic and personal training services, and body stretching. We believe that market share will be further transferred to the category leaders in the industry, as smaller, private operators sell their businesses for retirement and/or market competition reasons, which industry trends, as we believe, may benefit us if realized.

Cost of Services.   The cost of service of relaxation business has been increasing. In our relaxation business, a substantial majority of our personnel are paid wages at or close to the statutory minimum wage. For the past decade, such minimum wage has been continuously increasing throughout Japan. In 2012, the minimum wage in Tokyo was JPY850 (US$5.28), but had risen to JPY1,072 (US$6.66) as of December 31, 2022, according to the Ministry of Health, Labor and Welfare. The trend continued in 2023. The minimum wage in Tokyo increased by 3.8% to JPY1,113 (US$6.92) as of December 31, 2023.
In addition, we are facing inflationary trends in general prices, including utility costs, due to factors such as geo-political developments and the recovery of the Japanese economy. We have updated our service prices as part of a renewal of our primary service lines in order to deal with such increased costs, as well as to adjust to the long-term trend of minimum wage increases. After testing the renewal and new pricing structure at six of our directly-operated salons beginning in October 1, 2022 to confirm market acceptance, we implemented the service line renewal and new pricing at all of our directly-operated salons under the Re.Ra.Ku brand, excluding all but one salon in the Kansai region. We also expanded the service line renewal and new pricing to a few franchised salons. In addition, we increased service prices at all of our Ruam Ruam branded salons in April 2023.
Update of Business Model.   Since the fourth quarter of 2021, we have sought to become more asset-light by selling our owned salons to third-party investors and continue to operate these sold salons on behalf of the investors. We believe this model will maximize the return on capital investment in our relaxation salon segment and allow us to accelerate salon openings by reinvesting the proceeds from the sales of salons, improve operational efficiency by focusing on salon operations, and generate additional income from the salons that were sold to investors and are under our management. In 2023, we sold 30 salons, after selling 19 salons in 2022. In the first half of 2024, we sold 21 salons including resales, resulting in total number of investor-owned salons of 60 as of June 30, 2024.
Specific Health Guidance Program.   In our Digital Preventative Healthcare Segment, we have been continuously involved in the Specific Health Guidance Program, promoted by the Ministry of Health, Labor and Welfare of Japan, which utilizes our upgraded Lav® application. We had active subscription orders from 74 corporate insurance associations as of December 31, 2023, an increase from 64 as of December 31, 2022. The number of users under the Specific Health Guidance Program was 2,389 as of December 31, 2023, an increase of users by 622 from 1,767 as of December 31, 2022. As of June 30, 2024, the number of corporate insurance associations we have contracts with increased to 77, and the number of users we served under the Specific Health Guidance Program in the first half of 2024 was 946. In addition, we began to provide similar services to members of younger generations who are employed at large corporations and are not eligible for the Specific Health Guidance Program. We believe large-sized Japanese corporations are showing more interest in the health conditions of their own employees. This trend benefited us by adding subscription orders from 12 corporate insurance associations as of December 31, 2023 for their younger employees who were not previously covered by the Specific Health Guidance Program.
Planned Acquisition of JGMC
On June 30, 2024, we entered into a share transfer agreement for the purpose of acquiring 70% of the issued and outstanding common shares of Japan Gene Medicine Corporation (“JGMC”) for ¥2,000,000 thousand (the “Initial Acquisition Purchase Price”) and making JGMC our subsidiary (the “Initial Acquisition”). The Initial Acquisition is expected to be consummated in the second half of 2024. In addition, we concurrently entered into a binding memorandum of understanding (the “MOU”) under which we were granted an option to purchase the remaining 30% of the issued and outstanding shares of JGMC that we will not acquire as part of the Initial Acquisition (the “Remaining Shares”). In connection with the Initial Acquisition, we anticipate that a certain portion of the Initial Acquisition Purchase Price will likely be paid using cash on hand. However, as of the date of this prospectus, we have not determined how much cash on hand, if any, will be used for this purpose. As of the date of this prospectus, we are in negotiations with a bank to obtain a loan in the principal amount of at least JPY1,400,000 thousand (US$8,702 thousand) to finance a portion of the Initial Acquisition Purchase Price. The amount and terms of the loan are subject to change, and we may seek additional acquisition financing arrangements going forward. We expect the incurrence of this additional indebtedness to significantly increase our interest costs in future periods.

See also “—Liquidity and Capital Resources—Business Loans.” We may also incur further indebtedness in connection with the Initial Acquisition or if we decide to exercise our option to purchase the Remaining Shares.
We expect to record a significant amount of goodwill in connection with the Initial Acquisition, reflecting the sum by which the aggregate fair value of consideration for the Initial Acquisition exceeds the estimated fair value of the identifiable assets acquired and liabilities assumed as of the acquisition date. Such goodwill will be subject to impairment testing. If circumstances arise indicating that goodwill recorded in connection with the acquisition may be impaired, such as if we are unable to successfully realize the expected benefits of the acquisition, we may be required to record an impairment loss up to the full value of such goodwill on our consolidated balance sheet. For additional information regarding goodwill, see Note 1 to the consolidated financial statements included elsewhere in this prospectus.
We also expect to record a certain amount of intangible assets and other assets of JGMC in connection with the Initial Acquisition, which we plan to reflect on our balance sheet after completion of the purchase price allocation. While JGMC’s business has continued to experience significant growth since its establishment and we believe it has strong potential for further growth, we estimate that, even assuming a hypothetical consolidation as of January 1, 2023 of JGMC (as it is expected to be structured upon our acquisition) with us, a substantial majority of our hypothetical consolidated total revenue for the year ended December 31, 2023 would have been derived from our existing businesses. We are currently assessing the potential impact of JGMC’s operations on our future results of operations, including the impact of any potential synergies with our existing businesses that we may realize.
For additional information regarding our acquisition of JGMC, see “Business—Planned Acquisition of Japan Gene Medicine Corporation.”
Operating Results
Comparison of the Results for the Six Months Ended June 30, 2024 and June 30, 2023
Consolidated Statement of Income Information:
	Six months ended June 30,			Change (2024 vs 2023)
(In thousands, except change % data and Adjusted EBITDA margin )	2024($)	2024(¥)	2023(¥)	$	¥	%
Revenues:
Relaxation Salon	$19,511	¥3,138,956	¥2,811,984	$2,032	¥326,972	11.6%
Luxury Beauty	1,819	292,631	276,076	103	16,555	6.0%
Digital Preventative Healthcare	272	43,694	62,730	(118)	(19,036)	(30.3)%
Total revenue	21,602	3,475,281	3,150,790	2,017	324,491	10.3%
Cost of revenues and operating expenses:
Cost of revenues	18,018	2,898,717	2,540,614	2,226	358,103	14.1%
Selling, general and administrative expenses	7,542	1,213,238	989,222	1,392	224,016	22.6%
Impairment loss on long-lived assets	―	―	―	―	―	―
Total cost of revenues and operating expenses	25,560	4,111,955	3,529,836	3,618	582,119	16.5%
Operating loss	(3,958)	(636,674)	(379,046)	(1,601)	(257,628)	—
Other (expense) income:
Dividend income	—	2	2	—	—	—
Interest income	—	2	1	—	1	100.0%
Interest expense	(128)	(20,631)	(16,859)	(23)	(3,772)	22.4%

	Six months ended June 30,			Change (2024 vs 2023)
(In thousands, except change % data and Adjusted EBITDA margin )	2024($)	2024(¥)	2023(¥)	$	¥	%
Gain from sales of salons	198	31,793	68,783	(230)	(36,990)	(53.8)%
Other, net	253	40,738	(24,212)	404	64,950	―
Total other (expense) income	323	51,904	27,715	150	24,189	87.3%
Income tax expense	22	3,605	3,735	(1)	(130)	(3.5)%
Net loss	(3,657)	(588,375)	(355,066)	(1,450)	(233,309)	—
Less: Net loss attributable to noncontrolling interests	(38)	(6,194)	—	—	—	—
Net loss attributable to shareholders of the Company	(3,619)	(582,181)	(355,066)	(1,412)	(227,115)	—
Adjusted EBITDA(1)	$(2,512)	¥(404,112)	¥(207,239)	$(1,224)	¥(196,873)	—
Adjusted EBITDA margin(2)	(11.6)%	(11.6)%	(6.6)%	—	—	(5.1)%

(1)
For a reconciliation of Adjusted EBITDA to net loss, the most comparable U.S. GAAP measure, see the following table.

(2)
Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for a period by total revenue for the same period.

Reconciliation of non-GAAP measures:
	Six months ended June 30,
(in thousands, except Adjusted EBITDA margin	2024($)	2024(¥)	2023(¥)
Net loss	$(3,657)	¥(588,375)	¥(355,066)
Dividend income and interest income	―	(4)	(3)
Interest expense	128	20,631	16,859
Other, net	(253)	(40,738)	24,212
Income tax expense (benefit)	22	3,605	3,735
Depreciation and amortization	1,219	196,102	100,849
Losses on disposal of property and equipment, net and other intangible assets, net	29	4,667	2,175
Impairment loss on long-lived assets	―	―	―
Adjusted EBITDA	$(2,512)	¥(404,112)	¥(207,239)
Adjusted EBITDA margin	(11.6)%	(11.6)%	(6.6)%
Revenues
Revenues derived from our Relaxation Salon Segment were JPY3,138,956 thousand (US$19,511 thousand) in the six months ended June 30, 2024 and JPY2,811,984 thousand (US$17,479 thousand) in the six months ended June 30, 2023.
The revenue from our Relaxation Salon Segment consists of revenue from directly-operated salons, revenue from franchising, and other revenues. In the six months ended June 30, 2024, our revenue from directly- operated salons increased to JPY2,723,232 thousand (US$16,927 thousand) from JPY2,322,391 thousand (US$14,436 thousand) in the same period in 2023. Our revenue from franchising decreased to JPY415,724 thousand (US$2,584 thousand) in the six months ended June 30, 2024, from JPY489,593 thousand (US$3,043 thousand) in the same period in 2023.
The primary factor for the increase in revenues from directly-operated salons between the first half of 2023 and 2024 was increased Sales per Customer and increased number of sales of salons. In the first half of 2023, our Sales per Customer (based on Salons with Data) were JPY6,676, as compared to JPY7,099 in the same period of 2024, which we believe is primarily attributable to our new pricing introduced in the middle of 2023 and the promotion of value-added services. In addition, we sold 21 salons to third-party investors in the first half of 2024 under our sale-and-outsource business model, compared to 14 in the same period of 2023.
The primary reason for the decrease in revenues from franchising was a decrease in the number of franchised salons. As of June 30, 2024, the number of franchised salons decreased to 93 from 104 salons as of June 30, 2023, due to our acquisitions of franchised salons and franchisees’ withdrawal from the business.
Our initial franchise fees and expected renewal franchise fees are recognized as revenue ratably over the expected average franchising contract life (seven to ten years) on the opening date of the new franchised salons. In addition, our revenue from franchise royalties includes revenues from recurring royalty income, rental income from subleased salon properties, construction of franchised salons, uniforms and training sales.
Revenue from our Digital Preventative Healthcare Segment decreased by JPY185,986 thousand (US$1,320 thousand) from JPY62,730 thousand (US$390 thousand) in the six months ended June 30, 2023 to JPY43,694 thousand (US$272 thousand) in the same period in 2024. This decrease was primarily due to a temporary suspension of shipments of MOTHER Bracelet® units and MOTHER Gateway devices caused by technological issues, such as malfunctioning of MOTHER Bracelet® units caused by static electricity in nursing homes and data connectivity issues between multiple MOTHER Bracelet® units and multiple MOTHER Gateway devices, partially offset by an increase in the number of participants in the Health Guidance Program and the launch of Lav® app services. As of the date of this prospectus, the static electricity issue has nearly been resolved and the data connectivity issue has been fully resolved. From July 1, 2024 through October 31, 2024, we received purchase orders for an aggregate of over 25,000 MOTHER Bracelet® units from our business customers, a certain portion of which are expected to be shipped and generate revenue by the end of 2024, while a majority of the orders are expected to be fulfilled in 2025. Orders from NFES Technologies Inc. accounted for 20,000 of the total units ordered.
Revenue from our Luxury Beauty Segment was JPY292,631 thousand (US$1,819 thousand) in the six months ended June 30, 2024, an increase from JPY276,076 thousand (US$1,660 thousand) in the same period of 2023. The primary reasons for this increase were that some of our newly hired hairdressers who had been assistants were promoted to stylists who are qualified to cut customers’ hair and were therefore able to generate greater revenues, and we promoted sales of merchandise. We are still in the process of hiring additional talented assistants, who we believe have the potential to be top stylists, and training existing stylists to better promote themselves via social networking services such as Instagram.
As a result of the foregoing, our total revenues were JPY3,475,281 thousand (US$21,602 thousand) in the six months ended June 30, 2024, as compared to JPY3,150,790 thousand (US$19,585 thousand) in the same period of 2023.
Cost of Revenues
For the six months ended June 30, 2024 and 2023, the cost of revenues was JPY2,898,717 thousand (US$18,018 thousand) and JPY2,540,614 thousand (US$15,792 thousand), respectively. The increase was primarily due to an increase in the cost of sales of salons caused by increased number of sales of salons and resale of repurchased salons, which typically have a significantly higher book value than when such salons are initially sold, resulting in a substantial increase in the cost of sales recorded for such resold salons, increase in outsourcing costs of investor-owned salons corresponding to an increased number of investor-owned salons, an increase in payroll of our salon staff and an increase in outsourcing costs of contract-based therapists. The cost of revenues as a percentage of total revenues was 83.4% during the six months ended June 30, 2024 and 80.6% during the same period in 2023.
Selling, General, and Administration Expenses
For the six months ended June 30, 2024 and 2023, selling, general, and administration expenses were JPY1,213,238 thousand (US$7,542 thousand) and JPY989,222 thousand (US$6,149 thousand), respectively. Selling, general, and administration expenses as a percentage of total revenues for the six months ended

June 30, 2024 and 2023 was 34.9% and 31.4%, respectively. The increase in the first half of 2024 was primarily due to an increase in amortization of store operating rights caused by repurchase of investor-owned salons, increase in training expense, and increase in professional fees, partially offset by decrease in amortization of customer relationships, trade names and trademarks.
Impairment Loss on Long-lived Assets
We did not recognize impairment loss on long-lived assets for either of the six months ended June 30, 2024 or 2023.
Interest Expense
Interest expense increased from JPY16,859 thousand (US$105 thousand) for the six months ended June 30, 2023 to JPY20,631 thousand (US$128 thousand) for the same period of 2024, primarily due to an increase in loans from banks.
Gain from Sales of Salons
We recognized gain from sales of salons for the transactions that the Company sold salons to the investors from whom we also purchased previously sold salons back and settled the sales and purchase-back consideration without cash. We excluded such transactions from revenue from sales of salons. The gain from sales of salons decreased from JPY68,783 thousand (US$428 thousand) for the six months ended June 30, 2023 to JPY31,793 thousand (US$198 thousand) for the same period in 2024.
Other Income (Expense)—Net
In the six months ended June 30, 2024, total other income (expense) improved by JPY64,950 thousand (US$404 thousand) compared to the same period in 2023, from total other expense of JPY24,212 thousand (US$150 thousand) to total other income of JPY40,738 thousand (US$253 thousand). This improvement was primarily due to a decrease in miscellaneous losses.
Net Loss and Adjusted EBITDA
Our consolidated net loss in the six months ended June 30, 2024 was JPY588,375 thousand (US$3,657 thousand), or (16.9)% of our consolidated revenue, while our consolidated net loss for the six months ended June 30, 2023 was JPY355,066 thousand (US$2,207 thousand), or (11.3)% of our consolidated revenue, as a result of the key factors described above. Our Adjusted EBITDA decreased from JPY(207,239) thousand (US$(1,288) thousand) to JPY(404,112) thousand (US$(2,512) thousand), resulting in a decrease in Adjusted EBITDA margin from (6.6)% in the six months ended June 30, 2023 to (11.6)% in the same period of 2024.

Comparison of the Results for the Year Ended December 31, 2023 and December 31, 2022
(in thousands, except change % data and Adjusted EBITDA margin)	Year ended December 31,			Change (2023 vs 2022)
	2023($)	2023(¥)	2022(¥)	$	¥	%
Consolidated Statement of Operations:
Revenues:
Relaxation Salon	$37,666	¥6,059,851	¥5,972,913	$539	¥86,938	1.5%
Luxury Beauty	3,529	567,695	594,761	(168)	¥(27,066)	(4.6)%
Digital Preventative Healthcare	1,246	200,397	386,383	(1,156)	¥(185,986)	(48.1)%
Total revenue	42,441	6,827,943	6,954,057	(785)	¥(126,114)	(1.8)%
Cost of revenues and operating expenses:
Cost of revenues	32,689	5,259,075	5,051,600	1,290	¥207,475	4.1%
Selling, general and administrative expenses	12,186	1,960,447	1,805,490	963	¥154,957	8.6%
Impairment loss on long-lived assets	—	—	—	—	¥—	—%
Total cost of revenues and operating expenses	44,875	7,219,522	6,857,090	2,253	¥362,432	5.3%
Operating income (loss)	$(2,434)	¥(391,579)	¥96,967	$(3,038)	¥(488,546)	(503.8)%
Other income (expenses):
Dividend income	—	2	2	—	—	—%
Interest income	7	1,111	6,072	(31)	¥(4,961)	(81.7)%
Interest expense	(229)	(36,868)	(9,800)	(168)	¥(27,068)	276.2%
Gain from sales of salons	2,571	413,678	—	2,571	413,678	—%
Other, net	213	34,278	86,533	(325)	¥(52,255)	(60.4)%
Total other income	2,562	412,201	82,807	2,047	¥329,394	397.8%
Income tax (benefit) expense	(587)	(94,427)	30,809	(778)	¥(125,236)	—%
Net income (loss)	715	115,049	148,965	(213)	¥(33,916)	(22.8)%
Adjusted EBITDA(1)	$1,904	¥306,324	¥380,464	$(462)	¥(74,140)	(19.5)%
Adjusted EBITDA margin(2)	4.5%	4.5%	5.5%			(1.0)pt.

(1)
For a reconciliation of Adjusted EBITDA to net loss, the most comparable U.S. GAAP measure, see the following table.

(2)
Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for a period by total revenue for the same period.

Reconciliation of non-GAAP measures:
	Year ended December 31,
(in thousands, except Adjusted EBITDA margin)	2023($)	2023(¥)	2022(¥)
Net income (loss)	$715	¥115,049	¥148,965
Dividend income and interest income	(7)	(1,113)	(6,074)
Interest expense	229	36,868	9,800
Income tax expense (benefit)	(587)	(94,427)	30,809
Depreciation and amortization	1,570	252,595	184,056
Losses on disposal of property and equipment, net and other intangible assets, net	(16)	(2,648)	12,908
Adjusted EBITDA	$1,904	¥306,324	¥380,464
Adjusted EBITDA margin	4.5%	4.5%	5.5%

Revenues
Revenues derived from our Relaxation Salon Segment were JPY6,059,851 thousand (US$37,666 thousand) in the year ended December 31, 2023 and JPY5,972,913 thousand (US$37,127 thousand) in the year ended December 31, 2022.
The revenue from our Relaxation Salon Segment consists of revenue from directly-operated salons, revenue from franchising, and other revenues. In the year ended December 31, 2023, our revenue from directly-operated salons increased to JPY5,096,635 thousand (US$31,680 thousand) from JPY4,852,009 thousand (US$30,159 thousand) in 2022. Our revenue from franchising decreased to JPY922,550 thousand (US$5,734 thousand) from JPY1,093,533 thousand (US$6,797 thousand) in 2022.
The primary factor for the increase in revenues from directly-operated salons between 2022 and 2023 was increased Sales per Customer. In 2022, our Sales per Customer (based on Salons with Data) were JPY6,627, as compared to JPY6,852 in 2023, which we believe is primarily attributable to our new pricing introduced in 2023 and the promotion of value-added services. In addition, we sold 30 salons to third-party investors in 2023 under the sale-and-outsource business model.
The primary reason for the decrease in revenues from franchising was a decrease in the number of franchised salons. As of December 31, 2023, the number of franchised salons decreased to 96 from 113 salons as of December 31, 2022, due to our acquisitions of franchised salons and franchisees’ withdrawal from the business.
Our initial franchise fees and expected renewal franchise fees are recognized as revenue ratably over the expected average franchising contract life (seven -10 years) on the opening date of the new franchised salons. In addition, our revenue from franchise royalties includes revenues from recurring royalty income, rental income from subleased salon properties, construction of franchised salons, uniforms and training sales.
Revenue from our Digital Preventative Healthcare Segment decreased by JPY185,986 thousand (US$1,156 thousand) from JPY386,384 thousand (US$2,402 thousand) in 2022 to JPY200,397 thousand (US$1,246 thousand) in 2023. This decrease was primarily due to delay in the development of our REMONY® system and MOTHER Gateway device, with which corporate customers can benefit from our SDK open policy and monitor health conditions of a large number of MOTHER Bracelet® users, partially offset with an increase in the number of participants in the Health Guidance Program and launch of Lav® app services.
Revenue from our Luxury Beauty Segment was JPY567,695 thousand (US$3,529 thousand) in 2023, a decrease from JPY594,761 thousand (US$3,697 thousand) in 2022. The primary reason for this decrease was that ZACC’s total number of customers served decreased from 41,548 in 2022 to 36,883 in 2023. This decrease was primarily due to the resignation of one our top stylists in February 2023. Since most of our customers designate their stylists, once a stylist who has a strong network of customers resigns from a salon, the salon loses most of such stylists’ customers. In addition to the stylist’s resignation, our number of stylists at ZACC salons decreased from 29 at the end of 2022 to 26 at the end of 2023. Such a decrease in the number of stylists reduced our capacity to serve customers and to maintain our customer base. In order to recover the lost customer base, we made an effort to foster assistants and promote them to stylists more quickly. Nevertheless, we could not fully replace the number of lost customers with increase in customers who designate existing stylists or newly designate the newly promoted stylists. On the other hand, our revenue per customer at ZACC salons increased from JPY14,307 (US$89) in 2022 to JPY15,331 (US$95) in 2023.
We are still in the process of improving the current situation by hiring additional talented assistants who we believe have the potential to be top stylists, and training existing stylists to better promote themselves via social networking services such as Instagram.
As a result of the foregoing, our total revenues were JPY6,827,943 thousand (US$42,441 thousand) in the year ended December 31, 2023 as compared to JPY6,954,057 thousand (US$43,225 thousand) in the year ended December 31, 2022.
Cost of Revenues
For the year ended December 31, 2023 and 2022, the cost of revenues was JPY5,259,075 thousand (US$32,691 thousand) and JPY5,051,600 thousand (US$31,400 thousand), respectively. The increase was primarily due to an increase in the cost of operation of salons outsourced from investors corresponding to an increased number of investor-owned salons, an increase in payroll of our salon staff and an increase in outsourcing costs of contract-based therapists, partially offset by decreased cost of franchising due to a decrease in the number of franchisees and decreased unit costs of the MOTHER Bracelet® due to a decrease in the number of MOTHER Bracelet® units sold. The cost of revenues as a percentage of total revenues was 77.0% during the year ended December 31, 2023 and 72.6% during the year ended December 31, 2022.
The cost of revenue from directly-operated salons increased by JPY452,190 thousand (US$2,811 thousand) from JPY4,129,240 thousand (US$25,667 thousand) in the year ended December 31, 2022 to JPY4,552,408 thousand (US$28,297 thousand) in the year ended December 31, 2023. The cost of revenue from franchising activities decreased by JPY122,403 thousand (US$761 thousand) from JPY645,733 thousand (US$4,014 thousand) in the year ended December 31, 2022 to JPY523,330 thousand (US$3,253 thousand) in the year ended December 31, 2023.
Selling, General, and Administration Expenses
For the years ended December 31, 2023 and 2022, the selling, general, and administration expenses were JPY1,960,447 thousand (US$12,186 thousand) and JPY1,805,490 thousand (US$11,223 thousand), respectively. Selling, general, and administration expenses as a percentage of total revenues in the years ended December 31, 2023 and 2022 was 28.7% and 26.0%, respectively. The increase in 2023 was primarily due to increase in professional fees, increase in advertising and promotion expenses, and increase in payroll.
Impairment Loss on Long-lived Assets
We did not recognize impairment loss on long-lived assets for either of the years ended December 31, 2023 and 2022.
Interest Expense
Interest expense increased from JPY9,800 thousand (US$61 thousand) in 2022 to JPY36,868 thousand (US$229 thousand) in 2023, primarily due recognition of interest for a full year with respect to the JPY500,000 thousand (US$3,108 thousand) convertible bonds issued to Kufu Company Inc. in December 2022.
Gain from Sales of Salons
We recognized gain from sales of salons for the transactions that the Company sold salons to the investors from whom we also purchased previously sold salons back and settled the sales and purchase-back consideration without cash. We excluded such transactions from revenue from sales of salons in 2023. The gain from sales of salons was JPY413,678 thousand (US$2,571 thousand).
Other Income—Net
Total other income decreased by JPY52,255 thousand (US$325 thousand) to JPY34,278 thousand (US$213 thousand) in the year ended December 31, 2023 from JPY86,533 thousand (US$538 thousand) in the year ended December 31, 2022. The decrease in other income was primarily due to an decrease in miscellaneous gains less miscellaneous losses.
Income Tax (Benefit) Expense
Income tax benefit for 2023 was JPY94,427 thousand (US$587 thousand), compared to an income tax expense of JPY30,809 thousand (US$192 thousand) in 2022. In 2023, we reorganized our corporate structure and Medirom began to be able to utilize its loss carryforward on a standalone basis with more stabilized sources of earnings due to the reorganization. Based on that, our recognition of valuation allowance over our deferred tax assets of JPY625,615 thousand (US$3,889 thousand) was partial, resulting in net deferred tax assets of JPY101,636 thousand (US$632 thousand) as of December 31, 2023, compared to full valuation allowance of JPY742,122 thousand (US$4,613 thousand) against our deferred tax assets as of December 31, 2022.

Net Income and Adjusted EBITDA
Our consolidated net income in the year ended December 31, 2023 was JPY115,049 thousand (US$715 thousand), or 1.6% of our consolidated revenue, while our consolidated net income for the year ended December 31, 2022 was JPY148,945 thousand (US$926 thousand), or 2.1% of our consolidated revenue, as a result of the key factors described above. Our Adjusted EBITDA decreased from JPY380,464 thousand (US$2,365 thousand) to JPY306,324 thousand (US$1,904 thousand), resulting in a decrease in Adjusted EBITDA margins from 5.5% in 2022 to 4.2% in 2023.
Comparison of the Results for the Year Ended December 31, 2022 and December 31, 2021
For a discussion of our results of operations for the fiscal year ended December 31, 2022 compared with the fiscal year ended December 31, 2021, see “Item 5. Operating and Financial Review and Prospects—A. Operating Results” from our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, as filed with the SEC on May 30, 2023. Note that we changed our definition of Adjusted EBITDA from the fiscal year ended December 31, 2023, so our Adjusted EBITDA described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2022 is not directly comparable with our Adjusted EBITDA described subsequently.
Liquidity and Capital Resources
Liquidity is a measure of our ability to meet potential cash requirements. As of June 30, 2024, we had cash and cash equivalents of JPY144,648 thousand (US$899 thousand). We have generally funded our operations with cash flow from operations and sales of relaxation salons, and, when needed, with borrowings from Japanese financial institutions and other debt or equity financings. Our principal uses for liquidity have been to fund development of new salons, acquisitions of salons or relaxation businesses from franchisees or third parties, our daily operations, and general working capital purposes. In order to accelerate our growth strategy, particularly through the development of our new businesses, acquisitions of franchised or third-party relaxation salons, and/or organic development of new salons, and to fund our general working capital, we plan to continuously sell our existing salons to investors under the new operating model as described in “Business—Our Growth Strategy.”
Going Concern
We expect that our cash and cash equivalents as of June 30, 2024 of JPY144,648 thousand (US$899 thousand) will not be sufficient to fund our operating expenses, capital expenditure requirements, and debt service obligations for the 12 months following the date of our condensed consolidated financial statements for the six months ended June 30, 2024 and that we will require additional capital. These conditions, among others, raise substantial doubt about our ability to continue as a going concern. Management believes that we will be able to generate cash in the short-term through the sales of certain of our owned salons. During the six months ended June 30, 2024, we generated a total revenue of JPY669,695 thousand (US$4,163 thousand) from selling our company-owned salons or reacquiring and reselling previously sold salons to other investors at higher prices. From July 2024 to September 2024, we entered into 8 salon sales agreements with investors for aggregate gross contractual value of JPY339,795 thousand (US$2,112 thousand), or net proceeds of JPY249,545 thousand (US$1,551 thousand). We have identified additional owned salons for sale and are currently marketing them to investors. We believe this model will provide upfront capital as well as maximize the return on capital investment in our relaxation salon segment, accelerate salon openings by reinvesting the proceeds from the sales of salons, and generate additional income from the salons that were sold to investors and are under management by us.
In addition, on October 8, 2024, the Company entered into an agreement to issue convertible corporate bonds in the aggregate principal amount of JPY300,000 thousand (US$1,865 thousand) and payment for the bonds was made on October 11, 2024.
Furthermore, the Company’s subsidiary, MEDIROM MOTHER Labs Inc. (“MML”) commenced its series A equity financing round in August 2024. In August 2024, MML entered into a capital and business alliance with NFES Technologies Inc. (“NFES”), under which NFES purchased 556 series A preferred shares of MML for JPY100,080 thousand (US$622 thousand) as the lead investor in the series A equity financing round of MML. In September 2024, MML issued 250 series A preferred shares of MML for ¥45,000 thousand (US$280 thousand) to an individual investor. In October 2024, MML entered into a capital and business alliance with Elematec Corporation (“Elematec”), under which Elematec purchased 556 series A preferred shares of MML for ¥100,080 thousand (US$622 thousand). Also in October 2024, MML issued 28 series A preferred shares of MML for ¥5,040 thousand (US$31 thousand) to M3, Inc. as part of the series A financing. As of the date of this prospectus, the series A equity financing round is ongoing, and as of October 31, 2024, MML had entered into agreements with six investors for aggregate financing of JPY260,280 thousand (US$1,618 thousand).
We may also consider additional financings through the issuance and sale of our common shares or through other equity or debt financings, and we may also look into refinancing our existing debt obligations. However, there can be no assurances that we will be successful in securing any debt or equity financing on terms favorable to us, or at all, and it is not possible to predict whether any financing efforts will be successful or if we will obtain the necessary financing.
For more information, see “Recent Developments and Liquidity” in Note 1: Basis of Presentation and Summary of Significant Accounting Policies to our condensed consolidated financial statements for the six months ended June 30, 2024 and 2023 included elsewhere in this prospectus. For information about our ability to continue as a going concern as of December 31, 2023, see “Going Concern and Liquidity” in Note 1: Basis of Presentation and Summary of Significant Accounting Policies to our audited consolidated financial statements for the years ended December 31, 2023, 2022 and 2021 included elsewhere in this prospectus.
Cash Flows
The following table sets forth a summary of our cash flows for the periods indicated.
	Year ended December 31,
(in thousands)	2023($)	2023(¥)	2022(¥)	2021(¥)
Net income (loss)	$715	115,049	¥148,965	¥(990,731)
Net cash used in operating activities	(3,927)	(631,737)	(685,697)	(557,231)
Net cash (used in) provided by investing activities	(2,042)	(328,576)	¥580,437	¥(83,936)
Net cash provided by (used in) financing activities	2,867	461,206	340,097	(427,949)
Net (decrease) increase of cash and cash equivalents during the period	(3,102)	(499,107)	234,837	(1,069,116)
Cash and cash equivalents at beginning of period	$3,763	605,454	370,617	1,439,733
Cash and cash equivalents at end of period	$661	106,347	¥605,454	¥370,617
	Six Months ended June 30,
(in thousands)	2024($)	2024(¥)	2023(¥)
Net income (loss)	$(3,657)	(588,375)	¥(355,066)
Net cash used in operating activities	(4,884)	(785,720)	(610,037)
Net cash (used in) provided by investing activities	4,744	763,232	175,653
Net cash provided by (used in) financing activities	378	60,789	(53,342)
Net (decrease) increase of cash and cash equivalents during the period	238	38,301	(487,726)
Cash and cash equivalents at beginning of period	661	106,347	605,454
Cash and cash equivalents at end of period	$899	144,648	¥117,728
Operating Activities
Net cash used in operating activities increased from JPY(610,037) thousand (US$(3,792) thousand) for the six months ended June 30, 2023 to JPY(785,720) thousand (US$(4,884) thousand) for the six months ended June 30, 2024. The primary factors for the increase were a larger net loss and more payments made for liability balances in 2024, which were partially offset by accelerated cash collection from accounts receivable-trade and increased non-cash expenses of depreciation and amortization for amortization of store operating rights for salons reacquired.
Net cash used in operating activities decreased from JPY(685,697) thousand (US$(4,262) thousand) in the year ended December 31, 2022 to JPY(631,737) thousand (US$(3,927) thousand) in the year ended December 31, 2023. The primary factors for the decrease were accelerated cash collection from accounts receivable-trade, net, and increased non-cash expenses of depreciation and amortization for amortization of store operating rights for salons reacquired, offset by an increase in gains from sales of salons, which were reclassified as cash provided by investment activities due to an increased amount of sales of salons.
Net cash used in operating activities increased from JPY(557,231) thousand (US$(3,464) thousand) in the year ended December 31, 2021 to JPY(685,697) thousand (US$(4,262) thousand) in the year ended December 31, 2022, primarily due to reclassification of gain from sales of directly-owned salons, increase in accounts receivable-trade, net, increase in accounts receivable-other, net, decrease in advances received, and increase in prepaid expenses and other current assets, partially offset by increase in accrued expenses, and decrease in contract liabilities.
Investing Activities
Net cash provided by investing activities increased from JPY175,653 thousand (US$1,092 thousand) for the six months ended June 30, 2023 to JPY763,232 thousand (US$4,744 thousand) for the six months ended June 30, 2024. The primary contributor to the increase in net cash provided by investing activities was the proceeds collected from the sales of salons. The total amount of proceeds collected from the sales of salons for the six months ended June 30, 2024 was JPY917,941 thousand (US$5,706 thousand) while the Company collected JPY315,400 thousand (US$1,960 thousand) from the sales of salon for the six months ended June 30, 2023.
The total amount of capital investments made for the six months ended June 30, 2024 was JPY176,727 thousand (US$1,099 thousand). The main capital investments made were repurchases of salon assets from investors of JPY147,218 (US$915 thousand) and acquisitions of property and equipment of JPY18,695 thousand (US$116 thousand).
Net cash provided by investing activities was JPY580,437 thousand (US$3,608 thousand) in the year ended December 31, 2022 as compared to net cash used in investing activities of JPY(328,576) thousand (US$(2,042) thousand) in the year ended December 31, 2023. The primary uses of cash for investment activities were acquisitions of intangible assets for reacquisitions of salons from investors and franchisees, development of internally used software (for our Digital Preventative Healthcare Segment, Re.Ra.Ku PAY, our point of sale system and reservation website, and back-office functions), and acquisitions of property and equipment for the development of new salons, molds for MOTHER Bracelet® and back-office facilities.
The total amount of capital investments made in the year ended December 31, 2023 was JPY925,112 thousand (US$5,750 thousand). The main investments were JPY711,021 thousand (US$4,420 thousand) for repurchase of salon assets from investors, JPY135,840 thousand (US$844 thousand) for acquisitions of property and equipment, and JPY75,157 thousand (US$467 thousand) for cost additions for internal use software.
Net cash used in investing activities was JPY(83,936) thousand (US$(522) thousand) in the year ended December 31, 2021 as compared to net cash provided by investing activities of JPY580,437 thousand (US$3,608 thousand) in the year ended December 31, 2022. The increase in net cash provided was primarily due to an increase in proceeds from sales of salons reclassified from cash provided by operating activities to cash provided by investment activities, partially offset by acquisition of tangible and intangible salon assets, and cost additions of internal use software.
The total amount of capital investments made in the year ended December 31, 2022 was JPY314,501 thousand (US$1,955 thousand). The main investments were JPY268,740 thousand (US$1,670 thousand) for acquisitions of salon assets and JPY45,761 thousand (US$284 thousand) for cost additions for internal use software.

Conversion of Convertible Note with Matrix into Series A Shares
On February 3, 2021, we purchased a convertible note issued by Matrix Industries, Inc. (“Matrix”) for JPY52,520 thousand (US$326 thousand). The convertible note was issued to us in connection with financing the further development and manufacturing of certain modules of the MOTHER Bracelet®. The convertible note was unsecured, had an initial maturity of six months, and accrued interest at a rate of 5.0% per annum. On April 26, 2023, the convertible note was converted into shares of Matrix’s series A preferred stock.
Financing Activities
The Company had net cash provided by financing activities of JPY60,789 thousand (US$378 thousand) for the six months ended June 30, 2024, compared to net cash used in financing activities of JPY(53,342) thousand (US$(332) thousand) for the six months ended June 30, 2023. The primary factor for the change in position was the additional proceeds of JPY300,000 thousand (US$1,865 thousand) from new borrowings from Japanese banks, which was offset by the principal payment of JPY200,000 thousand (US$1,243 thousand) to repay outstanding indebtedness.
Net cash provided by financing activities increased from JPY340,097 thousand (US$2,114 thousand) in 2022 to JPY461,206 thousand (US$2,867 thousand) in the year ended December 31, 2023. The primary factors for the increase were that proceeds from new borrowings from Japanese banks (less repayments of borrowings) and proceeds from sales of subsidiary shares in 2023, which exceeded the proceeds from issuance of convertible bonds (less repayments of borrowings) in 2022.
Net cash used in financing activities was JPY(427,949) thousand (US$(2,660) thousand) in 2021, as compared to net cash provided by financing activities of JPY340,097 thousand (US$2,114 thousand) in the year ended December 31, 2022. The primary factor for the increase in net cash provided was proceeds from the issuance of convertible bonds, partially offset by repayments of short-term and long-term borrowings.
Business Loans
As of June 30, 2024, we had 17 business loans outstanding from seven Japanese financial institutions. The balance on the outstanding principal as of June 30, 2024 was JPY1,104,922 thousand (US$6,868 thousand), with interest rates ranging from 0.21% to 3.30%, and a weighted average interest rate of 1.23%. The loans mature at various dates through 2035. Our Chief Executive Officer and a director, Kouji Eguchi, is a guarantor with respect to five of our 17 outstanding loans. Additionally, Kazuyoshi Takahashi, the representative director of ZACC, is a personal guarantor of three of five outstanding loans for ZACC. None of the loan agreements contain any material financial covenants, although certain of the government-sponsored loans set a limit on the total loan amount we may borrow from other government-sponsored lenders. In September 2024, we rolled over a bank loan in the amount of JPY300,000 thousand (US$1,865 thousand) at the expiration of the loan. The amount outstanding and interest rate of the loan remained the same as prior to the rollover, with the maturity date of the new loan being two months from the rollover date.
As of the date of this prospectus, we are in negotiations with a bank for a loan in the principal amount of at least JPY1,400,000 thousand (US$8,702 thousand) to partially finance our acquisition of 70% of the equity of JGMC. The amount and terms of the loan are subject to change, and we may seek additional acquisition financing arrangements going forward. See “Business—Planned Acquisition of Japan Gene Medicine Corporation.”
Additional information regarding our business loans, including certain refinancing transactions since June 30, 2024, is included in Notes 3 and 14 to our condensed consolidated financial statements for the six months ended June 30, 2024 and 2023 included elsewhere in this prospectus.
In addition, we have a fundamental funding and treasury policy of (i) maintaining a balanced ratio of debt to equity, and (ii) aligning our repayment of loans with our cash flow from business. Our primary use of funds from our loans is capital expenditures on newly opened directly-owned salons. Therefore, we have sought debt financing with longer than three-year terms and equal monthly repayment amounts of principal and interest in order to align our debt repayment schedule with our cash flows from our salon business operations. In order to avoid interest rate risk during the terms of the loans, we generally enter into borrowings with fixed interest rates, and accordingly do not enter into hedging arrangements. Since our primary business operations are in Japan, our borrowings to date have been made solely with Japanese financial institutions and in Japanese yen.
Convertible Bonds
As of June 30, 2024, we had JPY500,000 thousand aggregate principal amount of convertible bonds outstanding, consisting entirely of convertible bonds that we issued to Kufu Company Inc., a Japanese company, in December 2022. The bonds are unsecured, accrue interest at a rate of 5.0% per annum, payable on June 30, 2023 and semi-annually thereafter, and will mature on December 31, 2025, unless earlier converted. A stock acquisition right is incorporated into each bond. At any time between the six-month anniversary date of December 28, 2022 and before the close of business on December 30, 2025, Kufu Company Inc. may exercise the stock acquisition right that is incorporated into each bond, which are issued in denominations of ¥12,500 thousand, at an exercise price of JPY755 (US$4.69) per common share, in which case the corresponding portion of the bonds will be deemed to have been acquired by the Company as a capital contribution and will be extinguished (effectively, a conversion of the bonds into shares at the JPY755 (US$4.69) per common share exercise price). The exercise price for the stock acquisition rights is subject to reasonable adjustment under certain circumstances, including the Company’s issuance of shares at a price lower than the exercise price. However, Kufu Company has agreed to waive any rights to adjust the exercise price in respect of the Company’s capital raises through December 31, 2025. On November 1, 2024, Kufu Company signed an agreement to amend certain terms of the convertible bonds. Under the terms of the amendment, Kufu Company agreed to (i) waive its redemption right (ii) revise the maturity date from December 28, 2027 to December 31, 2025 and (iii) revise the deadline for exercising its conversion right from December 27, 2027 to December 30, 2025. Upon maturity, we currently plan to repay the convertible bonds held by Kufu Company through proceeds from one or more debt financings and/or issuances of convertible debt instruments, although the sources of such funds are subject to change.
In October 2024, we issued corporate convertible bonds in the aggregate principal amount of JPY300,000 thousand (US$1,865 thousand) to Triple One Investment Limited Partnership, a Japanese limited liability investment partnership. The bonds are unsecured, accrue interest at a rate of 2.0% per annum, payable on June 30, 2025 and semi-annually thereafter, and will mature on October 29, 2027. A stock acquisition right is incorporated into each bond. At any time between October 25, 2024 and October 29, 2027, Triple One may exercise the stock acquisition right that is incorporated into each bond, which are issued in denominations of ¥100,000 thousand, at an exercise price of JPY957 (US$5.95) per share, in which case the corresponding portion of the bonds will be deemed to have been acquired by the Company as a capital contribution and will be extinguished (effectively, a conversion of the bonds into shares at the JPY957 (US$5.95) per common share exercise price). In addition, there are certain conditions under the bond indenture, such as our failure to timely pay interest and remedy the nonpayment within a cure period, upon the occurrence of which Triple One is entitled to demand immediate repayment of the bonds.
With respect to the bonds issued to Kufu Company and Triple One, our obligations in respect of such bonds and their associated stock acquisition rights shall, in principle, be extinguished or cease to be exercisable simultaneously. Such bonds and their associated stock acquisition rights may not be transferred or dealt with separately from each other. Upon the delivery of shares in connection with the exercise of such stock acquisition rights, the relevant bonds shall be deemed to be acquired by us as of the same date as a capital contribution in kind by the relevant holder.
Cash Commitments from Contractual and Other Obligations
Payments of contractual obligations and commitments will require considerable resources. In our ordinary course of business, we routinely enter into commercial commitments and financial obligations for various aspects of our operations. The following tables set forth the amount of our contractual obligations as of June 30, 2024 and December 31, 2023

	As of June 30, 2024
	Payments due by period:
(in thousands JPY)	Total	Less than 1 year	1-3 years	More than 3 years
Debt obligations	1,104,922	593,066	284,256	227,600
Operating lease obligations	2,034,283	754,687	1,118,082	161,514
Other obligations	9,252	1,950	7,302	—
Total	3,148,457	1,349,703	1,409,640	389,114
	As of December 31, 2023
	Payments due by period:
(in thousands JPY)	Total	Less than 1 year	1-3 years	More than 3 years
Debt obligations	1,151,217	96,895	777,497	276,825
Operating lease obligations	2,192,493	783,761	1,189,654	219,078
Other obligations	10,227	1,950	5,850	2,427
Total	3,353,937	882,606	1,973,001	498,330
As of the date of this prospectus, we are in negotiations with a bank for a loan in the principal amount of at least JPY1,400,000 thousand (US$8,702 thousand) to partially finance our acquisition of 70% of the equity of JGMC. The amount and terms of the loan are subject to change, and we may seek additional acquisition financing arrangements going forward. Accordingly, as of the date of this prospectus, we have not determined what portion, if any, of the consideration to be paid for the acquisition JGMC will be paid using cash on hand. These funds could potentially include the proceeds from this offering. For more information about our planned acquisition of JGCM, see “Business—Planned Acquisition of Japan Gene Medicine Corporation.”
Research and Development, Patents and Licenses, etc.
Our research and development activities have been focusing on development of Lav® which is our on-demand health monitoring smartphone application, embedded software or smartphone application for our MOTHER Bracelet®, and development of REMONY®, a centralized monitoring system through which health data generated from MOTHER Bracelet® worn by end users can be collected and monitored by the faculty staff of hospitals, nursing homes, and any other business clients. Costs and expenses in connection with these development activities are capitalized as software assets, which are amortized over three years.
Trend Information
For a discussion of material trends, uncertainties and other events that are reasonably likely to have a material impact on the Company, see “—Operating Results” and “—Liquidity and Capital Resources” above.
Critical Accounting Estimates
Our consolidated financial statements are prepared in accordance with U.S. GAAP, which requires us to make a number of estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. We base our accounting estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. However, actual results may differ from those estimates. Our critical accounting policies are those that materially affect our consolidated financial statements and are subject to complex judgment by our management.

Revenue Recognition
Revenues are recognized when control of the promised goods or services are transferred to the customers, in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services.
The Company determines revenue recognition through the following steps:
Step 1: identification of the contract with a customer;
Step 2: identification of the performance obligations in the contract;
Step 3: determination of the transaction price;
Step 4: allocation of the transaction price to the performance obligations in the contract;
Step 5: recognition of revenue when, or as, the Company satisfies a performance obligation.
Revenue from Directly-Operated Salons
Revenues from directly-operated salons (including sales in the Luxury Beauty segment) are recognized when services are provided at the salons. The promised services for directly-operated salons are the services ordered by the end customer from the service menu. The services are provided in one appointment. Therefore, there is only one performance obligation. As the customer simultaneously receives and consumes the benefits of the relaxation services, the revenue is recognized over time using the delivery output method.
Revenue from prepaid cards is recognized when the services are transferred. When value is added to a prepaid card, the Company records a contract liability for its performance obligation to stand ready to transfer services in the future (or transfer funds to franchisee who provides service). When the services or funds are transferred, it derecognizes the contract liability and correspondingly recognizes revenue net of any funds transferred to franchisees. The Company expects to be entitled to a certain amount of breakage and recognizes revenue from breakage proportionately to the redemptions exercised by the customer.
The Company also sells salons that it owns to third-party investors. Such investors are required to enter into Service Agreements with the Company to allow it to manage the operations of the salons and the Company charges a fee for the management services provided. As this is a recurring source of income for the Company as part of the larger strategy for the relaxation salons segment, the sale of salons is considered part of the Company’s ongoing major or central operations and thus ordinary activities for the Company. Therefore, the Company applies ASC 606 to these contracts. Revenue from the sale of directly-owned salons is comprised of the (i) transfer of the salon assets and business rights and (ii) outsourced salon operation services. The revenue for the transfer of salon assets and business rights is recognized at a point in time when the agreement is signed, and control is transferred to the customer. The consideration for the transfer of the salon is generally collected upfront. There is no significant financing component. The proceeds from the transfer of the salon are presented as cash flows from investing activities on the consolidated statements of cash flow to be consistent with how the cash outflows and inflows are classified related to the salon’s purchase and sale. Revenue from the relevant Service Agreement is recognized over the term of the agreement as services are provided. The customer benefits from the integrated service over the contract term and each time increment is substantially the same. Therefore, the outsourced salon operations are considered a “series” of distinct services and are treated as a single performance obligation. The term of the Service Agreement is typically five years. Under the Service Agreement, the Company is reimbursed for the costs of operating the salon and will recognize revenue from the reimbursement of costs using the as-invoiced practical expedient. Furthermore, the Company will receive a certain portion of the excess profit, which is considered variable consideration. This success fee will be constrained until there is greater than 70% probability that there will be no future reversal of revenue.
Franchise Revenue
Franchise revenue is comprised of (i) franchise fees, (ii) royalty income, (iii) staffing service revenue, (iv) sublease revenue, and (v) other franchise revenues. The Company and the franchisee enter into a franchise agreement which sets forth the standard terms and conditions of operating the franchised salon, as well as the fees and royalties over the term of the agreement. In most cases, an outsourcing agreement is also entered into in conjunction with the franchise agreement that specifies the terms of the sublease arrangement with the franchisee. Upon the franchisee’s request, the Company’s therapists are dispatched to franchise locations and franchisees must pay dispatch fees in accordance with the dispatched employees’ position.
(i)   Franchise fees
The Company receives the entire non-refundable initial franchise fees from the franchisee based on franchise agreement. The franchise agreement typically has an initial term of five years. The services for operating the franchised salon provided by the Company under franchise contract are not separately identifiable within the contract, and are interrelated with the franchise right granted in the franchise agreement. As such the services are considered to represent a single performance obligation. The franchise agreement could be renewed prior to expiration by mutual consent and renewal franchise fees are paid by franchisee upon renewal of agreement. Initial franchise fees and expected renewal franchise fees are recognized as revenue ratably using the time-based input method over the expected average contract life (7-10 years), instead of the contract term, as there is a material right related to renewals.
(ii)   Royalty income
The Company collects royalties, an amount calculated by multiplying a certain percentage to gross sales, on a monthly basis. The royalties are subject to the sales- and usage-based royalties constraint and are recognized as revenues based on the monthly royalty earned where such amount is determined on the basis of gross sales made from each salon.
(iii)   Staffing service revenue
The Company also generates revenue from providing its therapists to franchisees, which are recognized as revenues based on the total number of working hours of the agency worker during the dispatched period. The Company has elected the ‘as-invoiced’ practical expedient for its staffing services where the fixed rate per hour is invoiced to the customer.
(iv)   Sublease revenue
The Company leases the premises in which the majority of its franchisees operate, where the Company retains the head lease primary obligation, and has entered into corresponding sublease arrangements with franchisees. Revenues from sublease transactions with franchisees are recognized on a straight-line basis over the respective operating lease terms, or at the time of the underlying sales for variable lease payments, in accordance with Accounting Standards Codification (“ASC”) 842 Leases (“ASC 842”).
(v)   Other franchise revenues
Other franchise revenues include other services provided to franchisees separately from the franchise agreements and include advertising, training, studio construction and hiring support. These services are primarily recognized as revenues when services are provided. The Company has elected the ‘as-invoiced’ practical expedient for its studio construction services where the consideration is invoiced to the customer.
Other Revenues
Other revenues are primarily from the Digital Preventive Healthcare segment, which includes revenues from serving implementation of health and wellness programs (Specific Health Guidance Program), as well as wearable device service (MOTHER Bracelet®), and are recognized when services are provided or the ownership of products are transferred. The Company offers standard assurance-type warranties for its MOTHER Bracelet® which are not accounted for as a separate performance obligation and do not contain acceptance clauses.
See Note 13 to the consolidated financial statements included elsewhere in this prospectus for further disclosures required under ASC 606.
Revenue is recognized net of consumption tax collected from customers and subsequently remitted to governmental authorities.

Leases
The Company considers whether a contract is a lease or if it contains a lease element when a contract is executed. If a contract conveys the right to control the use of the identified asset for a period of time in exchange for consideration, such contract is determined to contain a lease element. When the contract contains a lease element, a lease is either classified as operating lease or finance lease when the Company is a lessee, and a sales-type lease or direct financing lease when the Company is a lessor.
The Company, as a lessee, applies the right-of-use model to account for lease transactions. Under the right-of-use model, right-of-use asset and lease liability are recognized at commencement date. The Company measures its lease liability at present value of future lease payments over the remaining term. The Company uses its incremental borrowing rate for the discount rate to calculate the present value of the payments since it is difficult and not practical to determine the interest rate implicit in the lease. The Company’s incremental borrowing rate is the rate of interest that a lessee would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Right-of-use asset is initially measured as the initial amount of the lease liability, plus any lease payments made to the lessor before the lease commencement date, plus any initial direct costs incurred, minus any lease incentives received. When the Company determines a lease term, if a lease contract contains an option to extend its lease term, the Company is reasonably certain to exercise such option. This is mainly due to the severe economic loss the Company may face for not exercising the right of extension, such as recognizing impairment loss of attached facilities and loss resulting from failure to receive the franchise fee originally obtainable. Therefore, the lease term includes the extended term if the option to extend is exercised. Initial lease terms are generally between three and 10 years.
For operating leases, the Company recognizes the minimum lease payments where it is the lessee and the minimum lease income where it is the lessor on a straight-line basis over the lease term, and reflects them as rental expenses and rental revenues, respectively, in the consolidated statements of operations. The Company elected to separate lease and non-lease components and not to recognize leases with an initial term of 12 months or less.
Operating rental expense includes amortization of right-of-use assets and interests on lease liability. Variable lease expenses are primarily linked to sales and are excluded from the measurement of lease liability.
Rental expenses are recorded in the consolidated statements of (loss) income based on the nature of the underlying lease. Rental expense related to leases for directly-operated salons and for leased properties that are subsequently subleased to franchisees are recorded to “Cost of revenues,” and rental expense related to leases for corporate offices is recorded to “selling, general and administrative expenses.”
Rental income for operating leases on properties subleased to franchisees is recorded to “Franchise revenue”. Terms and conditions of the sublease agreements are arranged to pass through lease obligations under head leases to the franchisees. Sublease income is presented on a gross basis on the accompanying consolidated statements of income, as the Company remains the primary obligor.
For newly executed contracts, renewal and revision related to leases, estimates and certain assumptions are used to determine asset value, useful lives, discount rate, lease term, etc. and these have effects on (1) classification of lease, (2) measurement of rental payments and (3) measurement of lease asset. These results may differ if varying estimates and assumptions are used.
Impairment of Long-lived Assets, Excluding Goodwill
The Company assesses impairment of long-lived assets at the individual salon level, as this is the lowest level for which identifiable cash flows are largely independent of other groups of assets and liabilities. Long-lived assets include property and equipment, right-of-use lease assets, internal use software, and definite-lived intangible assets. The Company reviews the carrying value of long-lived assets for impairment whenever events or circumstances occur that indicate that the carrying value of the assets may not be recoverable. The assets are considered to be impaired when the estimated undiscounted cash flows expected to result from the use of the assets and their eventual disposition are less than their carrying values. The impairment loss is measured as the amount by which the carrying value of the asset or asset group exceeds its fair value. In determining the fair value, the Company uses present value techniques, if appropriate, based on the estimated future cash flows expected to result from the use of the assets and their eventual dispositions. During 2023, we recognized no impairment loss of long-lived assets.
Income Taxes
Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes and tax loss carryforwards. These deferred taxes are measured using the currently enacted tax rates in effect for the year in which the temporary differences or tax loss carryforwards and tax credits are expected to reverse.
Valuation allowances are provided against deferred tax assets when it is more likely than not that a tax benefit will not be realized. The Company considers all available evidence (both positive and negative) when determining whether a valuation allowance is required, with emphasis on its past operating results, the existence of cumulative losses in the most recent years and its forecast of near-term taxable income. The Company recognizes the financial statement effect of uncertain tax positions when it is more likely than not, based on the technical merits, that the tax positions will be sustained upon examination by the tax authorities. Benefits from tax positions that meet the more-likely-than-not recognition threshold are measured at the largest amount of benefit that is greater than 50% likelihood of being realized upon settlement. Accrued interest and penalties related to the unrecognized tax benefits are included in income tax benefit in the consolidated statements of operations.
Acquisitions
The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not we have acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an acquisition of assets.
If an acquisition is determined to be a business combination, the assets acquired and liabilities assumed are recorded at their respective estimated fair values at the date of the acquisition. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired is recorded as goodwill.
If an acquisition is determined to be an asset acquisition, the cost of the asset acquisition, including transaction costs, are allocated to identifiable assets acquired and liabilities assumed based on a relative fair value basis. If the cost of the asset acquisition is less than the fair value of the net assets acquired, no gain is recognized in earnings. The excess fair value of the acquired net assets acquired over the consideration transferred is allocated on a relative fair value basis to the identifiable net assets (excluding non-qualifying assets).
Determining estimated fair value requires a significant amount of judgment and estimates. If assumptions change or errors are determined in our calculations, the fair value could materially change resulting in a change in goodwill or identifiable net assets acquired.
Recently Adopted Accounting Pronouncements
Credit Losses
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires measurement and recognition of expected credit losses for financial assets measured at amortized cost, including accounts receivable, upon initial recognition of that financial asset using a forward-looking expected loss model, rather than an incurred loss model. In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). The standard defers the effective dates of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, non-SEC filers and all other companies. As a result, Topic 326 is effective for interim and annual reporting periods beginning in 2023. The adoption of this standard did not have a material effect on our financial position or results of operations.
Recently Issued Accounting Pronouncements Not Yet Adopted
Disclosure Improvements
In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements-Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. This new standard modified the disclosure and presentation requirements of a variety of codification topics by aligning them with the SEC’s regulations. ASU 2023-06 will become effective for each amendment on the effective date of the SEC’s corresponding disclosure rule changes. The Company is currently evaluating the impact on its consolidated financial statements.
Segments
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures. The new standard requires enhanced disclosures about segment information and significant segment expenses. It does not change how a public entity identifies its operating segments. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The new standard should be applied retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact on its consolidated financial statements.
Income Taxes
In December 2023, the FASB issued 2023-09, Income Taxes (Topic 740), Improvements to Income Tax Disclosures. The new standard requires public business entities to disclose information about income taxes paid, specific categories in the rate reconciliation, and additional information for reconciling items that meet a quantitative threshold. The guidance should be applied on a prospective basis. For public business entities, ASU 2023-08 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. For all other entities, the standard is effective for annual periods beginning after December 15, 2025. The Company is currently evaluating the impact on its consolidated financial statements.
Quantitative and Qualitative Disclosure About Market Risk
Market Risk
Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and other price risk, such as equity price risk and commodity risk. Financial instruments affected by market risk include borrowings and other financial liabilities. The sensitivity analyses in the following sections relate to our positions as of December 31, 2023.
The sensitivity analyses have been prepared on the basis that the amount of net debt, the ratio of fixed to floating interest rates of the debt and derivatives, and the proportion of financial instruments in foreign currencies are all constant, and on the basis of the hedge designations in place as of December 31, 2023. The analyses exclude the impact of movements in market variables on provisions. The analyses also assume that the sensitivity of the relevant statement of profit or loss item is the effect of the assumed changes in respective market risks. This is based on the financial assets and financial liabilities held on December 31, 2023, including the effect of hedge accounting.
For a discussion of market risk relating to our positions as of December 31, 2022, see “Item 11. Quantitative and Qualitative Disclosure About Market Risk” from our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, as filed with the SEC on May 30, 2023.
Interest Rate Risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Our exposure to the risk of changes in market interest rates relates primarily to our long-term debt obligations with floating interest rates. We manage our interest rate risk by having a balanced portfolio of fixed and variable rate borrowings.
Japanese interest rates have been at historically low levels during the past two decades. The environment in which we operate our business is subject to the Japanese government’s stimulus-oriented monetary policy, which is characterized by these low interest rates. Despite recent policy changes and statements by the Bank of Japan regarding a potential further shift in its interest rate policies, we expect Japanese monetary policy to continue to be expansionary or stimulative in the near future. In addition, with respect to most of our borrowings, our interest rates have been fixed to mitigate interest rate risk. Therefore, we believe that our present exposure to interest rate risk is manageable, as is reflected in the sensitivity analysis below.
Our borrowings of JPY1,052,234 thousand (US$6,540 thousand) as of December 31, 2023 consist of fixed interest rate loans of JPY838,452 thousand (US$5,212 thousand) and variable interest rate loans of JPY213,782 thousand (US$1,329 thousand). Based on our borrowings as of December 31, 2023, an increase of interest rates by 100 basis points on our variable interest rate loans would increase our interest expense by JPY1,472 thousand (US$9 thousand). If the increase were applied to all the fixed interest rate loans, the total impact to our interest expense would be JPY15,179 thousand (US$94 thousand).
As of the date of this prospectus, we are in negotiations with a bank for a loan in the principal amount of at least JPY1,400,000 thousand (US$8,702 thousand) to partially finance our acquisition of 70% of the equity of JGMC. The amount and terms of the loan are subject to change, and we may seek additional acquisition financing arrangements going forward. See “Business—Planned Acquisition of Japan Gene Medicine Corporation.”
Foreign Currency Exchange Risk
Our foreign currency exposures give rise to market risk associated with exchange rate movements of the Japanese yen mainly against the U.S. dollar, and vice versa, because most of our expenses are denominated in Japanese yen.
Our Japanese yen expenses consist principally of compensation, subcontractor expenses, and rent. We anticipate that a sizable portion of our expenses will continue to be denominated in Japanese yen. Our financial position, results of operations and cash flow are subject to fluctuations due to changes in foreign currency exchange rates. Our results of operations and cash flow are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign currency exchange rates.
While many of our business partners are Japanese domestic enterprises, we also have relationships with foreign enterprises and professionals to which our expenses may be paid in foreign currency. As our business expands overseas, our foreign currency exposure gives rise to more market risk associated with exchange rate movements of the Japanese yen mainly against the U.S. dollar, because most of our revenues are denominated in Japanese yen, while such expansion efforts outside Japan will cause us to incur more expenses in foreign currencies. Going forward, we anticipate that a certain portion of our expenses will continue to be denominated in foreign currencies. If such expansion efforts outside Japan are successful, however, a substantial amount of revenue could also be denominated in foreign currencies, particularly if we are able to develop and expand sales of MOTHER Bracelet® to markets outside Japan in the future. If our non-Japanese revenues increase substantially in the future, any significant change in the value of the currencies of the countries in which we do business against the Japanese yen could adversely affect our financial condition and results of operations due to translational and transactional differences in exchange rates. During the year ended December 31, 2023 a hypothetical 10% depreciation in the value of the Japanese yen to the U.S. dollar would have resulted in a JPY24,510 thousand (US$152 thousand) decrease in our net income (before income tax).
To date, we have not engaged in hedging our foreign currency exchange risk. In the future, we may enter into formal currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from the adverse effects of such fluctuations.

Credit Risk
Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. We are exposed to credit risk from our operating activities, primarily with respect to trade receivables, and from our financing activities, including with respect to deposits with banks and financial institutions, and other financial instruments.
Our primary customers are consumers who visit our Company-owned relaxation salons, franchisees who have payment obligations for our franchise services such as initial membership fees, recurring royalties, training fees, and therapist staffing fees, public bath operators and other business clients for whom we operate their salons on their behalf. With respect to consumer credit risk, consumers pay in cash or with credit cards for the services we provide them. For our salons located in shopping malls, all the daily service fees are collected by the shopping mall operators, reported to us as revenue on a monthly basis, and paid to us in the following month. As such, we are exposed to credit risk of the shopping mall operators and credit card companies for our salon services.
With respect to credit risk of our franchisees, we are at risk of unpaid franchise services charges. However, in most cases, we control the daily bank accounts of franchised salons, from which we can collect our franchise service charges and pay to franchises their net proceeds after such deductions. We believe this can mitigate the credit risk with respect to our franchisees. Regardless of that, we are still exposed to credit risk with respect to our franchisees, especially in cases where they terminate their franchise contracts or declare bankruptcy without paying franchise service charges which exceed the balances of their bank accounts under our control, and without paying their salon lease obligations and rental property restoration obligations they owe to us in cases where they subleased salons which we have leased from property owners.
We also operate salons for public bath operators and other business clients. We are exposed to the risk of uncollectible receivables to the extent that these clients delay payments to us after their salons under our operation have collected relaxation service fees from consumers.
Customer credit risk is managed by each business unit subject to our established policies, procedures and controls relating to customer credit risk management. Credit quality of a customer is assessed based on an extensive credit rating scorecard, and individual credit limits are defined in accordance with this assessment. Outstanding customer receivables are regularly monitored.
An impairment analysis is performed at each reporting date for major accounts on an individual basis. The maximum exposure to credit risk at the reporting date is the carrying value of each class of financial assets disclosed in Note 1 to our audited consolidated financial statements as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 included elsewhere in this prospectus. We do not hold collateral as security. We believe that the concentration of risk with respect to trade receivables is low, since our receivables from consumers are collected directly at salons or through credit card companies or shopping malls, whose credit ratings are quite high, we control the daily bank accounts of our franchisees, and the geographic location of public bath operators and other business clients are highly diversified. No single customer accounted for 10% or more of our total revenue for the years ended December 31, 2021, 2022 and 2023.
Financial instruments and cash deposits
We manage credit risk with respect to balances with banks and financial institutions in accordance with our policies. Investments of surplus funds are made only with approved counterparties and within credit limits assigned to each counterparty. The limits are set to minimize the concentration of risks, and therefore mitigate financial loss through a counterparty’s potential failure to make payments.
Emerging Growth Company Status
We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements, no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements, and not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements. We have elected to adopt these reduced disclosure requirements.
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement declared effective under the Securities Act, or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised financial accounting standards. An emerging growth company can, therefore, delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates.
We would cease to be an “emerging growth company” upon the earliest of (i) December 31, 2025, (ii) the last day of the fiscal year during which our annual gross revenues are US$1.235 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt securities, and (iv) as of the end of any fiscal year in which the market value of our common shares held by non-affiliates exceeded US$700 million as of the end of the second quarter of that fiscal year (and we have been a public company for at least 12 months and have filed at least one annual report on Form 20-F).

BUSINESS
Business Overview
We are one of the leading holistic health services providers in Japan. Medirom is a franchiser and operator of healthcare salons across Japan, an operator of luxury hair salons in select central Tokyo locations, a preferred platform partner for healthcare service providers and government entities to affect positive health outcomes, and a provider of healthcare technology platforms.
We operate three synergistic lines of businesses: (1) Relaxation Salon Segment; (2) Luxury Beauty Segment; and (3) Digital Preventative Healthcare Segment (HealthTech). By combining brand strength and core retail competencies, including a broad physical footprint in population dense areas across the country, with proprietary technologies and partnerships, our business provides unique, value-added healthcare services to our customers with scale, customization, and cross-network effects that we believe few other companies in the industry can emulate. As of June 30, 2024, all of our principal business activities were focused on Japan.
As of June 30, 2024, the Relaxation Salon Segment had 308 locations across Japan, located within the country’s major cities, primarily in the Tokyo metropolitan area. We utilize our proprietarily customized customer relationship management system to record customer data, facilitate reservations and point-of-sale and business intelligence functions at the 285 salons integrated into such system as of June 30, 2024. Our salons are generally located in metro stations/subways, shopping malls, plazas and high-traffic streets. The Relaxation Salon Segment is our core business and accounted for ¥6,060 million (US$37.7 million), or approximately 88.8% of our total revenue, for the year ended December 31, 2023, ¥5,973 million (US$37.1 million), or approximately 85.9% of our total revenue, for the year ended December 31, 2022 and ¥3,139 million (US$19.5 million), or approximately 90.3% of our total revenue, for the six months ended June 30, 2024.
The Luxury Beauty Segment consists of ZACC, our high-end hair salon, which accounted for ¥568 million (US$3.5 million), or approximately 8.3% of our total revenue, for the year ended December 31, 2023, ¥595 million (US$3.7 million), or approximately 8.5% of our total revenue, for the year ended December 31, 2022 and ¥292 million (US$1.8 million), or approximately 8.4% of our total revenue, for the six months ended June 30, 2024.
The Digital Preventative Healthcare Segment consists of a government-sponsored Specific Health Guidance program, utilizing our internally-developed on-demand health monitoring smartphone application, Lav®; our MOTHER Bracelet® for fitness and health applications; and preventative healthcare services utilizing our experienced nutritionists and health nurses. The Digital Preventative Healthcare Segment accounted for ¥200 million (US$1.2 million), or approximately 2.9% of our total revenue, for the year ended December 31, 2023, ¥386 million (US$2.4 million), or approximately 5.6% of our total revenue, for the year ended December 31, 2022 and ¥44 million (US$272 million), or approximately 1.3% of our total revenue, for the six months ended June 30, 2024.
Consumers increasingly recognize the value of services in the relaxation sector after the COVID-19 pandemic. The relaxation sector continues to offer a service that we believe many consumers view as nearly non-discretionary. Bodily health, joint alignment, and therapeutic bodyworks impact the health and wellness of our customers and require physical contact—continuing to buoy our core relaxation salon business. We believe general interest among consumers in managing and maintaining personal health is also growing, especially with respect to balancing sleep, diet and exercise. With this growing interest in critical factors for health, we believe our services are viewed as a more necessary item of consumer spending that we expect will increase demand for our services given the strength of our brand. We also anticipate that our planned acquisition of 70% of the equity of Japan Gene Medicine Corporation will provide opportunities for us to grow our presence in the healthcare technology space and expand the portfolio of services we offer to our relaxation salon clients. See “—Planned Acquisition of Japan Gene Medicine Corporation.”
History and Development of the Company
Our Company was originally incorporated in Japan on July 13, 2000 under the name “Kabushiki Kaisha Young Leaves.” In November 2001, we changed our name to “ReRaKu Inc.” and in January 2017,

we changed our name to “MEDIROM Inc.” In March 2020, our Company’s English name was changed to “MEDIROM Healthcare Technologies Inc.” In December 2020, the Company listed its ADSs representing its common shares on The Nasdaq Capital Market. We are a joint-stock corporation incorporated in Japan under the Companies Act.
Our Company has developed our business both through organic development of our branded relaxation salons (primarily Re.Ra.Ku salons) and through acquisitions. On April 17, 2018, we established Bell Epoc Wellness Inc. (which we refer to as “BEW”). On May 28, 2018, 46 relaxation salons with the brand name “Bell Epoc” were transferred from Kabushiki Kaisha Bell Epoc to BEW for cash. Pursuant to an operating agreement entered into in 2018, by and between Kabushiki Kaisha Bell Epoc and BEW, Kabushiki Kaisha Bell Epoc has continued to manage the relaxation salons and BEW pays operation fees to Kabushiki Kaisha Bell Epoc based on revenue.
On April 20, 2018, we formed JOYHANDS WELLNESS Inc. (which we refer to as “JW”) to acquire the relaxation business operated by Kabushiki Kaisha Joyhands. Kabushiki Kaisha Joyhands was party to a number of outsource agreements with various spa operators, whereby Kabushiki Kaisha Joyhands provided relaxation services to customers of spa facilities. JW began entering into assignment and novation agreements with such spa facility operators, under which JW was substituted for Kabushiki Kaisha Joyhands as the counterparty to the existing outsource agreements with the spa facility operators.
On April 27, 2018, we established Medirom Human Resources Inc. (which we refer to as “MHR”) under the trade name Re.Ra.Ku Wellness Inc. MHR operates our therapist dispatch business. Previously, we hired therapists pursuant to an exemption that allowed us to forego obtaining permission from the Ministry of Health, Labor and Welfare of Japan under the Act for Securing the Proper Operation of Worker Dispatching Undertakings and Improved Working Conditions for Dispatched Workers and dispatched such therapists to our franchisees. When the Ministry of Health, Labor and Welfare of Japan eliminated the exemption in September 2018, we created MHR and transferred the therapist dispatch business to it. We subsequently terminated our therapist dispatch business to franchisees and, as of the date of this prospectus, MHR dispatches our therapists only to our directly-operated salons. On October 1, 2018, we acquired Decollte Wellness Corporation (which we refer to as “DW”) from Decollte Corporation for cash.
On May 6, 2021, we acquired SAWAN CO. LTD. (which we refer to as “SAWAN”) by purchasing a 100% ownership interest of SAWAN for cash. As a result, 13 “Ruam Ruam” salons, which is a luxury relaxation salon brand held by SAWAN, became part of our portfolio of directly-operated salons.
In July 2021, in order to speed up the decision-making process, improve business efficiency, and maximize business value, we reorganized and re-designated certain parts of our wholly-owned subsidiaries by business function. As part of the reorganization, DW merged with and into BEW with BEW being the surviving entity, and we transferred our Re.Ra.Ku salon business to BEW. As a result of the reorganization, BEW (currently known as Wing Inc.) now operates the salons previously owned by us and DW, and since July 1, 2021, it has been managing a majority of our relaxation salon operations, excluding those located in spa facilities or under the “Ruam Ruam” brand. In addition, we established Bell Epoc Power Partners Inc., which succeeded to the rights and obligations relating to the salon management entrusted division previously operated by BEW.
In November 2021, BEW changed its name to “Wing Inc.” and Bell Epoc Power Partner Inc. changed its name to “Bell & Joy Power Partners Inc.”
On October 1, 2021, we acquired a 60% ownership interest in ZACC Kabushiki Kaisha (which we refer to as “ZACC”), a high-end hair salon company, and we acquired the remaining 40% interest in ZACC in January 2022. ZACC owns and operates four luxury hair salons under three brands (ZACC vie, ZACC raffine, and ZACC ginza), all of which have been recognized by customers for over 30 years for their high level of techniques and hospitality. Additional information regarding our acquisitions of SAWAN and ZACC is included in Note 2 to our consolidated financial statements as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 included elsewhere in this prospectus.
On May 31, 2023, our board of directors approved a second reorganization (the “Second Reorganization”), consisting of an incorporation-type company split plan and an absorption-type company split agreement. Under the incorporation-type company split plan, the Company transferred its Digital

Preventative Healthcare business to MEDIROM MOTHER Labs Inc. (“MML”), a newly established subsidiary that we wholly owned at the time of establishment, which operates our entire Digital Preventative Healthcare business since the reorganization, and under the absorption-type company split agreement, the Company transferred its existing salon development department, which is responsible for sourcing and setting up store spaces, and general corporate departments, which include accounting, legal, general affairs, human resources, IT and other corporate functions, and had Bell & Joy Power Partners Inc., an existing wholly-owned subsidiary, assume such operations going forward. On the same day, Bell & Joy Power Partners Inc. was renamed MEDIROM Shared Services Inc. The Second Reorganization became effective on July 3, 2023.
In September 2024, our board of directors approved a preliminary plan for an additional reorganization, which aims to integrate our relaxation salon business subsidiaries into a single entity for increased efficiency. On November 26, 2024, our board of directors approved the detailed reorganization plan, which consists of (i) an absorption-type company split, pursuant to which Wing Inc. will acquire the spa business of Joyhands Wellness Inc. and assume such operations going forward; and (ii) an absorption-type merger, pursuant to which Wing Inc. will merge with Medirom Human Resources Inc., with Wing Inc. being the surviving entity and changing its name to “MEDIROM Wellness Co.” or a similar name to be determined at a later time, in each case expected to become effective on January 1, 2025. Through this reorganization, we aim to allocate our therapist resources among our salons more smoothly, reduce the headcount at our headquarters, and improve the efficiency of inter-company administrative matters.
As of December 31, 2023, the Company had entered into six share transfer agreements, pursuant to which we have agreed to sell and transfer an aggregate of 1,781 shares in MML, or approximately 3.56% of its total shares outstanding, to certain third-party investors. The purpose of our 2023 reorganization and the transfer of MML shares was to make quicker decisions and seek external equity financing of MML as a spun-off startup to accelerate its growth. In August 2024, MML entered into a binding agreement with the lead investor for its series A financing round, and in September and October of 2024, MML entered into agreements with additional investors participating in MML’s series A financing round. See “Business—Capital and Businesses Alliances of MEDIROM MOTHER Labs Inc.” We intend to maintain our status as the controlling shareholder of MML.
On June 30, 2024, we signed an agreement to acquire 70% of the issued and outstanding equity of Japan Gene Medicine Corporation and make it a subsidiary of the Company. See “—Planned Acquisition of Japan Gene Medicine Corporation.”
As of September 30, 2024, we had the following subsidiaries: JOYHANDS WELLNESS Inc., Wing Inc., MEDIROM Shared Services Inc., SAWAN CO., LTD, ZACC Kabushiki Kaisha, MEDIROM MOTHER Labs Inc., Medirom Human Resources Inc. and MEDIROM Rehab Solutions Inc. The chart below illustrates our corporate structure as of September 30, 2024.
Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Our principal executive offices are located in 2-3-1 Daiba, Minato-ku, Tokyo 135-0091, Japan, and our main telephone number is +81(0)3-6721-7364. Our website is

https://medirom.co.jp/en/. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus. You should not consider any information on our website to be a part of this prospectus. We have included our website address in this prospectus solely for informational purposes.
The SEC maintains an internet site (http://www.sec.gov), which contains reports, information we are required to provide to our shareholders or otherwise make public under our home country laws, and other information regarding us that we file electronically with the SEC.
Relaxation Salon Segment
Our goal is to improve our customers’ quality of life by providing alternative, non-invasive wellness care. We use therapeutic techniques encompassing finger-pressure style bodywork therapy, stretch therapy, posture and joint alignment, as well as physical therapy elements. Our salons are designed to appeal to individuals seeking to improve their mental and/or physical well-being. Our customers vary from individuals seeking stress and pain relief to other individuals who are just looking to improve their overall mental and physical health. Our relaxation salons provide a variety of individual services, including traditional Japanese massage therapy, anti-fatigue therapy, athletic support therapy, slim-down therapy and reflexology.
The Relaxation Salon Segment is the core of our business and consists of directly-operated salons (including salons which we have sold to third party investors who then outsource the management of such salons back to us) as well as franchised salons. Our salon locations cover major cities throughout Japan, with strong market presence in the Tokyo metropolitan area, which includes Tokyo, Kanagawa, Saitama and Chiba. According to the Survey on Basic Resident Registration System as of October 1, 2022, by the Ministry of Internal Affairs and Communications, the population (registered residents) of the Tokyo metropolitan area was estimated to be 36.9 million. According to the 2022 Yano Report, in terms of the number of salons, we are one of the top three companies, on a consolidated basis, in the Kanto region (Tokyo, Kanagawa, Saitama, Chiba, Gunma, Ibaraki and Tochigi), and in the top four nationwide.
Our salons operate under several brand names. Our core brand is Re.Ra.Ku®. Our salons are generally located in metro stations/subways, shopping malls, plazas and high-traffic streets. As of June 30, 2024, on average, our salons measure approximately 717 square feet (which excludes data from salons in spa facilities and salons where the franchisees have direct contracts with the landlords) and contain a reception area and treatment space. A typical salon under the Re.Ra.Ku® brand is staffed by six relaxation therapists. As of June 30, 2024, we had an average of 6.5 beds per salon, excluding salons located within spa facilities.
We intend to continue to grow our salon business over time through both organic growth and acquisitions. As of June 30, 2024, we had 308 salons in operation throughout Japan, of which 168 were directly-owned salons.
Our largest source of revenue derives from our directly-operated salons. Revenue from operating our directly-operated salons accounted for 59.5% and 59.1% of our consolidated revenue for the year ended December 31, 2023 and the six months ended June 30, 2024, respectively. Revenue from our franchise business consists of recurring franchise royalties, franchise membership fees, staffing services fees, sublease revenue and other franchise revenues and accounted for 11.8% and 12.0% of our consolidated revenue for the year ended December 31, 2023 and the six months ended June 30, 2024, respectively. As part of our growth strategy, we have sold, and plan to continue to sell, certain of our owned salons to investors and charge management fees to the owners of such salons. Our revenue from salon sales accounted for 14.8% and 19.3% of our consolidated revenue for the year ended December 31, 2023 and the six months ended June 30, 2024, respectively.
Our franchisees are expected to meet the same quality and customer service standards as our directly-operated locations. We select potential franchisees based on a set of strict qualification criteria which includes background checks, financial net worth assessment and personal interviews. We enter into a franchise agreement with each of our franchisees, stipulating a standard set of terms and conditions for operating the salons and each party’s duties and responsibilities.

Customers
Our relaxation salons are designed to appeal to individuals seeking to improve their mental and/or physical well-being. Our customers include individuals who are health conscious and other individuals seeking stress and pain relief, therapeutic reflexology, or to improve their overall mental and physical health. The majority of our customers are employed females with disposable income, but our demographic mix varies by salon and geography. We benefit from and rely on the value and recognition of our Re.Ra.Ku® and other brands which drive word of mouth and direct referrals. Additionally, we utilize an omnichannel advertising strategy across print, affiliate referrals and digital marketing to reach out to and cultivate potential customers.
Services
Our relaxation salons offer a variety of individual services, each with multiple price ranges, including: anti-fatigue therapy; athletic support therapy; slim-down therapy; and reflexology. Anti-fatigue therapy is designed to relieve fatigue and discomfort, and concentrates on the shoulder blades, neck, lower back and posture. We suggest that first-time customers begin with anti-fatigue therapy because most new customers visit our salons with stiff muscles and are unable to do more difficult stretches. Anti-fatigue therapy helps enhance the customer’s stretching ability. Athletic support therapy is intended to provide quick gains in active and passive range of motion to help improve athletic performance and increase flexibility, by performing shoulder blade alignment adjustments and resistance exercise. Slim-down therapy focuses on pelvic and shoulder blade alignment and is intended to help dieting by moving the muscles near the pelvis, which normally get little exercise, thereby increasing metabolism and improving posture. Our reflexology therapy is designed to target specific pressure points and areas on the feet to promote relaxation, improve circulation and reduce pain. While most Re.Ra.Ku® locations offer these four therapies, some individual salons offer other select therapy methods, such as Thai traditional stretching. Pursuant to the terms of our standard franchise agreements, our approval is required for any changes to the services provided in franchised salons.
Our customers can arrive at our salons with or without appointments at times convenient to their schedule. Upon checking in, salon staff provides customers with a questionnaire that asks for their contact information and certain health information to help the therapist identify the service that is most appropriate for the customer and whether the customer is experiencing muscle pain or other health problems. Upon completion of the therapy, the therapist will meet with the customers to obtain feedback on the services provided.
Prepayment Systems and Loyalty Programs
In December 2008, we began issuing prepaid cards, called the Re.Ra.Ku® Card, to relaxation salon customers. Users of the Re.Ra.Ku® Card can continuously use the card at most of our Company’s relaxation salons. The customer receives rewards on a tiered basis, so the more the customer spends on the Re.Ra.Ku® Card, the greater the reward that can be used at Re.Ra.Ku® locations. Following the acquisition of SAWAN, we started issuing another line of prepaid cards called the Free Pass, which can be used at Ruam Ruam branded salons. As a special 20th anniversary campaign after the opening of the first Re.Ra.Ku®

salons, we sold prepaid tickets called “Thanksgiving Tickets” for JPY10,000 (US$62) each, which could be used to pay for our services and included a right to participate in a lottery for prizes. The Thanksgiving Tickets expired on March 31, 2024. As of December 31, 2023, customers’ aggregate prepaid balance on the Re.Ra.Ku® Cards, the Free Pass, and the Thanksgiving Tickets was JPY573 million (US$3.6 million).
In 2023, the Company decided to decrease our reliance on the Re.Ra.Ku® Card and introduce a new payment system by launching “Re.Ra.Ku PAY”, a proprietary payment app which works on customers’ smart phones. As of June 30, 2024, Re.Ra.Ku PAY had 10,751 users, of which 55% were active, which we defined as those who have actually made payments during the month of June 2024 with Re.Ra.Ku PAY. Customers can charge their balance at our salons or remotely with their credit cards. During the six months ended June 30, 2024, the cumulative amount charged by customers through Re.Ra.Ku PAY was JPY449,430 thousand (US$2,797 thousand). An important difference between the Re.Ra.Ku Card and Re.Ra.Ku PAY is that Re.Ra.Ku PAY balances have an expiration period of 150 days, while the Re.Ra.Ku Card balances do not have an expiration date. Moreover, rather than giving customers a certain percentage of points when they charge a certain amount of the card balance on the Re.Ra.Ku Card, we give customers using Re.Ra.Ku PAY a certain percentage of points when they pay with the app in accordance with each customer’s loyalty status, which is either “Bronze”, “Silver”, “Gold”, “Platinum”, or “Diamond”. We believe this approach contributes to more revenue generation by giving customers points at payment rather than at charging. The Company aims to utilize Re.Ra.Ku PAY for various marketing campaigns and to expand the scope of possible payments from only relaxation services at present to merchandise or other uses. We launched Re.Ra.Ku PAY on February 1, 2024, and disallowed further balance deposits on Re.Ra.Ku Cards beginning on the same date. As a result, Re.Ra.Ku Card users can pay with their current balances but cannot add to their balances. Except for limited circumstances, the prepaid balances on the Re.Ra.Ku® Card, the Free Passes, and Re.Ra.Ku PAY are generally non-refundable. See “—Introduction of New Payment App ‘Re.Ra.Ku PAY’” for more details.
Market
Most of our relaxation salons are located in the Kanto region of Japan. Kanto is commonly considered the economic and political center of Japan, and includes cities such as Tokyo, Yokohama, and Saitama, among other large cities and prefectures. According to the Statistics Bureau of Japan, as of October 1, 2022, the population of Kanto was 43.5 million, which accounted for 34.8% of the total population of Japan (124.9 million). According to the 2022 Yano Report, in terms of the number of salons, we are one of the top three companies, on a consolidated basis, in the Kanto region (Tokyo, Kanagawa, Saitama, Chiba, Gunma, Ibaraki and Tochigi) and in the top four nationwide.
According to the 2022 Yano Report, the Japanese relaxation sector is expected to continue to lead overall GDP growth, which is expected to increase 1.72% from JPY114 billion (US$709 million) in 2022 to

JPY120 billion (US$746 million) in 2025, while national GDP is expected to grow by 1.2% from 2022 to 2026, according to Daiwa Research Institute Economic Report (dated January 24, 2022).
Source: 2022 Yano Report
We believe the sector continues to see outsized growth as consumers in an already health-conscious country increasingly value health and wellness of both body and mind. Concurrently, large companies, in partnership with or through subsidies received from the government, increasingly factor in employee wellness for both productivity and for retention, loyalty, and satisfaction with the employer. This has led to the creation of corporate budgets, often with government subsidies, earmarked for employee health and wellness programs, insurance programs, fitness and gym memberships which further increases spend in the market. While 51% of the market is occupied by mid to large chains like ours, most of the market consists of small, locally-owned salons, 68.9% of which are estimated to be individual-run single outlets, according to the 2022 Yano Report.
M&A, Consolidation, and Industry Rationalizations
The relaxation sector in Japan faces structural changes that have accelerated mergers and acquisitions and consolidations. As smaller, private operators either fail to grow sufficient revenue to cover costs and owners of larger, established companies seek to exit for retirement or other reasons, an increasing number of sellers have attracted both industry players as well as financial sponsors. We believe the gating factors remain synergies between the acquirer and target, including a pragmatic approach to M&A integration, post-acquisition operations, and preservation of brand and customer base. Purchase price remains a more muted factor which affords compelling value-creation opportunities for the right strategic acquirer.
Our long-term goal is to have 1,000 salons nationwide and become the number one salon network in Japan. In order to achieve this goal, we opportunistically look for acquisition targets while continuing to organically develop our own branded salons. In addition, we may pursue opportunities to acquire similar businesses in other geographic regions such as the United States and Southeast Asia.
Site Selection, Design and Construction
Our real estate department identifies and recommends the salon sites for directly-operated and franchise locations. The real estate department analyzes the sites based on criteria such as the average population, income and gender demographics, proximity to train stations and foot traffic in front of the salon. A score is then assigned to each potential site location. Once our Company identifies a potential site, it will enter into a lease agreement with the landlord. Street locations generally have a three-year lease term, while locations inside train stations or shopping centers have a five-year lease term. Our Company subleases salon locations to franchisees and passes through all of the associated rental costs. Franchisees are required to pay us an upfront fee for design and construction of the leased location as well as a nominal monthly management fee during the term of the lease to cover processing and service charges. It takes approximately 90 days to complete the design and construction of a new salon. We believe the sublease arrangements are more suitable for our business because our reputation and size allow us to negotiate for more favorable lease terms than would otherwise be provided to individual franchisees.
Recruiting and Training
As a complement to our salons, we also operate Re.Ra.Ku® College (which we refer to as the “College”). The flagship College is located in the Odaiba area in Tokyo. The College offers continuing training for franchise owners, home office staff, and salon staff, covering topics such as customer service, salon operations, and relaxation techniques. The College also provides training for students who wish to become qualified as “Relaxation Therapists”, which is a private qualification granted by the Association of Japan Relaxation Industry, an industry group for relaxation services providers. In addition, franchise owners, salon managers and relaxation therapists engage in recurring monthly education at the College. We do not charge students any fees for the training provided at the College. However, upon completion of the initial training program, we assist students with obtaining employment at our franchised salons in exchange for a fixed monthly payment from the franchise owners. We also employ students at our directly-operated salons. The College enables us to implement and promote our corporate culture and mission and we believe it helps improve job satisfaction and employee retention.

To be admitted into the College, students must pass a qualification check and an interview. This initial qualification program consists of 41 courses that typically extend for a month. The curriculum used at the College teaches 133 skills to students via a combination of live training and online videos. Although there is no qualification requirement for a therapist in Japan, students have to pass this initial qualification program before working at our salons. Currently, our Company has College campuses in Tokyo, Nagoya and Osaka.
Seasonality
Our Relaxation Salon Segment experiences seasonal trends due primarily to changes in weather and in line with holiday schedules. Generally, our revenue is strongest from May to October. Sales tend to slow in November due to the shorter day length and lower temperatures in Japan, but then increase in December for the holiday season. Fewer operating days and cold weather lead to weaker sales figures in January and February. March and April are transition months before the high season. We typically carry out spring sales promotion in April to boost the sales in May.
Franchises
As of June 30, 2024, 93 of our 308 salons were operated by franchisees. We strive to ensure that each of our franchise locations meets the same quality and customer service standards as our directly-operated locations in order to preserve the consistency and reliability of our brand and maintain the trust of our customers.
We are committed to providing the tools that our franchisees need to succeed before, during and after a salon opening, including guidance with site selection and development, training, operations and marketing support. We have a franchisee support team that we use to help provide continuous assistance to franchisees. This support team is sent directly to meet with franchisees to help identify any areas that could be improved with regard to the franchisee’s business, and devise strategies to overcome such obstacles the franchisees may be facing.
We identify potential franchisees through a variety of methods, including word-of-mouth and referrals from existing franchise owners. We also employ qualification criteria in the selection of franchisees, including reviewing the candidates’ backgrounds and financial situations, conducting interviews and determining the candidates’ compatibility with our Company’s culture. Our franchise agreements set forth a high standard of conduct across all franchised locations. As such, our franchisees are curated to confirm with the high standards of quality, expertise, and customer centricity which form the core of our brand and culture. We provide our franchisees with ongoing training and advertising support. We continuously monitor the financial performance of each franchised location using customized software called Peak Manager.
Additionally, all of our franchisees join an organization, the “Franchisees’ Friendship Club”, that facilitates discussion among the franchisees regarding our Company’s business model and shared know-how. The Club also makes proposals to our Company regarding the franchise agreement, Company business and other matters related to the franchisor-franchisee relationship, to maximize mutual benefits. The Franchisees’ Friendship Club holds a meeting once per month. Apart from the Franchisees’ Friendship Club, our Company holds a “Franchise Owners Meeting” every quarter to share our Company’s salon business strategy, key performance indicators, and other matters of common interest. Our Chief Executive Officer attends meetings to interact directly with the franchisees.
Franchise Agreements
Our franchise model requires minimal capital expenditures by our Company while generating recurring revenue streams from franchise fees and salon sales. For each franchised salon, we enter into a franchise agreement stipulating a standard set of terms and conditions.
A franchise agreement allows an owner to open a single salon at a specific location. The initial term of a franchise agreement is five years from the salon’s opening date. Unless either party provides notice of nonrenewal by at least six (6) months prior to the franchise agreement’s expiration, the franchise term extends for an additional five-year period, and the same provision applies thereafter. Franchisees must pay an initial fee for our salons at the time the franchise agreement is signed. Franchisees that renew their franchises after the initial term must pay a renewal fee on a per salon basis. Under our standard franchise agreements, franchisees are also required to pay a monthly royalty fee. The royalty rates vary depending on the number of salons operated by a franchisee, ranging from 6-8% of the total revenue of the franchisee.
Our franchise agreements set forth certain material duties and responsibilities of the franchisees, including, but not limited to: (i) cooperating with our Company’s advertising initiatives prior to and after the opening of a salon; (ii) maintaining the design, layout and equipment of a salon as designated by our Company; (iii) undergoing periodic skills training in accordance with our policies; and (iv) complying with restrictions on transfer of the franchise. We provide our franchisees with license to use our registered trademarks, including CLP CARE LIFE PLANNER®, in connection with the operation of their franchised salons. We utilize this trademark in our franchise agreements to designate therapists who have completed a required technique training program. We retain the right to approve any change to a salon location, the service menu and the types of products sold at the salon other than those products supplied or purchased from us. Franchisees are subject to non-compete provisions during the term of the franchise agreement and for one year after termination thereof. Franchisees are responsible for hiring and compensating their own employees.
We have the right to terminate the franchise agreement for cause, including failure of the franchisees to pay our fees as set forth in the franchise agreement or failing to meet our established profitability metrics. Either we or the franchisee may terminate the franchise agreement without cause upon six months’ prior written notice to the other party and prior consultation to attempt to resolve any disputes and prior consultation with the franchisees. The franchisee may be required to pay us a termination fee under certain circumstances. The franchise agreement may only be amended upon mutual consent of both parties in writing. In exceptional circumstances, we may temporarily waive our right to receive franchise royalties under a franchise agreement if we have agreed to temporarily take over the operations of a poorly performing franchised salon to turn around the salon’s performance.
Luxury Beauty Segment
Our Luxury Beauty Segment consists of the management and operation of high-end hair salon brands under ZACC. ZACC salons are located in Omote-sando and Ginza, which are fashion center areas in Tokyo. The Aoyama flagship salon located in Omote-sando has 443 square meters of store space and 44 seats. The Ginza salon has 81 square meters of store space and 10 seats.
ZACC operates three luxury hair salon brands, ZACC vie, ZACC raffine, and ZACC ginza. At ZACC’s salons, only qualified “stylists” cut customers’ hair at the salons’ standard prices. “Stylists” are hairdressers who are permitted to provide haircuts after completing a certain period of trainee work experience as “assistants.” In 2023, ZACC began permitting assistants to provide haircuts to consenting customers at a discounted price to accelerate the training of assistants and their qualification as stylists. ZACC is actively recruiting additional talented assistants who have the potential to become top stylists and train the current stylists to better promote their services via various social networking services. For the year ended December 31, 2023, and for the period from January 1, 2024 through September 30, 2024, more than 98% of ZACC’s service revenue is generated from customers who specifically request their preferred stylists. For the year ended December 31, 2023, the average price per customer was more than JPY14,000 (US$87.02), and more than 85% of customers were repeat customers.
Digital Preventative Healthcare Segment
The aim of our diverse health related product and service offerings will help us collect and manage healthcare data from users and customers and enable us to become a leader in big data in the healthcare industry. Our Digital Preventative Healthcare Segment consists of the following businesses.
Specific Health Guidance Program via Lav® Application.   We serve small and medium size businesses, large corporations, and government entities in their implementation of health and wellness programs as outlined by the Ministry of Health, Labor and Welfare of Japan’s Specific Health Guidance Program. Japan is confronting a rapidly-aging society, as well as inflation of medical expenses from increasing occurrences of fatal diseases, such as diabetes, heart attack and stroke. To tackle this nationwide issue, the government initiated the Specific Health Guidance Program in April 2008. In this program, 40-through-74-year-old people who have received a diagnosis warning of lifestyle diseases at a health check-up are requested by a doctor to take a series of courses that are tailored to reduce the risk of developing certain lifestyle diseases. Because Japanese citizens and permanent residents are required to maintain health insurance through government or employer sponsored programs, it is the health insurance providers’ responsibility to have participants take the courses if they are requested to do so. By partnering with a number of health insurance providers, we provide support to connect those who need to take the courses with health care professionals via our proprietary on-demand health monitoring application for smartphones called Lav®. We charge fees to health insurance providers, depending on how many participants use the program and which type of program is used. A portion of these fees is subsidized by the Japanese government.
Until recently, the goals of health checkups and health guidance have been the early identification and treatment of illnesses. By focusing on visceral-fat obesity and providing health guidance to patients for improving living habits that cause visceral-fat obesity, specific health checkups and specific health guidance are used as preventative measures to decrease the numbers of persons who suffer from, or are at risk of, lifestyle-related conditions such as diabetes. Since lifestyle-related conditions progress with no visible symptoms, specific health checkups, which are comprised of health screenings intended to identify those who require health guidance to prevent lifestyle-related conditions, are considered to be an excellent opportunity to review the individual’s living habits. Health guidance is provided to help the individual change his or her behavior. All those who have undergone specific health checkups are provided with information suited to their own individual circumstances.
Based on the results of specific health checkups, persons eligible for specific health guidance are identified by level (that is, those eligible for motivational support and those eligible for active support) in accordance with their risk levels, by focusing on the degree of visceral fat buildup and the presence of other of risk factors. The goals of specific health guidance are to enable eligible persons to be aware of their own health conditions and make voluntary efforts, on a continual basis, to improve their own living habits. Participants are provided with a variety of motivational information and advice to help them live healthier lifestyles on their own. Motivational support is, in principle, the one-time provision of encouragement for the participant to make improvements in living habits.
The Specific Health Guidance Program provides continual support in multiple sessions over three months or longer. An action plan is prepared with the guidance of the specialists such as doctors, health nurses, and nutritionists, and provides motivational support to improve the patients’ health-related daily habits. We have engaged several experienced nutritionists and healthcare professionals as designated coaches by entering into service agreements for this purpose. These therapists and nutritionists help provide integrated bodywork (physical body-oriented support), encouragement and inspiration (mental support), and dietary guidelines (metabolic/diet support). Specialists provide regular, continual support for efforts to improve living habits over a period of three months or longer.
In addition to the Specific Health Guidance Program, we provide similar services to younger generations as well. Certain large Japanese companies work in collaboration with their own corporate-sponsored health insurance associations to provide their younger employees, who are not covered by the Specific Health Guidance Program, with services similar to those we provide under the government-sponsored program. We receive payment for these services from the sponsoring companies or their corporate-sponsored health insurance associations. Because these programs are not regulated by the government, we are able to engage our in-house therapists as coaches to provide guidance and feedback to the program participants through the Lav® app.

Lav® Application.   We launched an upgraded version of Lav® as a consumer application in July 2021. The updated Lav® application offers options such as detox, weight control, and exercise programs. On this consumer version of the Lav® application, we also currently engage our in-house therapists as coaches to provide guidance and feedback through the app. We also have been promoting the Lav® consumer application to our existing customers at relaxation salon locations.
MOTHER Bracelet®.   Our MOTHER Bracelet® fitness device is designed to track and collect the health data of the wearer, such as calorie consumption, activity and sleep patterns. We believe the MOTHER Bracelet® is the only fitness tracker that requires no electric charging, as it utilizes innovative technology such as Gemini TEG (Thermoelectric Generator) and Mercury Boost Converter to enable the user’s body heat to generate electricity. We are not aware of any other wearable devices equipped with near field communication (“NFC”) functionality currently in the market with equivalent capabilities. MOTHER Bracelet® is our registered trademark in Japan. We intend to pursue other opportunities in Japan and the United States for large-scale private label contracts for our device.
Rather than selling MOTHER Bracelet® devices on a stand-alone basis to individual consumers, we believe corporate customers are a more ideal customer base because they are able to benefit from monitoring the health data of a large number of MOTHER Bracelet® users, such as patients in hospitals, residents in nursing homes, drivers or employees in transportation or construction businesses.
Hence, in 2023, we developed a platform consisting of MOTHER Bracelet®, Gateway, which is a telecommunication tool containing a subscriber identity module, and REMONY®, which is a centralized monitoring software system. Through this platform, data are collected from each MOTHER Bracelet® worn by a large number of users, then sent to REMONY® via Gateway, and our business customers can centrally monitor all individual users’ health data on a nearly real time basis. The system is designed to notify facility managers and family members when it detects abnormal health-related signs and signals on the wearers. This platform has been in commercialization and generating revenue since September 2023.
In May 2024, REMONY®, which can only be coupled with the MOTHER Bracelet®, became qualified for the Nursing Robots Implementation Support Subsidy Program, which is sponsored by Kanagawa prefecture, the second most populated prefecture in Japan after Tokyo, with a population of approximately 9.2 million as of June 1, 2024. Under this subsidy program, nursing homes or home care providers can be subsidized for 75% (up to JPY7,500 thousand (US$47 thousand)) of the expenses paid to implement nursing robots that can improve the efficiency of nursing operations and/or reduce the burden of nursing workers. We are aiming to expand the subsidy coverage of our MOTHER platform to other regions and other types of programs and assist our customers in applying for these programs in order to reduce their out-of-pocket costs and increase the number of units ordered by each business customer without decreasing the price per unit.
Our standard character trademark application for MOTHER Bracelet® was approved and registered by the Japan Patent Office in February 2022. The MOTHER Bracelet logo was also approved and registered by the Japan Patent Office in July 2023.

We have entered into contracts with 77 corporate insurance associations for our Specific Health Guidance Program provided by Lav®, our on-demand training app, as of June 30, 2024. We also provided lifestyle improvement programs via Lav® for people under 40 years of age, and have entered into service agreements with 13 corporate insurance associations as of June 30, 2024. In addition, we launched an upgraded version of Lav® as a subscription-based consumer application on July 1, 2021. The updated Lav® application offers options such as detox, weight control, and exercise programs. The following graphs show the number of corporate insurance associations we have contracts with as of December 31 of each year, and total number of users of the respective years.

During the year ended December 31, 2023, we sold a total of 4,203 MOTHER Bracelet® units and 45 Gateway units, generating total revenue of JPY 125,280 thousand (US$779 thousand). This followed sales of 12,362 units of MOTHER Bracelet® for JPY340,289 thousand (US$2,115 thousand) in 2022.
In the six months ended June 30, 2024, we sold an additional 284 units of MOTHER Bracelet® and 67 units of Gateway. During this period, we experienced a temporary suspension of shipments of MOTHER Bracelet® units and MOTHER Gateway devices caused by technological issues, such as malfunctioning of MOTHER Bracelet® units caused by static electricity in nursing homes and data connectivity issues between multiple MOTHER Bracelet® units and multiple MOTHER Gateway devices. As of the date of this prospectus, the static electricity issue has nearly been resolved and the data connectivity issue has been fully resolved. From July 1, 2024 through October 31, 2024, we received purchase orders for an aggregate of over 25,000 MOTHER Bracelet® units from our business customers, a certain portion of which are expected to be shipped and generate revenue by the end of 2024, while a majority of the orders are expected to be fulfilled in 2025.
In August 2024, our subsidiary MML entered into a capital and business alliance with NFES Technologies Inc., under which NFES agreed to act as lead investor in the series A equity financing round of MML and to act as a distributor of MOTHER Bracelet® units. In October 2024, MML entered into a capital and business alliance with Elematec Corporation under which Elematec participated in MML’s series A equity financing round on the same economic terms as NFES and was also granted a right of first offer to handle the procurement of components for, and manufacturing of, any next generation or improved recharge-free wearable devices, and under which Elematec will also sell MOTHER Bracelet® units on a non-exclusive basis. See “Business—Capital and Businesses Alliances of MEDIROM MOTHER Labs Inc.” As of the date of this prospectus, the series A equity financing round is ongoing, and as of October 31, 2024, MML had entered into agreements with six investors for aggregate financing of JPY260,280 thousand (US$1,618 thousand). See “—Our Growth Strategy—The HealthTech Business as a Standalone Startup.”
Customers
Specific Health Guidance Program.   We charge fees to health insurance providers, depending on how many participants use the program and which type of program is used. We plan on continuing to grow both provider count, including corporate sponsors, insurance providers, and government entities, as well as the end-participant pool, which are end users of our Lav® application. Our consumer Lav® application charges fees for fixed-term health coaching services to date.

MOTHER Bracelet ®.   As of June 30, 2024, our existing customers are hospitals, nursing homes, acupuncture clinics, sports clubs (gyms), transportation companies, wholesalers to electronics retail stores, foreign government entities as well as individual consumers. As of the date of this prospectus, of the purchase orders we received for MOTHER Bracelet® units during 2024, NFES Technologies Inc. was responsible for a significant majority of the orders.
Services
Specific Health Guidance Program.   Through our Lav® application, we provide participants in a health insurance plan the ability to search for professionals tailored to each individual’s preferences, lifestyle, and health conditions. Participants can enjoy benefits from specific health guidance based on provided information. In addition, our therapists, composed of licensed nutritionists and registered dieticians, provide coaching services to program participants. This allows us to leverage idle time from therapists to generate additional revenue, which effectively results in improved efficiency ratios.
MOTHER Bracelet®.   Our MOTHER Bracelet® is designed to monitor and collect the health data of the wearer and can work seamlessly with our Lav® application and most of the other health monitoring applications that are available on the market. We also offer a Software Development Kit, or SDK, to our partners for their application or software development convenience.
Market
Our Lav® healthcare application and its Specific Health Guidance Program primarily compete in the Specific Health Guidance Program market sponsored by the Ministry of Health, Labor and Welfare of Japan. According to the Ministry, approximately 1.29 million participants completed the Specific Health Guidance Program in the governmental fiscal year ended March 31, 2021. Based on the participant data from that fiscal year and the assumption (based in part on data from certain local medical associations from the year ended March 31, 2024) that the average service fees per participant paid by health insurers is JPY20,000

(US$124), we estimate the market size for the Specific Health Guidance Program is JPY26 billion (US$162 million). In addition, we have been providing similar services through the Lav® healthcare app to members of younger generations who are participants in company-sponsored health insurance programs. The market size of medical services in Japan exceeded JPY45 trillion (US$280 billion) in the governmental fiscal year ended March 31, 2021, and is expected to continue to grow due to Japan’s rapidly aging demographics. As a response, the Japanese government has been focusing more on preventative care. Hence, the preventative healthcare sub-segment of the broader medical and healthcare market in Japan has received proportionally increasing funding from the Japanese government’s health insurance budget, as have the participants in the Specific Health Guidance Program. Secular shifts toward prevention versus treatment, increasing insurance premiums and greater government subsidies make this a growing and attractive submarket to capture.
The Japanese healthcare system itself is well-regarded worldwide, leading most other countries on key outcomes including availability of hospital beds, public expenditure as a percentage of GDP, and infant mortality. These qualities allow leaders in the market to capture significant revenues and receive favorable prioritization in the budgets of both the public and private sectors. One notable deficiency is in the low number of practicing physicians per population density, which reflects both the highly populous cities of Japan and the relative dearth of medical practitioners.
Our Lav® app was created to address the aforementioned shortfall by leveraging co-medical practitioners and therapists to advise patients digitally. We believe this telehealth approach is fortified by our strong brand, retail scale which allows for drop-in appointments, and technical and live support.
Our MOTHER Bracelet® operates in the wearable device space though we focus on specific market segments tailored towards businesses that monitor large groups of employees or clientele and have a strong incentive to monitor their health conditions such as: hospitals, nursing homes and medical facilities serving the elderly population, transportation, construction, and national security sectors where employers have a strong incentive to monitor the health conditions of the their employees or officials.
Integrated Health Solutions, Analytics and Targeting
The Japanese government and major corporate sponsors in the country have accelerated needs for preventative care and ascribing key factors affecting health outcomes. As demographics continue to focus on the elderly and insurance plans face uncertain or insufficient returns relative to premiums, major health insurance companies and the government require solutions to target problems, streamline costs, and save lives through a preventative focus. This has resulted in government budgets and subsidies earmarked for improving employee health and increased incentives for understanding, diagnosing, and creating action plans to address health issues. We believe our platform and technology allow us to serve government and corporate entities with a one-stop shop, data-driven and targeted solution service.
Global Expansion Opportunities
We focus on core competencies within the local markets of Japan, although we opportunistically assess franchising or partnerships abroad for our core salon business, and business-to-business-to-consumer distribution models for MOTHER Bracelet® and other digital businesses through online marketing, commerce, and joint ventures. We believe the wearables market and omnichannel distribution trends, particularly online commerce, remain attractive avenues of growth for our Digital Preventative Healthcare Segment.
Components and Materials
The self-charging functionality of our MOTHER Bracelet® is derived from the core semiconductor provided by Matrix Industries, Inc. (“Matrix”), a startup based in California, United States. Matrix is a developer of a thermoelectric generator and boost converter. In 2019, we made a strategic investment for a minority interest in Matrix. In furtherance of our strategic investment, we entered into a production and development agreement with Matrix in August 2020 to use Matrix’s technology in development and manufacturing of our health monitoring wearable device called the MOTHER Bracelet®. The agreement grants us exclusivity as to third parties in the Asia territory, except for certain prior contractual obligations of Matrix, for use of their thermoelectric power module and software in our MOTHER Bracelet® wearable device for one year following receipt of the sample product, or end of 2022, whichever is earlier. On December 8, 2022, the exclusivity agreement was extended to December 31, 2024.
In addition, our MOTHER Bracelet® and “MOTHER Gateway” utilize an array of components, a few of which we directly obtain from suppliers, while the others are indirectly purchased by our contracted assembly factory and shipped to our warehouse in the form of finished goods. Although most of the components other than the core semiconductor provided by Matrix are commodities, the available supply and price of these components are influenced by potential macroeconomic shifts, supply chain integrity, embargoes or any other trade restrictions resulting from geopolitical issues, and global demand. See also “Risk Factors—Risks Related to Our Company and Our Business—Our MOTHER Bracelet® and Gateway incorporate various components, and component inflation may increase our cost of producing these products.”
Our Growth Strategy
Our goal is not only to capture a significant market share for relaxation salons but also expand our Digital Preventative Healthcare business lines. We intend to achieve this growth by employing a variety of strategic initiatives, including increasing the number of directly-operated and franchised salons through new store openings and acquisitions.
Growth in the Japanese Market.   According to the 2022 Yano Report, in terms of the number of salons, we are one of the top three companies, on a consolidated basis, in the Kanto region (Tokyo, Kanagawa, Saitama, Chiba, Gunma, Ibaraki and Tochigi), and in the top four nationwide. The total number of relaxation salons under major brands in Japan, according to the 2022 Yano Report, was 2,944, with the largest operator having 613 salons. Our mid-term business plan goal is to operate 500 salons on a system-wide basis (regardless of whether such salons are company-owned, franchise-owned, or investor-owned) by the end of 2028.
Workforce Optimization to Significantly Improve Margins and Increase Revenue.   We currently employ therapists at a large majority of our directly-operated salons under permanent, fixed-term, or part-time employment contracts. A substantial majority of these therapists are paid wages at or close to the statutory minimum wage. From 2012 to 2023, the minimum wage in Tokyo increased by 29.4% from JPY850 (US$5.28) to JPY1,113 (US$6.92). We are required to pay certain social security expenses associated with them and must pay for their down time when they are not serving our customers. Alternatively, we typically pay contractor therapists a commission of 42-44% of sales they earn, regardless of how many hours they are present at our salons. Under these circumstances, the relative cost to serve a customer using a fixed-salary therapist has increased dramatically in recent years compared to that of a commission-based contractor therapist. Accordingly, we believe we can improve our margins at many of our salons by utilizing a greater proportion of such commission-based therapists.
In connection with this objective, our new mid-term business plan emphasizes the strategic reorganization of our salon workforce mix. Specifically, we plan to increase the proportion of contractor therapists at all of our salons, where they will work alongside a certain number of fixed-salary therapists under the supervision of store managers. Our goal is to adjust the workforce mix at each of our directly-operated salons to maximize profitability by considering a number of factors such as the salon’s fixed cost ratio as a percentage of store sales, operation ratio and fluctuations in customer demand.
In addition to cost saving, we also believe employing a larger proportion of commission-based therapists will increase our sales per salon by increasing bed occupancy. Because we must pay wages to our fixed-salary therapists when they are at our salons but are not serving customers, it is costly for us to maintain idle fixed salary therapists, and we must carefully hire and manage the shifts to meet customer demand. Therefore, a salon consisting only of fixed-salary therapists may not be able to utilize all of the available beds during times of high demand due to a lack of available therapists. Alternatively, with contract therapists, we will be able to maintain more idle therapists at any given time, allowing us to better respond to fluctuations in customer demand and increase bed occupancy.
In order to achieve this initiative and monitor store-by-store workforce optimization, cost-efficiencies, potential to improve profitability, as well as any potential need to shut down certain locations, we established a new division on July 1, 2024 that engages exclusively in store-level analyses and advising our management on these matters. With the insights provided by the new division, we believe that our management will be able to improve its oversight of store-by-store operations.
Expansion of Salons Located at Spa Facilities.   Compared to standalone salons and salons located in commercial properties, salons located within spa facilities incur no security deposits and require substantially lower capital expenditures. In addition, salons located at spas are more resilient to large fluctuations in customer visits because a majority of the therapists at such locations are contract therapists. Although our salons located within spas tend to have less monthly revenue compared to a similar standalone salon or a salon located in a commercial property, by focusing on salons located at spas, we aim to accelerate our new salon development and generate more stable profits while minimizing capital expenditures.
Consolidation via Targeted Acquisitions.   As the domestic Japanese relaxation sector faces structural changes that accelerate consolidation, we believe that we are positioned strategically to harness value, realize synergies, and maximize our pipeline of acquisition targets at bargain prices. Our corporate acquisitions team aims to buy businesses at relatively low multiples, leveraging our brand, the strong reputation of our CEO, and the halo effect of joining Japan’s first relaxation company to be publicly listed in the United States. We believe we have the competitive advantage and significant negotiating power to structure accretive deals, integrate both the culture and operations of target companies, and grow long-term value. As part of our robust utilization of such capabilities to originate and execute acquisitions in the domestic relaxation sector, we are continuously searching for opportunities to acquire salon brands that have at least 10 stores, and we may potentially seek opportunities to acquire a major competitor under the right circumstances.
Growing Salon Sales via Operation Outsourcing Model.   In the fourth quarter of 2021, we started an additional business model where we sell our directly-owned salons to investors and enter into service agreements to manage the operations on behalf of the investors. Under this model, we are entitled to a contingent fee equal to 80% to 90% of the amount of profit that exceeds a 6% to 8% investment yield on the purchase price of each acquired salon. Through this model, we aim to maximize the return on capital investment, accelerate salon openings by reinvesting the proceeds from the sales of salons, improve operational efficiency by further focusing on salon operations, and generate additional income from the salons that were sold to investors and are under our management. Since the inception of this model, we have gradually decreased the yield to investors of the salons that we sell, and we have repurchased certain salons we had previously sold at higher investment yields in order to later resell them at lower yields. As of June 30, 2024, 60 investor-owned salons were under our management, as compared to 35 salons as of June 30, 2023.
Increasing Sales through Marketing and Advertising.   We conduct most of our marketing and advertising through our website and through HOT PEPPER Beauty, a dominant web aggregator of salon businesses in Japan. In addition, our salons are strategically located in high density and foot traffic areas near train stations and shopping centers that are advertising and marketing drivers. Furthermore, we are working to enhance our digital marketing initiatives, including through our smart phone apps, to retain our repeat customers and improve the frequency of customer visits. The Re.Ra.Ku® application, which is a specialized app for our relaxation salons, was released in October 2022. The application had 162,681 cumulative downloads as of the end of June 2024, and 11.7% of all reservations at our relaxation salons were made through the application in the month of June 2024.
In addition, we intend to grow through our various loyalty marketing programs. We award customers a certain percentage of points when they pay with Re.Ra.Ku PAY in accordance with the customer’s loyalty status, which is either “Bronze”, “Silver”, “Gold”, “Platinum”, or “Diamond”. We also aim to promote marketing campaigns in which we award customers a certain percentage of points when they purchase points through Re.Ra.Ku PAY. By incentivizing customers to charge more using their Re.Ra.Ku PAY balances, which expire after 150 days, we believe we can induce such customers to visit our salons more frequently. Furthermore, we aim to expand the scope of possible uses of Re.Ra.Ku PAY points, which are currently limited to payment only for relaxation services and merchandise.
Continue Aggressive Investment and Expansion in the Digital Preventative Healthcare Segment.   We plan to invest in and grow the Digital Preventative Healthcare Segment and increase the segment’s profit margin. In order to increase revenue from the Specific Health Guidance Program, in addition to our continuous sales efforts to increase the number of contracts with corporate insurance associations, we are renegotiating with existing corporate insurance association clients to transition from initial discounted service prices to standard ones. We also intend to accelerate the production of our MOTHER Bracelet®. We intend to grow our existing sales forces and utilize external sales representatives to obtain larger purchase orders from businesses such as hospitals, nursing homes and medical facilities serving the elderly population, transportation, construction, and national security sectors. In order to accelerate our aggressive sales activities, we developed and commercially launched the MOTHER Gateway and REMONY®. Rather than promoting the MOTHER Bracelet® as a standalone product, we intend to emphasize how all these products and services can work as an integrated platform, with the MOTHER Bracelet® collecting health data from a large number of users and sending the data to REMONY® via Gateway, allowing business clients to monitor user health data. We intend to continuously invest in and improve the functionality of the MOTHER Bracelet® by developing algorithms to more accurately measure health data, expand the scope of available health data, improve the data connectivity between a larger number of MOTHER Bracelet® products and Gateway tools at the same time, and improve the user experience of REMONY® software. As part of this strategy, in October 2024, we issued convertible bonds in the aggregate principal amount of ¥300,000 thousand to an investor, and we intend to use a portion of the proceeds from this issuance for investment in our Digital Preventative Healthcare Segment. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Bonds.” From July 1, 2024 through October 31, 2024, we received purchase orders for an aggregate of over 25,000 MOTHER Bracelet® units from our business customers.
The HealthTech Business as a Standalone Startup.   In order to accelerate the growth of our HealthTech business, we transferred our Digital Preventative Healthcare business to our subsidiary MEDIROM MOTHER Labs Inc. in July 2023. We believe this spinoff will allow our Digital Preventative Healthcare business to fulfill its financing needs for its investments in inventory, software development, and marketing activities. In August 2024, MML entered into a capital and business alliance with NFES Technologies Inc., under which NFES purchased 556 newly issued series A preferred shares of MML (approximately 1.1% of MML’s equity ownership immediately after NFES’s investment in MML, subject to change after participation of any other investors in the Series A equity financing) for JPY100,080 thousand (US$622 thousand) at a pre-money equity valuation of JPY9 billion (US$55.9 million) as the lead investor in the series A equity financing round of MML. The capital and business alliance agreement with NFES includes certain other commercial terms. In addition, in October 2024, MML and Elematec Corporation, a Japanese joint-stock corporation, entered into a capital and business alliance agreement under which Elematec participated in MML’s series A financing round by purchasing 556 newly issued series A preferred shares of MML for a total price of JPY100,080,000. As of the date of this prospectus, the series A equity financing round is ongoing, and as of October 31, 2024, MML had entered into agreements with six investors for aggregate financing of JPY260,280 thousand (US$1,618 thousand). In addition, as of the date of this prospectus, we are engaged in negotiations with several other prospective investors who may participate in the series A equity financing round under the same economic terms and conditions as NFES and Elematec, though we cannot assure their participation in the financing. If MML’s series A financing round is fully subscribed, we anticipate that we would own 90.8.% of MML’s outstanding capital stock immediately following the conclusion of the financing round. We continuously seek attractive financing opportunities for our Digital Preventative Healthcare business, and may seek to raise additional capital to aggressively expand the business, though we intend to continue to be the controlling shareholder of MML. For additional details regarding our capital and business alliance agreements, see “Business—Capital and Businesses Alliances of MEDIROM MOTHER Labs Inc.”
Our Competitive Strengths
Brand Value.   We believe our trademarks and other intellectual property create a strong competitive advantage in our Relaxation Salon Segment, Luxury Beauty Segment and Digital Preventative Healthcare Segment. With widespread recognition in the Kanto region and across Japan, our Company benefits from a loyal customer base and brand recognition that enables the growth of our businesses.
Employee Satisfaction.   High turn-over rates and difficulty in hiring skilled labor are challenges facing the relaxation industry. We have invested culturally and economically to create a career progression for our therapists so they will stay and grow with our Company. We believe that our employee satisfaction levels contribute to employees’ high morale. This is evidenced by us being awarded the Grand Prix for the relaxation sector’s top therapist and best salon award in Japan in 2019, as well as the Semi-Grand Prix for the individual therapist and the Grand Prix for the best salon award in 2021, which, as of September 30, 2024, is the most recent year these awards were provided due to the impact of COVID-19. This is particularly important as high turnover reduces or disrupts available investment in capital because of the costs associated with hiring and training new employees. We continue to optimize our working environment for therapists in an effort to improve morale and productivity and cultivate a long-term orientation among our therapists toward their work and status within the Company.
Re.Ra.Ku® College.   We believe that we own one of the largest in scale and best in-class education and training facilities for relaxation therapists in the Japanese relaxation industry. Re.Ra.Ku® College enables us to provide continuous training to our franchise owners and salon staff, as well as continuous direct access to a pool of newly trained and job-ready staff. We focus on providing continuous training and learning opportunities to all of our therapists to ensure the quality of our services is consistent throughout our salons. We require a certain level of relaxation therapist training before therapists are allowed to work with clients at our salons, and we believe the level of required training for our therapists is one of the highest among leading relaxation service providers in Japan. We find that this rigorous skill training system better prepares our therapists and has proven effective for our salons. We provide 54 hours of training programs. Each training module can be taken on demand, rather than in a series, for the trainee’s convenience. Moreover, we provide follow-up training courses based on how we evaluate and grade the practitioner’s skills.
Innovative Services Provided by Our Relaxation Salons.   Our relaxation salons’ services are innovative and differ from traditional shiatsu-style bodywork. For example, we created our unique wing stretch method, which focuses especially on the shoulder blades. This is important because the shoulder blades are a critical part of the body, as they connect and balance the bones from the neck to the lower back and support the body to ensure the body moves smoothly. Unlike other salons who provide traditional shiatsu-style bodywork and typically use body weight pressure on the muscles, which can cause damage, our relaxation therapists use stretch techniques on the muscles, thereby preventing damage. We believe our non-pressure method mitigates the risk of severe malpractice and other similar claims. Finally, our relaxation therapists are trained to converse with our customers, to ask them questions in order to tailor the therapy to their unique needs, and to promote self-care by communicating about their current body ailments and providing advice for future visits.

Strong Positioning for the Continued Growth of the Specific Health Guidance Program.   We have been engaged in the government-initiated Specific Health Guidance Program for the use of our on-demand health monitoring application, Lav®. Because this is a Ministry of Health, Labour and Welfare subsidized program, participating companies need to maintain quality controls. Partners and service providers are vetted and must adhere to standards that are established by each of the health insurance providers. We believe this business is currently entering a growth phase and that our developed systems and adherence to strict regulation and oversight provides us a competitive advantage in the business. As of June 30, 2024, we have entered into contracts with 77 corporate insurance associations for the use of Lav® in the Specific Health Guidance Program. We have begun to renegotiate these contracts to increase the unit price for our services with existing corporate insurance association clients, who contracted with us at deeply discounted prices, by showing our achievement of the participants’ program completion ratio. In addition, we continue to market and sell our Lav® solution to new potential clients.
Uniqueness of Our Lav® Application for Consumers.   We believe that the Lav® application is unique by providing comprehensive support and physician-supervised guidance and methods for not only nutrition but also exercise and sleep. We believe that we have a competitive advantage in securing a sufficient number of coaches as needed because we are able to recruit our existing therapists to become coaches.
Uniqueness of Our MOTHER Bracelet®.   We believe our MOTHER Bracelet® is the only fitness tracker that requires no electric charging by utilizing the innovative technology of the Gemini TEG (Thermoelectric Generator) and Mercury Boost Converter. These technologies enable the user’s body heat to generate electricity. As of September 30, 2024, we are not aware of any other wearable devices in the market with equivalent capabilities.
In addition, we believe we have a competitive advantage selling our MOTHER Bracelet® to businesses because of our open Software Development Kit (SDK) policy. By making the SDK publicly available, we allow and encourage software and hardware developers to customize the management of healthcare data for their own purposes.
Employees and Contractors
As of June 30, 2024, we had 430 employees on a full-time basis, 561 employees on a part-time basis, and 95 employees on a fixed-term basis. As of December 31, 2023, 2022 and 2021, we had 390, 411 and 368 employees on a full-time basis, respectively, 622, 520 and 480 employees on a part-time basis, respectively, and 89, 48 and 65 employees on a fixed-term basis, respectively. Most of our employees are directly employed by our wholly-owned subsidiary, Medirom Human Resources Inc. Our Company is not currently, and has not in the past, been unionized. As such, neither we nor our franchisees are required to engage in collective bargaining procedures with any unions under Japanese labor laws. As of June 30, 2024, all of our employees were located in Japan.
The majority of our relaxation therapists are employed by us under permanent, term or part-time employment contracts, and all of our relaxation therapists, including those we engage as independent contractors, receive training at Re.Ra.Ku® College before starting work at our salons. Our employees are paid on a salary basis. We also offer various incentive programs which vary based on employment status. Our new incentive program, which became effective on July 1, 2022, aims to reward employees who make continuous efforts to improve their skills and performance and raise the overall quality level of our employees. These rewards are generally provided in the form of a cash bonus, promotion, or both. In addition, we introduced a new equity incentive compensation plan in 2024, under which employees are eligible to receive stock options and other types of equity awards. However, at present, we plan to provide equity compensation awards only to certain key personnel who drive our growth and profitability such as executives, directors, corporate auditors, and certain senior managers. See “Management—Employee Stock Options.”
We also engage a portion of our relaxation therapists directly as self-employed independent contractors to work at our salons. As of June 30, 2024, we engaged 274 contractor therapists, which only include therapists who worked for at least an hour at our salons in June 2024. Contractor therapists are paid a commission as a proportion of the sales they generate, and the commission percentage varies depending on their qualified skill level, ranging from 40% for an intern therapist to 52% for our most experienced therapists.
Competition
We experience significant competition in all aspects of our business, including for highly skilled relaxation therapists and for the best salon locations. Our directly-operated and franchised relaxation salons compete with national and regional relaxation salon chains for customers, relaxation salon locations and qualified management and other staff, including relaxation therapists. Competition in our industry is primarily based on price, convenience, quality of service, brand recognition, and location. We consider our biggest competitors to be K.K. Factory Japan (which does business under the “Karada Factory” brand) and K.K. Bodywork (which does business under the “Raffine” brand), both of which are operators of relaxation salons in Japan.
Although our Luxury Beauty Segment also experiences competition, ZACC is comparatively less susceptible to price competition due to the strength of its brand. A key factor for brand strength is the retention rate of the senior hair stylists employed by ZACC.
In our Digital Preventative Healthcare Segment, we face competition from large incumbents in the traditional and digital advertising space and, to a lesser extent, startups in the health tech industry. Given the unique value proposition and startup nature of our growth segments, we remain focused on transaction level priorities, winning clients through our platform capabilities and features and benefits and leveraging relationships over what other incumbents may be doing in the space.
Property and Equipment
As of June 30, 2024, we had 308 relaxation salons, each of which is leased at train and subway stations, shopping malls, plazas, and high-traffic streets throughout Japan. We invest in leasehold improvement, equipment, and furniture in our directly-operated salons. The terms and conditions of the lease arrangements vary by agreement.
Our corporate headquarters are located at 2-3-1 Daiba, Minato-ku, Tokyo, Japan. The term of our lease for this location was renewed on December 1, 2022 for an additional term of two years. Our Re.Ra.Ku® College is annexed to our corporate headquarters, and we also have branch school locations in Nagoya and Osaka.
Intellectual Property
To establish and protect our proprietary rights, we rely on a combination of trademarks, confidentiality policies and procedures, non-disclosure agreements with third parties, employee non-disclosure agreements, and other contractual and implicit rights worldwide. As of June 30, 2024, we had registered 47 trademarks, including the names and logos used by our Company, of which 44 were registered with the Japan Patent Office, two of which are registered with the U.S. Patent and Trademark Office and one of which is registered with the China National Intellectual Property Administration. Our principal intellectual property rights include the trademark “Re.Ra.Ku®”, which is our core brand, and “MOTHER Bracelet®”, “Lav®”, and

“REMONY®”, which are key brands in our Digital Preventative Healthcare Segment, copyrights in our website and software assets, rights to our domain names, https://medirom.co.jp, https://reraku.jp, and https://mother-bracelet.com, trade secrets and know-how with respect to our training, servicing, sales and marketing and other aspects of our business, and our digital innovations such as the MOTHER application, REMONY® software, Gateway device, and Lav® application.
Our intellectual property is subject to certain risks described under “Risk Factors”, including the risks described under “Risk Factors—Risks Related to Our Company and Our Business—The failure to enforce and maintain our trademarks and protect our other intellectual property could materially adversely affect our business, including our ability to establish and maintain brand awareness.” and “Risk Factors—General Risk Factors—Third party claims with respect to intellectual property assets, if decided against us, may result in competing uses or require adoption of new, non-infringing intellectual property, which may in turn adversely affect sales and revenues.” Furthermore, the manufacturing of our MOTHER Bracelet® requires our use of a patent license, and we may be adversely affected by changes in our business relationship with the licensor or its financial soundness.
Financial Contracts
As of June 30, 2024, we have 17 business loans outstanding from seven Japanese financial institutions. None of the loan agreements contain any material financial covenants, although certain of the government-sponsored loans set a limit on the total loan amount we may borrow from other government-sponsored lenders. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Business Loans.”
Introduction of New Payment App “Re.Ra.Ku PAY”
One of the requirements for issuers of prepaid cards under the Settlement Act is to maintain net assets of not less than JPY100 million based on Japanese GAAP. As of December 31, 2022, our net assets had fallen below JPY100 million based on Japanese GAAP on a standalone basis. On March 20, 2023, we reported this matter to the Kanto Local Financial Bureau.
In order to address this issue, as well as to increase convenience for our customers, the Company decided to introduce a new payment system and developed “Re.Ra.Ku PAY”, a proprietary payment app which works on customers’ smart phones. Customers can charge the balance at our salons or remotely with their own credit cards and use the app to pay at our salons (Re.Ra.Ku PAY can be used at Re.Ra.Ku branded salons, Bell Epoc branded salons, and Ruam Ruam branded salons). The most important difference between the Re.Ra.Ku Card and Re.Ra.Ku PAY is that Re.Ra.Ku PAY balances have an expiration period of 150 days, while the Re.Ra.Ku Card balances do not have an expiration date. The Settlement Act regulates only prepaid cards with balances that remain effective for more than six months. Hence, by limiting the expiration period to less than six months, we believe Re.Ra.Ku PAY can be exempted from the regulations and requirements under the Settlement Act, which include the net assets requirement and an obligation to deposit half of the prepaid balance with the Legal Affairs Bureau.
Moreover, rather than giving customers a certain percentage of points when they charge their card balances on the Re.Ra.Ku Card, we give customers a certain percentage of points when they pay with the Re.Ra.Ku PAY app in accordance with each’s customer loyalty status, which is either “Bronze”, “Silver”, “Gold”, “Platinum”, or “Diamond”. We believe this approach contributes to more revenue generation by giving customers points at payment rather than at charging. The Company aims to utilize Re.Ra.Ku PAY for various marketing campaigns and to expand the scope of possible payments from only relaxation services at present to merchandise or other uses. We launched Re.Ra.Ku PAY on February 1, 2024, and disallowed further balance deposits on Re.Ra.Ku Cards beginning on the same date. As a result, Re.Ra.Ku Card users can pay with their current balances but cannot add to their balances.
Although we have introduced Re.Ra.Ku PAY and disallowed new balance deposits on Re.Ra.Ku Cards, we are still regulated under the Settlement Act because some of our customers still have outstanding Re.Ra.Ku Card balances. However, as of December 31, 2023, our net assets exceeded the JPY100 million threshold on a standalone basis, meaning that we satisfied the net asset test as of that date. See “Regulation of Our Industry—Regulations Governing Prepaid Cards” for more detail.

Legal and Administrative Matters
We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of our business, including matters involving our franchisees, among others. Any litigation or other legal or administrative proceedings, regardless of the outcome, are likely to result in substantial costs and a diversion of our resources, including our management’s time and attention.
Planned Acquisition of Japan Gene Medicine Corporation
Overview
On June 30, 2024, we entered into a share transfer agreement for the purpose of acquiring 70% of the issued and outstanding common shares of Japan Gene Medicine Corporation (“JGMC”) and making JGMC our subsidiary (the “Initial Acquisition”). The Initial Acquisition is expected to be consummated in the second half of 2024. In addition, we concurrently entered into a binding memorandum of understanding (the “MOU” and, together with the share transfer agreement, the “Acquisition Agreements”) under which we were granted an option to purchase the remaining 30% of the issued and outstanding shares of JGMC that we will not acquire as part of the Initial Acquisition.
Business of JGMC and Purpose of the Acquisition
JGMC is a company engaged in the prenatal diagnosis business, providing genetic testing and analysis, and the company does business with major private, public and university hospitals in Japan. By understanding the condition of the fetus and the presence of any diseases or disorders, medical professionals can consider the most appropriate method of delivery and therapeutic education tailored to the condition of the fetus.
Although in other countries, especially in Europe and the United States, similar prenatal genetic testing services have become commonly available and utilized, in Japan, such services have not been common. According to a 2024 research report prepared by SDKI Analytics (the “SDKI Report”), a Japanese market research company, only approximately 3.5% of pregnant women in Japan receive NIPT tests, as compared to 28-50%, 30%, 51%, and 75% in the United States, Germany, the Netherlands, and Belgium, respectively.
In terms of the market size, according to the SDKI Report, the North America region is estimated to be US$1,692.84 million (accounting for 37.35% of global NIPT market) in 2024, with Europe, Asia Pacific excluding Japan, and Japan, accounting for US$1,102.33 million (24.32%), US$897.62 million (19.80%), and US$203.95 million (4.50%), respectively. Although Japan currently has relatively small market share, the SDKI Report estimates the Japanese NIPT market to grow at an average rate of approximately 8% per year from 2025 to 2037.
Furthermore, in Japan and the Asian region at large, certain demographic trends point to JGMC’s significant growth potential. In the region, the childbearing age is increasing and the birthrate is declining rapidly. Therefore, the potential need and benefits of genetic testing and analysis are increasing.
We believe that JGMC is one of the most competitive companies in the genetic testing and analysis services space in Japan and we expect future demand in Japan to grow rapidly. We believe that in the past there has been insufficient marketing and education regarding such services and their value and that this presents a significant market opportunity.
We also believe there are significant synergies with our wellness salon business, Re.Ra.Ku®. JGMC’s target age group for women is in their 20s to 40s, which matches Re.Ra.Ku’s. We anticipate that this will allow us to expand our service offering and improve our value proposition and customer experience.
The acquisition of JGMC is in line with our strategic objective to become a holistic healthcare company that provides comprehensive solutions and services for prevention and treatment. Upon the closing of this acquisition, we will obtain assets that further expand our presence in Japan and our commitment to grow in the healthcare technology industry. JGMC adds to our healthtech solutions portfolio, which consists of our on-demand training application “Lav®” that provides specific health guidance; our development and manufacturing of the world’s first smart tracker bracelet that does not require charging, “MOTHER Bracelet®”; and our deployment of our device-based monitoring system, “REMONY”.
Terms of the Share Transfer Agreement and the MOU
Under the share transfer agreement, we agreed, subject to the terms and conditions therein, to purchase 70% of the issued and outstanding shares of JGMC for ¥2,000,000 thousand (the “Initial Acquisition Purchase Price”). As a condition precedent to consummation of the share transfer, the terms and conditions of certain subcontracted testing and analysis service agreements between JGMC and two other companies substantially owned by the seller shall be amended in a form reasonably satisfactory to us. Based on our negotiations with the seller, it is expected that such agreements will be amended so that substantially all of the economic benefits from the genetic testing and analysis business accrue to JGMC by increasing the price for the subcontracted services that JGMC is contracted to provide.
Assuming hypothetically that such economic revisions had already been applied for the one-year period ended December 31, 2023, the Company and the seller calculated, as set forth in the share transfer agreement, the Adjusted EBITDA (defined in the share transfer agreement as operating income plus depreciation, amortization of intangibles, and expenses incurred at the seller’s direction other than for the purpose of operating JGMC’s business) for such one-year period, and applied a multiplier of 6 times to the Adjusted EBITDA to reach an enterprise value for JGMC. We and the seller negotiated minor adjustments to that figure, which was then multiplied by 350/500 (70%) to reach the Initial Acquisition Purchase Price in the share transfer agreement.
The Initial Acquisition Purchase Price will be paid in cash and according to a schedule to be decided between us and the seller after consideration of the timing and details of one or more bank loans that we intend to obtain to fund a majority of the Initial Acquisition Purchase Price. We are currently negotiating the terms of our bank loan financing with financial institutions. In addition to customary closing conditions, our obligations to close the transaction under the share transfer agreement are subject to the conditions, among others, that (i) we obtain a letter of commitment from a bank to provide us with financing in an amount exceeding 70% of the Initial Acquisition Purchase Price and (ii) as described above, JGMC enters into service contracts for the provision of genetic testing services to certain companies on terms reasonably acceptable to us. The share transfer agreement requires that the seller continue to cooperate with us in the management of JGMC after the closing date for the purpose of achieving JGMC’s performance targets for at least five years following the closing date. Furthermore, we are required to continue to employ the existing employees of JGMC for a period of one year after the closing date, subject to certain exceptions.
Under the MOU, we are granted an option (the “Company’s Option”), subject to the terms and conditions therein and pursuant to a second binding agreement to be entered into if we exercise the option, to purchase the remaining 30% of the common shares of JGMC that are to be retained by the seller after the Initial Acquisition (the “Remaining Shares”). The closing of the purchase of the Remaining Shares must be completed prior to June 30, 2027, and we must notify the seller of our intention to exercise the Company’s Option at least four weeks prior to June 30, 2027. The purchase price for the Remaining Shares under the option will be paid in cash and will be calculated as (i) (A) JGMC’s adjusted EBITDA, defined as operating profit before depreciation, amortization of goodwill and other intangible assets, and expenses related to transactions with our group, during the fiscal year ending December 31, 2026 multiplied by 6 (the “Multiplier”), minus (B) JGMC’s outstanding borrowings under bank loans as of December 31, 2026 (excluding borrowings incurred by us in connection with the payment of the Initial Acquisition Purchase Price), plus (C) JGMC’s balance of cash and deposits as of December 31, 2026; and (ii) multiplying the amount calculated in clause (i) by 30%. If JGMC’s adjusted EBITDA during the fiscal year ended December 31, 2026 is greater than ¥930,000 thousand, the Multiplier will be increased to 7. If the aforementioned adjusted EBITDA of JGMC is expected to temporarily decrease as a result of capital expenditures and/or expenses in connection with new business activities, we and the seller shall discuss the terms of the purchase price for the Remaining Shares prior to the commencement of such new business activities.
In addition, under the MOU, we shall promptly notify the seller if any of the following events is foreseen to occur after the transfer of shares under the share transfer agreement: (i) the Company records negative net assets for two consecutive fiscal years under its audited consolidated financial statements prepared in accordance with U.S. GAAP; (ii) the Company records negative net income for two consecutive fiscal years under the aforementioned financial statements; or (iii) the Company undergoes a substantial change in its management structure. If the seller determines that such event will not be resolved within a certain period of time after such notification, and we have not exercised the Company’s Option, then the seller may repurchase 101 shares of JGMC owned by the Company at the fair market value of such shares (the “Seller’s Repurchase Option”). We may not exercise the Company’s Option once the seller exercises the Seller’s Repurchase Option. As of the date of this prospectus, 101 shares of JGMC is equal to slightly more than one-fifth of JGMC’s issued and outstanding shares, and the sale of such amount to the seller would be expected to make us a minority owner of JGMC.
In addition, if we do not exercise the Company’s Option, under the MOU, the seller may demand that we sell back to the seller or its designee all or a portion of the shares of JGMC held by us. In such case, the sale price for the shares will be the fair market value at the time the demand is made.
Under the terms of the MOU, once we notify the seller of our intention to exercise the option to purchase the Remaining Shares, we will enter into a separate share transfer agreement for the sale of the Remaining Shares and the MOU will terminate. The MOU sets forth customary closing conditions and will be terminated if the share transfer agreement with respect to the Initial Acquisition is terminated for any reason. In addition, the MOU may be terminated by either party for a number of reasons, including but not limited to the transfer of the Remaining Shares not being completed prior to September 30, 2027 due to reasons not attributable to the terminating party.
In addition to the above, the share transfer agreement contains customary covenants and each of the Acquisition Agreements contains customary representations and warranties. Under each Acquisition Agreement, indemnification for damages caused by a breach of representations and warranties or obligations is capped at ¥10,000 thousand in the aggregate for each party, subject to certain exceptions. We may be unable to consummate the Initial Acquisition or the purchase of the Remaining Shares if any of the closing conditions in the Acquisition Agreements fails to be satisfied or for other reasons, in which case we would not realize some or all of the anticipated benefits of the Initial Acquisition. Furthermore, even if the Initial Acquisition is consummated, we and the acquired business would remain subject to various risks as described in “Risk Factors—Risks Related to Our Company and Our Business—Our past and future acquisitions, minority investments, venture financings, joint ventures and strategic alliances could fail to deliver the anticipated benefits or otherwise have an adverse effect on our businesses and results of operations” and “Risk Factors—Risks Related to Our Company and Our Business—Our planned acquisition of Japan Gene Medicine Corporation may not be completed on a timely basis, on our anticipated terms, or at all, and there are uncertainties and risks to consummating the acquisition and integrating the acquired business.”
Capital and Businesses Alliances of MEDIROM MOTHER Labs Inc.
MEDIROM MOTHER Labs Inc. has entered into two capital and business alliance agreements since August 2024 in connection with its Series A financing as described below. The price per series A preferred share in this financing round of JPY180,000 represents a pre-money valuation of JPY9 billion based on MML’s 50,000 total outstanding shares as of August 31, 2024, prior to the commencement of the Series A financing. As of the date of this prospectus, the series A equity financing round is ongoing, and as of October 31, 2024, MML had entered into agreements with six investors for aggregate financing of JPY260,280 thousand (US$1,618 thousand). In addition, as of the date of this prospectus, we are engaged in negotiations with several other prospective investors who may participate in the series A financing round under the same economic terms and conditions applicable to NFES and Elematec as described below, although we cannot assure such prospective investors’ participation in the financing. If MML’s series A financing round is fully subscribed, we anticipate that we would own 90.8% of MML’s outstanding capital stock immediately following the conclusion of the financing round. We continuously seek attractive financing opportunities for our Digital Preventative Healthcare business and may seek to raise additional capital to aggressively expand the business, although we intend to continue to be the controlling shareholder of MML.
Agreement with NFES Technologies Inc.
In August 2024, MML entered into a capital and business alliance with NFES Technologies Inc. (“NFES”), under which NFES purchased 556 newly issued series A preferred shares of MML (approximately

1.1% of MML’s equity ownership immediately after NFES’s investment in MML, subject to change after participation of any other investors in the Series A equity financing) for JPY100,080 thousand (US$622 thousand) at a pre-money equity valuation of JPY9 billion (US$55.9 million) as the lead investor in the series A equity financing round of MML. The capital and business alliance agreement with NFES (the “NFES Agreement”) contains certain other commercial terms, including granting NFES certain benefits as the sole designated distributor, and status as one of three main distributors, of MOTHER Bracelet® and MOTHER Gateway products domestically. Furthermore, the NFES Agreement designates NFES as the only third-party distributor of MOTHER Bracelet® and MOTHER Gateway products to end users through e-commerce channels, provided that MML may sell its products directly to end users through its e-commerce stores.
The NFES Agreement requires that MML return, to the fullest extent permitted under law, the proceeds of NFES’s investment if MML is unable to obtain any necessary patents, licenses or rights relating to the thermoelectric charging functionality of its products.
Agreement with Elematec Corporation
In October 2024, MML and Elematec Corporation (“Elematec”) entered into a capital and business alliance agreement (the “Elematec Agreement”). Under the Elematec Agreement, Elematec participated in MML’s series A financing round by purchasing 556 newly issued series A preferred shares of MML for a total price of JPY100,080,000. The Elematec Agreement also provides, among other commitments, that MML will exclusively outsource to Elematec the procurement of components for and manufacturing of MML’s recharge-free wearable devices that use thermoelectric generator technology (“Recharge-Free Wearables”), such as the MOTHER Bracelet 2.0, and accessory devices such as the MOTHER Gateway. Elematec will also have a right of first offer to handle the procurement of components for, and manufacturing of, any next generation or improved Recharge-Free Wearable devices. In addition, under the Elematec Agreement, Elematec will sell MOTHER Bracelets on a non-exclusive basis.
The Elematec Agreement includes customary termination provisions and may be terminated if MML loses the right to use the thermoelectric generator technology it has licensed from Matrix Industries, Inc. In the event that Elematec terminates the Elematec Agreement, it will have a right to have its series A preferred shares repurchased by MML at the original purchase price of JPY180,000 per share or the fair value of the preferred shares at the time of Elematec’s repurchase demand, whichever is higher.
Under the Elematec Agreement, MML has made certain commitments regarding the time to be dedicated to MML’s business by Kouji Eguchi, our Chief Executive Officer, and Yoshio Uekusa, the Representative Director of MML. MML has also committed that Messrs. Eguchi and Uekusa will not engage in certain activities that would compete with MML’s business while such persons are a shareholder, officer or employee of MML and for a period of two years thereafter.
Organizational Structure
Our principal operating subsidiaries as of October 31, 2024 are as follows:
	Jurisdiction	Percentage Interest Held
MEDIROM Shared Services Inc.	Japan	100%
WING Inc.	Japan	100%
JOYHANDS WELLNESS Inc.	Japan	100%
Medirom Human Resources Inc.	Japan	100%
SAWAN CO. LTD.	Japan	100%
ZACC Kabushiki Kaisha	Japan	100%
MEDIROM MOTHER Labs Inc.(1)	Japan	93.73%
MEDIROM Rehab Solutions Inc.	Japan	100%

(1)
In August 2024, we entered into an agreement with NFES Technologies Inc. under which NFES subscribed for series A preferred shares of MEDIROM MOTHER Labs Inc. Additionally, in October 2024, we entered into an agreement with Elematec Corporation under which Elematec subscribed for series A preferred shares of MML on the same economic terms as NFES. As of the date of this prospectus, the series A financing of MML is ongoing. See “—Capital and Businesses Alliances of MEDIROM MOTHER Labs Inc.”

Property, Plants and Equipment
Please see a detailed discussion of our property, plants and equipment under “—Property and Equipment”.

REGULATION OF OUR INDUSTRY
Regulations Governing our Relaxation Salons
Relaxation salons such as ours are not currently regulated by the Japanese government. The main law in Japan governing the massage industry is the Act on Practitioners of Massage, Acupressure, Acupuncture and Moxibustion, and etc. (Act No. 217 of 1947). However, we do not market or provide massage, finger pressure, acupuncture, moxa-cauterization or other services regulated under this Act, and this information is clearly provided to all customers prior to them receiving our salon services.
Regulations Governing our Franchises
Japan has antitrust laws that protect consumers and regulate how companies operate their businesses. Among the various Japanese antitrust laws, the seminal antitrust law is the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of 1947, as amended) (which we refer to as the “Antimonopoly Act”). The Antimonopoly Act prohibits certain activities that inappropriately induce or mislead persons into entering into a business relationship with us through our granting of seemingly preferable trade terms and conditions that could create false impressions in relation to other franchisors we compete with.
The Japan Fair Trade Commission (which we refer to as the “JFTC”) enforces the Antimonopoly Act and other Japanese antitrust laws. The JFTC issued the “Guidelines Concerning the Franchise System Under the Antimonopoly Act” on April 24, 2002 (last amended on April 28, 2021) (which we refer to as the “Guidelines”), under which the JFTC suggests that, prior to entering into a franchise relationship, a franchisor should adequately disclose and explain material trade terms to a potential franchisee in order to prevent any misunderstanding of the material trade terms, and to prevent such potential franchisee from being misled or improperly induced into entering into such franchise relationship. Material trade terms include terms relating to the following:
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the supply of products after the party becomes a franchisee (such as a system for recommending suppliers);

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guidance, procedures, frequency, and cost to the franchisee relating to the business activities of the franchise;

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nature and amount of payments to be collected when the party joins the franchise, whether the payments are refundable or may be returned, and the conditions for refunding or returning the payments;

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royalties that the franchisee pays to the franchisor for use of trademarks and trade names and for guidance relating to management procedures, including the amount of, procedure for calculating, and the time and method of payment, of royalties;

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loans the franchisor extends to the franchisee, including the interest rate and the mechanism and conditions of settlement;

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compensation for any losses the business incurs, including the details of such compensation and whether there is management support from the franchisor in the event of a decline in business;

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terms of the franchise agreement and the conditions and procedures for renewing or terminating the franchise agreement, including early termination prior to the expiration of its term; and

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restrictions with respect to the franchisor or other franchisees of the franchise setting up an identical or similar business near the proposed business of the potential party to join the franchise, including whether there are any plans to set up additional businesses and the details of such plans.

In addition, when a franchisor markets its franchise, in the event such franchisor provides a prospective franchisee with an estimate of the revenue or profit that could possibly be generated upon becoming a franchisee, such estimated revenue or profit must be based on a reasonable method of calculation and established facts, such as the results of an existing franchise operating in a similar environment. The franchisor is required to present to the prospective franchisee such methods and facts. The Guidelines also suggest that, in explaining business hours and temporary closures, a franchisor should provide to a prospective franchisee then-known information that may adversely impact management of the franchise, such as the occurrence of a shortage of human resources during specified business hours or a rapid increase in personnel costs.
In terms of trades between a franchisor and franchisees after entry into a franchise agreement, the Guidelines provide suggestions that the franchisor should not place franchisees at an undue disadvantage, which could be deemed an “abuse of superior bargaining position” or other violation of law.
If the JFTC finds any activities that violate the Antimonopoly Act, including any “deceptive customer inducement”, then the JFTC may order the offending franchisor to cease and desist from engaging in such unlawful activities, delete any applicable unlawful clauses from the franchise contract, or carry out any other measures necessary to eliminate such unlawful activities.
In the event the JFTC suspects any violation of the Antimonopoly Act or alleges that we have misled or wrongly induced any of our franchisees based upon any particular trade terms, we could be exposed to risks, including governmental action against us.
Regulations Governing Prepaid Cards
We began issuing our prepaid Re.Ra.Ku® Cards to relaxation salon customers starting in December 2008. Re.Ra.Ku® Card users can continuously use and, until February 1, 2024, could also replenish their card balances at our relaxation salons. Prepaid cards are generally considered “prepaid payment methods” (which we refer to as “PPMs”) under the Act on Settlement of Funds (Act No. 59 of 2009) (which we refer to as the “Settlement Act”). PPMs are regulated under the Settlement Act so long as there is a possibility that the cards could be valid for a period of more than six months. The Re.Ra.Ku® Cards currently do not have expiration dates and therefore are regulated under the Settlement Act.
Issuers of prepaid cards with a validity of longer than six months are referred to as “PPM Providers.” There are two categories of PPM Providers:
(i)
a provider of prepaid cards that can only be used to purchase goods or services from that same provider or its affiliates, referred to as a “Private Use PPM Provider”; and

(ii)
a provider of prepaid cards that can be used at third party establishments, referred to as “Public Use PPM Providers.”

The Re.Ra.Ku® Card can be used at salons operated by our franchisees, which are considered third parties for the purposes of the Settlement Act. As such, we are considered a Public Use PPM Provider. A Public Use PPM Provider must file an application with the Kanto Local Financial Bureau and be allowed for a registration to issue PPM cards. On September 30, 2016, our registration was accepted by the Kanto Local Financial Bureau.
A PPM Provider typically holds a certain amount of its customers’ cash in the form of prepaid amounts on the cards that have not yet been exchanged for goods or services. The total of such amounts for all customers of a PPM Provider is referred to as the “Outstanding Amount.” A Public Use PPM Provider is required to maintain deposits of at least half of its Outstanding Amount at the local Legal Affairs Bureau (although other arrangements are possible), in order to ensure that there are adequate funds for the card holders who are effectively loaning their money to the Public Use PPM Provider through their purchase of the prepaid card. At the end of March and September each year, the Public Use PPM Provider must calculate its Outstanding Amount and deposit half that amount at the Legal Affairs Bureau within two months. In the following year, if the Outstanding Amount has increased, the Public Use PPM Provider must pay the difference between such Outstanding Amount and the amount deposited with the Legal Affairs Bureau. We made our initial deposit of our Outstanding Amount with the Legal Affairs Bureau on November 28, 2016, in the amount of JPY125,261 (US$779 thousand), and made additional deposits and adjustments with each semi-annual reporting.
One of the requirements for issuers of prepaid cards under the Settlement Act is to maintain net assets of not less than JPY100 million based on Japanese GAAP. As of December 31, 2022, our net assets had fallen below JPY100 million based on Japanese GAAP on a standalone basis. On March 20, 2023, we reported the matter to the Kanto Local Financial Bureau. However, as of December 31, 2023, our net assets exceeded the JPY100 million threshold on a standalone basis, meaning that we satisfied the net asset test as of that date.
Given the heavy burden imposed on us as a Public Use PPM Provider, we decided to introduce a new payment system and developed “Re.Ra.Ku PAY”, a proprietary payment app which works on customers’ smart phones. The most important difference between the Re.Ra.Ku Card and Re.Ra.Ku PAY is that balances on Re.Ra.Ku PAY have an expiration period of 150 days, while Re.Ra.Ku Card balances do not have an expiration date. The Settlement Act regulates only prepaid cards with balances that remain effective for more than six months. Hence, by limiting the expiration period to less than six months, Re.Ra.Ku PAY can be exempted from the regulations and requirements under the Settlement Act, which include the net assets requirement and an obligation to deposit half of the prepaid balance to the Legal Affairs Bureau.
We disallowed further balance deposits on Re.Ra.Ku Cards beginning on February 1, 2024. Accordingly, we expect the total balance of funds on Re.Ra.Ku Cards to decrease, as customers can only use their Re.Ra.Ku Cards for payment, and the deposited amount to the Legal Affairs Bureau to be refunded to us over time as the total balance of funds on Re.Ra.Ku Cards decreases. As of December 31, 2023, the total amount we had deposited with the Legal Affairs Bureau in connection with the Re.Ra.Ku Card balances was JPY184,463 thousand (US$1,147 thousand).
Personal Information Protection
We are subject to laws and regulations regarding privacy and protection of user data and personal information, due to our customer data collection operations in connection with our Digital Preventative Healthcare Segment. The application and interpretation of these and other similar international laws and regulations regarding privacy and protection of user data and personal information is often uncertain, particularly with respect to the new and rapidly evolving industry in which we operate.
In Japan, the Act on the Protection of Personal Information (which we refer to as the “APPI”) and its related guidelines impose various requirements on businesses, including us, that use databases containing personal information. Under the APPI, we are required to lawfully use personal information we have obtained within the purpose of use we have specified and take appropriate measures to maintain the security of such personal information. We are also restricted from providing personal information to third parties without the consent of the applicable user. The APPI also includes regulations relating to the handling of sensitive personal data and anonymous personal data and the transfer of personal information to foreign countries. We collect information from our relaxation salon customers through the questionnaire completed by each first-time customer. Some of the information we collect through that questionnaire could fall under the category of sensitive personal data under the APPI.
We obtained the “PrivacyMark” certification in Japan in July 2022. “PrivacyMark” is a certification which is given to enterprises that take appropriate measures to protect personal information. The “PrivacyMark” System was established by the Japan Information Processing Development Corporation (JIPDEC) in April 1998, and the “PrivacyMark” is certified and granted by JIPDEC as well as other designated organizations. Such private enterprises are granted the right to display “PrivacyMark” in the course of their business activities. The system is in compliance with Japan Industrial Standards (JIS Q 15001: Personal Information Protection Management System—Requirements). This “PrivacyMark” certification is highly valued and provides credibility. Therefore, it is often required by our business associates in the Digital Preventative Healthcare Segment, including health insurance providers, hospitals, and nursing homes. We intend to continue to take actions necessary to maintain this certification.

MANAGEMENT
Our Executive Officers, Directors, and Corporate Auditors
The following table sets forth the names, ages and positions of our executive officers and members of our board of directors and of our board of corporate auditors as of October 31, 2024. The business address of all of persons identified below is 2-3-1 Daiba, Minato-ku, Tokyo 135-0091, Japan.
Name	Age	Position(s) with our Company
Kouji Eguchi	51	Chief Executive Officer and Representative Director
Fumitoshi Fujiwara	58	Chief Financial Officer and Director
Akira Nojima	60	Independent Director
Tomoya Ogawa	47	Independent Director
Tsukasa Karyu*	69	Corporate Auditor
Osamu Sato*	64	Corporate Auditor
Toshiaki Komatsu*	50	Corporate Auditor

*
Members of our statutory Board of Corporate Auditors are not members of our Board of Directors.

Biographical Information
The following is a summary of certain biographical information concerning our executive officers, directors, and corporate auditors.
Kouji Eguchi.   Mr. Eguchi is the founder of our Company and has served as our Chief Executive Officer and as the representative director since our inception. Prior to founding our Company, he served as the head of the internet division at Carchs Co., Ltd (formerly Jac Holding Co., Ltd.) from April 1998 to April 1999, and as a board member of a subsidiary of Jac Holding Co., Ltd. from 1998 to 2002. Mr. Eguchi has also served as a director of the Association of Japan Relaxation Industry since 2010. In addition, Mr. Eguchi is the representative partner and 100% owner of COZY LLC. Mr. Eguchi received a Bachelor of Science degree in Marine Science and Technology from Tokai University.
Fumitoshi Fujiwara.   Mr. Fujiwara has served as our Chief Financial Officer and a director on our board of directors since March 2017. Mr. Fujiwara is also a director of SBC Medical Group Holdings Incorporated, a position he assumed in September 2024. Mr. Fujiwara founded Eaglestone Capital Management and has served as its Chief Executive Officer since 2009, and founded Linden Capital Partners LLC and has served as its Managing Partner since 2023. Prior to Eaglestone, Mr. Fujiwara founded AC Capital Inc., a private equity company, in 2003. During his time at AC Capital, Mr. Fujiwara was instrumental in raising JPY20 billion of investment in Tully’s Coffee Japan leading up to its initial public offering, and also served as a representative director of AC Capital Inc. from June 2002 to June 2009. Prior to AC Capital, Mr. Fujiwara founded Star Capital Partners, Inc. in 2000 and served as its Chief Executive Officer until October 2001. Prior to Star Capital Partners, Mr. Fujiwara served as an executive partner and director of Spiralstar Japan, Inc. from October 2000 to October 2001. Prior to Spiralstar Japan, Mr. Fujiwara founded other companies and also held numerous positions at Shuwa Corporations and Koei Tecmo Holdings Co., Ltd. (formerly Koei Co. Ltd.), including those in the finance, real estate and investor relations departments. Mr. Fujiwara served as a director of the Japanese Association of Turnaround Professionals from 2003 to 2018, and also as an absentee director at Due Diligence Meister Inc., from October 2000 to March 2009. Mr. Fujiwara received a Bachelor of Arts degree in Law from Meiji Gakuin University.
Akira Nojima.   Mr. Akira Nojima is an independent director and has served on our board of directors since April 2020. Mr. Nojima is also currently the Chief Executive Officer of No Track Inc. He is concurrently a professor at May Ushiyama Academy’s Hollywood Graduate School, teaching courses including management strategy of beauty salon, creative business theory, salon marketing theory, and bridal business theory. Prior to his current positions, Mr. Nojima worked at Recruit Holdings Co., Ltd. (formerly known as Recruit Co., Ltd.) for 27 years, where he held various positions, including officer in charge of education and learning, branch office president, and media production manager. Mr. Nojima has served as the vice president of Japan Cosmetic Licensing Association and a director of Academy of Beauty Business. Mr. Nojima holds the national license of career consultant and has received the Global Career Development Facilitator (Japan) credential. He is also a licensed workers’ health and safety manager in Japan. Mr. Nojima received a Bachelor of Arts degree in Law from Meiji Gakuin University.
Tomoya Ogawa.   Mr. Ogawa is an independent director and has served on our board of directors since March 2014. Mr. Ogawa has diverse professional experience, including serving as the general manager of corporate planning at DeNA Inc. from 2010 to 2014, an attorney at the Abe, Ikubo & Katayama Law Firm from 2007 to 2010, and as a management consultant at Monitor Group from 2001 to 2004. Mr. Ogawa served as a director of Akatsuki Inc. until June 2020 and has been serving as an outside director of iSGS Investment Works Inc. since 2016. Mr. Ogawa currently serves as the CEO of Kreation Inc. Mr. Ogawa received a Juris Doctor degree from Hitotsubashi University School of Law, and a Bachelor of Arts degree in Economics from the University of Tokyo.
Tsukasa Karyu.   Mr. Karyu has served as a corporate auditor of our Company since May 2018. Mr. Karyu founded the Karyu Tsukasa Tax Advisor Office in 2016, where he has been serving as outside tax advisor and providing tax related accounting services to various companies in Japan. Prior to founding Karyu Tsukasa Tax Advisor Office, he held various positions, including as Chief Tax Counselor at the Tokyo National Tax Bureau and its tax offices for 42 years until his retirement in 2016. Mr. Karyu received a Bachelor of Business and Commerce degree from Senshu University.
Osamu Sato.   Mr. Sato has served as a corporate auditor of our Company since March 2014. Mr. Sato has served as a professor, director and research manager at Aoyama Gakuin University’s School of Business since April 1997. Prior to Aoyama Gakuin University, Mr. Sato was an assistant professor at Aomori Kouritsu University’s Economics Department from April 1993 to March 1997, and an assistant professor at Meijo University’s Commercial Science Department from 1991 to 1993. Mr. Sato has served as an outside director of Sanko Techno Co., Ltd., a Japanese company publicly listed on the Tokyo Stock Exchange, and as a non-executive corporate auditor of I.G.M. Holdings Inc. and Associa Small Amount and Short-Term Insurance Inc. Mr. Sato received a Doctor of Philosophy degree in Economics and Management from Tohoku University.
Toshiaki Komatsu.   Mr. Komatsu was elected as a corporate auditor of our Company at the Ordinary General Meeting of Shareholders on March 29, 2021. Previously, Mr. Komatsu worked for Fujitsu Limited, and founded Photocreate Co., Ltd. In 2020. Currently, Mr. Komatsu serves as the chairman of the board of directors at Photocreate Taiwan Corp. and also as the director of IoT Development at Toho International Inc. Mr. Komatsu received a Master of Science from Graduate School of Engineering Science, Osaka University.
There is no family relationship among any of the directors, corporate auditors and officers. There is no arrangement or understanding among any of our directors and corporate auditors or any other person pursuant to which our directors and corporate auditors are appointed.
Corporate Governance Practices
We are a “foreign private issuer” as defined under the federal securities laws of the United States and the NASDAQ listing standards. Under the federal securities laws of the United States, foreign private issuers are subject to different disclosure requirements than U.S.-domiciled public companies. We intend to take all actions necessary for us to maintain our status as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the Exchange Act and other applicable rules adopted by the SEC, and the NASDAQ listing standards. Under the SEC rules and the NASDAQ listing standards, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, the SEC and the NASDAQ permit a foreign private issuer to follow its home country practice in lieu of their respective rules and listing standards. In general, our articles of incorporation and the Companies Act of Japan (which we refer to as the “Companies Act”) govern our corporate affairs.
In particular, as a foreign private issuer, we follow Japanese law and corporate practice in lieu of the corporate governance provisions set out under NASDAQ Rule 5600, the requirement in NASDAQ Rule 5250(b)(3) to disclose third party director and nominee compensation, and the requirement in NASDAQ

Rule 5250(d) to distribute annual and interim reports. Of particular note, the following rules under NASDAQ Rule 5600 differ from Japanese law requirements:
•
NASDAQ Rule 5605(b)(1) requires that at least a majority of a listed company’s board of directors be independent directors, and NASDAQ Rule 5605(b)(2) requires that independent directors regularly meet in executive session, where only independent directors are present. Under our current corporate structure, the Companies Act does not require independent directors. However, our board of directors is currently comprised of four directors, two of whom are considered “independent”, as determined in accordance with the applicable NASDAQ rules. Our independent directors regularly meet in executive sessions, where only the independent directors are present.

•
NASDAQ Rule 5605(c)(2)(A) requires a listed company to have an audit committee composed entirely of not less than three directors, each of whom must be independent. Under Japanese law, a company may have a statutory auditor or a board of auditors. We have a three-member Board of Corporate Auditors, each member of which meets the requirements of Rule 10A-3 under the Exchange Act. See “—Board of Corporate Auditors” below for additional information.

•
NASDAQ Rule 5605(d) requires, among other things, that a listed company’s compensation committee be comprised of at least two members, each of whom is an independent director as defined under such rule. Our board of directors collectively participates in the discussions and determination of compensation for our executives, directors and corporate auditors, and other compensation related matters.

•
NASDAQ Rule 5605(e) requires that a listed company’s nomination and corporate governance committee be comprised solely of independent directors. Our board of directors does not have a standalone nomination and corporate governance committee. Our board of directors collectively participates in the nomination process of potential directors and corporate auditors and oversee our corporate governance practices.

•
NASDAQ Rule 5620(c) sets out a quorum requirement of 331∕3% applicable to meetings of shareholders. In accordance with Japanese law and generally accepted business practices, our articles of incorporation provide that there is no quorum requirement for a general resolution of our shareholders. However, under the Companies Act and our articles of incorporation a quorum of not less than one-third of the total number of voting rights is required in connection with the election of directors, statutory auditors and certain other matters.

Board of Directors
Our board of directors has the ultimate responsibility for the administration of our affairs. Our board of directors meets no less than once every three months. Under the Companies Act and our articles of incorporation, our Company must have at least three, but no more than ten, directors on our board of directors. Our board of directors is currently comprised of four directors. Directors are typically nominated at the board level and are elected at general meetings of the shareholders. The term of office of any director expires at the close of the ordinary general meeting of shareholders held with respect to the last fiscal year ended within one year after such director’s election to office. Our directors may, however, serve any number of consecutive terms.
Our board of directors appoints from among its members one or more representative directors, who serve as head administrator(s) over our Company’s affairs and represent our Company in accordance with the resolutions of our board of directors. Mr. Kouji Eguchi, our Chief Executive Officer and a director, is currently the sole representative director of our Company. Our board of directors may appoint from among its members a chairman, a president or one or more deputy presidents, senior managing directors, or managing directors.
Under our Company’s current corporate structure, the Companies Act does not require our board of directors to have any independent directors. However, our board of directors is currently comprised of four directors, two of whom (Messrs. Akira Nojima and Tomoya Ogawa), are considered “independent”, as determined in accordance with the applicable NASDAQ rules, and also satisfy the requirements for an outside (or independent) director under the Companies Act.

Board of Corporate Auditors
As permitted under the Companies Act, we have elected to structure our corporate governance system as a company with a separate board of corporate auditors instead of an audit committee of our board of directors. Our articles of incorporation provide for not more than three corporate auditors. Corporate auditors are typically nominated at the board level and are elected at general meetings of shareholders by a majority of shareholders entitled to vote, where a quorum is established by shareholders holding one-third or more of the voting rights of those who are entitled to vote being present at the shareholders’ meeting. The normal term of office of any corporate auditor expires at the close of the annual general meeting of shareholders held with respect to the last fiscal year ended within four years after such corporate auditor’s election to office. Our corporate auditors may, however, serve any number of consecutive terms. Corporate auditors may be removed by a special resolution of a general meeting of shareholders.
Our corporate auditors are not required to be certified public accountants. Our corporate auditors may not concurrently serve as directors, employees or accounting advisors (kaikei sanyo) of our Company or any of our subsidiaries or serve as corporate officers of our subsidiaries. Under the Companies Act, at least one-half of the corporate auditors of a company must be persons who satisfy the requirements for an outside corporate auditor, and at least one of the corporate auditors must be a full-time corporate auditor.
The function of our board of corporate auditors and each corporate auditor is similar to that of independent directors, including those who are members of the audit committee of a U.S. public company. Each corporate auditor has a statutory duty to supervise the administration by the directors of our affairs, to examine our financial statements and business reports to be submitted by a representative director at the general meetings of shareholders, and to prepare an audit report. Our corporate auditors are obligated to participate in meetings of our board of directors and, if necessary, to express their opinion at such meetings, but are not entitled to vote. Our corporate auditors must inspect the proposals, documents and any other materials to be submitted by our board of directors to the shareholders at the shareholders’ meeting. If a corporate auditor finds a violation of statutory regulations or our articles of incorporation, or another significant improper matter, such auditor must report those findings to the shareholders at the shareholders’ meeting.
Furthermore, if a corporate auditor believes that a director has engaged in, or is likely to engage in, misconduct or acts that are significantly improper, or that there has been a violation of statutory regulations or our articles of incorporation, the corporate auditor: (i) must report that fact to our board of directors; (ii) can demand that a director convene a meeting of our board of directors; and (iii) if no such meeting is convened in response to the demand, can convene the meeting under the corporate auditor’s own authority. If a director engages in, or is likely to engage in, an activity outside the scope of the objectives of our Company or otherwise in violation of laws or regulations or our articles of incorporation, and such act is likely to cause significant damage to our Company, then a corporate auditor can demand that the director cease such activity.
Our board of corporate auditors has a statutory duty to prepare an audit report based on the audit reports issued by the individual corporate auditors and submit such audit reports to a relevant director and, in the case of audit reports related to financial statements, the independent auditors of our Company each year. A corporate auditor may note an opinion in an audit report issued by our board of corporate auditors, if the opinion expressed in such corporate auditor’s individual audit report is different from the opinion expressed in the audit report issued by our board of corporate auditors. Our board of corporate auditors is empowered to establish the audit principles, the method of examination by our corporate auditors of our affairs and financial position, and any other matters relating to the performance of our corporate auditors’ duties.
Additionally, our corporate auditors must represent our Company in: (i) any litigation between our Company and a director; (ii) dealing with shareholders’ demands seeking a director’s liability to our Company; and (iii) dealing with notices of litigation and settlement in a derivative suit seeking a director’s liability to our Company. A corporate auditor can file court actions relating to our Company within the authority of our corporate auditors, such as an action to nullify the incorporation of our Company, the issuance of shares, or a merger, or to cancel a resolution at a shareholders’ meeting.

Risk Management
One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including risks associated with cybersecurity and data protection, and our board of corporate auditors is responsible for overseeing and evaluating our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our board of corporate auditors also reviews legal, regulatory and compliance matters that could have a significant impact on our financial statements. While each standing committee of our board of directors will be responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors will be regularly informed through committee reports about such risks.
Code of Business Conduct
Our board of directors has adopted a written code of business conduct that applies to our directors, corporate auditors, officers, and employees (including our principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions), and our agents. Our code of business conduct is publicly available on our website at https://medirom.co.jp/en/business_conduct.
Limitation of Liability of Directors and Corporate Auditors
In accordance with Article 27 and Article 35 of our articles of incorporation, and pursuant to the provisions of Article 427 of the Companies Act, we are authorized to enter into agreements with our non-executive directors and corporate auditors, respectively, to limit his or her liability to our Company for any losses or damages arising from the conduct specified under Article 423 of the Companies Act; provided, that, the amount of such limited liability is either: (i) an amount set out in an agreement which shall be not less than one million (1,000,000) yen, or (ii) the amount stipulated in applicable laws and regulations, whichever is higher. Messrs. Akira Nojima and Tomoya Ogawa are considered independent, non-executive directors within the meaning of the Companies Act. We have not, however, executed any such limitation of liability agreements with any of our non-executive directors or corporate auditors.
Our articles of incorporation include limitation of liability provisions for independent directors and corporate auditors, pursuant to which our board of directors can authorize our Company to exempt the independent directors and corporate auditors from liabilities arising in connection with any failure to execute their respective duties in good faith or due to simple negligence (excluding gross negligence and willful misconduct), within the limits stipulated by applicable laws and regulations, including Article 426, Paragraph 1 of the Companies Act.
Compensation of our Directors and Corporate Auditors
In accordance with the Companies Act and our articles of incorporation, the amount of compensation for our directors and corporate auditors is decided by first setting the maximum amount of total compensation for all of our directors and corporate auditors through a resolution adopted by our shareholders at a shareholders meeting. The representative director authorized by our board of directors and our board of directors then decide on the amount of compensation for each director based on certain criteria established by our Company, and the amount of compensation for each corporate auditor is decided through discussions among the corporate auditors.
In December 2016, our shareholders approved an aggregate compensation allowance of no more than JPY200,000,000 per year for our directors, and no more than JPY50,000,000 per year for our corporate auditors.
Remuneration to our directors and corporate auditors is comprised of base compensation and stock options. In the fiscal year ended December 31, 2023, we paid an aggregate of approximately

JPY52,148 thousand (US$324 thousand) to our directors, and an aggregate of approximately JPY5,400 thousand (US$34 thousand) to our corporate auditors. We did not grant stock options or provide discretionary bonuses during the fiscal year ended December 31, 2023. We have not set aside pension, retirement, or other benefits for our directors, corporate auditors or executive officers. None of the members of our board of directors is party to a service contract with us or any of our subsidiaries that provides for benefits upon termination of service.
The following table summarizes the total amount of remuneration paid to each category of our directors and corporate auditors in fiscal year 2023, including by the type of remuneration and the number of persons in each category.
(in thousands, except stock options and number of persons in category) Category of directors and corporate auditors	Total amount of remuneration	Base compensation	Number of persons in category
Executive directors(1)	¥48,998	¥48,998	2
Outside directors(2)	¥3,150	¥3,150	2
Full-time corporate auditors(3)	¥3,300	¥3,300	1
Outside corporate auditors(4)	¥2,100	¥2,100	2

(1)
Consist of Messrs. Kouji Eguchi and Fumitoshi Fujiwara.

(2)
Consist of Messrs. Akira Nojima and Tomoya Ogawa. Reflects payments made directly to our outside directors beginning in April 2023. From January 2023 through March 2023, Messrs. Ogawa and Nojima received indirect payments of JPY300,000 (US$1,865) and JPY50,000 (US$311) per month from us through Kabushiki Kaisha LTW and Kabushiki Kaisha No Track, respectively, as consulting fees.

(3)
Consist of Messr. Toshiaki Komatsu.

(4)
Consist of Messrs. Tsukasa Karyu and Osamu Sato. Reflects payments made directly to our outside corporate auditors in the year ended December 31, 2023. Between January 2023 through March 2023, we indirectly paid Mr. Sato’s compensation through Ebis 20 Co., Ltd., where he works on a part-time basis.

Employee Stock Options
We have granted stock options to purchase our common shares, as authorized by our shareholders in December 2015, December 2016, and August 2020 (the “Pre-2024 Options”). In addition, On March 8, 2024, our board of directors adopted the MEDIROM Healthcare Technologies Inc. 2024 Equity Incentive Compensation Plan (the “2024 Equity Incentive Plan”), which was approved at our annual meeting of shareholders held on March 29, 2024. Under the 2024 Equity Incentive Plan, we may grant stock options, stock appreciation rights, restricted stock, restricted stock units and performance share awards to our Company’s directors, internal corporate auditors, officers, employees and consultants. A total of 497,500 shares of common stock are authorized for issuance under the 2024 Equity Incentive Plan. As of June 30, 2024, we had not issued any awards under the 2024 Equity Incentive Plan.
The purpose of these stock option grants and other equity-based awards is to enable our directors, corporate auditors, officers, employees and consultants to share in our success and to reinforce a corporate culture that aligns employee interests with those of our shareholders. Stock options granted prior to 2015 have all expired without having been exercised. The transfer of our Pre-2024 Options is generally prohibited, and the transfer of awards granted under the 2024 Equity Incentive Plan is also generally prohibited. A holder of Pre-2024 Options forfeits such stock options if they are no longer a director, corporate auditor, or employee of our Company, except under limited circumstances or as otherwise determined by our board of directors. Similarly, the 2024 Equity Incentive Plan provides that awards generally terminate upon the termination of an award recipient’s continuous service relationship with the Company and its affiliates, and following termination the award recipient will have a limited window in which to exercise awards that have vested, except that in the case of termination for cause the award recipient will forfeit their awards.

The following table summarizes the stock options we have granted since 2015, as of June 30, 2024:
Name of Issuance	Issuance Date	Expiration Date	Exercise Price (per share)	Number of Common Shares Granted
Fifth Series	12/24/2015	12/21/2025	¥400	285,500
Seventh Series	12/22/2016	12/21/2026	¥2,000	174,000
Eighth Series	10/30/2020	9/30/2026	¥2,000	150,000
Ninth Series(1)	10/30/2020	9/30/2024	¥128	300,000

(1)
The exercise can take place only when the Company achieves an annual consolidated revenue target of JPY3,908,264 thousand (US$24,293 thousand) under U.S. GAAP, with the revenue from sublease of franchised salon properties being recalculated on a net basis for satisfying this condition, in any of our 2020, 2021 or 2022 fiscal years. This condition was satisfied in 2021 and as such, the stock options became exercisable.

Of the stock options granted pursuant to the above-mentioned grants, stock options to acquire an aggregate of 456,700 of our common shares have been extinguished, and stock options to acquire an aggregate of 293,000 of our common shares remain outstanding, as of October 31, 2024. For additional details, see Note 10 to our audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022 included elsewhere in this prospectus.
The following table summarizes the outstanding stock options with respect to our common shares that we had granted to our directors and corporate auditors as of June 30, 2024:
Name	Grant Date	Beginning of Exercise Period	End of Exercise Period	Exercise Price (per share)	Total Number of Stock Options Granted	Total Number of Common Shares Underlying Stock Options
Tomoya Ogawa	12/24/2015	12/22/2017	12/21/2025	¥400	25(1)	12,500
Fumitoshi Fujiwara	12/22/2016	12/31/2021(3)	9/30/2024	¥128	40,000(2)	40,000
Kouji Eguchi	10/30/2020	10/1/2021	9/30/2026	¥2,000	150,000(2)	150,000

(1)
Each stock option is exercisable for 500 common shares.

(2)
Each stock option is exercisable for one common share.

(3)
The exercise can take place only when the Company achieves an annual consolidated revenue target of JPY3,908,264 thousand (US$24,293 thousand) under U.S. GAAP, with the revenue from sublease of franchised salon properties being recalculated on a gross basis for satisfying this condition, in any of our 2020, 2021 or 2022 fiscal years. This condition was satisfied in 2021 and as such, the stock options became exercisable.

PRINCIPAL SHAREHOLDERS
The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of our common shares as of October 31, 2024 and immediately after the consummation of this offering for:
•
each of our named executive officers, directors, and corporate auditors;

•
all of our named executive officers, directors, and corporate auditors as a group; and

•
each person or entity (or group of affiliated persons or entities) known by us to be the beneficial owner of 5% or more of our common shares.

To our knowledge, each shareholder named in the table has sole voting and investment power with respect to all of our common shares shown as “beneficially owned” (as determined by the rules of the SEC) by such shareholder, except as otherwise set forth in the footnotes to the table. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power and such term includes common shares that can be acquired within 60 days of October 15, 2024.
The calculations of percentage ownership in the table below are based on (i) 5,041,950 common shares issued and outstanding as of October 31, 2024, (ii) 293,000 common shares that are immediately issuable upon exercise of certain stock options as of October 31, 2024, (iii) 662,251 common shares that may be issued upon exercise of stock acquisition rights held by Kufu Company, Inc. that are incorporated into certain convertible bonds (bonds with stock acquisition rights) issued by the Company and held by Kufu Company, Inc., 313,479 common shares that may be issued upon exercise of certain stock acquisition rights held by Triple One Investment Partnership that are incorporated into certain convertible bonds (bonds with stock acquisition rights) issued by the Company and held by Triple One Investment Partnership, and (iv) an assumed offering of 1,661,130 common shares represented by ADSs, assuming no exercise by the underwriters of their option to purchase additional ADSs from us in this offering and no exercise of the representative’s warrants. Except as noted in the footnotes to the table below, the address for all of the shareholders in the table below is c/o MEDIROM Healthcare Technologies Inc., 2-3-1 Daiba, Minato-ku, Tokyo 135-0091, Japan.
	Common Shares Beneficially Owned Immediately Prior to this Offering(1)		Common Shares Beneficially Owned Immediately After to this Offering(1)
Name of Beneficial Owner	Shares	%	Shares	%
Named Executive Officers, Directors, and Corporate Auditors:
Kouji Eguchi(2)	2,082,503	33.00%	2,082,503	26.12%%
Fumitoshi Fujiwara	40,000	*%	40,000	*%
Akira Nojima	1,200	*	1,200	*
Tomoya Ogawa(3)	41,000	*	41,000	*
Tsukasa Karyu	1,200	*	1,200	*
Osamu Sato	17,500	*	17,500	*
Toshiaki Komatsu	—	*	—	*
All named executive officers, directors, and corporate auditors as a group (seven) persons)	2,183,403	34.60%	2,183,403	27.39%
5% or more Shareholders:(5)
Kouji Eguchi	2,082,503	33.00%	2,082,503	26.12%%
Kufu Company, Inc.(4)	662,251	10.49%	662,251	8.31%

*
Represents less than 1% of the number of common shares outstanding.

(1)
In the table above, beneficial ownership is determined such that a person is deemed to be the beneficial owner of any common shares if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days.

(2)
Mr. Kouji Eguchi also holds one Class A Share with special voting rights. See “Description of Share Capital and Articles of Incorporation—Special Voting and Consent Rights.” The aggregate number of common shares beneficially owned by Mr. Kouji Eguchi reflects (i) 1,884,960 common shares, (ii) 22,543 ADSs owned by COZY LLC, a private company 100% owned by Mr. Eguchi, and (iii) an aggregate of 150,000 common shares that may be issued upon exercise of stock options, held by Mr. Eguchi, and (iv) 25,000 common shares acquired from individual shareholders on July 31, 2023 by COZY LLC.

(3)
The aggregate number of common shares beneficially owned by Mr. Tomoya Ogawa reflects (i) 28,500 common shares, and (ii) an aggregate of 12,500 common shares that may be issued upon exercise of stock options, held by Mr. Ogawa.

(4)
The aggregate number of common shares beneficially owned by Kufu Company, Inc. (i) reflects an aggregate of 662,251 common shares that may be issued upon exercise of stock acquisition rights held by Kufu Company, Inc. that are incorporated into certain convertible bonds (bonds with stock acquisition rights) issued by the Company and held by Kufu Company, Inc. and (ii) assumes that Kufu Company, Inc. does not participate, and does not purchase additional common shares of the Company, in this offering. The exercise price for the stock acquisition rights held by Kufu Company is JPY755 (US$4.69) per common share. If any of the stock acquisition rights are exercised, the corresponding portion of the bonds will be deemed to have been acquired by the Company as a capital contribution and will be extinguished (effectively, a conversion of the bonds into shares at the JPY755 (US$4.69) per common share exercise price). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Bonds” for additional information regarding the convertible bonds held by Kufu Company.

(5)
Triple One Investment Partnership is the beneficial owner of 313,479 common shares that may be issued upon exercise of stock acquisition rights held by Triple One Investment Partnership that are incorporated into certain convertible bonds (bonds with stock acquisition rights) issued by the Company and held by Triple One. The aggregate number of common shares beneficially owned by Triple One reflects the exercise price for the stock acquisition rights of JPY957 (US$5.95) per common share. If any of the stock acquisition rights are exercised, the corresponding portion of the bonds will be deemed to have been acquired by the Company as a capital contribution and will be extinguished (effectively, a conversion of the bonds into shares at the JPY957 (US$5.95) per common share exercise price). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Bonds” for additional information regarding the convertible bonds held by Triple One. Calculated based on the assumptions set forth above used in computing the above table, Triple One Investment Partnership is the beneficial owner of 4.97% of our common shares immediately prior to this offering and will be the beneficial owner of 3.93% of our common shares immediately after this offering. Accordingly, Triple One is not included in the above list of shareholders beneficially owning 5% or more of our common shares. If the common shares issuable pursuant to Triple One’s convertible bonds are treated as outstanding for purposes of computing the percentage of common shares beneficially owned by Triple One, but options, convertible bonds and warrants held by any other person are not treated as outstanding for purposes of computing Triple One’s beneficial ownership percentage, then Triple One would be the beneficial owner of 5.85% of our common shares immediately prior to this offering and 4.47% of our common shares immediately after this offering, based on the other assumptions set forth above.

As of October 31, 2024, we have 51 common shareholders of record, two of whom are record holders in the United States. We are not aware of any arrangement that may, at a subsequent date, result in change of control of our Company. To our knowledge, we are not directly or indirectly owned or controlled by another corporation(s), by any foreign government, or by any other natural or legal person(s) severally or jointly.
For additional information about our principal shareholders, please see “Certain Relationships and Related Party Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Arrangements with our Founder
Kouji Eguchi, our founder and Chief Executive Officer, is a guarantor for 5 bank loans on behalf of our Company. As of June 30, 2024, the outstanding amount of loans guaranteed by the CEO was JPY208,916 thousand (US$1,299 thousand). As of December 31, 2023, Mr. Eguchi was a guarantor for 5 such bank loans in the total outstanding amount of JPY213,782 thousand (US$1,329 thousand), as of December 31, 2022, Mr. Eguchi was a guarantor for 12 such bank loans in the total outstanding amount of JPY233,480 thousand (US$1,451 thousand), and as of December 31, 2021, Mr. Eguchi was a guarantor for 12 such bank loans in the total outstanding amount of JPY314,700 thousand (US$1,956 thousand).
In June 2020, we entered into a Trademark License Agreement with Mr. Eguchi, pursuant to which Mr. Eguchi has granted us a non-exclusive, non-royalty bearing license to use CLP CARE LIFE PLANNER® in connection with the operation of our franchised salons in Japan. We utilize this mark in our franchise agreements to define therapists who have completed a required technique training program. The Trademark License Agreement provides that its term will expire upon the expiration of the trademark registration. At present, the trademark registration is scheduled to expire on October 24, 2033, and the registration can be further extended by the timely submission of an application for extension to the Japan Patent Office. We may not grant a sub-license to use the trademark to a third party without the prior written consent of Mr. Eguchi. Either party may terminate the Trademark License Agreement without notice in the event of a breach by the other party of its obligations (without cure) under the agreement, bankruptcy, reorganization, insolvency, dissolution, fraud, or criminal acts, among other events, as set forth in further detail in the Trademark License Agreement.
On January 19, 2023, COZY LLC (“COZY”), a company owned and controlled by Mr. Eguchi, who is the controlling shareholder of our Company, entered into a stock repurchase plan (the “Plan”) with a U.S. investment bank, for the purchase, from time to time during the period commencing on February 13, 2023 and ending on March 31, 2023 in accordance with the terms of the Plan, of up to JPY50 million of the ADSs. On January 18, 2023, our Board of Directors approved the Plan. The Plan was made in accordance with Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934, as amended. The timing and manner of the purchases and the price and amount of ADSs to be purchased would depend on a number of factors, including without limitation, market price of ADSs, general market and economic conditions, applicable legal requirements and other price, market, volume and timing constraints specified in the Plan. There was no assurance that any ADSs would be purchased under the Plan. All purchases of ADSs made under the Plan were funded by Mr. Eguchi personally. As of March 31, 2023 when the Plan ended, a total of 22,543 ADSs (representing a total purchase price of approximately JPY19.0 million) was purchased by COZY under the Plan.
On July 31, 2024, COZY entered into share purchase agreements with two shareholders of our common shares for the purchase of an aggregate of 25,000 common shares (representing a total purchase price of approximately JPY50 million), effective July 31, 2024. The shares to be purchased under these agreements were common shares, and no ADSs were subject to these transactions. In connection with COZY’s entry into the agreements, customary due diligence procedures were undertaken, after which Fumitoshi Fujiwara, as a general counsel of our Company, granted a waiver to COZY under our trading procedures stipulated in our Insider Trading Policy.
Agreements with Directors, Corporate Auditors, and Officers
Tomoya Ogawa, an independent director of our Company, is the sole owner of Kabushiki Kaisha LTW, a Japanese company. Kabushiki Kaisha LTW received JPY300,000 (US$1,865) per month (plus 10% consumption tax) from our Company as a consulting fee from January 2022 through March 2023, and Mr. Ogawa received a consulting fee from our Company of JPY250,000 (US$1,554) per month (plus 10% consumption tax) during 2021. Following March 2023, Mr. Ogawa has been receiving director’s remuneration in place of the consulting fee. As of December 31, 2023, 2022 and 2021, the outstanding accrued expenses to Kabushiki Kaisha LTW were zero, JPY330 thousand and JPY330 thousand, respectively.

Akira Nojima, an independent director of our Company, is the sole owner of Kabushiki Kaisha No Track, a Japanese company. Kabushiki Kaisha No Track received JPY50,000 (US$311) per month (plus 10% consumption tax) from our Company as a consulting fee during 2021, 2022 and through March 2023. Following March 2023, Mr. Nojima has been receiving director’s remuneration in place of the consulting fee. As of December 31, 2023, 2022 and 2021, the outstanding accrued expenses to Kabushiki Kaisha No Track were zero, JPY110 thousand and JPY110 thousand, respectively.
Osamu Sato, a corporate auditor of our Company, is a part-time employee of Ebis 20 Co., Ltd., a Japanese company. Ebis 20 Co., Ltd. received JPY100,000 (US$622) per month (plus 10% consumption tax) from our Company as a consulting fee during 2021, 2022 and through March 2023. Following March 2023, Mr. Sato has been receiving corporate auditor’s remuneration in place of the consulting fee. As of December 31, 2023, 2022 and 2021, the outstanding accrued expenses to Ebis 20 Co., Ltd were zero, JPY110 thousand and JPY110 thousand, respectively.
ZACC Loan Guarantees
Mr. Kazuyoshi Takahashi, the representative director of ZACC, is the guarantor for three bank loans on behalf of ZACC, which were borrowed by ZACC from two banks prior to the acquisition of ZACC. As of June 30, 2024, Mr. Takahashi’s guarantee has not been released and the outstanding amount of the loans guaranteed by Mr. Takahashi was JPY47,831 thousand (US$297 thousand).
Mr. Takahashi underwrote an unsecured corporate bond of the Company in the amount of JPY50,000 thousand (US$311 thousand) issued on May 10, 2022. The maturity date was August 15, 2022, and the bond bore interest at an annual rate of 5%. The bond was repaid in full in August 2022. On August 15, 2022, Mr. Takahashi underwrote a second corporate bond of the Company in the amount of JPY40,000 thousand (US$249 thousand), which matured on December 31, 2022, and for which all other terms were substantially the same as the first bond. The second corporate bond was fully repaid in December 2022.
Relationships
There is no family relationship among any of the directors, corporate auditors and officers.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF INCORPORATION
The following is a summary of the material terms of our capital stock and our articles of incorporation, including a summary of the relevant provisions of applicable share handling regulations, of the Companies Act and the Act on Book-Entry Transfer of Company Bonds, Shares, etc. of Japan (Shasai Kabushiki tou no Furikae ni kansuru Houritsu) (Act No. 75 of 2001, as amended) (including regulations promulgated thereunder, the “Book-Entry Act”) relating to joint-stock corporations (kabushiki kaisha), and of certain related laws and legislation, each as currently in effect. Because it is a summary, this discussion should be read together with our articles of incorporation and the applicable share handling regulations.
We are a joint-stock corporation incorporated in Japan under the Companies Act. The rights of our shareholders are represented by our common shares and one Class A share as described below, and our shareholders’ liability is limited to the amount of their respective holdings in such shares.
Description of Our Share Capital
As of the date of this prospectus, our authorized capital stock consisted of 19,900,000 shares, of which 19,899,999 were common shares and one was the Class A share. As of October 31, 2024 there were 5,041,950 common shares and one Class A share outstanding. This figure does not give effect to up to an aggregate of 293,000 common shares issuable upon the exercise of stock options outstanding as of October 31, 2024; up to an aggregate of 662,251 common shares issuable to Kufu Company, Inc. upon the exercise of stock acquisition rights that were issued to Kufu Company, Inc. that are incorporated into outstanding convertible bonds (bonds with stock acquisition rights) which mature on December 31, 2025; up to an aggregate of 313,479 common shares issuable to Triple One Investment Partnership upon the exercise of stock acquisition rights that were issued to Triple One Investment Partnership that are incorporated into outstanding convertible bonds (bonds with stock acquisition rights) which mature on October 29, 2027; or 83,056 common shares represented by ADSs issuable upon the exercise of the representative’s warrants, at an exercise price of 125% of the offering price of the ADSs in this offering.
The exercise price for the stock acquisition rights held by Kufu Company is JPY755 (US$4.69) per common share, but this price is subject to reasonable adjustment under certain circumstances, including the Company’s issuance of shares at a price lower than the exercise price. However, Kufu Company has agreed to waive any rights to adjust the exercise price in respect of the Company’s capital raises through December 31, 2025. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Bonds” for additional information regarding the convertible bonds held by Kufu Company. The exercise price for the stock acquisition rights held by Triple One Investment Partnership is JPY957 (US$5.95) per common share. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Bonds” for additional information regarding the convertible bonds held by Triple One.
Based upon the assumed offer and sale of ADSs representing 1,661,130 common shares in this offering, following this offering, there will be 6,703,080 common shares and one Class A share outstanding.
All currently outstanding common shares and the Class A share are fully-paid and non-assessable, and our common shares underlying the ADSs to be issued in this offering will be fully-paid and non-assessable.
Changes in Capital
Under our articles of incorporation, any material changes in capital, such as a share issuance at a substantially favorable price, consolidation of shares, issuance of share options with substantially favorable conditions, or reduction of the stated paid-in capital, among others, require a two-thirds majority vote of our common shareholders and a resolution of the Class A shareholder(s), as set described under “—Voting Rights and Shareholder Meetings” below.
Voting Rights and Shareholder Meetings
Our articles of incorporation provide that each annual meeting of our shareholders must be held within five months after the end of each fiscal year. Our fiscal year ends on December 31, and therefore, we must hold our annual shareholders’ meeting by the end of May of each following year. In addition, shareholders meetings to consider and vote on extraordinary matters may be held as necessary, provided that we satisfy all of the procedural requirements under both our articles of incorporation and the Companies Act.
Our common shares allocate one vote per share at shareholders’ meetings. Our articles of incorporation provide for a simple majority approval on most matters submitted for shareholder vote, unless otherwise required by laws or regulations. As required by law, and as referenced in our articles of incorporation, a two-thirds majority approval is required for any votes on matters specified in Article 309, Paragraph (2) of the Companies Act, which cover, in relevant part, stock purchase requests, treasury stock purchases, purchases of an entire class of shares, demands for share sales by heir, stock consolidations, and amounts paid for the offered shares. Any amendment to our articles of incorporation must be approved by our shareholders at a shareholders’ meeting.
Special Voting and Consent Rights
Class A Voting Rights.   Our founder, Mr. Kouji Eguchi, who is also our Chief Executive Officer and a director, holds a single Class A share of our Company. The Class A share is the only Class A share outstanding and was issued to Mr. Eguchi in December 2015. Under our articles of incorporation, the Class A shareholder generally does not have any voting rights at general shareholders’ meetings. However, under our articles of incorporation, when a decision-making body of our Company is to adopt a resolution on any of the matters listed in (i) to (ix) below, such a resolution requires the Class A shareholder’s approval, which means that Mr. Eguchi has veto rights with respect to these matters. The following matters require Mr. Eguchi’s approval as the holder of the Class A share:
(i)
request to sell shares to an heir, etc.;

(ii)
consolidation of shares;

(iii)
issuance of shares;

(iv)
issuance of share options;

(v)
dismissal of a corporate auditor;

(vi)
reduction of stated capital;

(vii)
issuance of a dividend of property other than cash;

(viii)
amendment to our articles of incorporation, transfer of business, dissolution, or liquidation; and

(ix)
change in organization, merger, share split, share exchange, or share transfer.

Rights of Other Types of Securities
Not applicable.
Pre-Emptive Rights
Holders of common shares have no pre-emptive rights under our articles of incorporation.
Dividend Rights
We may issue dividends upon a resolution of our common shareholders. However, if the dividend is to be issued in property other than cash, the approval of the Class A shareholder(s) is also required. We have not issued dividends to our shareholders since the incorporation of our Company.
Liquidation Rights
In accordance with the Companies Act and the Articles of Incorporation, liquidations must be approved by common shareholders holding at least a two-thirds majority of the shares present at a meeting where a quorum of one-third of the issued and outstanding shares with voting rights is present. Liquidation is also a matter that requires the approval of the Class A shareholder(s).
Transfer Agent
Under Article 8 of our articles of incorporation, we are required to have a shareholder registry administrator. The shareholder registry administrator and the shareholder registry administrator’s location for handling share-related affairs must be determined pursuant to a resolution of our board of directors. All affairs related to our shareholder and share option registries are delegated to the shareholder registry administrator and are not to be handled by our Company. The current shareholder registry administrator for our Company is Tokyo Securities Transfer Agent Co., Ltd.
Limitations on Liability
Our articles of incorporation permit us to exempt, by resolution of our board of directors, corporate auditors from liabilities arising in connection with their failure to execute their duties in good faith (but without gross negligence), to the fullest extent permitted by the Companies Act. In addition, our articles of incorporation permit us to exempt, by resolution of our board of directors, directors from liabilities arising in connection with any failure to execute their duties in good faith or due to simple negligence (excluding gross negligence and willful misconduct), to the fullest extent permitted by the Companies Act. Should our board of directors, exempt a corporate auditor or director from any such liabilities, our rights and those of our shareholders to file shareholders’ derivative suits on behalf of our Company to recover monetary damages from such director or corporate auditor for breach of their duties under the Companies Act will be eliminated or reduced. However, exculpation does not apply to any director or corporate auditor if they have breached their duties under the Companies Act intentionally (koi) or by gross negligence (ju-kashitsu). Furthermore, we may enter into agreements for the limitation of liabilities with our independent directors and corporate auditors. If we do so, we expect that these agreements will eliminate or reduce our rights and those of our shareholders as described above.
Articles of Incorporation
Objective of our Company under our Articles of Incorporation
We have broad authority under Article 2 of our articles of incorporation to conduct our lines of business.
Provisions Regarding Our Directors
With respect to the election of directors of our Company, each director must be voted in by a majority of our common shareholders entitled to vote at a common shareholders’ meeting where shareholders holding one-third or more of the voting rights entitled to vote are present. Additionally, any resolution regarding the election of a director cannot be adopted by cumulative voting.
Rights of Shareholders of our Common Shares
Under the Companies Act and our articles of incorporation, holders of our common shares have, among others, the following rights:
•
the right to receive dividends when the payment of dividends has been approved at a shareholders’ meeting, with this right lapsing three years after the due date for payment according to a provision in our articles of incorporation;

•
the right to vote at a shareholders’ meeting (cumulative voting for the election of directors is not allowed under our articles of incorporation);

•
the right to receive surplus in the event of a liquidation; and

•
the right to require us to purchase shares subject to certain requirements under the Companies Act when a shareholder opposes certain resolutions, including (i) the transfer of all or material part of our business, (ii) an amendment to our articles of incorporation to establish a restriction on share transfer, (iii) a share exchange or share transfer to establish a holding company, (iv) a company split, or (v) a merger, all of which must, as a general rule, be approved by a special resolution adopted at a shareholders’ meeting.
Under the Companies Act, a company is permitted to make a distribution of surplus to the extent that the aggregate book value of the assets to be distributed to shareholders does not exceed the distributable amount provided for under the Companies Act and the applicable ordinance of the Ministry of Justice as of the effective date of such distribution of surplus. The amount of surplus at any given time shall be the amount of the company’s assets and the book value of the company’s treasury stock after subtracting and adding the amounts of the items provided for under the Companies Act and the applicable ordinance of the Ministry of Justice.
A shareholder is generally entitled to one vote per share at a shareholders’ meeting. In general, under the Companies Act and our articles of incorporation, a shareholders’ meeting may adopt an ordinary resolution by a majority of the voting rights presented at the meeting. The Companies Act and our articles of incorporation require a quorum of not less than one-third of the total number of voting rights in connection with the election of directors and statutory auditors. Under the Companies Act, to avoid exercising improper control in a form of mutual shareholding, an institutional shareholder, 25% or more voting rights of which are directly or indirectly held by us, does not have voting rights at our shareholders’ meeting. We have no voting rights with respect to our own common shares that we hold. Shareholders may exercise their voting rights through proxies, provided that a shareholder may appoint only one other shareholder who has voting rights as its proxy.
With respect to a special resolution, while the Companies Act generally requires a quorum of the majority of the total number of voting rights and approval of two-thirds of the voting rights presented at the meeting in connection with any material corporate actions, it allows a company to reduce the quorum for such special resolutions pursuant to its articles of incorporation to one-third (or greater than one-third) of the total number of voting rights. We adopted a quorum of not less than one-third of the total number of voting rights in our articles of incorporation for special resolutions for material corporate actions, such as:
•
a reduction of the stated capital (except when a company reduces the stated capital within a certain amount as provided for under the Companies Act);

•
an amendment to our articles of incorporation;

•
establishment of a 100% parent-subsidiary relationship through a share exchange or share transfer requiring shareholders’ approval;

•
a dissolution, merger, or consolidation requiring shareholders’ approval;

•
a company split requiring shareholders’ approval;

•
a transfer of all or an important part of our business;

•
a takeover of the entire business of any other corporation requiring shareholders’ approval;

•
issuance of new shares at a substantially favorable price, or issuance of stock acquisition rights or bonds with stock acquisition rights with substantially favorable conditions, to persons other than our shareholders; and

•
other material corporate actions provided in the Companies Act.

The Companies Act provides additional specific rights for shareholders owning a substantial number of voting rights.
A shareholder holding 90% or more of the total number of voting rights of all shareholders has the right to demand that all other shareholders sell their shares to such shareholder who holds 90% or more of the voting rights.
Shareholders holding 10% or more of the total number of voting rights of all shareholders, or 10% or more of the total number of our outstanding shares, have the right to apply to a court of competent jurisdiction for our dissolution.

Shareholders who have held 3% or more of the total number of voting rights of all shareholders for six months or more have the right to demand the convening of a shareholders’ meeting.
Shareholders who have held 3% or more of the total number of voting rights of all shareholders, or 3% or more of the total number of our outstanding shares, for six months or more have certain rights under the Companies Act, which include the right to:
•
apply to a competent court for removal of a director or a corporate auditor; and

•
apply to a competent court for removal of a liquidator.

Shareholders holding 3% or more of the total number of voting rights of all shareholders have the right to object to the exculpation of a director or a corporate auditor from certain liabilities.
Shareholders holding 3% or more of the total number of voting rights of all shareholders, or 3% or more of the total number of our outstanding shares, have certain rights under the Companies Act, which include the right to:
•
examine our accounting books and documents and make copies of them; and

•
apply to a competent court for the appointment of an inspector to inspect our operation and/or financial condition.

Shareholders who have held 1% or more of the total number of voting rights of all shareholders for six months or more have the right to apply to a competent court for the appointment of an inspector to review the correctness of the convocation and voting procedures of a shareholders’ meeting.
Shareholders who have held 1% or more of the total number of voting rights of all shareholders, or 300 or more voting rights, for six months or more have the right to demand that certain matters be added to the agenda items at a shareholders’ meeting.
Shareholders who have held any number of shares for six months or more have the right to demand that we take certain actions under the Companies Act, which include the rights to demand:
•
the institution of an action to enforce the liabilities of our directors or corporate auditors;

•
the institution of an action to disgorge from a recipient the benefit of a proprietary nature given in relation to the exercise of the right of a shareholder; and

•
on our behalf, that a director ceases an illegal or ultra vires action.

There are no provisions under the Companies Act or our articles of incorporation which forces shareholders to make additional contributions when requested by us.
Under the Companies Act, in order to change the rights of shareholders which are stipulated and defined in our articles of incorporation, we must amend our articles of incorporation. Amendments must, as a general rule, be approved by a special resolution of our shareholders.
Annual meetings and special meetings of shareholders are convened by our Chief Executive Officer based on a resolution of our board of directors. Under our articles of incorporation, shareholders of record as of the last day of February of each year have the right to attend our annual shareholders’ meeting. We may, by prescribing a record date, determine the shareholders who are stated or recorded in the shareholder registry on the record date as the shareholders entitled to attend and take action at a special shareholders’ meeting, and in this case, we are required to make a public notice of the record date at least two weeks prior to the record date. A convocation notice will be sent to these shareholders at least two weeks prior to the date of the shareholders’ meeting.
Our Acquisition of our Common Shares
Under applicable laws of Japan, we may acquire our common shares:
(i)
from a specific shareholder (other than any of our subsidiaries), pursuant to a special resolution of a shareholders’ meeting; or

(ii)
from any of our subsidiaries, pursuant to a resolution of our board of directors.

In the case of any acquisition made by way of (i) above, any other shareholder may request within a certain period of time provided under the applicable ordinance of the Ministry of Justice before a shareholders’ meeting that we also purchase the shares held by the requesting shareholder, unless the purchase price or any other consideration to be delivered in exchange for the acquisition of common shares does not exceed the market price of our common shares calculated by the method prescribed in the applicable ordinance of the Ministry of Justice.
In general, an acquisition by us of our common shares must satisfy certain requirements, including that the total amount of the acquisition price may not exceed the distributable amount.
We may hold the common shares which we acquired pursuant to (i) and (ii) above, or we may cancel such shares by a resolution of our board of directors. We may also dispose of such shares pursuant to a resolution of our board of directors, subject to other requirements applicable to the issuance of shares under the Companies Act.
Restrictions on Holders of our Common Shares
There are no restrictions with respect to non-residents of Japan or foreign shareholders holding our common shares or on the exercise of voting rights, except for filing requirements with respect to an acquisition of shares by a Non-Resident of Japan under the Foreign Exchange and Foreign Trade Act of Japan and related regulations. However, pursuant to a provision of our share handling regulations, a shareholder who does not have an address or residence in Japan is required to file with our transfer agent its temporary address to receive notices in Japan or that of a standing proxy having any address or residence in Japan.
There are no provisions in our articles of incorporation that would have the effect of delaying, deferring or preventing a change in control that would operate only with respect to a merger, acquisition or corporate restructuring involving us.
There are no provisions in our articles of incorporation or other subordinated rules regarding an ownership threshold, above which shareholder ownership must be disclosed.
There are no provisions in our articles of incorporation governing changes in our Company’s capital more stringent than is required by law.
For a description of rights of holders of ADSs, please see the “Description of American Depositary Shares.”
Differences between the Law of Different Jurisdictions
The Company has identified in the responses above where provisions of the Companies Act applicable to the Company are significantly different from the comparable Delaware law.
Exchange Controls
The Foreign Exchange and Foreign Trade Act and related regulations (which we refer to as “FEFTA”) regulate certain transactions involving a “Non-Resident of Japan” or a “Foreign Investor”, including “inward direct investments” by Foreign Investors, and payments from Japan to foreign countries or by residents of Japan to Non-Residents of Japan.
“Non-Residents of Japan” are defined as individuals who are not residents in Japan and corporations whose principal offices are located outside of Japan. Generally, branches and other offices of Japanese corporations which are located outside of Japan are regarded as Non-Residents of Japan, and branches and other offices of non-resident corporations which are located within Japan are regarded as residents of Japan.
“Foreign Investors” are defined as:
•
individuals who are Non-Residents of Japan;

•
entities which are organized under the laws of foreign countries or whose principal offices are located outside of Japan;

•
companies of which 50% or more of their voting rights are held by individuals who are Non- Residents of Japan and/or corporations which are organized under the laws of foreign countries or whose principal offices are located outside of Japan;

•
partnerships engaging in investment activities and investment limited partnerships (including partnerships formed under the laws of foreign countries) which satisfy one of the following conditions:

•
50% or more of contributions to the partnership were made by (i) individuals who are Non- Residents of Japan, (ii) entities which are organized under the laws of foreign countries or whose principal offices are located outside of Japan, (iii) companies of which 50% or more of their voting rights are held by individuals who are Non-Residents of Japan and/or corporations which are organized under the laws of foreign countries or whose principal offices are located outside of Japan, (iv) entities a majority of whose officers, or officers having the power of representation, are individuals who are Non-Residents of Japan, or (v) partnerships a majority of whose executive partners fall within items (i) through (iv) above;

•
a majority of the executive partners of the partnership are (A) any persons or entities who fall within items (i) through (v) above, (B) any partnerships to which 50% or more of contribution were made by persons or entities who fall within items (i) through (v) above, or (C) limited partnerships a majority of whose executive partners fall within Non-Residents of Japan, persons or entities who fall within (A) or (B), or any officers of entities which fall within (A) or (B); and

•
entities, a majority of whose officers are individuals who are Non-Residents of Japan.

Under FEFTA, among other triggering events, a Foreign Investor who desires to acquire shares in a Japanese company which is not listed on any stock exchange in Japan, is subject to a prior filing requirement, regardless of the acquired amount of shares, if such Japanese company engages any business in certain industries related to the national security. Such industries include, among other things, manufacturing in relation to weapons, aircraft, space, and nuclear power, as well as agriculture, fishery, mining, and utility service. Additionally, due to today’s growing awareness of cybersecurity, a 2019 amendment to FEFTA expanded the scope of the prior filing requirement, broadly covering industries related to data processing businesses and information and communication technologies service. Since our Digital Preventative Healthcare Segment could potentially involve the processing of data by collecting, processing, and retaining customers’ health information, direct acquisition of our common shares, rather than ADSs, by a Foreign Investor could be subject to the prior filing requirement under FEFTA.
A Foreign Investor wishing to acquire or hold our common shares directly will be required to make a prior filing with the relevant government authorities through the Bank of Japan and wait until clearance for the acquisition is granted by the applicable governmental authorities. Without such clearance, the Foreign Investor will not be permitted to acquire or hold our common shares directly. Once clearance is obtained, the Foreign Investor may acquire shares in the amount and during the period indicated in the filing. While the standard waiting period to obtain clearance is 30 days, the waiting period could be expedited to two weeks, at the discretion of the applicable governmental authorities, depending on the level of potential impact to national security.
In addition to the prior filing requirement above, when a Foreign Investor who completed a prior filing and received clearance has acquired shares in accordance with the filed information, such Foreign Investor will be required to make a post-acquisition notice filing to report the completed purchase. Such post-acquisition notice filing must be made no later than 45 days after the acquisition of the shares.
Under FEFTA, in each case where a resident of Japan receives a single payment of more than JPY 30 million from a Non-Resident of Japan for a transfer of shares in a Japanese company, such resident of Japan is required to report each receipt of payment to the Minister of Finance of Japan.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent one common share (or a right to receive one common share) deposited with MUFG Bank Ltd., as custodian for the depositary in Japan. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited common shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.
You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.
As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Japanese law governs shareholder rights. The depositary will be the holder of our common shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”
Dividends and Other Distributions
How will you receive dividends and other distributions on our common shares?
The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of common shares your ADSs represent.
Cash.   The depositary will convert any cash dividend or other cash distribution we pay on the common shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.
Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Certain Tax Considerations.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.
Shares.   The depositary may distribute additional ADSs representing any common shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell common shares which would require it to deliver a fraction of an ADS (or ADSs representing those common shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new common shares. The depositary may sell a portion of the distributed common shares (or ADSs representing those common shares) sufficient to pay its fees and expenses in connection with that distribution.
Rights to purchase additional shares.   If we offer holders of our common shares any rights to subscribe for additional common shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
Other distributions.   The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our common shares or any value for them if it is illegal or impractical for us to make them available to you.
Deposit, Withdrawal and Cancellation
How are ADSs issued?
Subject to the pre-clearance requirement described below, the depositary will deliver ADSs if you or your broker deposits our common shares or evidence of rights to receive common shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.
What are the pre-clearance requirements for Foreign Investors to acquire or hold the underlying common shares directly rather than through the depositary?
Under the 2019 amendments to FEFTA, a proposed transferee of our common shares who is a Foreign Investor (as defined under FEFTA) must submit an application for pre-clearance to the applicable Japanese governmental authority prior to the transfer of our common shares, which approval may take up to 30 days and could be subject to further extension. Prior to accepting common shares for deposit in return for the issuance of ADSs, the depositary, which is considered a Foreign Investor for purposes of FEFTA, must obtain pre-clearance from the Japanese governmental authority. Accordingly, investors wishing to deposit common shares with the depositary for the issuance of ADSs should notify the depositary at least 30 days prior to such deposit to allow time for the depositary to apply for any required pre-clearance, if not already obtained. The depositary will not accept any common shares for deposit until any required pre-clearance has been obtained. In addition, any Foreign Investor expecting to receive delivery of our common shares upon surrender of ADSs must also obtain pre-clearance from the applicable Japanese governmental authority prior to accepting delivery, which approval may take up to 30 days and could be subject to further extension. Accordingly, ADS holders who are Foreign Investors wishing to surrender ADSs for the purpose of withdrawing the underlying deposited common shares should apply for pre-clearance at least 30 days in advance of such surrender. The depositary will not accept surrender of ADSs for the purpose of withdrawal of common shares until it receives assurances satisfactory to the depositary that any required pre-clearance for the delivery of the common shares to a Foreign Investor has been obtained.
How can ADS holders withdraw the deposited securities?
Subject to the pre-clearance requirement described above, you may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver our common shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited common share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.
How do ADS holders interchange between certificated ADSs and uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.
Voting Rights
How do you vote?
ADS holders may instruct the depositary how to vote the number of deposited common shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Japan and the provisions of our articles of incorporation or similar documents, to vote or to have its agents vote the common shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.
Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the common shares. However, you may not know about the meeting far enough in advance to withdraw the common shares. The depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If we ask the depositary to solicit your instructions at least 45 days before the meeting date but the depositary does not receive voting instructions from you by the specified date and we confirm to the depositary that:
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we wish to receive a discretionary proxy to vote uninstructed common shares;

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as of the instruction date we reasonably do not know of any substantial shareholder opposition to the matters; and

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the matters are not materially adverse to the interests of shareholders,

then the depositary will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to the proxy item(s).
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the common shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the common shares represented by your ADSs are not voted as you requested.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.
Fees and Expenses
Persons depositing or withdrawing common shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)
Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been common shares and the common shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or common shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary
The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.
From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.
The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.
Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities
The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.
If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.
If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders without registration under the Securities Act or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.
If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.
If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.
Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
How may the deposit agreement be terminated?
The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if
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60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

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we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

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we delist our common shares from an exchange outside the United States on which they were listed and do not list the common shares on another exchange outside the United States;

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the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act;

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we appear to be insolvent or enter insolvency proceedings;

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all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

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there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

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there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.
Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:
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are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

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are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

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are not liable if we or it exercises discretion permitted under the deposit agreement;

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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

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have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

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may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

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are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

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the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of common shares, the depositary may require:
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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

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satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

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compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.
Your Right to Receive the Common Shares Underlying your ADSs
ADS holders have the right to cancel their ADSs and withdraw the underlying common shares at any time except:
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when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of common shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our common shares;

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when you owe money to pay fees, taxes and similar charges; or

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when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of common shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.
Direct Registration System
In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.
In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.
Shareholder communications; inspection of register of holders of ADSs
The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.
Jury Trial Waiver
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our common shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

SECURITIES ELIGIBLE FOR FUTURE SALE
Sales of substantial amounts of the ADSs following this offering, or the perception that these sales could occur, could adversely affect prevailing market prices of the ADSs and could impair our future ability to obtain capital, especially through an offering of equity securities. Assuming that the underwriters do not exercise their option to purchase additional ADSs from us in this offering and assuming no exercise of outstanding stock options or the representative’s warrants following this offering, we will have an aggregate of 6,703,080 common shares outstanding upon completion of this offering, assuming the sale of 1,661,130 ADSs in this offering at an assumed public offering price of $3.01 per ADS. Of these shares, the ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” (as that term is defined under Rule 144 of the Securities Act), who may sell only the volume of ADSs described below and whose sales would be subject to additional restrictions described below.
Rule 144
In general, under Rule 144 under the Securities Act (which we refer to as “Rule 144”) as in effect on the date hereof, a person who holds restricted shares (assuming there are any restricted shares) and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned such restricted shares for at least six months, would be entitled to sell an unlimited number of our common shares, provided that current public information about us is available. In addition, under Rule 144, a person who holds restricted shares and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned such restricted shares for at least one year, would be entitled to sell an unlimited number of our common shares immediately upon the closing of this offering without regard to whether current public information about us is available. Our affiliates who have beneficially owned our common shares for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:
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1% of the aggregate number of common shares then outstanding, represented by ADSs or otherwise, which will equal approximately 67,031 common shares immediately after this offering (assuming no exercise by the underwriters of their option to purchase additional ADSs from us); and

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the average weekly trading volume of the ADSs on The Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale; provided that current public information about us is available and such the affiliate complies with the manner of sale requirements imposed by Rule 144.

Upon expiration of the lock-up restrictions described under “Underwriting—Lock-Up Agreements”, substantially all of our outstanding common shares will either be unrestricted or will be eligible for sale under Rule 144, subject to the Rule 144 volume limitations applicable to our affiliates described above. We cannot estimate the number of our common shares that our existing shareholders will elect to sell.
Rule 701
In general, under Rule 701 of the Securities Act (which we refer to as “Rule 701”) as currently in effect, each of our employees, consultants or advisors who purchased, or who purchases, pursuant to an offer made prior to the date hereof, common shares from us in connection with a compensatory share plan or other written agreement, if such purchase or offer, as applicable, was made in accordance with Rule 701, is eligible, to resell such shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. We make no assurance that any such prior purchase or offer was made in accordance with Rule 701.
Equity Awards
We filed a registration statement on Form S-8 (File No. 333-274833) under the Securities Act to register common shares issued or reserved for issuance under certain of our equity incentive plans and we may file additional registration statements on Form S-8 in the future. Any common shares issued under a Form S-8 registration statement will, subject to applicable vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the expiration of any applicable lock-up agreements with the underwriters. See “Management—Employee Stock Options.”
THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL MATTERS RELATING TO SHARE TRANSFER RESTRICTIONS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL ADVISOR REGARDING THE PARTICULAR SECURITIES LAWS AND TRANSFER RESTRICTION CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON SHARES OR THE ADSs, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

CERTAIN TAX CONSIDERATIONS
The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our common shares, including the ADSs. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any local, state, foreign, including Japan, or other taxing jurisdiction.
Taxation in Japan
Generally, a non-resident of Japan or non-Japanese entity (which we refer to as a “Non-Resident Holder”) is subject to Japanese withholding tax on dividends paid by Japanese corporations. Stock splits are not subject to Japanese income tax. A conversion of retained earnings or legal reserve (but not additional paid-in capital, in general) into stated capital (whether made in connection with a stock split or otherwise) is not treated as a deemed dividend payment to shareholders for Japanese tax purposes. Thus, such a conversion does not trigger Japanese withholding taxation.
Pursuant to the Convention Between the Government of the United States of America and the Government of Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (which we refer to as the “Treaty”), dividend payments made by a Japanese corporation to a U.S. resident or entity, unless the recipient of the dividend has a “permanent establishment” in Japan, and the common shares or ADSs with respect to which such dividends are paid are effectively connected with such “permanent establishment”, are generally subject to a withholding tax at rate of: (i) 10% for portfolio investors who are qualified U.S. residents eligible for benefits of the Treaty; and (ii) 0% (i.e., no withholding) for pension funds which are qualified U.S. residents eligible for benefits of the Treaty, provided that the dividends are not derived from the carrying on of a business, directly or indirectly, by such pension funds. Japan is a party to a number of income tax treaties, conventions and agreements, (which we refer to collectively as the “Tax Treaties”), whereby the maximum withholding tax rate for dividend payments is set at, in most cases, 15% for portfolio investors who are Non-Resident Holders. Specific countries with which such Tax Treaties have been entered into include Canada, Denmark, Finland, Germany, Ireland, Italy, Luxembourg, New Zealand, Norway, Republic of Singapore, and Spain. Japan’s income tax treaties with Australia, Belgium, France, The Netherlands, Sweden, Switzerland and the United Kingdom have been amended to generally reduce the maximum withholding tax rate to 10%.
On the other hand, unless one of the applicable Tax Treaties reducing the maximum rate of withholding tax applies, the standard tax rate applicable to dividends paid with respect to listed shares, such as those paid by our Company on shares or ADSs, to Non-Resident Holders is 15% under the Japanese Income Tax Law, except for dividends paid to any individual shareholder who holds 3% or more of the issued shares, in which case the applicable rate is 20% (Article 182(ii) of the Japanese Income Tax Law and Article 9-3(i) of the Japanese Special Tax Measures Law, including its relevant temporary provision for these withholding rates). On December 2, 2011, the “Special Measures Act to Secure the Financial Resources Required to Implement Policy on Restoration of the East Japan Earthquake” (Act No. 117 of 2011) was promulgated and special surtax measures on income tax and withholding tax were introduced thereafter to fund the restoration effort for the earthquake. Income tax and withholding taxpayers need to pay a surtax, calculated by multiplying the standard tax rate by 2.1% for 25 years starting from January 1, 2013 (which we refer to as “Surtax”). As a result, the withholding tax rate applicable to dividends paid with respect to listed shares to Non-Resident Holders increased to 15.315% (which we refer to as “Withholding Tax Rate”) which is applicable for the period from January 1, 2013 until December 31, 2037.
The treaty rate normally overrides the domestic rate, but due to the so-called “preservation doctrine” under Article 1(2) of the Treaty, and/or due to Article 3-2 of the Special Measures Law for the Income Tax Law, Corporation Tax Law and Local Taxes Law with respect to the Implementation of Tax Treaties, if the tax rate under the domestic tax law is lower than that promulgated under the applicable income tax treaty, then the domestic tax rate is still applicable. Currently, the tax rate under the applicable tax treaty (i.e., 15% rate or 10% for eligible U.S. residents subject to the Treaty and/or eligible residents subject to other similarly renewed treaties mentioned above) is lower than that under the domestic tax law (i.e., Withholding Tax Rate, except for dividends paid to any individual holder who holds 3% or more of the total issued shares, in which case the applicable rate is 20.42% (standard tax rate of 20% imposed by Surtax)) and thus the treaty override treatment applies. As such, the tax rate under the Treaty applies for most holders of shares or ADSs who are U.S. residents or entities. In the case where the treaty rate is applicable, no Surtax is imposed, but in order to enjoy the lower treaty rate, the taxpayer must file a treaty application in advance with the Japanese National Tax Agency through our Company. Gains derived from the sale outside Japan of a Japanese corporation’s shares or ADSs by Non-Resident Holders, or from the sale of a Japanese corporation’s shares or ADSs within Japan by a non-resident of Japan as an occasional transaction or by a non-Japanese entity not having a permanent establishment in Japan, are generally not subject to Japanese income or corporation taxes, provided that the seller is a portfolio investor. Japanese inheritance and gift taxes at progressive rates may apply to an individual who has acquired a Japanese corporation’s shares or ADSs as a distributee, legatee or donee.
Certain U.S. Federal Income Tax Considerations for U.S. Holders
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our common shares or ADSs by a U.S. holder (as defined below). This summary is for general information purposes only and does not purport to be a complete discussion of all potential tax considerations that may be relevant to a particular person’s decision to acquire common shares or ADSs.
This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated under the Code (the “U.S. Treasury Regulations”), the income tax treaty between Japan and the United States (the “Treaty”), published rulings of the U.S. Internal Revenue Service (the “IRS”), published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date hereof. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. There can be no assurance that the IRS or a court will not take a contrary position to those in this summary.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of the common shares or ADSs that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (i) the administration of which is subject to the primary supervision of a court within the United States and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that has validly elected to be treated as a U.S. person under the Code or applicable U.S. Treasury Regulations.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds the common shares or ADSs, the U.S. federal income tax consequences to such partnership and its partners of the ownership and disposition of the common shares or ADSs generally will depend in part on the activities of the partnership and the status of such partners. This summary does not address the tax consequences to any such partner or partnership. Partners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of the common shares or ADSs.
This discussion applies only to a U.S. holder that holds common shares or ADSs as “capital assets” under the Code (generally, property held for investment). Unless otherwise provided, this summary does not discuss reporting requirements. In addition, this discussion does not address any tax consequences other than U.S. federal income tax consequences, such as U.S. state and local tax consequences, U.S. estate and gift tax consequences, and non-U.S. tax consequences, and does not describe all of the U.S. federal income tax consequences that may be relevant in light of a U.S. holder’s particular circumstances, including minimum tax consequences, the Medicare tax on certain net investment income, and tax consequences to holders that are subject to special provisions under the Code, including, but not limited to, holders that:
•
are tax exempt organizations, qualified retirement plans, individual retirement accounts, or other tax deferred accounts;

•
are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies;

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are brokers or dealers in securities or currencies or holders that are traders in securities that elect to apply a mark-to-market accounting method;

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have a “functional currency” for U.S. federal income tax purposes that is not the U.S. dollar;

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own common shares or ADSs as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

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acquire common shares or ADSs in connection with the exercise of employee stock options or otherwise as compensation for services;

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are partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such partnerships and entities);

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own or will own (directly, indirectly, or constructively) 10% or more of our total combined voting power or value;

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hold the common shares or ADSs in connection with trade or business conducted outside of the United States or in connection with a permanent establishment or other fixed place of business outside of the United States; or

•
are former U.S. citizens or former long-term residents of the United States.

Each U.S. holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our common shares or ADSs.
Treatment of ADSs
For U.S. federal income tax purposes, a U.S. holder of ADSs generally will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. holder of the ADSs will be treated in this manner. Accordingly, deposits or withdrawals of common shares for ADSs generally will not be subject to U.S. federal income tax.
Passive Foreign Investment Company Considerations
A non-U.S. corporation, such as our company, is classified as a passive foreign investment company (“PFIC”) for any taxable year in which, after applying relevant look-through rules with respect to the income and assets of its subsidiaries, either: (i) 50% or more of the value of the corporation’s assets either produce passive income or are held for the production of passive income, generally based on the quarterly average of the fair market value of such assets; or (ii) at least 75% of the corporation’s gross income is passive income. “Passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. In determining the value and composition of our assets, cash will generally be considered to be held for the production of passive income and thus will be considered a passive asset.
The determination of whether a corporation is a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules that are subject to differing interpretations. In addition, the determination of whether a corporation will be a PFIC for any taxable year can only be made after the close of such taxable year. Furthermore, because we may value our goodwill based on the market price of the ADSs, a decrease in the market price of the ADSs may also cause us to be classified as a PFIC for the current or any future taxable year. Based upon the foregoing, we do not believe that we were a PFIC for the taxable year ended December 31, 2023. However, in light of recent declines in the market price of our

ADSs, our risk of becoming a PFIC has increased. The market price of the ADSs may continue to fluctuate considerably and, consequently, we cannot assure you of our PFIC status for the current or any future taxable year.
We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. If we are a PFIC for any year during which you hold the common shares or ADSs, we will generally continue to be treated as a PFIC for all succeeding years during which you hold such common shares or ADSs. However, if we cease to be a PFIC, provided that you have not made a mark-to-market election, as described below, you may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to the common shares or ADSs, as applicable.
The discussion below under “—Distributions on the Common Shares or ADSs” and “—Sale or Other Disposition of the Common Shares or ADSs” is written on the basis that we will not be classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that generally would apply if we are treated as a PFIC are discussed below under “—Passive Foreign Investment Company Rules.”
Distributions on the Common Shares or ADSs
The gross amount of any distributions paid on our common shares or ADSs will generally be included in the gross income of a U.S. holder as dividend income on the date actually or constructively received by the U.S. holder, in the case of common shares, or by the depositary, in the case of ADSs, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (computed on the basis of U.S. federal income tax principles). Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, we expect that distributions will generally be reported to U.S. holders as dividends. Dividends received on our common shares or ADSs generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.
Individuals and other non-corporate U.S. holders will be subject to tax on any such dividends at the lower capital gains tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (i) the common shares or ADSs on which the dividends are paid are readily tradable on an established securities market in the United States or we are eligible for the benefits of the Treaty, (ii) we are not a PFIC nor treated as such with respect to a U.S. holder (as discussed below) for either our taxable year in which the dividend was paid or for the preceding taxable year, and (iii) certain holding period requirements are met. As mentioned above, on December 27, 2022, we received notification from NASDAQ that we were not in compliance with certain listing requirements. However, we regained compliance on June 1, 2023. While we currently follow the NASDAQ listing standards, there is no assurance that we will remain in compliance with the listing requirements of NASDAQ in the future. See “Risk Factors—Risks Related to Ownership of the ADSs—ADSs representing our common shares are listed on the Nasdaq Capital Market. As such, we must meet the Nasdaq Capital Market’s continued listing requirements and other Nasdaq rules, or we may risk delisting. Delisting could negatively affect the price of the ADSs, which could make it more difficult for us to sell securities in a financing and for you to sell your ADSs.” For this purpose, ADSs listed on the NASDAQ will generally be considered to be readily tradable on an established securities market in the United States. Only the ADSs and not the common shares will be listed on the NASDAQ. Consequently, dividends received with respect to common shares that are not represented by ADSs may not be treated as qualified dividends. You should consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our common shares or ADSs.
For U.S. foreign tax credit purposes, dividends paid on our common shares or ADSs generally will be treated as foreign source income and generally will constitute passive category income. The amount of a dividend will include any amounts withheld by us in respect of Japanese income taxes. Subject to applicable limitations, some of which vary depending upon the U.S. holder’s particular circumstances, Japanese income taxes withheld from dividends on the common shares or ADSs, at a rate not exceeding any reduced rate pursuant to the Treaty, may be creditable against the U.S. holder’s U.S. federal income tax liability. However, as a result of changes to the U.S. foreign tax credit rules, a withholding tax generally will need to satisfy certain additional requirements in order to be considered a creditable tax for a U.S. holder. We have not determined whether these requirements have been met with respect to Japanese withholding taxes that may be imposed on dividends paid by us and, accordingly, no assurance can be given that such taxes will be creditable. In lieu of claiming a foreign tax credit, U.S. holders may, at their election, deduct foreign taxes, including any Japanese income taxes, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. holders should consult their tax advisers regarding the creditability or deductibility of foreign taxes in their particular circumstances.
The amount of any dividend paid in Japanese yen will equal the U.S. dollar value of the Japanese yen received, calculated by reference to the exchange rate in effect on the date the dividend is received by you, in the case of common shares, or by the depositary, in the case of ADSs, regardless of whether the Japanese yen are converted into U.S. dollars. If the Japanese yen received as a dividend are converted into U.S. dollars on the date of receipt, a U.S. holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Japanese yen received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. holder will have a basis in the Japanese yen equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Japanese yen will be treated as U.S. source ordinary income or loss.
Sale or Other Disposition of the Common Shares or ADSs
A U.S. holder will recognize gain or loss on the sale or other disposition of a common share or ADS equal to the difference between the amount realized for the common share or ADS and the holder’s tax basis in the common share or ADS. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such common share or ADS was more than one year as of the date of the sale or other disposition. Long-term capital gain recognized by a non-corporate U.S. holder is subject to U.S. federal income tax at rates lower than the rates applicable to ordinary income and short-term capital gains, while short-term capital gains are subject to U.S. federal income tax at the rates applicable to ordinary income. The deductibility of capital losses is subject to various limitations. Any gain or loss recognized will generally be U.S. source gain or loss for foreign tax credit purposes. Consequently, a U.S. holder may not be able to use the foreign tax credit arising from any Japanese tax imposed on the disposition of the common share or ADS unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources.
Passive Foreign Investment Company Rules
If we are a PFIC for any taxable year during which you hold our common shares or ADSs, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the common shares or ADSs, unless you make a mark-to-market election as discussed below. Distributions you receive from us in a taxable year that are greater than 125% of the average annual distributions you received from us during the shorter of the three preceding taxable years or your holding period for the common shares or ADSs will be treated as an excess distribution. Under these special tax rules:
•
the excess distribution or gain will be allocated ratably over your holding period for the common shares or ADSs,

•
the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income, and

•
the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for you for such year and will be increased by an additional tax calculated as an interest charge on the resulting tax deemed deferred with respect to each such other taxable year at the rates generally applicable to underpayments of tax payable in those years.

If we are a PFIC for any taxable year during which a U.S. holder holds our common shares or ADSs and any of our subsidiaries or other corporate entities in which we own equity interests is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. holder may make a mark-to-market election with respect to our common shares or ADSs, provided such common shares or ADSs are treated as “marketable stock.” The common shares or ADSs generally will be treated as marketable stock if the common shares or ADSs are regularly traded on a “qualified exchange or other market,” as defined in applicable U.S. Treasury Regulations. The ADSs will be marketable stock as long as they remain listed on the NASDAQ, which is a qualified exchange for this purpose, and are regularly traded. As mentioned above, on December 27, 2022, we received notification from NASDAQ that we were not in compliance with certain listing requirements. However, we regained compliance on June 1, 2023. While we currently follow the NASDAQ listing standards, there is no assurance that we will remain in compliance with the listing requirements of NASDAQ in the future. See “Risk Factors—Risks Related to Ownership of the ADSs—ADSs representing our common shares are listed on the Nasdaq Capital Market. As such, we must meet the Nasdaq Capital Market’s continued listing requirements and other Nasdaq rules, or we may risk delisting. Delisting could negatively affect the price of the ADSs, which could make it more difficult for us to sell securities in a financing and for you to sell your ADSs.” We anticipate that the ADSs should qualify as being regularly traded but no assurances can be given in this regard. Only the ADSs and not the common shares will be listed on the NASDAQ. Consequently, a U.S. holder of common shares that are not represented by ADSs generally will not be eligible to make the mark-to-market election.
If a U.S. holder makes a valid mark-to-market election with respect to the ADSs, the holder generally will (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss in each such taxable year the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. holder makes a mark-to-market election in respect of the ADSs and we cease to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC. If a U.S. holder makes a mark-to-market election, any gain such U.S. holder recognizes upon the sale or other disposition of the ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.
Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. holder may continue to be subject to the general PFIC rules described above with respect to such U.S. holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.
We have not determined whether, if we were to be classified as a PFIC for a taxable year, we will provide information necessary for a U.S. holder to make a “qualified electing fund” election which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above. Accordingly, U.S. holders should assume that they will not be able to make a qualified electing fund election with respect to the common shares or ADSs.
If a U.S. holder owns common shares or ADSs during any year in which we are a PFIC, the holder generally must file an annual report containing such information as the U.S. Treasury may require on IRS Form 8621 (or any successor form). A failure to file this report generally will suspend the statute of limitations with respect to any tax return, event, or period to which such report relates (potentially including with respect to items that do not relate to a U.S. holder’s investment in common shares or ADSs).
The PFIC rules are complex, and each U.S. holder should consult its own tax advisor regarding the PFIC rules, the elections which may be available to it, and how the PFIC rules may affect the U.S. federal income tax consequences relating to the ownership and disposition of common shares or ADSs.
Reporting Obligations for Certain Owners of Foreign Financial Assets
Certain U.S. holders may be required to file information returns with respect to their investment in common shares or ADSs. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. holders that hold certain specified foreign financial assets in excess of certain thresholds. The definition of “specified foreign financial assets” includes not only financial accounts maintained in non-U.S. financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a non-U.S. entity.
U.S. holders may be subject to these reporting requirements unless their common shares or ADSs are held in an account at certain financial institutions.
The discussion of reporting obligations set forth above is not intended to constitute an exhaustive description of all reporting obligations that may apply to a U.S. holder. A failure to satisfy certain reporting obligations may result in an extension of the period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting obligation. Penalties for failure to comply with these reporting obligations are substantial. U.S. holders should consult with their own tax advisors regarding their reporting obligations under these rules, including the requirement to file an IRS Form 8938.
U.S. Holders should consult their tax advisors regarding any reporting obligations that may arise with respect to the acquisition, ownership or disposition of our common shares or the ADSs. Failure to comply with applicable reporting requirements could result in substantial penalties.
The foregoing discussion of certain U.S. federal income tax considerations is for general information only and is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our common shares or the ADSs. U.S. Holders should consult their own tax advisors concerning the tax consequences applicable to their particular situations.

UNDERWRITING
ThinkEquity LLC, is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated      , 2024 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus, the number of ADSs listed next to its name in the following table:
Name	Number of ADSs
ThinkEquity LLC

Total	1,661,130
The underwriters are committed to purchase all the ADSs offered by the Company, other than those covered by the over-allotment option to purchase additional ADSs described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ADSs offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.
We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.
The underwriters are offering the ADSs subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to an aggregate of 249,170 additional ADSs (equal to 15% of the total number of ADSs sold in this offering) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional ADSs in proportion to their respective commitments set forth in the prior table.
Discounts, Commissions and Reimbursement
The representative has advised us that the underwriters propose to offer the ADSs to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriters may offer ADSs to securities dealers at that price less a concession of not more than $      per ADS of which up to $      per ADS may be reallowed to other dealers. After the initial offering to the public, the public offering price and other selling terms may be changed by the representative.
The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:

Total
	Per ADS	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions (7.5%)	$	$	$
Non-accountable expense allowance (1.0%)	$	$	$
Proceeds, before expenses, to us	$	$	$
We have agreed to pay an expense deposit of $50,000 to (or on behalf of) the representative, which will be applied against the actual out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not incurred, of which $0 has been paid as of the date hereof.
In addition, we have also agreed to pay the following expenses of the underwriters relating to the offering: (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $15,000 in the aggregate; (b) all filing fees and communication expenses associated with the review of this offering by FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities offered under the securities laws of foreign jurisdictions designated by the underwriter, including the reasonable fees and expenses of the underwriter’s blue sky counsel; (d) $29,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (e) the fees and expenses of the representatives’ legal counsel incurred in connection with this offering in an amount up to $140,000; (f) up to $5,000 for data services and communication expenses; (g) up to $5,000 of the representative’s actual accountable road show expenses for the offering; and (h) up to $5,000 of the representative’s market making and trading, and clearing firm settlement expenses for the offering.
We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $758 thousand.
Representative Warrants
Upon the closing of this offering, we have agreed to issue to the representative warrants, or the Representative’s Warrants, to purchase a number of ADSs equal to 5% of the total number of ADSs sold in this public offering. The Representative’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per ADS sold in this offering. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one-half year period commencing six months from the deemed effective date of the registration statement related to this offering. The Representative’s Warrants also provide for one demand registration right of the ADSs underlying the Representative’s Warrants, and unlimited “piggyback” registration rights with respect to the registration of the ADSs underlying the Representative’s Warrants and customary antidilution provisions. The last potential exercise date of the demand registration right provided will not be greater than five years from the date of the underwriting agreement related to this offering in compliance with FINRA Rule 5110(f)(2)(G). The last potential exercise date of the piggyback registration right provided will not be greater than seven years from the date of the underwriting agreement related to this offering in compliance with FINRA Rule 5110(f)(2)(G).
The Representative’s Warrants and the ADSs underlying the Representative’s Warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying ADSs for a period of 180 days from the effective date of the registration statement. Additionally, the Representative’s Warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The Representative’s Warrants will provide for adjustment in the number and price of the Representative’s Warrants and the ADSs underlying such Representative’s Warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.
Right of First Refusal
Until      , 2026 (twenty four (24) months from the date of the underwriting agreement) the representative shall have an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offerings for the Company, or any successor to or any subsidiary of the Company, including all equity linked financings, on terms customary to the representative. The representative shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. The representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.
Lock-Up Agreements
The Company, each of its directors and officers and each of its stockholders beneficially owning greater than 5% of the outstanding Common Shares, other than Kufu Company Inc., and Triple One Investment Partnership which have not formally agreed to a lock-up arrangement as of the date of this prospectus, have agreed for a period of (i) six months after the date of this prospectus in the case of directors and officers and (ii) three months after the date of this prospectus in the case of the Company and such greater than 5% stockholders, without the prior written consent of the representative, not to directly or indirectly:
•
issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any ADSs, Common Shares or other capital stock or any securities convertible into or exercisable or exchangeable for our Common Shares or other capital stock; or

•
in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any ADSs, Common Shares or other capital stock or any securities convertible into or exercisable or exchangeable for our Common Shares or other capital stock; or

•
complete any offering of debt securities of the Company, other than entering into a line of credit, term loan arrangement or other debt instrument with a traditional bank; or

•
enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the ADSs, Common Shares or other capital stock or any securities convertible into or exercisable or exchangeable for our Common Shares or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of the ADSs, Common Shares or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

As of the date of this prospectus, neither Kufu Company Inc. nor Triple One Investment Partnership holds any of our outstanding Common Shares. Each of Kufu Company and Triple One is a beneficial owner of our Common Shares solely due to its right to acquire Common Shares upon conversion of the convertible bonds of ours that it holds. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Convertible Bonds” for additional information regarding the convertible bonds held by Kufu Company and Triple One, and see footnote 5 to the beneficial ownership table presented under “Principal Shareholders” for more information regarding the percentage of our Common Shares beneficially owned by Triple One.
If Kufu Company Inc. or Triple One Investment Partnership acquire Common Shares through the conversion of the convertible bonds they hold, such shares will not be subject to the restrictions set forth in the lock-up agreements described above and may therefore be transferred, including after conversion to ADSs, by their respective holders at any time, subject to applicable laws, rules, regulations and the provisions of the deposit agreement. However, we believe that any acquisition of Common Shares by Kufu Company or Triple One through the conversion of their convertible bonds would not immediately affect the market for our ADSs in the same manner as an issuance of new ADSs. Specifically, although the ADSs are currently listed on the Nasdaq Capital Market, there is currently no public trading market for our Common Shares, and as a result, we believe our Common Shares are significantly less liquid than the ADSs. In addition, the conversion of our Common Shares to ADSs is subject to various legal, documentary and process requirements that may take a significant amount of time to fulfill and involve coordination with multiple parties, including the depositary, transfer agent, The Depository Trust Company, any local brokers and/or applicable governmental agencies. For additional detail regarding the deposit agreement and the conversion of Common Shares to ADSs, see “Description of American Depositary Shares.”
Electronic Offer, Sale and Distribution of Securities
A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The representative may agree to allocate a number of securities to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.
Stabilization
In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.
Stabilizing transactions permit bids to purchase ADSs so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the ADSs while the offering is in progress.
Over-allotment transactions involve sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing ADSs in the open market.
Syndicate covering transactions involve purchases of ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared with the price at which they may purchase ADSs through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in the offering.
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the ADSs originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.
These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of the ADSs in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the ADSs. These transactions may be effected on Nasdaq in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Other Relationships
Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.
Offer restrictions outside the United States
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Australia
This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.
China
The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”
European Economic Area—Belgium, Germany, Luxembourg and Netherlands
The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.
An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:
•
to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•
to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•
to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France
This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.
This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.
Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.
Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.
Ireland
The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.
Israel
The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy
The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:
•
to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•
in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:
•
made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•
in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.
Japan
The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948), as amended (the “FIEA”). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than under circumstances that are deemed to qualify as a private placement of securities in accordance with Article 2, paragraph 3 of the FIEA and the regulations promulgated thereunder. Such private placement of securities in Japan are limited to:
•
Qualified Institutional Investors as defined in Article 2, paragraph 3 of the FIEA;

•
Professional Investors as defined in Article 2, paragraph 31 of the FIEA; or

•
fewer than 50 natural or legal persons who are not Qualified Institutional Investors.

Portugal
This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden
This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).
This document is personal to the recipient only and not for general circulation in Switzerland.
United Arab Emirates
Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.
No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.
United Kingdom
Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES RELATED TO THE OFFERING
The following table sets forth the costs and expenses, other than the underwriting discounts and commissions and expenses, payable in connection with this offering. All amounts shown are estimates and subject to future contingencies, except the U.S. Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority filing fee.
Description	Amount
U.S. Securities and Exchange Commission registration fee	$522
Financial Industry Regulatory Authority filing fee	1,277
Accounting fees and expenses	90,365
Legal fees and expenses	572,285
Roadshow expenses	40,000
Printing expenses	14,148
Miscellaneous expenses	39,500
Total	$758,397

LEGAL MATTERS
We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP, with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Loeb & Loeb LLP, New York, NY, with respect to certain legal matters as to United States federal securities and New York State law. The validity of the common shares represented by the ADSs offered in this offering and certain legal matters as to Japanese law will be passed upon for us by NAYUTA Partners Law Office.
EXPERTS
TAAD, LLP, independent registered public accounting firm, has audited our consolidated financial statements as of, and for the years ended, December 31, 2023 and 2022, as set forth in their report thereon. The offices of TAAD, LLP are located at 20955 Pathfinder Road, Suite 370, Diamond Bar, CA 91765.
Baker Tilly US, LLP, independent registered public accounting firm, has audited our consolidated financial statements as of, and for the year ended, December 31, 2021, as set forth in their report thereon. The offices of Baker Tilly US, LLP are located at 18500 Von Karman Avenue, 10th Flr., Irvine, CA 92612.
The consolidated financial statements included in this Prospectus and elsewhere in Registration Statement have been so included in reliance upon the report of TAAD, LLP and Baker Tilly US, LLP given their authority as experts in accounting and auditing.
CHANGE IN ACCOUNTANTS
There has been no change in independent accountants for our Company during the two most recent fiscal years or any subsequent interim period except as previously reported in our Report of Foreign Private Issuer on Form 6-K (File No. 001-39809), filed with the SEC on December 16, 2022. There have been no disagreements of the type required to be disclosed by Item 16F(b) of Form 20-F.
ENFORCEABILITY OF CIVIL LIABILITIES
We are a joint stock corporation organized under Japanese law. Most of our directors, corporate auditors and executive officers reside in Japan, and significantly all of our assets and the assets of such persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or us, or to enforce against them or us judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. There is doubt as to the enforceability in Japan, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely on the federal securities laws of the United States or the securities laws of any state of the United States.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) a registration statement on Form F-1 under the Securities Act relating to the underlying common shares represented by the ADSs being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement have been omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information about our Company, our common shares, and the ADSs being offered by this prospectus, we refer you to the registration statement, including all amendments, supplements, exhibits, and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see a copy of such contract or document that has been filed. Each statement in this prospectus relating to a contract or document that is filed as an exhibit to the registration statement is qualified in all respects by reference to the full text of such contract or document filed as an exhibit to the registration statement.

You may access and read the registration statement and this prospectus, including the related exhibits and schedules, and any document we file with the SEC at the SEC’s Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public without charge through the SEC’s website at http://www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers”, and under those requirements will file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, corporate auditors, and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchases and sales of common shares. In addition, as a “foreign private issuer”, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. Furthermore, we are not required under the Exchange Act to file periodic or other reports and financial statements with the SEC as frequently or as promptly as U.S. companies that have securities registered under the Exchange Act.
Our corporate website is https://medirom.co.jp/en/. You may go to our website to access our periodic reports and other information that we file with the SEC as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus. We have included our website address in this prospectus solely for informational purposes.

MEDIROM HEALTHCARE TECHNOLOGIES INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the board of directors of MEDIROM Healthcare Technologies Inc:
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of MEDIROM Healthcare Technologies Inc. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows, for the years ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Matter
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ TAAD, LLP
We have served as the Company’s auditor since 2022.
Diamond Bar, California
June 18, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the board of directors of MEDIROM Healthcare Technologies Inc.:
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of operations, shareholders’ (deficit) equity and cash flows of MEDIROM Healthcare Technologies Inc. (the “Company”) for the year ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Baker Tilly US, LLP
We served as the Company’s auditor from 2019 to 2022.
Irvine, California
November 14, 2022

MEDIROM HEALTHCARE TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2023 AND 2022
(Yen in thousands, except share data)
	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	¥106,347	¥605,454
Time deposits	26,502	26,500
Accounts receivable-trade, net	621,867	534,686
Accounts receivable-other, net	606,074	789,819
Inventories	139,982	114,109
Prepaid expenses and other current assets	257,932	292,643
Total current assets	1,758,704	2,363,211
Property and equipment, net	451,498	424,288
Goodwill	484,564	539,490
Other intangible assets, net	920,700	403,674
Investments	81,542	53,020
Long-term accounts receivable-other, net	95,797	99,299
Right-of-use asset−operating lease, net	2,089,402	1,955,354
Lease and guarantee deposits	848,691	895,344
Deferred tax assets, net	101,636	―
Other assets	16,655	13,666
Total assets	¥6,849,189	¥6,747,346
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	¥137,697	¥207,581
Accrued expenses	1,261,909	1,383,579
Short-term borrowings	400,000	―
Current portion of long-term borrowings	100,415	99,168
Accrued income taxes	14,888	59,894
Current portion of contract liability	109,307	89,008
Advances received	402,742	507,405
Current portion of lease liability	763,422	769,769
Other current liabilities	370,213	525,563
Total current liabilities	3,560,593	3,641,967
Borrowings−net of current portion	1,050,802	1,149,769
Deposit received	261,922	304,577
Contract liability−net of current portion	71,134	156,431
Lease liability−net of current portion	1,334,630	1,212,629
Asset retirement obligation	344,346	310,929
Other liabilities	9,801	30,422
Total liabilities	6,633,228	6,806,724
COMMITMENTS AND CONTINGENCIES (NOTE 17)
SHAREHOLDERS’ EQUITY (DEFICIT):
Common stock, no par value; 19,899,999 shares authorized; 4,975,000 shares issued and 4,882,500 shares outstanding at December 31, 2023 and 2022	19,900	1,223,134
Class A common stock, no par value; 1 share authorized; 1 share issued and 1 share outstanding at December 31, 2023 and 2022	100	100
Treasury stock, at cost- 92,500 common shares at December 31, 2023 and 2022	(3,000)	(3,000)
Additional paid-in capital	113,602	1,265,456
Retained earnings (accumulated deficit)	80,277	(2,545,068)
Total equity (deficit) attributable to shareholders of the Company	210,879	(59,378)
Noncontrolling interests	5,082	—
Total equity (deficit)	215,961	(59,378)
Total liabilities and shareholders’ equity (deficit)	¥6,849,189	¥6,747,346
The accompanying notes are an integral part of the consolidated financial statements.

MEDIROM HEALTHCARE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2023, 2022 AND 2021
(Yen in thousands, except share and per share data)
	Years Ended December 31,
	2023	2022	2021
Revenues:
Revenue from directly-operated salons	¥5,656,519	¥5,396,294	¥4,006,834
Franchise revenue	971,027	1,163,998	1,359,026
Other revenues	200,397	393,765	43,965
Total revenues	6,827,943	6,954,057	5,409,825
Cost of revenues and operating expenses:
Cost of revenue from directly-operated salons	4,552,408	4,129,240	3,281,781
Cost of franchise revenue	523,330	645,733	691,286
Cost of other revenues	183,337	276,627	21,347
Selling, general and administrative expenses	1,960,447	1,805,490	1,822,787
Impairment loss on long-lived assets	―	―	63,211
Total cost of revenues and operating expenses	7,219,522	6,857,090	5,880,412
Operating income (loss)	(391,579)	96,967	(470,587)
Other income (expense):
Dividend income	2	2	2
Interest income	1,111	6,072	839
Interest expense	(36,868)	(9,800)	(11,950)
Gain from sales of salons	413,678	―	―
Subsidies	21,376	20,625	27,846
Foreign exchange income	26,825	14,830	14,992
Other, net	(13,923)	51,078	24,377
Total other (expense) income	412,201	82,807	56,106
Income (loss) before income tax expense	20,622	179,774	(414,481)
Income tax (benefit) expense	(94,427)	30,809	576,250
Net income (loss)	115,049	148,965	(990,731)
Less: Net loss attributable to noncontrolling interests	(355)	―	―
Net income (loss) attributable to shareholders of the Company	¥115,404	¥148,965	¥(990,731)
Net earnings (loss) per share attributable to shareholders of the Company
Basic	¥23.64	¥30.54	¥(203.13)
Diluted	¥22.34	¥27.23	¥(203.13)
Weighted average shares outstanding
Basic	4,882,501	4,877,405	4,877,405
Diluted	5,166,653	5,470,655	4,877,405
The accompanying notes are an integral part of the consolidated financial statements.

MEDIROM HEALTHCARE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2023, 2022 AND 2021
(Yen in thousands, except share data)
	Common stock		Class A common stock		Treasury stock		Additional paid-in capital	Retained earnings (accumulated deficit)	Non- controlling interest		Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, January 1, 2021	4,915,000	¥1,179,313	1	¥100	92,500	¥(3,000)	¥1,018,146	¥(1,703,302)	¥	―	¥491,257
Issuance of common stock for exercise of over-allotment, net of issuance costs	60,000	43,821	―	―	―	―	43,821	―		―	87,642
Net loss	―	―	―	―	―	―	―	(990,731)		―	(990,731)
Stock-based compensation	―	―	―	―	―	―	196,853	―		―	196,853
Vesting of option purchase consideration	―	―	―	―	―	―	6,636	―		―	6,636
Balance, December 31, 2021	4,975,000	¥1,223,134	1	¥100	92,500	¥(3,000)	¥1,265,456	¥(2,694,033)	¥	―	¥(208,343)
Net income	―	―	―	―	―	―	―	148,965		―	148,965
Balance, December 31, 2022	4,975,000	¥1,223,134	1	¥100	92,500	¥(3,000)	¥1,265,456	¥(2,545,068)	¥	―	¥(59,378)
Reduction in common stock and additional paid-in capital	―	(1,203,234)	―	―	―	―	(1,306,707)	2,509,941		―	―
Net income	―	―	―	―	―	―	―	115,404		(355)	115,049
Gain on sale of shares of subsidiaries	―	―	―	―	―	―	154,853	―		5,437	160,290
Balance, December 31, 2023	4,975,000	¥19,900	1	¥100	92,500	¥(3,000)	¥113,602	¥80,277		¥5,082	¥215,961
The accompanying notes are an integral part of the consolidated financial statements.

MEDIROM HEALTHCARE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2023, 2022 AND 2021
(Yen in thousands)
	Years Ended December 31,
	2023	2022	2021
Cash flows from operating activities:
Net income (loss)	¥115,049	¥148,965	¥(990,731)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	252,595	184,056	126,243
Losses on sales of directly-owned salons to franchisees	―	―	2,692
Gain from sales of directly-owned salons	(1,244,240)	(858,548)	(541,472)
Bad debt	1,958	(36,355)	28,808
Stock-based compensation	―	―	196,853
Foreign currency exchange (gain) loss	(17,402)	―	―
(Gains) losses on disposal of property and equipment, net, other intangible assets, net and goodwill	(2,648)	12,908	3,614
Impairment loss on long-lived assets	―	―	63,211
Deferred income taxes, net	(101,636)	―	551,483
Other non-cash losses−net	45,718	―	819
Changes in operating assets and liabilities:
Accounts receivable-trade, net	580,681	(222,384)	(37,024)
Accounts receivable-other, net	43,382	(210,476)	(87,148)
Inventories	(25,873)	(95,406)	(2,441)
Prepaid expenses and other current assets	(530)	(181,477)	(74,799)
Lease and guarantee deposits	46,652	(27,185)	(70,662)
Accounts payable	(69,884)	(23,318)	58,437
Accrued expenses	97,045	517,714	195,541
Accrued income taxes	(45,006)	19,173	(2,897)
Contract liability	(64,999)	(82,636)	(162,793)
Advances received	(104,663)	(111,109)	96,198
Other current liabilities	(77,447)	254,742	130,110
Deposit received	(42,656)	(24,411)	(46,501)
Other assets and other liabilities−net	(17,833)	50,050	5,228
Net cash used in operating activities	(631,737)	(685,697)	(557,231)
Cash flows from investing activities:
Purchases of time deposits	―	―	(26,402)
Proceeds from maturities of time deposits	―	―	6,000
Acquisition of investments	(3,094)	―	(52,520)
Acquisition of property and equipment	(135,840)	(120,740)	(95,651)
Proceeds from sale of property and equipment	―	40,620	―
Acquisition of intangible assets	(786,178)	(45,761)	(18,127)
Proceeds from sale of salons	584,768	851,719	430,000
Acquisition of businesses−net of cash acquired	―	(148,000)	(375,757)
Payment received on short-term loans receivable	113	―	450
Payment received on long-term accounts receivable-other, net	11,655	2,599	9,488
Proceeds from insurance cancellations	―	―	38,583
Net cash (used in) provided by investing activities	¥(328,576)	¥580,437	¥(83,936)
The accompanying notes are an integral part of the consolidated financial statements.

MEDIROM HEALTHCARE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS—(CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2023, 2022 AND 2021
(Yen in thousands)
	Years Ended December 31,
	2023		2022		2021
Cash flows from financing activities:
Proceeds from issuance of common stock for exercise of over-allotment, net of issuance costs	¥	―	¥	―	¥87,642
Proceeds from short-term borrowings		400,000		―	―
Repayment of short-term borrowings		―		(162,252)	―
Proceeds from long-term borrowings		―		547,619	―
Repayment of long-term borrowings		(99,084)		(45,270)	(251,084)
Proceeds from sale of subsidiary stock		160,290		―	―
Payment of installment payables related to business acquisitions		―		―	(2,888)
Payment of deferred offering costs		―		―	(261,619)
Net cash provided by (used in) financing activities		461,206		340,097	(427,949)
Net (decrease) increase in cash and cash equivalents		(499,107)		234,837	(1,069,116)
Cash and cash equivalents at beginning of year		605,454		370,617	1,439,733
Cash and cash equivalents at end of year		¥106,347		¥605,454	¥370,617
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest		¥34,575		¥7,535	¥10,865
Income taxes		52,105		30,809	45,505
Non-cash investing and financing activities:
Right-of-use assets obtained in exchange for lease liabilities		931,521		673,468	917,135
Purchases of property and equipment included in accrued expenses		4,624		―	23,488
Purchases of intangible assets included in accrued expenses		9,480		―	14,236
Sales of salons included in accounts receivable		455,464		134,876	129,000
Payable related to acquisition of noncontrolling interests included in mandatorily redeemable noncontrolling interests		―		―	148,000
Reduction in common stock and additional paid-in capital		2,509,941		―	―
Refer to Note 8, “Leases” for supplemental cash flow information related to leases.
The accompanying notes are an integral part of the consolidated financial statements.

MEDIROM HEALTHCARE TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2023, 2022 AND 2021
1.   Basis of Presentation and Summary of Significant Accounting Policies
Description of Business
MEDIROM Healthcare Technologies Inc. (“Parent”) and its seven subsidiaries (collectively, the “Company”) are one of the leading holistic health services providers in Japan. The Company is a franchisor and operator of healthcare salons across Japan and is a preferred platform partner for large consumer brands, healthcare service providers, and government entities to affect positive health outcomes. The Company primarily engages in three lines of business: Relaxation Salon Segment (retail), Luxury Beauty (retail) and Digital Preventative Healthcare Segment (healthtech). Refer to description below and Note 11 for segment information.
Parent was originally incorporated in Japan on July 13, 2000 under the name “Kabushiki Kaisha Young Leaves.” In January 2017, Parent changed Parent’s name to “MEDIROM Inc.” In March 2020, Parent changed Parent’s name to “MEDIROM Healthcare Technologies Inc.”
Relaxation Salon Segment (See Note 11 for segment information)
The Relaxation Salon Segment is the core of our business, whereby we own, develop, operate, or franchise and support relaxation salons. The salon locations cover major cities throughout Japan, with strong market presence in the Tokyo metropolitan area. The Segment includes several Relaxation Salon brands including Re.Ra.Ku®, and as of December 31, 2023, 2022 and 2021, it has a total of 314, 312 and 312 salons, respectively. The following table presents total number of salons by operation type:
	Number of Relaxation Salons
	2023	2022	2021
Directly-operated	217	199	188
Franchised	97	113	124
Total	314	312	312
The number of salons in Directly-operated includes 41, 31 and 4 investor-owned salons as of December 31, 2023, 2022 and 2021, respectively.
Digital Preventative Healthcare Segment (See Note 11 for segment information)
The Digital Preventative Healthcare Segment mainly consists of the following operations: government-sponsored Specific Health Guidance program, utilizing our internally-developed on-demand health monitoring smartphone application, or Lav®; our MOTHER Bracelet® for fitness applications.
Luxury Beauty Segment (See Note 2 for business combination and Note 11 for segment information)
In October 2021, the Company acquired 60% of the ownership interest in ZACC Kabushiki Kaisha (“ZACC”), a high-end hair salon company, and acquired the remaining outstanding common stock in January 2022. ZACC owns and operates 3 luxury hair salon brands (ZACC vie, ZACC raffine, and ZACC ginza), all of which have been recognized by customers for over 30 years for their high level of techniques and hospitality. The remaining 40% of the ownership interest in ZACC was transferred to the Company on January 1, 2022, for ¥148,000 thousand.
Basis of Presentation
The accompanying consolidated financial statements are presented in Japanese yen, the currency of the country in which the Company is incorporated and principally operates. The accompanying consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Reclassification
The Company reclassified certain amounts in the Consolidated Statements of Cash Flows in the prior year to conform to the current year’s presentation.
Going Concern and Liquidity
The Company had a working capital deficit for the last three years and an accumulated deficit in 2022 and 2021. Despite having a positive net assets position as of December 31, 2023, and positive net income for the year ended December 31, 2023, we had negative cash flows from operations in 2023. We expect that our cash and cash equivalents as of December 31, 2023 of JPY106,347 thousand (US$755 thousand) may not be sufficient to fund our operating expenses, capital expenditure requirements, and debt service obligations for the 12 months following the issuance date of the audit opinion for the financial statements contained in this prospectus. These conditions, among others, raise substantial doubt about the ability of the Company to continue as a going concern. The continuation as a going concern is dependent upon the Company’s ability to meet its financial requirements, raise additional capital, and the success of its future operations.
Management plans to alleviate the conditions that raise substantial doubt by raising additional capital through the issuance of common stock, other equity or debt financings, or refinancing of existing debt obligations. However, the Company’s ability to issue equity securities or obtain debt financing on acceptable terms, or at all, will depend on, among other things, its financial performance, general economic factors, including inflation and then-current interest rates, the condition of the credit and capital markets and other events, some of which may be beyond the Company’s control. The Company refinanced the existing loan agreement and renewed the credit facility agreement subsequent to the year-ended December 31, 2023. See subsequent event footnote for the further detail. There are currently no written agreements in place for such funding or issuance of securities except for the debt refinances described in the subsequent event footnote and there can be no assurance that such plans will be effectively implemented. Accordingly, the Company has concluded that substantial doubt exists about the Company’s ability to continue as a going concern for a period of at least 12 months following the issuance date of these financial statements.
The Company’s consolidated financial statement as of December 31, 2023, were prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.
Consolidation and Variable Interest Entities
Effective July 1, 2021, Bell Epoc Wellness Inc., a subsidiary of the Company, was merged with Decollte Wellness Corporation, another subsidiary of the Company pursuant to an absorption-type company split agreement, with Bell Epoc Wellness Inc. being the successor entity. The purpose of this reorganization is to achieve more efficiency in training therapists and operating the relaxation salons, and to integrate the brands. As these subsidiaries were under common control, there was no impact to the consolidated financial statements. Bell Epoc Wellness Inc. changed its name to Wing Inc. effective November 1, 2021.
On May 31, 2023, the board of directors approved a second reorganization (the “Second Reorganization”), which consists of (i) an Incorporation-type Company Split Plan, pursuant to which the Company spun off the Digital Preventative Healthcare business and transferred and assigned it to MEDIROM MOTHER Labs Inc. (“MML”), a newly established wholly-owned subsidiary, which is expected to solely conduct the Digital Preventative Healthcare business going forward; and (ii) an Absorption-type Company Split Agreement, pursuant to which the Company spun off the existing salon development department (which is responsible for sourcing and setting up store spaces) and general corporate department (which includes accounting, legal, general affairs, human resources, IT and any other corporate functions) and had Bell & Joy Power Partners Inc., an existing wholly-owned subsidiary, assume such operations going forward (on the same day, Bell & Joy Power Partners Inc. was renamed into MEDIROM Shared Services Inc.). As these subsidiaries were under common control, there was no impact to the consolidated financial statements. The Second Reorganization became effective on July 3, 2023.

The consolidated financial statements for the year ended December 31, 2023 include the accounts of Parent and the following subsidiaries: Medirom Healthcare Technologies Inc, JOYHANDS WELLNESS Inc., Wing Inc., MEDIROM Shared Services Inc., SAWAN Co., Ltd., ZACC Kabushiki Kaisha (“ZACC”), Medirom Human Resources Inc., and MEDIROM MOTHER Labs Inc. For those consolidated subsidiaries where the Company’s ownership is less than 100%, the portion of the net income or loss allocable to the noncontrolling interests is reported as “Net income attributable to noncontrolling interests” in the Consolidated Statements of Operations. All intercompany transactions have been eliminated in consolidation. Investments in companies over which the Company has significant influence but not control are accounted for by the equity method. The Company evaluates its investments and other significant relationships to determine whether any investee is a variable interest entity (“VIE”). If the Company concludes that an investee is a VIE, the Company evaluates its power to direct the activities of the investee, its obligation to absorb the expected losses of the investee and its right to receive the expected residual returns of the investee to determine whether the Company is the primary beneficiary of the investee. If the Company is the primary beneficiary of a VIE, the Company consolidates such entity and reflects the noncontrolling interest of other beneficiaries of that entity. There is no VIE where the Company is the primary beneficiary as of December 31, 2023 and 2022.
Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in the consolidated financial statements include, but are not limited to, the allowance for doubtful accounts, fair value of intangible assets acquired through business combination, impairment of long-lived assets and goodwill, asset retirement obligations, valuation of stock-based compensation, going concern and valuation of deferred tax assets. Management bases these estimates on assumptions that it believes to be reasonable under the circumstance, including considerations for the unwinding of the COVID-19 pandemic.
Foreign Currency Translation
Assets and liabilities denominated in foreign currencies are translated into Japanese yen at the respective year-end exchange rates. All revenue and expenses from assets and liabilities denominated in foreign currencies are converted to Japanese yen at the exchange rate prevailing when transactions occur. Exchange gains and losses resulting from foreign currency transactions and the conversion of monetary assets and liabilities denominated in foreign currencies are included in foreign exchange income in the consolidated statements of operation.
Noncontrolling Interests
Noncontrolling interests represent the portion of profit or loss, net assets, and comprehensive income or loss that is not allocable to the Company as a result of the sale of ownership interest in MML to certain third-party investors. At the end of each reporting period, the Company determines the amount of equity (at book value) that is allocable to non-controlling interests based upon the respective ownership interests.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand or other highly liquid investments placed with banks or other financial institutions which are unrestricted as to withdrawal or use and have original maturities of less than three months. There are no cash equivalents balances for the periods presented.
Time Deposits
Time deposits presented in the consolidated balance sheets are short-term investments, whose maturity dates are longer than three months but less than one year. Time deposits with maturity dates of longer than one year are included in other assets in the consolidated balance sheets.

Accounts Receivable—Trade, Net
The accounts receivable-trade on the Company’s consolidated balance sheets primarily includes accounts receivables from franchisees. The balance is presented net of an allowance for expected losses (i.e., doubtful accounts), primarily related to receivables from the Company’s franchisees. The Company monitors the financial condition of its franchisees and records provisions for estimated losses on receivables when it believes franchisees are unable to make their required payments based on factors such as delinquencies, aging trends and expectations of forward-looking loss estimates. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses incurred related to existing accounts and receivables. The allowance for doubtful accounts related to accounts receivable-trade was ¥15,925 thousand and ¥5,873 thousand at December 31, 2023 and 2022, respectively.
Accounts Receivable—Other, Net and Long-Term Accounts Receivable—Other, Net
The accounts receivable—other on the Company’s consolidated balance sheets primarily includes accounts receivable from commercial facility landlords and credit card companies related directly-operated salon’s revenue and franchisee’s revenue collected by these entities on behalf of the Company. As of December 31, 2023 and 2022, accounts receivable from commercial facilities and credit card companies of ¥439,340 thousand and ¥877,372 thousand, respectively, are included in the accounts receivable—other, net on the consolidated balance sheets. The balance is presented net of an allowance for expected losses (i.e., doubtful accounts). The Company monitors the financial condition of its debtor and records provisions for estimated losses on receivables when it believes debtors are unable to make their required payments based on factors such as delinquencies and aging trends. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses incurred related to existing accounts and receivables. As of December 31, 2023, the allowance for doubtful accounts related to accounts receivable-other was ¥457 thousand. There was no allowance for doubtful accounts related to accounts receivable-other as of December 31, 2022.
Long-term accounts receivable—other mainly consists of a non-interest bearing receivable due from an unrelated business entity, with a monthly repayment amount of ¥1,063 thousand and maturity of July 31, 2038. As of December 31, 2023 and 2022, the principal balance due was ¥199,325 thousand and ¥225,380 thousand, respectively. The short-term principal balance due was ¥12,750 thousand and ¥14,400 thousand as of December 31, 2023 and 2022, which are included in accounts receivable-other, net in the consolidated balance sheets. Long-term accounts receivable—other includes other long-term accounts receivable of ¥13,019 thousand as of December 31, 2023 and 2022. The Company monitors the financial condition of its obligor and records provisions for estimated losses on receivables when it believes the obligors are unable to make their required payments. As of December 31, 2023 and 2022, the related allowance for doubtful accounts on long-term accounts receivable—other was ¥116,547 thousand and ¥157,052 thousand, respectively.
Concentrations
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash. The Company primarily places its cash with high-credit quality financial institutions. The Company’s cash deposits, of up to ¥10,000 thousand are insured by the Japanese government. From time to time, the Company has deposits in excess of the insured amounts.
Inventories
Inventories consist principally of finished goods and raw materials of Mother Bracelet. Inventories are stated at the lower of cost or net realizable value, cost being determined by the first-in, first-out method for merchandise. The Company reviews its inventories for obsolete or unsalable items and adjusts the carrying value to reflect estimated realizable values.
Investments
Investments in equity securities, in which the Company does not have significant influence, and for which there is not a readily determinable fair value, are recorded at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments in the same issuer.
When the Company evaluates whether these non-marketable equity securities are impaired or not, the Company evaluates first whether an event or change in circumstances has occurred in the period that may have significant adverse effect on the fair value of the securities (an impairment indicator).
The Company uses such impairment indicators as follows:
(1)
A significant deterioration in the earnings performance or business prospects of the investee.

(2)
A significant adverse change in the regulatory, economic, or technological environment of the investee.

(3)
A significant adverse change in the general market condition of either the geographic area or the industry in which the investee operates.

(4)
A recent example of the new issuance of a security, in which the issue price is less than our cost.

The Company estimates the fair value of the non-marketable equity securities when an impairment indicator is present. The fair value is determined as a result of considering various unobservable inputs which are available to the Company, including expectation of future income of the investees, net asset value of the investees, and material unrealized losses to be considered in assets and liabilities held by the investees. The Company recognizes impairment of non-marketable equity securities when the fair value is below the carrying amount and the decline in fair value is considered to be other-than-temporary.
Leases
The Company considers whether a contract is a lease or if it contains a lease element when a contract is executed. If a contract conveys the right to control the use of the identified asset for a period of time in exchange for consideration, such contract is determined to contain a lease element. When the contract contains a lease element, a lease is either classified as operating lease or finance lease when the Company is a lessee, and a sales-type lease or direct financing lease when the Company is a lessor.
The Company, as a lessee, applies the right-of-use model to account for lease transactions. Under the right-of-use model, right-of-use asset and lease liability are recognized at commencement date. The Company measures its lease liability at present value of future lease payments over the remaining term. The Company uses its incremental borrowing rate for the discount rate to calculate the present value of the payments since it is difficult and not practical to determine the interest rate implicit in the lease. The Company’s incremental borrowing rate is the rate of interest that a lessee would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Right-of-use asset is initially measured as the initial amount of the lease liability, plus any lease payments made to the lessor before the lease commencement date, plus any initial direct costs incurred, minus any lease incentives received. When the Company determines a lease term, if a lease contract contains an option to extend its lease term, the Company is reasonably certain to exercise such option. This is mainly due to the severe economic loss the Company may face for not exercising the right of extension, such as recognizing impairment loss of attached facilities and loss resulting from failure to receive the franchise fee originally obtainable. Therefore, the lease term includes the option to extend. Initial lease terms are generally between 3 and 10 years.
For operating leases, the Company recognizes the minimum lease payments where it is the lessee and the minimum lease income where it is the lessor on a straight-line basis over the lease term, and reflects them as rental expenses and rental revenues, respectively, in the consolidated statements of operation. The Company elected to separate lease and non-lease components and not to recognize leases with an initial term of 12 months or less.
Operating rental expense includes amortization of right-of-use assets and interests on lease liability. Variable lease expenses are primarily linked to sales and are excluded from the measurement of lease liability.

Rental expenses are recorded in the consolidated statements of operation based on the nature of the underlying lease. Rental expense related to leases for directly-operated salons and for leased properties that are subsequently subleased to franchisees are recorded to cost of revenue from directly-operated salons and cost of franchise revenue, respectively, and rental expense related to leases for corporate offices is recorded to selling, general and administrative expenses.
Rental income for operating leases on properties subleased to franchisees is recorded to franchise revenue. Terms and conditions of the sublease agreements are arranged to pass through lease obligations under head leases to the franchisees. Sublease income is presented on a gross basis on the accompanying consolidated statements of operation, as the Company remains the primary obligor.
For newly executed contracts, renewal and revision related to leases, estimates and certain assumptions are used to determine asset value, useful lives, discount rate, lease term, etc. and these have effects on (1) classification of lease, (2) measurement of rental payments and (3) measurement of lease asset. These results may differ if varying estimates and assumptions are used.
Property and Equipment, Net
Property and equipment are recorded at cost, less accumulated depreciation. Depreciation of property and equipment is computed principally using the straight-line method based on the estimated useful life of the assets.
The useful lives for depreciation by major asset classes are as follows:
Leasehold improvements	Lesser of 15 years or the remaining lease term
Vehicles	2 – 6 years
Tools, furniture and fixtures	3 – 13 years
Other Intangible Assets, Net
Other intangible assets with finite useful lives consist primarily of capitalized software, reacquired franchise rights, definite-lived trademarks, customer relationships, and store operating rights. The Company capitalizes both eligible internal and external costs of developing or obtaining computer software for internal use. Costs incurred to develop internal-use software during the application development stage are capitalized until the software is substantially complete and ready for its intended use. Costs related to data conversion, training and maintenance costs associated with internal-use software are expensed as incurred. Capitalized software is amortized over the estimated useful life (3-5 years) using the straight-line method. The Company amortizes the fair value of reacquired franchise rights over the remaining contractual terms of the reacquired franchise rights at the time of the acquisition, which generally range from 1-5 years. The Company amortizes the fair value of trademarks over the estimated useful life (10 years). The Company amortizes the fair value of customer relationships and store operating rights over the estimated useful life (3-7 years). Other intangible assets with indefinite useful lives consist primarily of trademarks that are generally recorded in connection with business combinations at their fair value. Indefinite-lived intangibles should be tested for impairment annually and more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired. Due to the Company’s internal reorganization in July 2021, the Company is no longer using the indefinite-lived trademark and therefore recorded an impairment of ¥38,922 thousand in 2021 which is included in impairment loss on long-lived assets in the consolidated statements of operation. There was no impairment in intangible assets recorded in 2023 and 2022.
Impairment of Long-lived Assets, Excluding Goodwill
The Company assesses impairment of long-lived assets at the individual salon level, as this is the lowest level for which identifiable cash flows are largely independent of other groups of assets and liabilities. Long-lived assets include property and equipment, right-of-use lease assets, internal use software, and definite-lived intangible assets. The Company reviews the carrying value of long-lived assets for impairment whenever events or circumstances occur that indicate that the carrying value of the assets may not be recoverable. The assets are considered to be impaired when the estimated undiscounted cash flows expected to result from the use of the assets and their eventual disposition are less than their carrying values. The impairment loss is measured as the amount by which the carrying value of the asset or asset group exceeds its fair value. In determining the fair value, the Company uses present value techniques, if appropriate, based on the estimated future cash flows expected to result from the use of the assets and their eventual dispositions. During 2021, long-lived assets impairment charges related to continuing operations of ¥3,165 thousand, ¥39,067 thousand and ¥20,979 thousand were recorded on property and equipment, other intangible assets and right-of-use asset—operating leases, respectively. Long-lived assets impairments are recorded in impairment loss on long-lived assets in the consolidated statements of operation. There was no impairment loss in the year ended December 31, 2023 and 2022.
Acquisitions
The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not we have acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an acquisition of assets.
If an acquisition is determined to be a business combination, the assets acquired and liabilities assumed are recorded at their respective estimated fair values at the date of the acquisition. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired is recorded as goodwill.
If an acquisition is determined to be an asset acquisition, the cost of the asset acquisition, including transaction costs, are allocated to identifiable assets acquired and liabilities assumed based on a relative fair value basis. If the cost of the asset acquisition is less than the fair value of the net assets acquired, no gain is recognized in earnings. The excess fair value of the acquired net assets acquired over the consideration transferred is allocated on a relative fair value basis to the identifiable net assets (excluding non-qualifying assets). The Company often purchases salons from third-party investors and franchisees through salon operation right transfer agreement, and the Company recognizes store operating rights and reacquired rights, respectively from the salon purchase transactions.
Determining estimated fair value requires a significant amount of judgment and estimates. If assumptions change or errors are determined in our calculations, the fair value could materially change resulting in a change in goodwill or identifiable net assets acquired.
Goodwill
Goodwill represents the excess of cost over fair value of identifiable net assets acquired and assumed in business combinations. The Company generally records goodwill in connection with the acquisition of relaxation salons from franchisees. Upon the sale of relaxation salons to franchisees, goodwill is decremented. In addition, the Company records goodwill when the Company acquires other entities. Goodwill and intangible assets that are deemed to have indefinite useful lives are subject to impairment testing. Impairment testing is performed annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Goodwill impairment assessments are performed at the reporting unit level, which is the same as the Company’s operating segments. The Company utilizes a qualitative assessment for determining whether step one of the goodwill impairment analysis is necessary. If a step one test is considered necessary based on the qualitative factors, the Company compares the estimated fair value of a reporting unit to its carrying value. The carrying value of each reporting unit is based on the assets and liabilities associated with the operations of the reporting unit. The Company calculates estimated fair values of the reporting units based on discounted future cash flows utilizing estimates in annual revenue, service and product margins, fixed expense rates, allocated corporate overhead, directly-operated and franchise salon counts, and long-term growth rates for determining terminal value. If the carrying amount of a reporting unit exceeds its fair value, a loss will be recorded for the excess of the carrying value of the reporting unit over the fair value of the reporting unit. The Company did not recognize impairment losses for any goodwill during the years ended December 31, 2023, 2022 and 2021.
Asset Retirement Obligations
The Company records asset retirement obligations when the obligation is incurred. The obligation is measured at fair value and included in other current liabilities and asset retirement obligations. When the liability is initially recorded, the Company capitalizes the related cost by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value, and the capitalized cost is depreciated over the asset’s useful life.
Revenue Recognition
Revenues are recognized when control of the promised goods or services are transferred to the customers, in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services.
The Company determines revenue recognition through the following steps:
Step 1: identification of the contract with a customer;
Step 2: identification of the performance obligations in the contract;
Step 3: determination of the transaction price;
Step 4: allocation of the transaction price to the performance obligations in the contract;
Step 5: recognition of revenue when, or as, the Company satisfies a performance obligation.
Revenue from Directly-Operated Salons
Revenues from directly-operated salons (including sales in the Luxury Beauty segment) are recognized when services are provided at the salons. The promised services for directly operated studios are the services ordered by the end customer from the service menu. The services are provided in one appointment. Therefore, there is only one performance obligation. As the customer simultaneously receives and consumes the benefits of the relaxation services, the revenue is recognized as the service is delivered using the delivery output method.
Revenue from prepaid cards is recognized when the services are transferred. When value is added to a prepaid card, the Company records a contract liability for its performance obligation to stand ready to transfer services in the future (or transfer funds to franchisee who provides service). When the services or funds are transferred, it derecognizes the contract liability and correspondingly recognizes revenue. The Company expects to be entitled to a certain amount of breakage and recognizes revenue from breakage proportionately to the redemptions exercised by the customer. The amount of breakage recognized for the years ended December 31, 2023, 2022 and 2021 were ¥46,426 thousand, ¥64,600 thousand and ¥61,247 thousand, respectively.
The Company also sells salons to third-party investors. As this is a recurring source of income for the Company as part of the larger strategy for the relaxation salons segment, the sale of salons is considered part of the Company’s ongoing major or central operations and thus ordinary activities for the Company, and the third-party investors are considered as “customers”. Therefore, the Company applies ASC 606 to these contracts. Revenue from the sale of directly-owned salons is comprised of the (i) transfer of the salon assets and business rights and (ii) outsourced salon operation services. The revenue for the transfer of salon assets and business rights is recognized at a point in time when the agreement is signed, and control is transferred to the customer.
Furthermore, the Company may purchase the sold salons from the third-party investors after a certain period time from the initial salon sales based on the third-party investors’ demands and the Company’s business strategy. Depending on the negotiation with the investors, the Company may sell additional salons to the third-party investors, which can be on the same date of the salon purchase or in the future.

If the Company enters into a salon purchase and sales agreement with the same investor on the same date or near the same date, the Company recognizes the salon purchase and sales agreements as a combined arrangement. Under the combined arrangement, the proceeds from the sale of salon and the payment for the purchase of salon are offset with each other. Therefore, the Company recognizes the noncash consideration and the difference of the carrying value of the sold salon and the transaction of salon sales as other income or loss, which is included in gain from sales of salons in the consolidated statements of operation.
Furthermore, the Company often enters into a salon purchase agreement with an third-party investor and sells the purchased salon to a different third-party investor on the same date. When these transactions happen, the Company’s performance obligation is to make an arrangement for the provision of the good by another, and the seller effectively controls the salon before it is sold to the new third-party investor. Therefore, the Company is considered to be an agent in this type of transaction and the Company records the revenue resulted from this type of transaction at net. There is no significant financing component. The proceeds from the transfer of the salons are classified based on the intention.
Also, the buyers of salons are entitled to enter into Service Agreements with the Company to manage the operations of the salons and the Company charges a fee for the management services to be provided. Revenue from the Service Agreement are recognized over the term of the agreement as services are provided. The customer benefits from the integrated service over the contract term and each time increment is substantially the same. Therefore, the outsourced salon operations are considered a “series” of distinct services and are treated as a single performance obligation. The term of the Service Agreement is typically five years. Under the Service Agreement, the Company is reimbursed for the costs of operating the salon including leases and will recognize revenue from the reimbursement of costs using the as-invoiced practical expedient. Furthermore, the Company will receive a certain portion of the excess profit, which is considered variable consideration. This success fee will be constrained until there is greater than 70% probability that there will be no future reversal of revenue.
Franchise Revenue
Franchise revenue is comprised of (i) franchise fees, (ii) royalty income, (iii) staffing service revenue, (iv) sublease revenue, and (v) other franchise revenues. The Company and the franchisee enter into a franchise agreement which sets forth the standard terms and conditions of operating the franchised salon, as well as the fees and royalties over the term of the agreement. In most cases, an outsourcing agreement, is also entered into in conjunction with the franchise agreement that specifies the terms of the sublease arrangement with the franchisee. Upon the franchisee’s request, the Company’s therapists are dispatched to franchise locations and franchisees must pay dispatch fees in accordance with the dispatched employees’ position.
(i)   Franchise fees
The Company receives the entire non-refundable initial franchise fees from the franchisee based on franchise agreement. The franchise agreement typically has an initial term of five years. The services for operating the franchised salon provided by the Company under franchise contract are not separately identifiable within the contract and are interrelated with the franchise right granted in the franchise agreement. As such the services are considered to represent a single performance obligation. The franchise agreement could be renewed prior to expiration by mutual consent and renewal franchise fees are paid by franchisee upon renewal of agreement. Initial franchise fees and expected renewal franchise fees are recognized as revenue ratably using the time-based input method over the expected average contract life (7-10 years), instead of the contract term, as there is a material right related to renewals.
(ii)   Royalty income
The Company collects royalties, an amount calculated by multiplying a certain percentage to gross sales, on a monthly basis. The royalties are subject to the sales- and usage-based royalties constraint and are recognized as revenues based on the monthly royalty earned where such amount is determined on the basis of gross sales made from each salon.
(iii)   Staffing service revenue
The Company also generates revenue from providing its therapists to franchisees, which are recognized as revenues based on the total number of working hours of the agency worker during the dispatched period.

The Company has elected the ‘as-invoiced’ practical expedient for its staffing services where the fixed rate per hour is invoiced to the customer.
(iv)   Sublease revenue
The Company leases the premises in which the majority of its franchisees operate, where the Company retains the head lease primary obligation, and has entered into corresponding sublease arrangements with franchisees. Revenues from sublease transactions with franchisees are recognized on a straight-line basis over the respective operating lease terms, or at the time of the underlying sales for variable lease payments, in accordance with Accounting Standards Codification (“ASC”) 842 Leases (“ASC 842”).
(v)   Other franchise revenues
Other franchise revenues include other services provided to franchisees separately from the franchise agreements and include advertising, training, studio construction and hiring support. These services are primarily recognized as revenues when services are provided. The Company has elected the ‘as-invoiced’ practical expedient for its studio construction services where the consideration is invoiced to the customer.
Other Revenues
Other revenues are primarily from the Digital Preventive Healthcare segment, which include revenues from serving implementation of health and wellness programs (Specific Health Guidance Program), as well as wearable device service (MOTHER Bracelet®), and are recognized when services are provided or the ownership of products are transferred. The Company offers standard assurance-type warranties for its MOTHER Bracelet® which are not accounted for as a separate performance obligation and do not contain acceptance clauses.
See Note 13 for further disclosures required under ASC 606.
Revenue is recognized net of consumption tax collected from customers and subsequently remitted to governmental authorities.
Advertising Expenses
Advertising costs are expensed as incurred and are recorded in selling, general and administration expenses in the consolidated statements of operation. Advertising expenses for the years ended December 31, 2023, 2022 and 2021 were ¥162,033 thousand, ¥135,127 thousand and ¥130,959 thousand, respectively.
Stock-Based Compensation
The Company measures the cost of employee services received in exchange for an award of equity instruments at the fair value of the award on the grant date and recognizes the cost over the requisite service period which the employee is required to provide services in exchange for the award. Compensation expenses are recognized on a straight-line basis over the requisite service period of the awards which are expected to be vested. The Company accounts for forfeitures as they occur. The Company uses option pricing methods that require the input of subjective assumptions, including the expected term, expected volatility, dividend yield and risk-free interest rate.
The Company estimates the likelihood and the rate of achievement for performance sensitive stock-based awards at the end of each reporting period. Changes in the estimated rate of achievement can have a significant effect on the recorded stock-based compensation expense as the effect of a change in the estimated achievement level is recognized in the period the change occurs.
Income Taxes
Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes and tax loss carryforwards. These deferred taxes are measured using the currently enacted tax rates in effect for the year in which the temporary differences or tax loss carryforwards and tax credits are expected to reverse.

Valuation allowances are provided against deferred tax assets when it is more likely than not that a tax benefit will not be realized. The Company considers all available evidence (both positive and negative) when determining whether a valuation allowance is required, with emphasis on its past operating results, the existence of cumulative losses in the most recent years and its forecast of near-term taxable income. The Company recognizes the financial statement effect of uncertain tax positions when it is more likely than not, based on the technical merits, that the tax positions will be sustained upon examination by the tax authorities. Benefits from tax positions that meet the more-likely-than-not recognition threshold are measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Accrued interest and penalties related to the unrecognized tax benefits are included in income tax expense (benefit) in the consolidated statements of operation.
The Company recognizes penalties related to income taxes within the selling, general and administrative expenses line in the consolidated statements of operations. Interest related to income taxes will be recognized in interest expense in the consolidated statements of operations.
Earnings (Loss) Per Share
Basic and diluted earnings (loss) attributable to the Company’s shareholders per common share are presented in conformity with the two-class method required for participating securities. Basic net income (loss) attributable to the Company’s shareholders per common share is computed by dividing net income (loss) attributable to the Company by the weighted-average number of shares of common stock outstanding during the year. Diluted net income (loss) attributable to the Company’s shareholders per common share reflects the potential dilutive effect of stock options. (See Note 14)
Recently Issued Accounting Pronouncements Adopted
Credit Losses
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires measurement and recognition of expected credit losses for financial assets measured at amortized cost, including accounts receivable, upon initial recognition of that financial asset using a forward-looking expected loss model, rather than an incurred loss model. In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). The standard defers the effective dates of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, non-SEC filers and all other companies. As a result, Topic 326 is effective for interim and annual reporting periods beginning in 2023. The adoption of this standard did not have a material effect on its financial position or results of operations.
Recently Issued Accounting Pronouncements Not Yet Adopted
Disclosure Improvements
In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements-Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. This new standard modified the disclosure and presentation requirements of a variety of codification topics by aligning them with the SEC’s regulations. ASU 2023-06 will become effective for each amendment on the effective date of the SEC’s corresponding disclosure rule changes. The Company is currently evaluating the impact on its consolidated financial statements.
Segments
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures. The new standard requires enhanced disclosures about segment information and significant segment expenses. It does not change how a public entity identifies its operating segments. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The new standard should be applied retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact on its consolidated financial statements.
Income Taxes
In December 2023, the FASB issued 2023-09, Income Taxes (Topic 740), Improvements to Income Tax Disclosures. The new standard requires public business entities to disclose information about income taxes paid, specific categories in the rate reconciliation, and additional information for reconciling items that meet a quantitative threshold. The guidance should be applied on a prospective basis. For public business entities, ASU 2023-08 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. For all other entities, the standard is effective for annual periods beginning after December 15, 2025. The Company is currently evaluating the impact on its consolidated financial statements.
2.   Business Combinations
Acquisition of ZACC
On August 31, 2021, the Company entered into a share transfer agreement with all the existing shareholders of ZACC, a Japanese hair salon operator of “ZACC” brand, pursuant to which it will acquire 100% of the outstanding shares of ZACC for cash consideration of ¥370,000 thousand. The total consideration net of the settlement of a pre-existing borrowing was ¥270,000 thousand. ZACC owns and operates 3 luxury hair salon brands (ZACC vie, ZACC raffine, and ZACC ginza), all of which have been recognized by customers for over 30 years for their high level of techniques and hospitality. The purchase price was paid by cash on hand, and an initial payment of ¥69,014 thousand was made on August 31, 2021. The acquisition date was October 1, 2021, when the Company acquired a controlling interest (60% of the common shares) for ¥152,986 thousand and was required to consolidate ZACC. The remaining shares of ZACC were transferred to the Company on January 1, 2022 for ¥148,000 thousand. The acquisition was accounted for by the acquisition method. The consideration paid by the Company approximated the Company’s total fair value. Therefore, the price per share paid by the Company equals the mandatorily redeemable noncontrolling interest per share fair value.
The allocation of the purchase price was based on the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date.
The estimated fair values of the assets acquired and liabilities assumed at the acquisition date were as follows:
Thousands of Yen
Fair value of assets/liabilities
Cash	¥81,802
Accounts receivable-other	49,573
Inventories	5,408
Prepaid expenses and other current assets	2,234
Property and equipment	39,232
Other intangible assets	240,000
Right-of-use asset-operating lease	202,196
Other assets	68,497
Total assets acquired	688,942
Accounts payable	(6,041)
Accrued expenses and other current liabilities	(42,168)
Mandatorily redeemable noncontrolling interests in ZACC	(148,000)
Lease liability	(201,076)

Thousands of Yen
Fair value of assets/liabilities
Borrowings	(249,263)
Asset retirement obligation	(14,147)
Deferred tax liability	(73,488)
Total liabilities assumed	(734,183)
Net liabilities assumed	(45,241)
Fair value of the consideration transferred	122,000
Goodwill	¥167,241

The intangibles of ¥240,000 thousand is comprised of customer relationships of ¥150,000 thousand and ¥90,000 thousand of tradename. The goodwill recorded primarily relates to the growth potential from expanding ZACC’s presence in Japan by implementing a franchising model with the help of the Company’s expertise in this area and the acquired assembled workforce. Almost all of the goodwill is expected to be nondeductible for income tax purposes.
There were no acquisition-related costs incurred.
Acquisition of SAWAN
On May 6, 2021, the Company acquired control of SAWAN CO. LTD. (“SAWAN”) by purchasing all outstanding shares for cash consideration of ¥140,697 thousand. As a result, “Ruam Ruam,” which is a luxury relaxation salon brand held by SAWAN, has become part of the Company’s directly-operated salons. The acquisition was accounted for by the acquisition method. Acquisition-related costs of ¥12,000 thousand were recognized as expenses when incurred, which is included in selling, general and administrative expenses in the consolidated statements of operation.
The allocation of the purchase price was based on the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date.
The estimated fair values of the assets acquired and liabilities assumed at the acquisition date were as follows:
Thousands of Yen
Fair value of assets/liabilities
Cash	¥7,824
Accounts receivable-other	18,228
Inventories	3,391
Prepaid expenses and other current assets	16,643
Property and equipment	70,497
Other intangible assets	100,000
Right-of-use asset-operating lease	168,242
Other long-term assets	57,259
Total assets acquired	442,084
Accounts payable	(99,405)
Accrued expenses	(16,271)
Advances received	(60,651)
Lease liability	(165,560)
Asset retirement obligation	(25,060)

Thousands of Yen
Fair value of assets/liabilities
Deferred tax liabilities	(30,620)
Other liabilities	(14,701)
Total liabilities assumed	(412,268)
Net assets acquired	29,816
Fair value of the consideration transferred	140,697
Goodwill	¥110,881

The intangible assets of ¥100,000 thousand is comprised of customer relationships of ¥30,000 thousand and tradename of ¥70,000 thousand. The goodwill recorded primarily relates to the sales growth potential of the relaxation salons held by SAWAN and acquired assembled workforce. Almost all of the goodwill is expected to be nondeductible for income tax purposes.
Acquisition of relaxation salons
During 2021, the Company acquired 18 relaxation salons for cash consideration of ¥202,686 thousand. The cash consideration paid in these transactions is included within acquisition of businesses—net of cash acquired in the investing activities, payment of installment payables related to business acquisitions in the financing activities and payables related to acquisition of businesses included in accrued expenses in the non-cash investing and financing activities sections of the consolidated statements of cash flows. During 2022 and 2023, there were no salon acquisitions to be accounted for as business combination.
Acquisition-related costs were recognized as expenses when incurred, which were immaterial in amount. The results of operations, and assets and liabilities, of these relaxation salons were included in the consolidated financial statements from the date of acquisition. The purchase price allocation was based on the estimated fair values of the assets acquired and liabilities assumed, as of the acquisition date.
The estimated fair values of the assets acquired and liabilities assumed at the acquisition date were as follows:
	2021
Property and equipment		¥36,299
Other intangible assets		15,000
Total assets acquired		51,299
Asset retirement obligation		(33,876)
Total liabilities assumed		(33,876)
Net assets acquired		17,423
Fair value of the consideration transferred		202,686
Goodwill		185,263
Gain from bargain purchases	¥	―
The goodwill recorded primarily relates to the sales growth potential of the relaxation salon locations acquired and is expected to be deductible for income tax purposes. In 2021, the fair value of the reacquired franchise rights was estimated using the excess earnings method and relief from royalty method with Level 3 unobservable inputs. In order to develop these Level 3 fair value measurements, the Company used 1.2%-6.0% royalty rate and 11.3%-25.0% discount rate as significant unobservable inputs. The amount of reacquired franchise rights was ¥15,000 thousand in 2021. Reacquired franchise rights are subject to amortization and are amortized over an estimated useful life of approximately one to three years.
For some relaxation salons acquired, the Company recognized the excess of the fair value of the net assets assumed over the fair value of the consideration transferred as a gain from bargain purchases.

The amount of revenue from the acquired relaxation salons included in the Company’s results of operations for the year ended December 31, 2021 was ¥208,600 thousand. The amount of loss from the acquired relaxation salons included in the Company’s results of operations for the years ended December 31, 2021 was ¥13,788 thousand. Disclosure of pro forma information is omitted as the information is not easily available.
3.   Property and Equipment, Net
As of December 31, 2023 and 2022, property and equipment, net consist of the following:
	Thousands of Yen
	2023	2022
Leasehold improvements	¥560,639	¥539,553
Vehicles	25,586	18,089
Tools, furniture and fixtures	161,666	114,663
Total	747,891	672,305
Accumulated depreciation and amortization	(296,393)	(248,017)
	¥451,498	¥424,288
Depreciation expense was ¥107,040 thousand, ¥82,795 thousand and ¥80,463 thousand for the years ended December 31, 2023, 2022 and 2021, respectively.
For the years ended December 31, 2023, 2022 and 2021 the Company recognized impairment loss of nil, nil and ¥3,165 thousand , respectively, for the Relaxation Salon segment on leasehold improvements used in certain relaxation salons, respectively. The Company conducted strategic reviews of its future profitability forecast. Following these reviews, the Company reduced the corresponding estimated future cash flows of these assets and the estimated ability to recover the carrying amount of the long-lived assets within the period applicable to the impairment determination, resulting in the impairment charges.
4.   Goodwill and Other Intangible Assets, Net
The components of intangible assets as of December 31, 2023 and 2022 are as follows:
	Thousands of Yen
	2023	2022
Intangible assets subject to amortization:
Software for internal use	¥220,343	¥156,236
Customer relationship	180,000	180,000
Store operating rights	637,138	43,777
Trademark	160,000	160,000
Other	750	750
Total	1,198,231	540,763
Accumulated amortization	(277,900)	(137,458)
Net carrying amount	920,331	403,305
Intangible assets not subject to amortization:
Goodwill	484,564	539,490
Telephone rights	369	369
Total	484,933	539,859
Total intangible assets	¥1,405,264	¥943,164
The aggregate amortization expense was ¥145,555 thousand, ¥85,918 thousand and ¥45,780 thousand for the years ended December 31, 2023, 2022 and 2021, respectively. As of December 31, 2023 and 2022, the weighted average amortization period for internal-use software, customer relationships, Store operating rights and trademarks was 4 years, 6 years, 3 years and 10 years, respectively.
The indefinite-lived trademark intangible relates to the relaxation salon segment and was considered abandoned due to the internal reorganization in 2021. The Company recorded an impairment charge for the full carrying value of ¥38,922 thousand in the year ended December 31, 2021. In addition, the Company recorded an impairment loss of ¥145 thousand on reacquired rights of certain relaxation salons in the relaxation segment for the year ended December 31, 2021. The Company conducted strategic reviews of its future profitability forecast. Following these reviews, the Company reduced the corresponding estimated future cash flows of these assets and the estimated ability to recover the carrying amount of the reacquired rights within the period applicable to the impairment determination, resulting in the impairment charges. There were no impairment charges recorded during the years ended December 31, 2023 and 2022.
The estimated aggregate amortization expense for other intangible assets for the next five years and thereafter is as follows:
Thousands of Yen
Year ending December 31:
2024	¥285,138
2025	279,186
2026	206,059
2027	60,292
2028	45,545
Thereafter	44,111
Total	¥920,331
The following table shows changes in carrying amount of goodwill for the years ended December 31, 2023, 2022 and 2021:
Thousands of Yen
Balance at December 31, 2021	¥600,329
Sale of directly-owned salons, and closure of directly-owned salons	(60,839)
Balance at December 31, 2022	¥539,490
Sale of directly-owned salons, and closure of directly-owned salons	(54,926)
Balance at December 31, 2023	¥484,564
The Company performed a step 1 quantitative assessment for its annual goodwill impairment test on December 31, 2023,2022 and 2021. Based on the results of the step 1 test, the fair value of the reporting unit exceeded the carrying value and no impairment was recorded. The fair value of all reporting units was determined using an income approach based upon estimates of future discounted cash flows. Significant judgments and unobservable inputs categorized as Level III in the fair value hierarchy are inherent in the impairment tests performed and include assumptions about the amount and timing of expected future cash flows, growth rates, and the determination of appropriate discount rates. The Company believes that the assumptions used in its annual impairment test are reasonable, but variations in any of the assumptions may result in different calculations of fair values and impairment charges. The impacts of any adverse business and market conditions which impact the overall performance of the Company’s reporting units will continue to be monitored. If the Company’s reporting units do not achieve the financial performance that the Company expects, it is possible that goodwill impairment charges may result. There can therefore be no assurance that future events will not result in an impairment of goodwill. No impairment losses on goodwill were recognized for the years ended December 31, 2023, 2022 and 2021.

5.   Investments
Investments at Cost
The breakdown of non-marketable securities as of December 31, 2023 and 2022 are as follows:
	Carrying amount
	Thousands of Yen		Ownership
	2023	2022	2023	2022
Matrix Industries, Inc	¥77,948	¥52,520	2.89%	0.09%
Other	3,594	500	―	―
Total	¥81,542	¥53,020
The Company acquired a convertible note from Matrix Industries, Inc. for ¥52,520 thousand on February 3, 2021. In 2023, the Company converted the convertible note into shares. The carrying amount of non-marketable securities are recorded at cost as fair value is not readily determinable. The Company did not recognize any impairments or adjustments to the carrying value for the years ended December 31, 2023 and 2022.
Borrowings
The Company has borrowings with financial institutions. Some borrowings are secured. As of December 31, 2023 and 2022, time deposits with an aggregating book value of ¥26,002 thousand and ¥26,000, respectively, are pledged as collateral. Some borrowings are guaranteed by Credit Guarantee Association, a Japanese governmental affiliate agency which supplements private companies with credit. The borrowings accrue interest using fixed interest rates of 0.21%-3.30% and 0.20%-3.30% per annum as of December 31, 2023 and 2022, respectively. Debt issuance costs related to these borrowings are immaterial.
The Company issued corporate convertible bonds in the aggregate amount of ¥500,000 thousand to Kufu Company Inc., a Japanese company, in December 2022. The bonds are unsecured, accrue interest at a rate of 5.0% per annum, payable on June 30, 2023 and semi-annually thereafter, and will mature on December 28, 2027, unless earlier redeemed or converted. At any time between the six-month anniversary date of December 28, 2022 (which may be earlier in case of the limited event provided for in the indenture) and before the close of business on December 28, 2027, Kufu Company Inc., as the bond holder, may convert the bonds at its option, in whole or in part, into common shares. The Company granted a total of 40 share options, and one share option is attached to each bond equivalent to ¥12,500,000. The price per share used to calculate the number of the Company’s common shares to be delivered upon the exercise of the share options shall be ¥755. The bond holder may also exercise its put option to demand the redemption of the bonds by the Company, in whole or in part, any time after the six-month anniversary date of December 28, 2022.
The carrying value of the Company’s borrowings as of December 31, 2023 and 2022 are as follow:
	Thousands of Yen
	2023	2022
Short-term borrowings	¥400,000	¥	―
Borrowings (Due through 2035 with weighted average interest rates of 1.12% as of December 31, 2022, due through 2035 with weighted average interest rates of 0.66% as of December 31, 2021)	651,217		748,937
Corporate convertible bond	500,000		500,000
Current portion of borrowings	(500,415)		(99,168)
Borrowings, net of current portion	¥1,050,802		¥1,149,769

The carrying value of the Company’s borrowings approximate fair value at each balance sheet date because the stated rate of interest of the debt approximates the market interest rate at which the Company can borrow similar debt. As of December 31, 2023 and 2022, the Company did not have any borrowings measured at fair value.
The following is a summary of maturities of borrowings subsequent to December 31, 2023:
Thousands of Yen
Year ending December 31:
2024	¥100,415
2025	86,603
2026	94,587
2027	594,627
2028	94,664
2029 and thereafter	180,321
Total	¥1,151,217
Parent has short-term and long-term borrowings. These borrowings are primarily made under general agreements, which are to provide security and guarantees for present and future indebtedness or to secure a guarantor upon request of the bank, and that the banks shall have the right to offset cash deposits against any debts and obligations that have become due or, in the case of default, against all obligations to the banks. Kouji Eguchi, the representative director and the shareholder of Parent (holds 38.61% of common stock and all Class A common stock as of December 31, 2023) is a guarantor for five bank loans on behalf of our Company. As of December 31, 2023, the outstanding amount of loans guaranteed by Mr. Eguchi was ¥213,782 thousand. Kazuyoshi Takahashi, the representative director of ZACC is the guarantor for two bank loans on behalf of ZACC, which were borrowed by ZACC from three banks prior to the acquisition of ZACC. As of December 31, 2023, Mr. Takahashi’s guarantee has not been released and the outstanding amount of loans guaranteed by Mr. Takahashi was ¥56,407 thousand. None of the borrowing agreements contain any financial covenants.
In addition, the Company entered into a ¥200,000 thousand credit facility with a bank on August 7, 2023 which matured on May 31, 2024. As of December 31, 2023, the Company had used ¥200,000 thousand of the credit facility. The credit facility was subsequently renewed in 2024. See subsequent events footnote.
6.   Asset Retirement Obligation
Asset retirement obligation primarily consists of estimated costs arising from a contractual obligation to a landlord to remove leasehold improvements from leased properties at the end of the lease contracts for its headquarters and directly-operated salons.
Reconciliation of the beginning and ending amount of asset retirement obligation for the years ended December 31, 2023 and 2022 is as follows:
	Thousands of Yen
	2023	2022
Beginning balance	¥310,929	¥298,994
Liabilities incurred	34,160	2,150
Liabilities settled	(3,838)	(14,639)
Accretion expense	3,095	24,424
Ending balance	¥344,346	¥310,929
The balances as of December 31, 2023 and 2022 are included in asset retirement obligation in the consolidated balance sheets.

7.   Leases
The Company mainly leases commercial space for its relaxation salon from external third parties, which are either operated by the Company or a franchisee and also enters into contracts with franchisees subleasing partial spaces of leased properties under the terms and conditions that are substantially the same as the head lease contracts. As of December 31, 2023, 2022 and 2021, the Company had 232, 235 and 235 leased salons, respectively, of which 89, 104 and 115 salons, respectively were subleased.
Operating Leases
Lessee
There are no lease transactions classified as finance leases for the years ended December 31, 2023, 2022 and 2021.
The table below summarizes the components of operating lease costs related to operating leases for the year ended December 31, 2023, 2022 and 2021:
	Thousands of Yen
	2023	2022	2021
Fixed lease cost(a)	¥893,347	¥866,730	¥801,292
Variable lease cost(b)	45,410	40,661	33,167
Short-term cost	44,115	19,977	38,876
Total	¥982,872	¥927,368	¥873,335

(a)
This includes amounts recoverable from sublessees as fixed sublease income. See the table of sublease income in Subleases below for more details.

(b)
This includes amounts recoverable from sublessees as variable sublease income. See the table of sublease income in Subleases below for more details.

There are no sale-and leaseback transactions conducted in the years ended December 31, 2023, 2022 and 2021.
Supplementary information on cash flow and other information for leasing activities for the year ended December 31, 2023, 2022 and 2021 are as follows:
	Thousands of Yen
	2023	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows	¥982,872	¥938,095	¥881,822
Right-of-use assets obtained in exchange for lease liabilities	931,521	673,468	917,135
Weighted average remaining lease term (in years)	3.7	3.7	3.2
Weighted average discount rate	2.02%	2.12%	1.64%
Maturity analysis of future minimum lease payments under non-cancellable leases subsequent to December 31, 2023 are as follows:
Thousands of Yen
Year ending December 31:
2024	¥783,761
2025	560,888
2026	389,086
2027	239,680

Thousands of Yen
2028	132,409
2029 and thereafter	86,669
Total	2,192,493
Less: Interest component	(94,441)
Present value of minimum lease payments	¥2,098,052

The amount of ¥763,422 thousand and ¥1,334,630 thousand of the discounted present value of minimum lease payment are included in current portion of lease liability and lease liability—net of current portion, respectively, in the consolidated balance sheets.
Subleases
The Company leases space from commercial facility landlords which in turn it subleases to certain franchisees of its relaxation salons. Sublease revenues are as follows for the years ended December 31, 2023, 2022 and 2021, and included in franchise revenues:
	Thousands of Yen
	2023	2022	2021
Fixed sublease income	¥344,875	¥429,419	¥420,138
Variable sublease income	19,492	22,256	17,838
Total	¥364,367	¥451,675	¥437,976
Expected future minimum lease collections to be received under non-cancellable subleases subsequent to December 31, 2023 are as follows:
Thousands of Yen
Year ending December 31:
2024	¥250,565
2025	180,614
2026	103,085
2027	46,203
2028	25,043
2029 and thereafter	21,340
Total	¥626,850
There are no lease transactions classified as sale-type leases and direct financing leases for the years ended December 31, 2023, 2022 and 2021.
8.   Shareholders’ Equity (Deficit)
Common stock and Class A common stock
Parent’s capital consists of common stock and Class A common stock. On March 29, 2021, the Company held its 21st Ordinary General Meeting of Shareholders, whereby the proposal to amend the Articles of Incorporation to increase the total number of authorized shares was approved. The total number of authorized shares increased to 19,900,000 shares, and the total number of authorized class shares increased to 19,899,999 common shares and one (1) Class A common share.
The same rights are granted to common stock and Class A common stock on the right to claim a dividend and to claim a liquidation distribution.
Class A common stock is entitled to no voting rights at ordinary shareholders’ meetings. However, when Parent makes decisions on the following matters stipulated in laws or regulations or the articles of incorporation that need to be approved by the resolution of the Board of Directors, in addition, Parent needs approval at the Class General Meetings of respective shareholders, which is constituted by the shareholders of Class A common stock.
1.
Subject to a demand for sale of treasury stock from inheritors;

2.
Reverse stock split, stock split, issuance of stock and issuance of stock acquisition right;

3.
Dismissal of Parent’s corporate auditor;

4.
Decrease of common stock;

5.
Dividend paid in property other than money;

6.
Change in the articles of incorporation, business transfer, dissolution and liquidation of Parent; and

7.
Organizational change, merger, stock exchange and stock transfer;

All issued Class A common stock are held by Parent’s representative director, Kouji Eguchi. The holders of Class A common share can claim anytime to acquire Class A common share at market price.
Japanese companies are subject to the Companies Act of Japan (the “Companies Act”). The significant provisions in the Companies Act that affect financial and accounting matters are summarized below:
Common stock
Under the Companies Act, issuances of common stock are required to be credited to the common stock account for at least 50% of the proceeds and to the additional paid-in capital account for the remaining amounts.
Dividends
Under the Companies Act, companies can pay dividends at any time during the year in addition to the year-end dividend upon resolution at the shareholders’ meeting. The Companies Act permits companies to distribute dividends-in-kind (non-cash assets) to shareholders’ subject to certain limitations and additional requirements. Semiannual dividends may also be paid upon resolution by the Board of Directors. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than ¥3 million.
Increases / decreases and transfer of common stock, reserve and surplus
The Companies Act requires that an amount equal to 10% of dividends must be appropriated as legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the payment of such dividends until the total of the aggregate amount of legal reserve and additional paid-in capital equals 25% of common stock. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that common stock, legal reserve, additional paid-in capital, and other capital surplus and retained earnings can be transferred among the accounts under certain conditions upon resolution of the shareholders.
On March 31, 2023, upon the resolution of the stockholders, a reduction in the registered capital and additional reserved capital amount for common stock was approved in accordance with the Companies Act. As a result, ¥1,203 million and ¥1,306 million were reclassified from registered capital and additional reserved capital for common stock, respectively, to accumulated deficit.
Treasury Stock
The Companies Act also provides for companies to purchase treasury stock and dispose of such treasury stock by resolution of the Board of Directors. The amount of treasury stock purchased cannot exceed the amount available for distribution to the shareholders which is determined by a specific formula.

Sale of shares of subsidiaries.
In November and December 2023, the Company entered into share transfer agreements with several investors and transferred 1,781 out of 50,000 shares of MEDIROM MOTHER Labs Inc. to third-party investors, representing 3.56% of the ownership interest. The Company received the cash proceeds of approximately ¥160 million and the difference between the consideration received and the amount by which the noncontrolling interest was adjusted was recognized in as additional paid-in capital. The Company recorded ¥155 million and ¥5 million to additional paid-in capital and noncontrolling interest from the sale of subsidiaries’ shares, respectively.
9.   Stock-based Compensation
The fair value of stock options as part of employee incentive plans is estimated at the date of grant of the purchase rights using the Black-Sholes option-pricing model. The model requires the input of highly subjective assumptions such as the expected stock price volatility and the expected term.
According to the resolutions at the general meetings of shareholders held in December 2015, as Fifth Series of Stock Subscription Rights, stock options to purchase 285,500 shares of common stock were granted to the Company’s employees on December 21, 2015. The exercise term of stock options is 8 years commencing from December 22, 2017 and they must be employed by the Company at the time of exercise to exercise their rights. The stock option’s fair value as of grant date was ¥2.96 per share. The exercise price of the stock option is ¥400 per share.
According to the resolutions at the general meetings of shareholders held in December 2016, as Seventh Series of Stock Subscription Rights, stock options to purchase 174,000 shares of common stock were granted to the Company’s director and the Company’s employees on December 21, 2016. The exercise term of stock options is 8 years commencing from December 22, 2018 and they must be employed by the Company at the time of exercise to exercise their rights. The stock option’s fair value as of grant date was ¥0.82 per share. The exercise price of the stock option is ¥2,000 per share.
According to the resolutions at the extraordinary general meetings of shareholders held in August 2020, as Eighth Series of Stock Subscription Rights, stock options to purchase 150,000 shares of common stock were granted to the Company’s director on October 2, 2020. The amount to be paid in for the stock option was ¥1.00 per share. The exercise term of stock options is 5 years commencing from October 1, 2021 and they must be employed by the Company at the time of exercise to exercise their rights. The stock option’s fair value as of grant date was ¥104.64 per share. The exercise price of the stock option is ¥2,000 per share.
According to the resolutions at the extraordinary general meetings of shareholders held in August 2020, as Ninth Series of Stock Subscription Rights, stock options to purchase 300,000 shares of common stock were granted to the Company’s director, the Company’s corporate auditor, the Company’s employees and outside service providers on October 2, 2020. The amount to be paid in for the stock option was ¥22.00 per share. The exercise term of stock options is 3 years commencing from October 1, 2021 and they must be employed by the Company at the time of exercise to exercise their rights (however, this shall not apply to outside service providers). In addition, the exercise can take place only when the Company achieves an annual consolidated revenue target of ¥3,908,264 thousand under U.S. GAAP in any of our 2020, 2021 or 2022 fiscal years. The stock option’s fair value as of grant date was ¥637.02 per share. The exercise price of the stock option is ¥128 per share.
The Company did not grant any stock options during 2023 and 2022.

A summary of the activity of the Company’s employee stock option plans as of and for the years ended December 31, 2023, 2022 and 2021 is presented below:
		Yen	Years	Thousands of Yen
	Number of shares	Weighted-average exercise price	Weighted-average remaining contractual term	Aggregate intrinsic value
Outstanding at December 31, 2021	599,800	857	3.5	192,570
Exercisable at December 31, 2021	599,800	857	3.5	192,570
Forfeited/Expired	(6,550)	128
Outstanding at December 31, 2022	593,250	865	2.7	150,696
Exercisable at December 31, 2022	593,250	¥865	2.7	¥150,696
Reinstated	3,200	128
Forfeited/Expired	(6,950)	402
Outstanding at December 31, 2023	589,500	867	1.5	228,719
Exercisable at December 31, 2023	589,500	¥867	1.5	¥228,719
On August 29, 2023, the board of directors approved a resolution to waive the forfeiture related to the Fifth Series, Seventh Series, and Ninth Series of Stock Subscription Rights. This resolution retrospectively applies to the employees who resigned after December 31, 2022 for the stock options related to Fifth Series and Seventh Series of Stock Subscription Rights and resigned after April 30, 2022 for the stock options related to Ninth Series of Stock Subscription Rights. The board of directors passed the resolution due to the delay in filing the Form 20-F for the year-ended December 31, 2021, which resulted in forfeiting the employees’ opportunity to exercise their options. Considering the fact that the employees paid cash consideration in exchange of the stock options, the Company relieved the stock option forfeiture for the certain employees. The Company retrieved 3,200 forfeited stock options during the year-ended December 31, 2023 due to this resolution.
For the year ended December 31, 2023 and 2022, there was no compensation cost recognized for stock options as all stock options previously granted have been fully vested. As of December 31, 2023, there was no unrecognized compensation cost.
For the year ended December 31, 2021, there was ¥15,545 thousand of compensation cost recognized for the 8th stock options. As of December 31, 2021, the performance condition for the 9th series stock option was deemed probable and the full compensation cost of ¥181,308 thousand for the non-forfeited options was recorded in the year ended December 31, 2021.
10.   Segment Information
The Company operates its business in three segments: Relaxation Salon, Digital Preventative Healthcare, and Luxury Beauty, which are based on the organizational structure and information reviewed by the Company’s Chief Operating Decision Maker, who is the Chief Executive Officer, to evaluate its operating results and allocation of resources.
The accounting policies of the segments are substantially the same as those described in the significant accounting policies in Note 1.

Information about operating results and assets for each segment as of and for the years ended December 31, 2023, 2022 and 2021 is as follows:
	Thousands of Yen
	Relaxation Salon	Digital Preventative Healthcare	Luxury Beauty	Corporate and elimination		Consolidated
Year ended December 31, 2023
Revenues	¥6,059,851	¥200,397	¥567,695	¥	―	¥6,827,943
Operating income (loss)	848,047	(173,138)	(84,490)		(981,998)	(391,579)
Depreciation and amortization	157,804	27,574	35,729		31,488	252,595
Total assets	4,814,248	458,535	611,925		964,481	6,849,189
Year ended December 31, 2022
Revenues	¥5,972,913	¥386,383	¥594,761	¥	―	¥6,954,057
Operating income (loss)	1,272,093	(60,190)	(23,735)		(1,091,201)	96,967
Depreciation and amortization	78,825	20,100	11,454		73,677	184,056
Total assets	4,693,660	189,933	822,354		1,041,399	6,747,346
Year ended December 31, 2021
Revenues	¥5,196,540	¥43,965	¥169,320	¥	―	¥5,409,825
Operating income (loss)	699,105	(144,857)	(6,538)		(1,018,297)	(470,587)
Depreciation and amortization	80,917	11,113	10,736		23,477	126,243
Total assets	4,002,005	161,945	701,172		887,939	5,753,061
Expenses not directly associated with specific segments are allocated based on the most reasonable measures applicable. Corporate expenses include certain corporate general and administrative expenses and back-office expenses.
Assets attributed to each segment are accounts receivable-trade, net, accounts receivable-other, net, inventories, prepaid expenses, right-of-use asset—operating lease, property and equipment, goodwill, intangible assets, investments, and lease and guarantee deposits. Corporate assets primarily consist of cash and cash equivalents, time deposits, long-term accounts receivable-other, net, deferred tax assets, and property and equipment.
Substantially all revenues are from customers operating in Japan. Geographic information is omitted due to immateriality of revenue and operating income attributable to international operations for the years ended December 31, 2023, 2022 and 2021.
11.   Income Taxes
The following table shows a summary of income taxes for the years ended December 31, 2023, 2022 and 2021:
	Thousands of Yen
	2023	2022	2021
	Total	Total	Total
Income (loss) before income taxes	¥20,622	¥179,774	¥(414,481)
Income taxes
Current	7,209	30,809	24,767
Deferred	(101,636)	―	551,483
Total	¥(94,427)	¥30,809	¥576,250
Parent and its subsidiaries are subject to a number of taxes based on income, in the aggregate resulted in an effective statutory rate of approximately 34.6% for the year ended December 31, 2023 and 30.6% for the years ended December 31, 2022 and 2021.

A reconciliation of the differences between the effective income tax rates reflected in the accompanying consolidated statements of operation and Japanese statutory tax rates for the years ended December 31, 2023, 2022 and 2021 is as follows:
	2023	2022	2021
Statutory tax rate	34.6%	30.6%	30.6%
Increases (reductions) in taxes due to:
Change in valuation allowance	1709.3	(32.7)	(155.9)
Nondeductible expenses	18.8	―	(1.1)
Inhabitant tax-per capita*	35.0	―	(3.9)
Stock-based compensation	―	―	(14.5)
Use of operating loss carryforwards	(1807.5)	―	3.9
Change in statutory tax rate	(448.1)	―	―
Other-net	0.0	19.2	1.9
Effective income tax rate	(457.9)%	17.1%	(139.0)%

*
Inhabitants tax is imposed on resident corporations in Japan. It consists of the corporation tax calculated as a percentage of national corporation tax and the per capita levy determined based on capital and the number of employees. For the year ended December 31, 2021, the impact of inhabitant tax per capita on the effective tax rate decreased due to fluctuation of (loss) income before income taxes.

The tax effects of the major items of temporary differences giving rise to the deferred tax assets and liabilities as of December 31, 2023, 2022 and 2021 are as follows:
	Thousands of Yen
	2023	2022		2021
Deferred tax assets:
Accounts receivable-trade	¥15,234		¥69,203		¥13,485
Provision for bad debt	42,338		16,871		50,551
Goodwill	―		6,351		―
Accrued Vacation	22,624		17,520		―
Asset retirement obligation	119,049		82,506		91,552
Operating lease liability	725,716		591,108		576,867
Operating loss carryforwards	689,210		717,011		716,518
Other	52,553		54,244		69,603
Gross deferred tax assets	1,666,724		1,554,814		1,518,576
Valuation allowance	(662,100)		(712,685)		(771,441)
Total deferred tax assets	1,004,624		842,129		747,135
Deferred tax liabilities:
Property and equipment	(67,454)		(51,925)		(65,590)
Goodwill	(34,070)		―		(15,018)
Intangible assets	(78,137)		(142,789)		(101,025)
Right-of-use asset—operating lease	(722,724)		(558,538)		(558,538)
Acquisition Costs	―		(20,003)		―
Other	(604)		(68,874)		(6,964)
Total deferred tax liabilities	(902,988)		(842,129)		(747,135)
Net deferred tax assets	¥101,636	¥	―	¥	―

Valuation allowance for deferred tax assets have decreased by ¥50,585 thousand, ¥58,756 thousand and increased by ¥646,065 thousand for the years ended December 31, 2023, 2022 and 2021, respectively.
Based on the level of historical taxable income and projections for future taxable income over the periods which the net deductible temporary differences are expected to reverse, the Company believes it is more likely than not that the Company will realize the benefits of these tax assets, net of valuation allowance, at December 31, 2023.
At December 31, 2023, the Company had operating loss carryforwards of ¥1,992,512 thousand, which are available to offset future taxable income. These carryforwards are scheduled to expire as follows:
Operating loss carryforwards
(Thousands of Yen)
Years ending December 31:
Between 2024 and 2027	¥ ―
Between 2028 and 2031	511,939
2032 and thereafter	1,480,573
Total	¥1,992,512
The Company does not recognize any deferred tax liabilities for undistributed earnings of domestic subsidiaries since dividends from these subsidiaries are not subject to taxation under Japanese tax law.
At December 31, 2023, 2022 and 2021, current unrecognized tax benefit is not material in amount. Even in the next twelve months after the end of 2023, it is unlikely that the total amount would change dramatically.
The penalties and interest expenses related to income taxes are recognized in the consolidated statements of operation for the years ended December 31, 2023, 2022 and 2021, however, the amounts are immaterial.
In 2023, the Company underwent examination by the tax authorities. The tax authorities routinely challenge certain deductions and credits reported by the Company on its income tax returns. In November 2023, the tax authorities concluded examinations, which did not have a material impact to the Company’s consolidated financial statements.
Parent and its subsidiaries are subject to taxation in Japan and in the local Japanese governments where the Company’s salons or offices are located. As of December 31, 2023, the fiscal year ending December 31, 2018 and subsequent years remain open to examination by the tax authority (National Tax Agency and Tokyo Metropolitan Government).
12.   Revenue Recognition
Disaggregation of revenue
For the year ended December 31, 2023, 2022 and 2021 revenues are disaggregated by revenue stream and reconciled to reportable segment revenues as follows.
	Thousands of Yen
Revenue Stream*	Relaxation Salon	Digital Preventative Healthcare		Luxury Beauty	Consolidated
Year ended December 31, 2023
Revenue from directly-operated salons	¥4,081,024	¥	―	¥567,695	¥4,648,719
Revenue from the sale of directly-owned salons	1,007,800		―	―	1,007,800
Franchise fees	106,916		―	―	106,916
Royalty income	181,417		―		181,417
Staffing service revenue	136,570		―	―	136,570

	Thousands of Yen
Revenue Stream*	Relaxation Salon	Digital Preventative Healthcare	Luxury Beauty	Consolidated
Sublease revenue	364,367	―	―	364,367
Other franchise revenues	181,757	―	―	181,757
Other revenues	―	200,397	―	200,397
Total revenues	¥6,059,851	¥200,397	¥567,695	¥6,827,943

	Thousands of Yen
Revenue Stream*	Relaxation Salon	Digital Preventative Healthcare	Luxury Beauty	Consolidated
Year ended December 31, 2022
Revenue from directly-operated salons	¥3,121,649	¥—	¥594,761	¥3,716,410
Revenue from the sale of directly-owned salons	1,122,595	—	—	1,122,595
Franchise fees	155,952	—	—	155,952
Royalty income	403,170	—	—	403,170
Staffing service revenue	86,975	—	—	86,975
Sublease revenue	411,698	—	—	411,698
Other franchise revenues	630,227	—	—	630,227
Other revenues	40,647	386,383	—	427,030
Total revenues	¥5,972,913	¥386,383	¥594,761	¥6,954,057
	Thousands of Yen
Revenue Stream*	Relaxation Salon	Digital Preventative Healthcare	Luxury Beauty	Consolidated
Year ended December 31, 2021
Revenue from directly-operated salons	¥3,278,514	¥—	¥169,320	¥3,447,834
Revenue from the sale of directly-owned salons	559,000	—	—	559,000
Franchise fees	199,889	—	—	199,889
Royalty income	209,848	—	—	209,848
Staffing service revenue	263,962	—	—	263,962
Sublease revenue	437,976	—	—	437,976
Other franchise revenues	247,351	—	—	247,351
Other revenues	—	43,965	—	43,965
Total revenues	¥5,196,540	¥43,965	¥169,320	¥5,409,825

*
All revenue streams are recognized over time, with the exception of hiring support within other franchise revenues and revenue from the sale of directly-owned salons, which are recognized at a point in time. Revenue related to hiring support was not material in the periods presented.

Contract balance
Information about receivables and contract liabilities from contracts with customers is as follows:
	Thousands of Yen As of December 31,
	2023	2022	Balance sheet classification
Receivables	¥621,867	¥534,686	Accounts receivable-trade, net
Contract liabilities:
Current	109,307	89,008	Current portion of contract liability
Long-term	71,134	156,431	Contract liability—net of current portion
Total	¥180,441	¥245,439
Prepaid card liability	¥402,742	¥507,405	Advances received
Receivables relate primarily to payments due for royalty income, staffing service revenue and sublease revenue. With respect to the payment term, payment for these revenues is generally collected monthly. As such, no significant financing component has been identified. The receivables balance is presented net of an allowance for expected losses (i.e., doubtful accounts), and are primarily related to receivables from the Company’s franchisees. Refer to “Accounts Receivables—Trade, Net” on Note 1 for details on the components of the receivables balance and the allowance. Contract liabilities primarily represent the Company’s remaining performance obligations under its franchise agreement at the end of the year, for which consideration has been received and revenue had not been recognized, and is generally recognized as revenues ratably over the remaining customer life that the expected services are to be provided. Prepaid card liabilities mainly relate to the unused balance of ReRaKu and SAWAN cards that can be redeemed at directly-operated salons for services. Revenue for prepaid cards is recognized and the corresponding liability is reduced as the services are provided. As of December 31, 2023 and 2022, contract assets under contracts with customers were immaterial and they are included in prepaid expenses and other current assets and other assets in the consolidated balance sheets.
Changes in the Company’s contract liabilities for the year ended December 31, 2023 are as follows:
Thousands of Yen Contract liabilities
Balance at December 31, 2022	¥245,439
Revenues recognized during 2023 which were included in the contract liabilities balance at December 31, 2022	(101,666)
Remaining amounts at December 31, 2023 which were newly recognized as contract liabilities during 2023	36,668
Balance at December 31, 2023	¥180,441
For the year ended December 31, 2023, there were no revenues recognized under performance obligations which were satisfied for past fiscal years by change of transaction price, etc. Changes in receivables and contract liabilities are primarily due to the timing of revenue recognition, billings and cash collections.

Transaction price allocated to remaining performance obligations
Estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied as of December 31, 2023 is as follows:
Thousands of Yen
Year ending December 31:
2024	¥109,307
2025	44,261
2026	17,690
2027	8,377
2028	806
Total	¥180,441
13.   Earnings (loss) Per Share
Earnings (loss) per common share is allocated based on each right of common stock and Class A common stock, on the assumption that income (loss) from current year has been distributed. Common stock and Class A common stock have equal rights with respect to surplus dividend and residual assets distribution as net income (loss) attributable to shareholders of the Company is allocated proportionally.
Reconciliations of net income (loss) and weighted average number of common shares outstanding used for the computation of basic and diluted earnings (loss) per common share for the years ended December 31, 2023, 2022 and 2021 are as follows:
	2023		2022		2021
	Common	Class A	Common	Class A	Common	Class A
Income (Numerator)
Net income (loss) attributable to shareholders of the Company	¥115,404	―	¥148,965	―	¥(990,731)	―
	(Number of shares)		(Number of shares)		(Number of shares)
Shares (Denominator)
Weighted average common shares outstanding	4,882,500	1	4,877,404	1	4,877,404	1
Effect of dilutive instruments:
Stock options	284,152	―	593,250	―	―	―
Weighted average common shares for diluted computation	5,166,652	1	5,470,654	1	4,877,404	1
	(Yen)		(Yen)		(Yen)
Earnings (loss) per common share attributable to shareholders of the Company
Basic	¥23.64	¥23.64	¥30.54	¥30.54	¥(203.13)	¥(203.13)
Diluted	¥22.34	¥22.34	¥27.23	¥27.23	¥(203.13)	¥(203.13)
For periods in which the Company reports net loss, diluted net loss per common share attributable to common shareholders is the same as basic net loss per common share attributable to common shareholders. Options to purchase 599,800 shares have been excluded from the diluted net loss per common share attributable to common shareholders calculation for the year ended December 31, 2021 because the effect of inclusion would have been anti-dilutive. In addition, the share options from the convertible bond were excluded from the diluted net income per common share attributable to common shareholders because the effect of inclusion would have been anti-dilutive for the year ended December 31, 2023.

14.   Fair Value of Financial Instruments
Fair value of financial instruments
The estimated fair values of the Company’s financial instruments at December 31, 2023, 2022 and 2021 are set forth below:
The following summary excludes cash and cash equivalents, time deposits, accounts receivable-trade, accounts receivable-other, investments, long-term accounts receivable-other, lease and guarantee deposits, current portion of borrowings, accounts payable-trade, accrued expenses, deposit received and operating lease liability for which fair values approximate their carrying amounts. Long-term accounts receivable-other approximates fair value as it is calculated based on the discounted future cash flows. The summary also excludes investments which are disclosed in Note 5.
Borrowings
The Company’s borrowings instruments are classified as Level 2 instruments and valued based on the present value of future cash flows associated with each instrument discounted using current market borrowing rates for similar borrowings instruments of comparable maturity. The value of current portion of borrowings approximate fair value due to the short-term nature of these liabilities, and the carrying value of the Company’s long-term borrowings approximate fair value at each balance sheet date because the stated rate of interest of the debt approximates the market interest rate at which the Company can borrow similar debt.
Assumptions used in fair value estimates
Fair value estimates are made at a specific point in time, based on relevant market information available and details of the financial instruments. These estimates are practically conducted by the Company which involve uncertainties and matters of significant judgment; therefore, these cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
15.   Fair Value Measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy that prioritizes the inputs used to measure fair value is as follows:
Level 1
Inputs are quoted prices in active markets for identical assets or liabilities.
Level 2
Inputs are quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3
Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable, which reflect the reporting entity’s own assumptions about the assumptions that market participants would use in establishing a price.
The only asset or liability to be measured at fair value on a “recurring” basis during 2021 related to the mandatorily redeemable noncontrolling interest as part of the ZACC acquisition in October 2021, which is considered a level 3 input. As of December 31, 2021, the carrying value approximated the fair value due to the short timeframe before redemption and there were no other adjustments during the year. The Company subsequently purchased the shares related to the noncontrolling interest in January 2022.
Long-lived assets and liabilities that have been measured at fair value on “nonrecurring” basis include leasehold improvements, right-of-use assets—operating lease, trademark, and reacquired franchise rights. Assets and liabilities measured at fair value on “nonrecurring” basis as of December 31, 2023, 2022 and 2021 are as follows:
	Thousands of Yen
	Level 1		Level 2		Level 3	Impairment loss
Year ended December 31, 2023
Assets
Leasehold improvements	¥	―	¥	―	¥349,244	¥	―
Right-of-use asset—operating lease		―		―	2,089,402		―
Trademark		―		―	121,308		―
Total	¥	―	¥	―	¥2,559,954	¥	―
Year ended December 31, 2022
Assets
Leasehold improvements	¥	―	¥	―	¥353,425	¥	―
Right-of-use asset—operating lease		―		―	1,955,354		―
Trademark		―		―	137,351		―
Total	¥	―	¥	―	¥2,446,130	¥	―
Year ended December 31, 2021
Assets
Leasehold improvements	¥	―	¥	―	¥359,376		¥3,165
Right-of-use asset—operating lease		―		―	1,824,095		20,979
Trademark		―		―	153,458		38,922
Reacquired franchise rights		―		―	8,639		145
Total	¥	―	¥	―	¥2,345,568		¥63,211
Impairment of long-lived assets
Significant judgments and unobservable inputs categorized as Level 3 in the fair value hierarchy are inherent in the impairment tests performed and include assumptions about the amount and timing of expected future cash flows, growth rates, and the determination of appropriate discount rates. The Company believes that the assumptions used in its annual and any interim date impairment tests are reasonable, but variations in any of the assumptions may result in different calculations of fair values and impairment charges.
The Company’s primary business is the operations of Relaxation Salons. It regularly conducts reviews of past performances and future profitability forecast for individual Salons. Based on the evaluation, if the Company determines that the Salon assets are impaired and not fully recoverable, it reduces the carrying amounts of the Salon’s long-lived assets to the estimated fair value. Fair value is determined based on income approach using Level 3 inputs under ASC 820 Fair Value Measurement. The income approach is calculated using projected future (debt-free) cash flows that are discounted to present value. The future cash flows are based on the estimates made by management concerning forecast of sales, operating expenses and operating profit and loss, etc. with due consideration of industry trend and market circumstances, business risks and other factors, adjusted by market participants assumptions, if different from the Company’s assumptions. These cash flows are then discounted at the reporting unit’s calculated weighted average cost of capital (“WACC”) of 11.3%-21.0%. The discount rate (WACC) takes into consideration the characteristics of relevant peer companies, market observable data, and company-specific risk factors. Because of changing market conditions (i.e., rising interest rates and/or less marketplace demand), it is reasonably possible that the estimate of expected future cash flows may change resulting in the need to adjust our determination of fair value in the future.
For the years ended December 31, 2023 and 2022, the Company recognized no impairment loss upon conducting strategic reviews of its future profitability forecast for the salons.
For the year ended December 31, 2021, the Company recognized an impairment loss of ¥24,289 thousand on leasehold improvements, right-of-use asset—operating lease and reacquired franchise rights directly related to certain relaxation salons. The Company conducted strategic reviews of its future profitability forecast for the salons. Following these reviews, the Company reduced the corresponding estimated future cash flows of these assets and the estimated ability to recover the carrying amount of the long-lived assets within the period applicable to the impairment determination, resulting in the impairment charges. The company also recognized an impairment loss of ¥38,922 thousand related to the Bell Epoque trademark. As a result of the Company’s internal reorganization in July 2021, the Company will no longer use the trademark.
16.   Commitments and Contingencies
Operating leases
The Company mainly in addition to its headquarters facility, leases salon spaces from external third parties, which are either directly-operated salons or franchised salons. Refer to Note 8 Leases and Note 7 Asset Retirement Obligation for details on the components of operating lease costs and future minimum lease payments under non-cancellable leases and asset retirement obligation, respectively.
Borrowings
The Company has borrowings that are primarily made under general agreements. Refer to Note 6 Borrowings for future debt payments.
Litigation
The Company is involved in various claims and legal actions arising in the ordinary course of business. The Company has recorded provisions for liabilities when it is probable that liabilities have been incurred and the amount of loss can be reasonably estimated. The Company reviews these provisions at least on a yearly basis and adjusts these provisions to reflect the impact of the negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Based on its experience, although litigation is inherently unpredictable, the Company believes that any damage amounts claimed in outstanding matters are not a meaningful indicator of the Company’s potential liability. In the opinion of management, any reasonably possible range of losses from outstanding matters would not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.
17.   Related Party Transactions
Transactions with the Company’s representative director
Mr. Eguchi is the guarantor with respect to some of the Company’s borrowings. See Note 6, Borrowings for more detail.
Transactions with the Company’s director
Akira Nojima, Parent’s independent director, is the sole owner of Kabushiki Kaisha No Track.
As of December 31, 2023 and 2022, the outstanding accrued expenses to Kabushiki Kaisha No Track are nil and ¥110 thousand (included in accrued expenses), respectively. The Company paid annual consulting fees of ¥150 thousand, ¥600 thousand and ¥600 thousand (included in selling, general and administrative expenses), respectively, to Kabushiki Kaisha No Track, in the years ended December 31, 2023, 2022 and 2021.

Tomoya Ogawa, Parent’s independent director and the shareholder of the Company (holds 0.58% of common stock as of December 31, 2023, 2022 and 2021), is the sole owner of Kabushiki Kaisha LTW.
As of December 31, 2023 and 2022, the outstanding accrued expenses to Kabushiki Kaisha LTW are nil and ¥330 thousand (included in accrued expenses), respectively. The Company paid consulting fees of ¥1,200 thousand, ¥3,000 thousand and ¥3,000 thousand (included in selling, general and administrative expenses) to Kabushiki Kaisha LTW, in the years ended December 31, 2023, 2022 and 2021, respectively.
Kazuyoshi Takahashi, the representative director of ZACC and the shareholder of ZACC is the guarantor with respect to some of the Company’s borrowings. See Note 6, “Borrowings” for more detail.
Transactions with the Company’s corporate auditor
Osamu Sato, Parent’s corporate auditor and the shareholder of Parent (holds 0.36% of common stock as of December 31, 2023, 2022 and 2021), is a part-time employee of Ebis 20 Co., Ltd.
As of December 31, 2023 and 2022, the outstanding accrued expenses to Ebis 20 Co., Ltd were nil and ¥110 thousand (included in accrued expenses), respectively. The Company paid annual consulting fees of ¥400 thousand, ¥1,200 thousand and ¥1,200 thousand (included in selling, general and administrative expenses), respectively, to Ebis 20 Co., Ltd in the years ended December 31, 2023, 2022 and 2021.
Transactions with COZY LLC
On January 20, 2023, the Company’s CEO and major shareholder Koji Eguchi’s 100% funded joint venture COZY LLC (“COZY”) implemented a stock repurchase program based on the US SEC Rule 10b5-1 through a US investment bank. Under this plan, COZY can purchase up to 50 million yen of the company’s American Depositary Shares (ADS). This plan was approved by the Company’s board of directors on January 18, 2023. During the period from January to March 2023, COZY has repurchased the Company’s 22,543 shares.
18.   Subsequent Events
Short-term loan refinance
On March 29, 2024, The Company reached an agreement with its lender and refinanced its 200 million yen short-term loan with a new 300 million yen short-term loan maturing on September 30, 2024 at an interest rate of 1-month TIBOR plus 1.2%.
Credit facility agreement
On May 31, 2024, the Company renewed the 200 million yen credit facility agreement entered into with a bank on August 7, 2023. The agreement, which had reached its maturity date, was extended for an additional year on the same terms, with a fixed interest rate of 1.475% and a new maturity date of May 30, 2025.
Stock Option Exercise
On March 31, 2024, employees of the Company exercised the Fifth and Ninth series of stock options with an exercise price of ¥400 and ¥128 per share, respectively, resulting in the Company issuing 55,850 shares to the employees and receiving JPY8,101 thousand.

MEDIROM HEALTHCARE TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2024 (UNAUDITED) AND DECEMBER 31, 2023
(Yen in thousands, except share data)
	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	¥144,648	¥106,347
Accounts receivable-trade, net of allowances of ¥15,932 and ¥15,925, respectively	76,733	621,867
Accounts receivable-other, net of allowances of ¥457 and ¥457 respectively	536,484	606,074
Inventories	160,207	139,982
Prepaid expenses and other current assets	188,733	284,434
Total current assets	1,106,805	1,758,704
Property and equipment, net	407,412	451,498
Goodwill	472,209	484,564
Other intangible assets, net	781,317	920,700
Investments	81,542	81,542
Long-term accounts receivable-other, net of allowances of ¥111,093 and ¥116,547, respectively	95,560	95,797
Right-of-use asset–operating lease, net	1,958,629	2,089,402
Lease and guarantee deposits	808,733	848,691
Deferred tax assets, net	101,636	101,636
Other assets	13,198	16,655
Total assets	¥5,827,041	¥6,849,189
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	¥124,436	¥137,697
Accrued expenses	1,036,247	1,261,909
Short-term borrowings	500,000	400,000
Current portion of long-term borrowings	92,716	100,415
Accrued income taxes	4,816	14,888
Current portion of contract liability	78,320	109,307
Advances received	228,112	402,742
Current portion of lease liability	741,511	763,422
Other current liabilities	494,609	370,213
Total current liabilities	3,300,767	3,560,593
Long-term borrowings–net of current portion	1,011,481	1,050,802
Deposit received	250,235	261,922
Contract liability–net of current portion	45,615	71,134
Lease liability–net of current portion	1,222,931	1,334,630
Asset retirement obligation	347,633	344,346
Other liabilities	12,692	9,801
Total liabilities	6,191,354	6,633,228
COMMITMENTS AND CONTINGENCIES (NOTE 12)
SHAREHOLDERS’ (DEFICIT) EQUITY:
Common stock, no par value; 19,899,999 shares authorized; 5,030,850 shares issued and 4,938,350 shares outstanding at June 30, 2024; 4,975,000 shares issued and 4,882,500 shares outstanding at December 31, 2023	19,900	19,900
Class A common stock, no par value; 1 share authorized; 1 share issued and 1 share outstanding at June 30, 2024 and December 31, 2023	100	100
Treasury stock, at cost- 92,500 common shares at June 30, 2024 and December 31, 2023	(3,000)	(3,000)
Additional paid-in capital	121,703	113,602
(Accumulated deficit) Retained earnings	(501,904)	80,277
Total ‘equity (deficit) attributable to shareholders of the Company	(363,201)	210,879
Noncontrolling interests	(1,112)	5,082
Total shareholders’ (deficit) equity	(364,313)	215,961
Total liabilities and shareholders’ (deficit) equity	¥5,827,041	¥6,849,189
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MEDIROM HEALTHCARE TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2024
AND 2023 (UNAUDITED)
(Yen in thousands, except share and per share data)
	Six months ended June 30,
	2024	2023
Revenues:
Revenue from directly-operated salons	¥3,015,663	¥2,598,467
Franchise revenue	415,923	489,593
Other revenues	43,695	62,730
Total revenues	3,475,281	3,150,790
Cost of revenues and operating expenses:
Cost of revenue from directly-operated salons	2,653,425	2,215,200
Cost of franchise revenue	156,014	269,229
Cost of other revenues	89,278	56,185
Selling, general and administrative expenses	1,213,238	989,222
Total cost of revenues and operating expenses	4,111,955	3,529,836
Operating loss	(636,674)	(379,046)
Other (expense) income:
Dividend income	2	2
Interest income	2	1
Interest expense	(20,631)	(16,859)
Gain from sales of salons	31,793	68,783
Subsidies	13,855	10,877
Other, net	26,883	(35,089)
Total other income	51,904	27,715
Loss before income tax expense	(584,770)	(351,331)
Income tax expense	3,605	3,735
Net loss	¥(588,375)	¥(355,066)
Less: Net loss attributable to noncontrolling interests	(6,194)	―
Net loss attributable to shareholders of the Company	(582,181)	(355,066)
Net loss per share attributable to shareholders of the Company
Basic	¥(118.56)	¥(72.72)
Diluted	¥(118.56)	¥(72.72)
Weighted average shares outstanding
Basic	4,910,426	4,882,500
Diluted	4,910,426	4,882,500
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MEDIROM HEALTHCARE TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE SIX MONTHS ENDED JUNE 30, 2024
AND 2023 (UNAUDITED)
(Yen in thousands, except share data)
	Common stock		Class A common stock		Treasury stock		Additional paid-in capital		Retained earnings (accumulated deficit)	Non controlling interest		Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2022	4,975,000	¥1,223,134	1	¥100	92,500	¥(3,000)		¥1,265,456	¥(2,545,068)	¥	―	¥(59,378)
Reduction in common stock and additional paid-in capital(1)	―	(1,203,234)	―	―	―	―		(1,265,456)	2,468,690		―	―
Net loss	―	―	―	―	―	―		―	(355,066)		―	(355,066)
Balance, June 30, 2023	4,975,000	¥19,900	1	¥100	92,500	¥(3,000)	¥	―	¥(431,444)		―	(414,444)
Balance, December 31, 2023	4,975,000	¥19,900	1	¥100	92,500	¥(3,000)		¥113,602	¥80,277		¥5,082	¥215,961
Issuance of common stock from stock option exercises	55,850	―	―	―	―	―		8,101	―		―	8,101
Net loss	―	―	―	―	―	―		―	(582,181)		¥(6,194)	¥(588,375)
Balance, June 30, 2024	5,030,850	¥19,900	1	¥100	92,500	¥(3,000)		¥121,703	¥(501,904)		(1,112)	(364,313)

(1)
On March 31, 2023, upon the resolution of the stockholders, a reduction in the registered capital and additional reserved capital amount for common stock was approved in accordance with the Companies Act. As a result, the amounts were reclassified from registered capital and additional reserved capital for common stock to accumulated deficit.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MEDIROM HEALTHCARE TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2024
AND 2023 (UNAUDITED)
(Yen in thousands)
	Six months ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	¥(588,375)	¥(355,066)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	196,102	100,849
Gains from sale of directly-owned salons	(380,901)	(350,813)
Bad debt	(5,445)	6,735
Losses on disposal of property and equipment, net, other intangible assets, net and goodwill	4,667	2,175
Other non-cash losses–net	(2,078)	47,909
Changes in operating assets and liabilities:
Accounts receivable-trade	295,113	(87,134)
Accounts receivable-other	69,590	282,116
Inventories	(20,225)	(79,714)
Prepaid expenses and other current assets	24,516	26,360
Lease and guarantee deposits	39,044	42,211
Accounts payable	(13,261)	2,326
Accrued expenses	(279,847)	(382,096)
Accrued income taxes	(10,072)	(35,347)
Contract liability	(56,506)	(2,700)
Advances received	(174,630)	(148,792)
Other current liabilities	124,397	337,493
Deposit received	(11,687)	(16,073)
Other assets and other liabilities–net	3,878	(476)
Net cash used in operating activities	(785,720)	(610,037)
Cash flows from investing activities:
Purchases of time deposits	(5,656)	―
Proceeds from maturities of time deposits	26,004	―
Acquisition of property and equipment	(18,695)	(56,241)
Cost additions to other intangible assets	(158,032)	(83,618)
Proceeds from sale of salons	917,941	315,400
Payment received on short-term loans receivable	―	112
Payment received on long-term accounts receivable-other	1,670	―
Net cash provided by investing activities	¥763,232	¥175,653
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MEDIROM HEALTHCARE TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—(CONTINUED)
FOR THE SIX MONTHS ENDED JUNE 30, 2024
AND 2023 (UNAUDITED)
(Yen in thousands)
	Six months ended June 30,
	2024	2023
Cash flows from financing activities:
Proceeds from issuance of common stock	¥8,101	¥	―
Proceeds from short-term borrowings	300,000		―
Repayment of short-term borrowings	(200,000)		―
Repayment of long-term borrowings	(47,312)		(53,342)
Net cash provided by (used in) financing activities	60,789		(53,342)
Net increase (decrease) in cash and cash equivalents	38,301		(487,726)
Cash and cash equivalents at beginning of period	106,347		605,454
Cash and cash equivalents at end of period	¥144,648		¥117,728
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	¥19,737		¥13,986
Income taxes	13,009		36,419
Non-cash investing and financing activities:
Right-of-use assets obtained in exchange for lease liabilities	271,225		459,137
Purchases of property and equipment included in accrued expenses	14,589		19,139
Purchases of intangible assets included in accrued expenses	25,100		13,077
Sales of salons included in accounts receivable	―		102,000
Reduction in common stock and additional paid-in capital	―		2,468,690
Refer to Note 4, “Leases” for supplemental cash flow information related to leases.
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MEDIROM HEALTHCARE TECHNOLOGIES INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023
1.   Basis of Presentation and Summary of Significant Accounting Policies
Unaudited Condensed Consolidated Financial Statements
The condensed consolidated financial statements included herein are unaudited and have been prepared solely by the Company’s management pursuant to the rules and regulations of the U.S. Securities and Exchange Commission for interim financial reporting.
Description of Business
MEDIROM Healthcare Technologies Inc. (“Parent”) and its eight subsidiaries (collectively, the “Company”) are one of the leading holistic health services providers in Japan. The Company is a franchisor and operator of healthcare salons across Japan and is a preferred platform partner for large consumer brands, healthcare service providers, and government entities to affect positive health outcomes. The Company primarily engages in three lines of business: Relaxation Salon Segment (retail), Luxury Beauty (retail) and Digital Preventative Healthcare Segment (healthtech). Refer to description below and Note 6 for segment information.
Relaxation Salon Segment (See Note 6 for segment information)
The Relaxation Salon Segment is the core of the Company’s business, whereby the Company owns, develops, operates, or franchises and supports relaxation salons. The salon locations cover major cities throughout Japan, with strong market presence in the Tokyo metropolitan area. The Segment includes several Relaxation Salon brands including Re.Ra.Ku®, and as of June 30, 2024 and December 31, 2023, it has a total of 308 and 314 salons, respectively. The following table presents total number of salons by operation type:
	Number of Relaxation Salons
	As of June 30, 2024	As of December 31, 2023
Directly-operated	215	217
Franchised	93	97
Total	308	314
The number of Directly-operated salons include 60 and 41 investor-owned salons as of June 30, 2024 and December 31, 2023, respectively.
Digital Preventative Healthcare Segment (See Note 6 for segment information)
The Digital Preventative Healthcare Segment mainly consists of the following operations: government-sponsored Specific Health Guidance program, utilizing our internally-developed on-demand health monitoring smartphone application, or Lav®; MOTHER Bracelet® for fitness applications.
Luxury Beauty Segment (See Note 6 for segment information)
The Luxury Beauty Segment is a business line acquired in October 2021 and operates high brand beauty salons in the central areas of Tokyo.
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements are presented in Japanese yen, the currency of the country in which the Company is incorporated and principally operates. The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial statements. Accordingly, they do not include all disclosures required by accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information.
The results of operations for interim period are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2024 or for any other future annual or interim period. The accompanying unaudited condensed consolidated financial information should be read in conjunction with the Company’s annual financial statements and notes included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2023, which was filed with the SEC on June 18, 2024.
Recent Developments and Liquidity
In the six months ended June 30, 2024, the Company experienced negative cash flows from operations. Since 2020, the Company has had losses from operations. As of June 30, 2024, the Company had an accumulated deficit. However, the Company’s adjusted EBITDA, which includes proceeds from sales of salons classified as an investing activity in the cash flow statement, was (¥404,112 thousand) and (¥207,239 thousand) during the six months ended June 30, 2024 and 2023, respectively.
In evaluating our ability to continue as a going concern, management considered the conditions and events which could raise substantial doubt about our ability to continue as a going concern for one year following the date the consolidated financial statements for the six months ended June 30, 2024 are issued. Management considered our current financial condition and liquidity sources, including current funds available, forecasted future cash flows, and our conditional and unconditional obligations due. As such, we expect that our cash and cash equivalents as of June 30, 2024 of ¥144,648 thousand will not be sufficient to fund our operating expenses, capital expenditure requirements, and debt service obligations for the 12 months after the issuance date of these consolidated financial statements and that we would require additional capital in the future. These conditions, among others, raise substantial doubt about the ability of the Company to continue as a going concern. Management plans to alleviate the conditions that raise substantial doubt by raising capital through the issuance of common stock including a follow-on offering for which the Company filed a F-1 registration statement on August 23, 2024 (to be amended), private placements, borrowings from banks, and the continued sales of directly-owned salons to investors. However, the Company’s ability to issue equity securities or obtain debt financing on acceptable terms, or at all, will depend on, among other things, its financial performance, general economic factors, including inflation and then-current interest rates, the condition of the credit and capital markets and other events, some of which may be beyond the Company’s control.
Reclassification
The Company reclassified certain amount of revenue (¥92,000 thousand) and cost of sales (¥23,217 thousand) into gain from sale of salons (¥68,783 thousand) in the condensed consolidated statements of operations for the six-month period ended June 30, 2023, to conform with the new accounting policy described in the notes to the annual financial statements. In addition, a reduction in the registered capital and additional reserved capital amount for common stock was approved by the Company’s shareholders in accordance with the Japan’s Companies Act on March 31, 2023. The amount available for the reduction in the registered capital and additional reserved capital under Japan’s Companies Act is based on the amount recorded in the Company’s general books of account, maintained in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”). The additional paid in capital available for the reduction was ¥1,307 million under the Japanese GAAP on March 31, 2023. However, under U.S. GAAP, the amount available for the reduction was ¥1,265 million as of March 31, 2023. Therefore, the Company reclassified ¥1,265 million of additional paid-in capital to retained earnings to prevent a negative balance in additional paid-in capital on March 31, 2023 under U.S. GAAP.
Consolidation
The condensed consolidated financial statements for the six months ended June 30, 2024 include the accounts of Parent and the following subsidiaries: JOYHANDS WELLNESS Inc., Wing Inc., MEDIROM Shared Services Inc., Inc., SAWAN Co., Ltd., ZACC Kabushiki Kaisha (“ZACC”), Medirom Human

Resources Inc., MEDIROM MOTHER Labs Inc., and MEDIROM Rehab Solutions Inc. All intercompany transactions have been eliminated in consolidation.
Significant Accounting Policies
The Company’s significant accounting policies are described in Note 1— Basis of Presentation and Summary of Significant Accounting Policies, to the financial statements for the year ended December 31, 2023 included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2023, which was filed with the SEC on June 18, 2024. There have been no material changes to the significant accounting policies during the six months ended June 30, 2024.
Recently Issued Accounting Pronouncements Not Yet Adopted
Disclosure Improvements
In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements-Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. This new standard modified the disclosure and presentation requirements of a variety of codification topics by aligning them with the SEC’s regulations. ASU 2023-06 will become effective for each amendment on the effective date of the SEC’s corresponding disclosure rule changes. The Company does not believe this will have a material impact on its consolidated financial statements.
Segments
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures. The new standard requires enhanced disclosures about segment information and significant segment expenses. It does not change how a public entity identifies its operating segments. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The new standard should be applied retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact on its consolidated financial statements.
Income Taxes
In December 2023, the FASB issued 2023-09, Income Taxes (Topic 740), Improvements to Income Tax Disclosures. The new standard requires public business entities to disclose information about income taxes paid, specific categories in the rate reconciliation, and additional information for reconciling items that meet a quantitative threshold. The guidance should be applied on a prospective basis. For public business entities, ASU 2023-08 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. For all other entities, the standard is effective for annual periods beginning after December 15, 2025. The Company is currently evaluating the impact on its consolidated financial statements.

2.   Goodwill and Other Intangible Assets, Net
The components of intangible assets as of June 30, 2024 and December 31, 2023 are as follows:
	Thousands of Yen
	As of June 30, 2024	As of December 31, 2023
Intangible assets subject to amortization:
Software for internal use	¥224,659	¥220,343
Customer relationship	180,000	180,000
Store operating rights	559,669	637,138
Trademark	160,000	160,000
Other	750	750
Total	1,125,078	1,198,231
Accumulated amortization	(344,130)	(277,900)
Net carrying amount	780,948	920,331
Intangible assets not subject to amortization:
Goodwill	472,209	484,564
Telephone rights	369	369
Total	472,578	484,933
Total intangible assets	¥1,253,526	¥1,405,264
The aggregate amortization expense was ¥147,205 thousand and ¥50,305 thousand for the six months ended June 30, 2024 and 2023, respectively.
The following table shows changes in carrying amount of goodwill for the six months ended June 30, 2024 and for the year ended December 31, 2023:
Thousands of Yen
Balance at December 31, 2022	¥539,490
Sale of directly-owned salons, and closure of directly-owned salons	(54,926)
Balance at December 31, 2023	¥484,564
Sale of directly-owned salons, and closure of directly-owned salons	(12,355)
Balance at June 30, 2024	¥472,209
The Company concluded that there were no triggering events requiring an impairment assessment during the six months ended June 30, 2024. The Company continues to evaluate the impact of macroeconomic conditions.
3.   Borrowings
The Company has borrowings with financial institutions. Some borrowings are secured. As of June 30, 2024 and December 31, 2023, time deposits with an aggregating book value of ¥6,156 thousand and ¥26,002, respectively, are pledged as collateral which is included in other current assets in the condensed consolidated balance sheets. Some borrowings are guaranteed by Credit Guarantee Association, a Japanese governmental affiliate agency which supplements private companies with credit. As of June 30, 2024 and December 31, 2023, the borrowings accrue interest using fixed interest rates of 0.21%−3.30% per annum. Debt issuance costs related to these borrowings are immaterial.
On March 29, 2024, the Company reached an agreement with its lender and refinanced its 200 million yen short-term loan with a new 300 million yen short-term loan maturing on September 30, 2024 at an interest rate of 1-month TIBOR plus 1.2%.

The Company issued corporate convertible bonds in the aggregate amount of ¥500,000 thousand to Kufu Company Inc., a Japanese company, in December 2022, the terms of which the Company amended on November 1, 2024. The maturity date of the corporate convertible bonds changed from December 28, 2027 to December 31, 2025. The bonds are unsecured, accrue interest at a rate of 5.0% per annum, payable on June 30, 2023 and semi-annually thereafter, and will mature on December 31, 2025, unless earlier converted. At any time between the six-month anniversary date of December 28, 2022 and before the close of business on December 31, 2025, Kufu Company Inc., as the bond holder, may convert the bonds at its option, in whole or in part, into common shares. The Company granted a total of 40 share options, and one share option is attached to each bond equivalent to ¥12,500,000. The price per share used to calculate the number of the Company’s common shares to be delivered upon the exercise of the share options shall be ¥755.
The carrying value of long-term borrowings as of June 30, 2024 and December 31, 2023 are as follow:
	Thousands of Yen
	As of June 30, 2024	As of December 31, 2023
Short-term borrowings	¥500,000	¥400,000
Borrowings (Due through 2035 with weighted average interest rates of 0.26% as of June 30, 2024, due through 2035 with weighted average interest rates of 0.29% as of December 31, 2023)	604,197	651,217
Corporate convertible bond	500,000	500,000
Current portion of borrowings	(592,716)	(500,415)
Borrowings, net of current portion	¥1,011,481	¥1,050,802
The carrying value of the Company’s borrowings approximate fair value at each balance sheet date because the stated rate of interest of the debt approximates the market interest rate at which the Company can borrow similar debt. As of June 30, 2024 and December 31, 2023, the Company did not have any borrowings measured at fair value.
The following is a summary of maturities of long-term borrowings subsequent to June 30, 2024:
Thousands of Yen
Year ending December 31:
2024 (remainder)	¥53,395
2025	86,603
2026	94,587
2027	594,627
2028	94,664
2029 and thereafter	180,321
Total	¥1,104,197
The Company has short-term and long-term borrowings. These borrowings are primarily made under general agreements, which are to provide security and guarantees for present and future indebtedness or to secure a guarantor upon request of the bank, and that the banks shall have the right to offset cash deposits against any debts and obligations that have become due or, in the case of default, against all obligations to the banks. Kouji Eguchi, the representative director and the shareholder of Parent (holds 38.61% of common stock and all Class A common stock as of June 30, 2024) is a guarantor for five bank loans on behalf of the Company. As of June 30, 2024, the outstanding amount of loans guaranteed by Mr. Eguchi was ¥208,916 thousand. Kazuyoshi Takahashi, the representative director of ZACC, is the guarantor for three bank loans on behalf of ZACC, which were borrowed by ZACC from two banks prior to the acquisition of ZACC. As of June 30, 2024, Mr. Takahashi’s guarantee has not been released and the outstanding amount of loans guaranteed by Mr. Takahashi was ¥47,831 thousand. None of the borrowing agreements contain any financial covenants.

In addition, the Company entered into a 200 million yen credit facility agreement with a bank on August 7, 2023. As of December 31, 2023, the Company had used 200 million yen of the credit facility. On May 31, 2024, the Company renewed the 200 million yen credit facility agreement, which had reached its maturity date. The credit facility agreement was extended for an additional year on the same terms, with a fixed interest rate of 1.475% and a new maturity date of May 30, 2025.
4.   Leases
The Company mainly leases commercial space for its relaxation salon from external third parties, which are either operated by the Company or a franchisee and also enters into contracts with franchisees subleasing partial spaces of leased properties under the terms and conditions that are substantially the same as the head lease contracts. As of June 30, 2024 and 2023, the Company had 238 and 237 leased salons, respectively, of which 86 and 96 salons, respectively were subleased.
Operating Leases
Lessee
There are no lease transactions classified as finance leases for the six months ended June 30, 2024 and 2023.
The table below summarizes the components of operating lease costs related to operating leases:
	Thousands of Yen
	Six Months Ended June 30,
	2024	2023
Fixed lease cost(1)	¥455,243	¥458,069
Variable lease cost(1)	19,927	19,676
Short-term cost	11,598	23,550
Total	¥486,768	¥501,295

(1)
This includes amounts recoverable from sublessees for the six months ended June 30, 2024 and 2023, respectively. See sublease revenues below.

There are no sale-and leaseback transactions conducted in the six months ended June 30, 2024 and 2023.
Supplementary information on cash flow and other information for leasing activities for the six months ended June 30, 2024 and 2023 are as follows:
	Thousands of Yen
	Six Months Ended June 30,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows	¥486,768	¥501,295
Right-of-use assets obtained in exchange for lease liabilities	271,225	459,137
Weighted average remaining lease term (in years)	3.5	3.8
Weighted average discount rate	2.02%	2.03%

Maturity analysis of future minimum lease payments under non-cancellable leases subsequent to June 30, 2024 are as follows:
Thousands of Yen
Year ending December 31:
2024 (remainder)	¥399,345
2025	657,622
2026	460,759
2027	268,606
2028	150,570
2029 and thereafter	97,381
Total	2,034,283
Less: Interest component	69,841
Present value of minimum lease payments	¥1,964,442
The amount of ¥741,511 thousand and ¥1,222,931 thousand of the discounted present value of minimum lease payment are included in current portion of lease liability and lease liability—net of current portion, respectively, in the condensed consolidated balance sheets.
Subleases
The Company leases space from commercial facility landlords which in turn it subleases to certain franchisees of its relaxation salons. Sublease revenues are as follows for the six months ended June 30, 2024 and 2023, and included in franchise revenues:
	Thousands of Yen
	Six Months Ended June 30,
	2024	2023
Fixed sublease income	¥152,367	¥178,733
Variable sublease income	7,037	9,224
Total	¥159,404	¥187,957
Expected future minimum lease collections to be received under non-cancellable subleases subsequent to June 30, 2024 are as follows:
Thousands of Yen
Year ending December 31:
2024 (remainder)	¥124,337
2025	206,660
2026	121,732
2027	49,417
2028	25,043
2029 and thereafter	21,340
Total	¥548,529
There are no lease transactions classified as sale-type leases and direct financing leases for the six months ended June 30, 2024 and 2023.

5.   Stock-based Compensation
A summary of the activity of the Company’s employee stock option plans as of and for the six months ended June 30, 2024 is presented below:
		Yen	Years	Thousands of Yen
	Number of shares	Weighted- average exercise price	Weighted-average remaining contractual term	Aggregate intrinsic value
Outstanding at December 31, 2023	589,500	867	1.5	228,719
Exercisable at December 31, 2023	589,500	867	1.5	228,719
Exercised	(55,850)	145
Forfeited/Expired	(350)	128
Outstanding at June 30, 2024	533,300	943	1.1	136,870
Exercisable at June 30, 2024	533,300	¥943	1.1	¥136,870
The Company did not grant any stock options during the six months ended June 30, 2024 and 2023.
For the six months ended June 30, 2024 and 2023, there was no compensation cost recognized for stock options as all stock options previously granted have been fully vested.
6.   Segment Information
The Company operates its business in three segments: Relaxation Salon, Digital Preventative Healthcare, and Luxury Beauty, which are based on the organizational structure and information reviewed by the Company’s Chief Operating Decision Maker, who is the Chief Executive Officer, to evaluate its operating results and allocation of resources.
Information about operating results for each segment for the six months ended June 30, 2024 and 2023 is as follows:
	Thousands of Yen
	Relaxation Salon	Digital Preventive Healthcare	Luxury Beauty	Corporate and elimination		Consolidated
Six months ended June 30, 2024
Revenues	¥3,138,956	¥43,694	¥292,631	¥	―	¥3,475,281
Operating income (loss)	122,227	(137,751)	16,857		(638,007)	(636,674)
Depreciation and amortization	161,719	15,794	2,761		15,828	196,102
Six months ended June 30, 2023
Revenues	¥2,811,984	¥62,730	¥276,076	¥	―	¥3,150,790
Operating income (loss)	242,237	(67,979)	(11,687)		(541,617)	(379,046)
Depreciation and amortization	60,012	12,467	17,884		10,486	100,849
Expenses not directly associated with specific segments are allocated based on the most reasonable measures applicable.
Substantially all revenues are from customers operating in Japan. Geographic information is omitted due to immateriality of revenue and operating income attributable to international operations for the six months ended June 30, 2024 and 2023.
7.   Income Taxes
The Company’s effective income tax rate for the six months ended June 30, 2024 and 2023 was (0.6)% and (1.1)%, respectively. The Company evaluates its effective income tax rate at each interim period and adjust it as facts and circumstances warrant. The difference between income taxes computed at the Japanese statutory rate and reported income taxes for the six months ended June 30, 2024 and 2023 was primarily related to the impact of the valuation allowance and inhabitant tax-per capita.
At June 30, 2024 and December 31, 2023, current unrecognized tax benefit is not material in amount. The Company is not expecting the amount of unrecognized tax benefits to materially change within the next 12 months after June 30, 2024.
8.   Revenue Recognition
Disaggregation of revenue
For the six months ended June 2024 and 2023, revenues are disaggregated by revenue stream and reconciled to reportable segment revenues as follows.
	Thousands of Yen
Revenue Stream*	Relaxation Salon	Digital Preventive Healthcare		Luxury Beauty	Consolidated
Six months ended June 30, 2024
Revenue from directly-operated salons	¥2,053,537	¥	―	¥292,431	¥2,345,968
Revenue from the sale of directly-owned salons	669,695		―	―	669,695
Franchise fees	47,252		―	200	47,452
Royalty income	79,724		―	―	79,724
Staffing service revenue	39,690		―	―	39,690
Sublease revenue	159,404		―	―	159,404
Other franchise revenues	89,654		―	―	89,654
Other revenues	―		43,694	―	43,694
Total revenues	¥3,138,956		¥43,694	¥292,631	¥3,475,281
	Thousands of Yen
Revenue Stream*	Relaxation Salon	Digital Preventive Healthcare		Luxury Beauty	Consolidated
Six months ended June 30, 2023
Revenue from directly-operated salons	¥1,906,391	¥	―	¥276,076	¥2,182,467
Revenue from the sale of directly-owned salons	416,000		―	―	416,000
Franchise fees	53,617		―	―	53,617
Royalty income	91,001		―	―	91,001
Staffing service revenue	66,032		―	―	66,032
Sublease revenue	187,957		―	―	187,957
Other franchise revenues	90,986		―	―	90,986
Other revenues	―		62,730	―	62,730
Total revenues	¥2,811,984		¥62,730	¥276,076	¥3,150,790

*
All revenue streams are recognized when control of the promised goods or services are transferred, with the exception of hiring support within other franchise revenues and revenue from the sale of directly-owned salons, which are recognized at a point in time. Revenue related to hiring support was not material in the periods presented.

Contract balance
Information about receivables and contract liabilities from contracts with customers is as follows:
	Thousands of Yen
	As of June 30, 2024	As of December 31, 2023	Balance sheet classification
Receivables	¥76,733	¥621,867	Accounts receivable-trade, net
Contract liabilities:
Current	78,320	109,307	Current portion of contract liability
Long-term	45,615	71,134	Contract liability—net of current portion
Total	¥123,935	¥180,441
Prepaid service liability	¥228,112	¥402,742	Advances received
Receivables relate primarily to payments due for royalty income, staffing service revenue, sublease revenue and accounts receivable for sales of salons. With respect to the payment term, payment for these revenues is generally collected monthly. As such, no significant finance component has been identified. The receivables balance is presented net of an allowance for expected losses (i.e., doubtful accounts), and are primarily related to receivables from the Company’s franchisees. Contract liabilities primarily represents the Company’s remaining performance obligations under its franchise agreement at the end of the period, for which consideration has been received and revenue had not been recognized, and is generally recognized as revenues ratably over the remaining customer life that the expected services are expected to be provided. Prepaid card liabilities mainly relate to the unused balance of ReRaKu and SAWAN cards that can be redeemed at company-operated salons for services. Revenue for prepaid cards is recognized and the corresponding liability is reduced as the services are provided. As of June 30, 2024, contract assets under contracts with customers were immaterial and they are included in prepaid expenses and other current assets in the condensed consolidated balance sheets.
Changes in the Company’s contract liabilities for the six months ended June 30, 2024 and for the year ended December 31, 2023 are as follows:
Thousands of Yen
Contract liabilities
Balance at December 31, 2022	¥245,439
Revenues recognized during 2023 which were included in the contract liabilities balance at December 31, 2022	(101,666)
Remaining amounts at December 31, 2023 which were newly recognized as contract liabilities during 2023	36,668
Balance at December 31, 2023	¥180,441
Revenues recognized during 2024 which were included in the contract liabilities balance at December 31, 2023	(61,002)
Remaining amounts at June 30, 2024 which were newly recognized as contract liabilities during 2024	4,496
Balance at June 30, 2024	¥123,935
For the six months ended June 30, 2024, there were no revenues recognized under performance obligations which were satisfied for past fiscal years by change of transaction price, etc. Changes in receivables and contract liabilities are primarily due to the timing of revenue recognition, billings and cash collections.

Transaction price allocated to remaining performance obligations
Estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied as of June 30, 2024 is as follows:
Thousands of Yen
Year ending December 31:
2024 (remainder)	¥50,271
2025	40,730
2026	19,484
2027	10,667
2028	2,427
2029 and thereafter	356
Total	¥123,935
9.   Net Loss Per Share
Net loss per common share is allocated based on each right of common stock and Class A common stock. Common stock and Class A common stock have equal rights with respect to surplus dividend and residual assets distribution as net loss attributable to shareholders of the Company is allocated proportionally.
Reconciliations of net loss and weighted average number of common shares outstanding used for the computation of basic loss per common share for the six months ended June 30, 2024 and 2023 are as follows:
	Six Months Ended June 30,
	2024		2023
	Common	Class A	Common	Class A
	(Thousands of Yen)		(Thousands of Yen)
Loss (Numerator)
Net loss attributable to shareholders of the Company	¥(582,181)	―	¥(355,066)	―
	(Number of shares)		(Number of shares)
Shares (Denominator)
Weighted average common shares outstanding	4,910,425	1	4,882,500	1
Effect of dilutive instruments:
Stock options	―	―	―	―
Weighted average common shares for diluted computation	4,910,425	1	4,882,500	1
	(Yen)		(Yen)
Net loss per common share attributable to shareholders of the Company
Basic	¥(118.56)	¥(118.56)	¥(72.72)	¥(72.72)
Diluted	¥(118.56)	¥(118.56)	¥(72.72)	¥(72.72)
For periods in which the Company reports net loss, diluted net loss per common share attributable to common shareholders is the same as basic net loss per common share attributable to common shareholders. Options to purchase 533,300 shares and 589,750 shares have been excluded from the diluted net loss per common share attributable to common shareholders calculation for the six months ended June 30, 2024 and 2023, respectively because the effect of inclusion would have been anti-dilutive. In addition, the common stock issuable upon conversion of the corporate convertible bond is excluded from the diluted net loss per common share attributable to common shareholders for the six months ended June 30, 2024 and 2023, respectively because the effect of inclusion would have been anti-dilutive.

10.   Fair Value of Financial Instruments
Fair value of financial instruments
The Company’s financial instruments include cash equivalents, accounts receivable-trade, accounts receivable-other, investments, long-term accounts receivable-other, lease and guarantee deposits, current portion of long-term borrowings, accounts payable, accrued expenses, long-term borrowings, accrued income taxes, deposit received and operating lease liability. The carrying values of the Company’s financial instruments excluding long-term accounts receivable-other and long-term borrowings approximate their fair value due to the short-term nature of those instruments. Long-term accounts receivable-other approximates fair value as it is calculated based on the discounted future cash flows.
Borrowings
The Company’s borrowings instruments are classified as Level 2 instruments and valued based on the present value of future cash flows associated with each instrument discounted using current market borrowing rates for similar borrowings instruments of comparable maturity. The value of current portion of borrowings approximate fair value due to the short-term nature of these liabilities, and the carrying value of the Company’s long-term borrowings approximate fair value at each balance sheet date because the stated rate of interest of the debt approximates the market interest rate at which the Company can borrow similar debt.
Assumptions used in fair value estimates
Fair value estimates are made at a specific point in time, based on relevant market information available and details of the financial instruments. These estimates are practically conducted by the Company which involve uncertainties and matters of significant judgment; therefore, these cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
11.   Fair Value Measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy that prioritizes the inputs used to measure fair value is as follows:
Level 1
Inputs are quoted prices in active markets for identical assets or liabilities.
Level 2
Inputs are quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3
Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable, which reflect the reporting entity’s own assumptions about the assumptions that market participants would use in establishing a price.
There were no assets or liabilities to be measured at fair value on “recurring” basis as of June 30, 2024 and December 31, 2023.
Long-lived assets and liabilities that have been measured at fair value on “nonrecurring” basis include leasehold improvements, right-of-use assets—operating lease, and trademark. Assets and liabilities measured at fair value on “nonrecurring” basis as of June 30, 2024 and December 31, 2023 are as follows:

	Thousands of Yen
	Level 1		Level 2		Level 3	Impairment loss
As of June 30, 2024
Assets
Leasehold improvements	¥	―	¥	―	¥311,677	¥	―
Right-of-use asset–operating lease		―		―	1,958,629		―
Trademark		―		―	113,271		―
Total	¥	―	¥	―	¥2,383,577	¥	―
As of December 31, 2023
Assets
Leasehold improvements	¥	―	¥	―	¥349,244	¥	―
Right-of-use asset–operating lease		―		―	2,089,402		―
Trademark		―		―	121,308		―
Total	¥	―	¥	―	¥2,559,954	¥	―
Impairment of long-lived assets
Significant judgments and unobservable inputs categorized as Level 3 in the fair value hierarchy are inherent in the impairment tests performed and include assumptions about the amount and timing of expected future cash flows, growth rates, and the determination of appropriate discount rates. The Company believes that the assumptions used in its annual and any interim date impairment tests are reasonable, but variations in any of the assumptions may result in different calculations of fair values and impairment charges.
The Company’s primary business is the operations of Relaxation Salons. It regularly conducts reviews of past performances and future profitability forecast for individual Salons. Based on the evaluation, if the Company determines that the Salon assets are impaired and not fully recoverable, it reduces the carrying amounts of the Salon’s long-lived assets to the estimated fair value. Fair value is determined based on income approach using Level 3 inputs under ASC 820 Fair Value Measurement. The income approach is calculated using projected future (debt-free) cash flows that are discounted to present value. The future cash flows are based on the estimates made by management concerning forecast of sales, operating expenses and operating profit and loss, etc. with due consideration of industry trend and market circumstances, business risks and other factors, adjusted by market participants assumptions, if different from the Company’s assumptions. These cash flows are then discounted at the reporting unit’s calculated weighted average cost of capital (“WACC”). The discount rate (WACC) takes into consideration the characteristics of relevant peer companies, market observable data, and company-specific risk factors. Because of changing market conditions (i.e., rising interest rates and/or less marketplace demand), it is reasonably possible that the estimate of expected future cash flows may change resulting in the need to adjust the Company’s determination of fair value in the future.
For the six months ended June 30, 2024 and June 30, 2023, the Company recognized no impairment loss upon conducting strategic reviews of its future profitability forecast for the salons.
12.   Commitments and Contingencies
Operating leases
In addition to its headquarters facility, the Company leases salon spaces from external third parties, which are either directly-operated salons or franchised salons. Refer to Note 4 “Leases” for details on the components of operating lease costs and future minimum lease payments under non-cancellable leases.
Short-term and long-term borrowings
The Company has short-term and long-term borrowings that are primarily made under general agreements. Refer to Note 3 “ Borrowings” for future debt payments.

Litigation
The Company is involved in various claims and legal actions arising in the ordinary course of business. The Company has recorded provisions for liabilities when it is probable that liabilities have been incurred and the amount of loss can be reasonably estimated. The Company reviews these provisions at least on a yearly basis and adjusts these provisions to reflect the impact of the negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Based on its experience, although litigation is inherently unpredictable, the Company believes that any damage amounts claimed in outstanding matters are not a meaningful indicator of the Company’s potential liability. In the opinion of management, any reasonably possible range of losses from outstanding matters would not have a material adverse effect on the Company’s condensed consolidated financial position, results of operations, or cash flows.
13.   Related Party Transactions
Transactions with the Company’s director
Akira Nojima, Company’s independent director, is the sole owner of Kabushiki Kaisha No Track.
For the six months ended June 30, 2024 and 2023, the Company paid consulting fees of nil and ¥150 thousand (included in selling, general and administrative expenses) to Kabushiki Kaisha No Track, respectively.
Tomoya Ogawa, the Company’s independent director and the shareholder of the Company (holds 0.58% of common stock as of June 30, 2024 and December 31, 2023), is the sole owner of Kabushiki Kaisha LTW.
For the six months ended June 30, 2024 and 2023, the Company paid consulting fees of nil and ¥1,200 thousand (included in selling, general and administrative expenses) to Kabushiki Kaisha LTW, respectively.
Kazuyoshi Takahashi, the representative director of ZACC, is the guarantor with respect to some of the Company’s borrowings. See Note 3, “Borrowings” for more detail.
Transactions with the Company’s corporate auditor
Osamu Sato, the Company’s corporate auditor and the shareholder of Parent (holds 0.35% and 0.36% of common stock as of June 30, 2024 and December 31, 2023, respectively), is a part-time employee of Ebis 20 Co., Ltd.
For the six months ended June 30, 2024 and 2023, the Company paid consulting fees of nil and ¥400 thousand (included in selling, general and administrative expenses) to Ebis 20 Co., Ltd, respectively.
Transactions with COZY LLC
On January 20, 2023, the Company’s CEO and major shareholder Koji Eguchi’s 100% funded joint venture COZY LLC (“COZY”) implemented a stock repurchase program based on the US SEC Rule 10b5-1 through a US investment bank. Under this plan, COZY can purchase up to 50 million yen of the company’s American Depositary Shares (ADS). This plan was approved by the Company’s board of directors on January 18, 2023. During the period from January to March 2023, COZY has repurchased the Company’s 22,543 shares.
14.   Subsequent Events
Business transfer
On June 10, 2024, the Company established MEDIROM Rehab Solutions Inc. (“MRS”) as a subsidiary to serve as the recipient of a business transfer. On July 10, 2024, MRS entered into an agreement to purchase a rehabilitation business from Y’s, Inc., a Japanese corporation. Pursuant to the agreement, MRS completed the acquisition of the rehabilitation business from Y’s, Inc., on October 1, 2024 for a total consideration of approx. ¥20,882 thousand. The scope of the transfer includes assets and liabilities related to the business, as well as certain contracts previously entered by Y’s, Inc., which are now assumed by the Company.
Acquisition Agreements
On June 30, 2024, the Company entered into a share transfer agreement for the purpose of acquiring 70% of the issued and outstanding common shares of Japan Gene Medicine Corporation (“JGMC”) for ¥2,000,000 thousand, which is expected to be consummated in the second half of 2024. The Company concurrently entered into a binding memorandum of understanding under which it is granted an option to purchase the remaining 30% of the issued and outstanding shares of JGMC at a later date.
Capital and Business Alliance
On August 7, 2024, the Company’s subsidiary, MEDIROM MOTHER Labs Inc. (“MML”), entered into a capital and business alliance with NFES Technologies Inc. (“NFES”), under which NFES purchased 556 series A preferred shares of MML for ¥100,080 thousand as the lead investor in the series A equity financing round of MML. On September 30, 2024, MML issued 250 series A preferred shares of MML for ¥45,000 thousand to an individual investor. On October 11, 2024, MML entered into a capital and business alliance with Elematec Corporation. (“Elematec”), under which Elematec purchased 556 series A preferred shares of MML for ¥100,080 thousand. On October 15, 2024, MML entered into an agreement to issue 28 series A preferred shares of MML for ¥5,040 thousand to M3, Inc. and the new series A preferred shares were issued on October 31, 2024. On October 22, 2024, MML entered into agreements to issue a total of 56 series A preferred shares of MML to an individual investor and Eagle Capital Inc. for aggregate total consideration of ¥10,080 thousand, with each investor acquiring 28 series A preferred shares of MML for ¥5,040 thousand. These 56 new series A preferred shares were issued on October 31, 2024.
Loan Refinance
On September 30, 2024, the Company reached an agreement with its lender to refinance its ¥300 million yen short-term loan, extending the maturity to November 29, 2024 at an interest rate of 1-month TIBOR plus 1.2%.
Stock Option Exercise and Forfeiture
On September 30, 2024, employees of the Company exercised the Ninth series of stock options with an exercise price of ¥128 per share, resulting in the Company issuing 103,600 shares to the employees and receiving JPY13,261 thousand. In addition, the remaining 135,200 of the Ninth series of stock options were forfeited due to the expiration of the Ninth series of stock options. Also, 1,000 of the Fifth series of stock options and 500 of the Seventh series of stock options were forfeited due to the employees’ resignation.
Issuance of Unsecured Convertible-Type Corporate Bonds with Share Options
On October 8, 2024, the Company entered into an agreement to issue convertible corporate bonds in the aggregate principal amount of JPY300 million to Triple One Investment Limited Partnership. Payment was made on October 11, 2024, and the transaction is expected to close on October 25, 2024. The bonds will bear interest at a rate of 2.0% per annum and mature on October 29, 2027, at which time the total amount will be redeemed. The underlying shares for the conversion will be the common stock of the Company and the conversion period is from October 25, 2024, to October 29, 2027.

1,661,130 American Depositary Shares
Representing 1,661,130 Common Shares
MEDIROM Healthcare Technologies, Inc.

PRELIMINARY PROSPECTUS

ThinkEquity
           , 2024

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.   Indemnification of Directors and Officers.
Article 330 of the Companies Act of Japan (which we refer to as the “Companies Act”) makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between us and our directors and corporate auditors. Section 10 of the Civil Code, among other things, provides in effect that:
1.
Any director or corporate auditor of a company may demand advance payment of expenses considered necessary for the management of the affairs of such company entrusted to the director or corporate auditor;

2.
If a director or a corporate auditor of a company has defrayed any expenses considered necessary for the management of the affairs of such company entrusted to the director or corporate auditor, the director or corporate auditor may demand reimbursement therefor and interest thereon after the date of payment from such company;

3.
If a director or a corporate auditor has assumed an obligation necessary for the management of the affairs of such company, the director or corporate auditor may require such company to perform it in the director or corporate auditor’s place or, if it is not due, to furnish adequate security; and

4.
If a director or a corporate auditor, without any fault on the director or corporate auditor’s part, sustains damage through the management of the affairs of such company, the director or corporate auditor may demand compensation therefor from such company.

In accordance with Article 27 and Article 35 of our articles of incorporation, and pursuant to the provisions of Article 427 of the Companies Act, we are authorized to enter into agreements with non- executive directors and corporate auditors, respectively, to limit his or her liability to our Company for loss or damage arising from the conduct specified under Article 423 of the Companies Act; provided that, the amount of such limited liability is either: (i) an amount set out in the agreement which shall be not less than one million (1,000,000) yen, or (ii) the amount stipulated in applicable laws and regulations, whichever is higher. Messrs. Akira Nojima and Tomoya Ogawa are considered independent, “non-executive” directors within the meaning of the Companies Act. Mr. Kouji Eguchi (our Chief Executive Officer) and Mr. Fumitoshi Fujiwara (our Chief Financial Officer) are considered “executive” directors within the meaning of the Companies Act.
In addition, our articles of incorporation include limitation of liability provisions, pursuant to which we can exempt, by resolution of our board of directors, our independent directors and corporate auditors from liabilities arising in connection with any failure to execute their respective duties in good faith or due to simple negligence (excluding gross negligence and willful misconduct), within the limits stipulated by applicable laws and regulations including Article 426, Paragraph 1 of the Companies Act.
We maintain, at our expense, a directors’ and officers’ liability insurance policy for each of our directors and corporate auditors. The policy insures each of our directors and corporate auditors against certain liabilities that they may incur in their capacity as a director or corporate auditor.
We have not entered into any limitation of liability agreements with any of our directors or corporate auditors.
Item 7.   Recent Sales of Unregistered Securities.
Convertible Bonds
We issued corporate convertible bonds in the aggregate amount of JPY500,000 thousand (US$3,548 thousand) to Kufu Company Inc., a Japanese company, in December 2022, the terms of which we amended on November 1, 2024. The bonds are unsecured, accrue interest at a rate of 5.0% per annum, payable on June 30, 2023 and semi-annually thereafter, and will mature on December 31, 2025, unless earlier converted. At any time between the six-month anniversary date of December 28, 2022 and before the close of business on December 30, 2025, Kufu Company Inc., as the bond holder, may exercise the stock acquisition right that is incorporated into each bond, in whole but not in part, in which case the corresponding portion of the bonds will be deemed to have been acquired by the Company as a capital contribution and will be extinguished (effectively, a conversion of the bonds into shares at the JPY755 (US$4.69) per common share exercise price). The exercise price for the stock acquisition rights is JPY755 (US$4.69) per common share, but this price is subject to reasonable adjustment under certain circumstances, including the Company’s issuance of shares at a price lower than the conversion price. However, Kufu Company has agreed to waive any rights to adjust the exercise price in respect of the Company’s capital raises through December 31, 2025.
We issued corporate convertible bonds in the amount of JPY300,000 thousand (US$1,865 thousand) to Triple One Investment Limited Partnership, a Japanese limited liability investment partnership, in October 2024. The bonds are unsecured, accrue interest at a rate of 2.0% per annum, payable on June 30, 2025 and semi-annually thereafter, and will mature on October 29, 2027. At any time between October 25, 2024 and October 29, 2027, Triple One may exercise the stock acquisition right that is incorporated into each bond, in whole but not in part, in which case the corresponding portion of the bonds will be deemed to have been acquired by the Company as a capital contribution and will be extinguished (effectively, a conversion of the bonds into shares at the JPY957 (US$5.95) per common share exercise price). The exercise price for the stock acquisition rights is JPY957 (US$5.95) per common share. In addition, there are certain conditions under the bond indenture, such as our failure to timely pay interest and remedy the nonpayment within a cure period, upon the occurrence of which Triple One is entitled to demand immediate repayment of the bonds.
We believe that the issuances of these securities were exempt from registration under the Securities Act because they were made pursuant to exemptions from registration provided by Regulation S promulgated thereunder.
Item 8.   Exhibits and Financial Statement Schedules.
(a)
The following exhibits are filed as part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K:

Exhibit Number	Description
1.1	Form of Underwriting Agreement.
3.1*	Articles of Incorporation of the Registrant (English translation).
4.1	Form of Deposit Agreement among the Registrant, the depositary, and owners and holders of the American Depositary Receipts, filed as Exhibit 4.1 to Form F-1 (File No. 333-250762) filed on November 20, 2020 and incorporated herein by reference.
4.2	Specimen American Depositary Receipt, included as Exhibit A in Exhibit 4.1 to Form F-1 (File No.333-250762), filed on November 20, 2020 and incorporated herein by reference.
4.3	Purchase Agreement, dated December 9, 2022, by and between the Company and the Bond Holder Kufu Company Inc., filed as Exhibit 4.1 to the Registrant’s Form 6-K filed with the SEC on December 9, 2022 and incorporated herein by reference (English translation).
4.4	Indenture relating to the convertible bonds issued to Kufu Company Inc., filed as Exhibit 4.2 to the Registrant’s Form 6-K filed with the SEC on December 9, 2022 and incorporated herein by reference (English translation).
4.5*	Letter of Proposal, dated November 1, 2024, by and between the Company and the Bond Holder Kufu Company Inc., relating to the convertible bonds issued to Kufu Company Inc. (English translation).
4.6	Purchase Agreement, dated October 8, 2024, between the Company and the Bond Holder Triple One Investment Partnership, filed as Exhibit 4.1 to the Registrant’s Form 6-K filed with the SEC on October 11, 2024 and incorporated herein by reference (English translation).

Exhibit Number	Description
4.7	Indenture relating to the convertible bonds issued to Triple One Investment Partnership, filed as Exhibit 4.2 to the Registrant’s Form 6-K filed with the SEC on October 11, 2024 and incorporated herein by reference (English translation).
4.8	Form of Representative’s Warrant (included in Exhibit 1.1).
4.9	Notice from Kufu Company Inc., dated December 3, 2024, relating to the convertible bonds issued to Kufu Company Inc. (English translation).
5.1	Opinion of NAYUTA Partners Law Office, Japanese counsel for the Registrant.
5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, U.S. counsel for the Registrant.
10.1+	Capital Alliance Agreement, dated December 9, 2022, by and between the Company and the Bond Holder Kufu Company Inc., filed as Exhibit 10.1 to the Registrant’s Form 6-K filed with the SEC on December 9, 2022 and incorporated herein by reference (English translation).
10.2+	Development and Production Agreement, dated as of August 4, 2020, by and between the Company, as Customer, and Matrix Industries, Inc., as Supplier, filed as Exhibit 10.4 to Form F-1 (File No. 333-250762) filed on November 20,2020 and incorporated herein by reference.
10.3	Second Amendment to Development and Production Agreement, dated December 8, 2022, by and between Matrix Industries, Inc. and the Company, filed as Exhibit 10.2 to the Company’s Form 20-F filed on May 30, 2023 and incorporated herein by reference.
10.4	MEDIROM Healthcare Technologies Inc. 2024 Equity Incentive Compensation Plan, as approved by the shareholders of the Company on March 29, 2024, filed as Exhibit 4.4 to Form 20-F (File No. 001-39809) filed on June 18, 2024 and incorporated herein by reference.
10.5+*	Share Transfer Agreement, dated June 30, 2024, between the Company and the seller named therein (English translation).
10.6+*	Memorandum of Understanding, dated June 30, 2024, between the Company and the seller named therein (English translation).
21.1*	List of Subsidiaries of the Registrant.
23.1	Consent of TAAD, LLP, independent registered public accounting firm.
23.2	Consent of Baker Tilly US, LLP, independent registered public accounting firm.
23.3	Consent of NAYUTA Partners Law Office (included in Exhibit 5.1).
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).
24.1*	Power of Attorney (included on the signature page to the initial filing of this Registration Statement).
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
107*	Filing Fee Table.

+
Certain confidential information contained in this exhibit, marked by brackets therein, has been omitted because it is both not material and is the type of information that the registrant treats as private or confidential.

*
Previously filed.

(b)
Financial Statements Schedules

See our Consolidated Financial Statements starting on page F-1. All other schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.
Item 9.   Undertakings
(a)
The undersigned registrant (which we refer to as the “Registrant”) hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)
That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)
Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The Registrant hereby undertakes:

(i)
That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)
That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tokyo, Japan on December 4, 2024.
MEDIROM HEALTHCARE TECHNOLOGIES INC.
By:
/s/ Kouji Eguchi

Name: Kouji Eguchi
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Kouji Eguchi Kouji Eguchi	Chief Executive Officer and Representative Director (Principal Executive Officer)	December 4, 2024
/s/ Fumitoshi Fujiwara Fumitoshi Fujiwara	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	December 4, 2024
* Akira Nojima	Independent Director	December 4, 2024
* Tomoya Ogawa	Independent Director	December 4, 2024

*By:
/s/ Fumitoshi Fujiwara

Fumitoshi Fujiwara
Attorney-in-fact

Signature of Authorized U.S. Representative of Registrant
Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of Medirom Healthcare Technologies Inc., has signed this registration statement on December 4, 2024.
COGENCY GLOBAL INC. Authorized U.S. Representative
By: /s/ Colleen A. De Vries Name: Colleen A. De Vries Title: Sr. Vice President on behalf of Cogency Global Inc.